As filed with the Securities and Exchange Commission on October 29, 2008
Registration No. 333-151581
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2 to Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NOVAMERICAN STEEL INC.	NOVAMERICAN STEEL FINCO INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

3310	3310
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

20-4790836	26-1171010
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

________________________________________________________________

See Table of Additional Registrants Below
________________________________________________________________

1050 University Avenue
Norwood, Massachusetts 02062
(781) 762-0123
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Above Registrants’ Principal Executive Offices)
Corrado De Gasperis
Chief Executive Officer
Novamerican Steel Inc.
1050 University Avenue
Norwood, Massachusetts 02062
(781) 762-0123
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:

Karen G. Narwold Vice President, Chief Administrative Officer and General Counsel Novamerican Steel Inc. 1050 University Avenue Norwood, Massachusetts 02062 (781) 762-0123	M. Ridgway Barker Kelley Drye & Warren LLP 400 Atlantic Street, 13th Floor Stamford, Connecticut 06901 (203) 351-8032

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    Indicate by check mark whether the Registrants are large accelerated filers, accelerated filers, non-accelerated filers, or smaller reporting companies.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filers ☐	Accelerated filers ☐
Non-accelerated filers ☒ (Do not check if a smaller reporting company)	Smaller reporting companies ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
11.5% Senior Secured Notes due 2015	$315,000,000	100%	$315,000,000	$12,379.50
Guarantees of 11.5% Senior Secured Notes due 2015	N/A	N/A	N/A	N/A(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)
Pursuant to Rule 457(n) under the Securities Act of 1933, no additional or separate registration fees are payable in connection with the registration of the guarantees because no additional consideration will be received for the guarantees.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.	Primary Standard Industrial Classification Code Number	Address and Telephone Number of Principal Executive Offices

Novamerican Steel Holdings Inc.	Delaware	26-1171107	3310	1050 University Avenue Norwood, Massachusetts 02062 (781) 762-0123
Novamerican Steel U.S. Inc.	Delaware	51-0376382	3310	1050 University Avenue Norwood, Massachusetts 02062 (781) 762-0123
Novamerican Tube Holdings, Inc.	Delaware	04-3503740	3310	1050 University Avenue Norwood, Massachusetts 02062 (781) 762-0123
Nova Tube and Steel, Inc.	Delaware	23-2991790	3310	600 Dean Sievers Place Morrisville (Falls Township), Pennsylvania 19067-3706 (215) 295-8813
American Steel and Aluminum Corporation	Massachusetts	04-2232435	3310	1050 University Avenue Norwood, Massachusetts 02062 (781) 762-0123
Nova Tube Indiana, LLC	Delaware	23-3028275	3310	1195 Port Road Jeffersonville, Indiana 47130 (812) 285-8832

The name, address, including zip code and telephone number, including area code, of agent for service for each of the above Registrants is:

Corrado De Gasperis
Chief Executive Officer
Novamerican Steel Inc.
1050 University Avenue
Norwood, Massachusetts  02062
(781) 762-0123

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _______, 2008

PROSPECTUS
Novamerican Steel Inc. and Certain of its Subsidiaries, as Guarantors
Novamerican Steel Finco Inc., as Issuer
11.5% Senior Secured Notes due 2015

Novamerican Steel Finco Inc. (“Novamerican Steel Finco”) issued $315,000,000 principal amount of 11.5%  Senior Secured Notes due November 15, 2015 (the “Notes”) in private placements in November 2007. Interest on the Notes is payable semi-annually on May 15 and November 15. The Notes mature on November 15, 2015. The selling Noteholders may use this prospectus to resell their Notes from time to time.

We may redeem the Notes, in whole or in part, at any time on or after November 15, 2011 at the redemption prices set forth herein. In addition, prior to November 15, 2010, we may redeem up to 35% of the original aggregate principal amount of the Notes using the proceeds of certain equity offerings or the proceeds received from the exercise of warrants to purchase common stock of Novamerican Steel Inc. (“Novamerican”) at the redemption price set forth herein. If we sell certain of our assets, repay certain intercompany loans or experience specific kinds of changes in control, we must offer to purchase the Notes.

The Notes are guaranteed by Novamerican and its existing domestic subsidiaries (excluding the issuer) and certain of its future restricted subsidiaries (the “guarantors”).  The Notes and guarantees are senior secured indebtedness of Novamerican Steel Finco and the guarantors, rank equal in right of payment with all of their existing and future unsubordinated indebtedness and rank senior in right of payment to all of their existing and future subordinated obligations.

The Notes and guarantees have the benefit of a first-priority security interest in first-priority collateral and a second-priority security interest in second-priority collateral, subject to the exceptions and permitted liens described herein.  The first-priority collateral consists primarily of our domestic machinery, equipment, owned and leased real estate (but not accounts receivable or inventory) and intercompany demand promissory notes issued by Novamerican Steel Canada Inc. (“Novamerican Canada”) to Novamerican Steel Finco that are secured by similar assets of Novamerican Canada on a first priority basis and by accounts receivable and inventory of Novamerican Canada on a second priority basis. The second-priority collateral consists primarily of our domestic and foreign accounts receivable and inventory and secures the obligations of Novamerican and its subsidiaries under our $175 million ABL revolving credit facility on a first-priority basis.

We will not receive any proceeds from the sale by the selling Noteholders of the Notes. The selling Noteholders are broker-dealers and may be deemed to be “underwriters” as defined in the Securities Act of 1933. If any broker-dealers are used by the selling Noteholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes as principals, any profits received by such broker-dealers on the resale of the Notes may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling Noteholders may be deemed to be underwriting commissions.

There is no established market for the Notes. The Notes are not listed on any national securities exchange or automated quotation system, although the Notes are eligible for trading in the PORTALSM Market.

See “Risk Factors” beginning on page 14 for a discussion of risk factors that should be considered by you prior to making an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in this offering or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

, 2008

__________________________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under the shelf registration process, selling Noteholders may, from time to time, offer and sell Notes pursuant to this prospectus.

We may, from time to time, provide a prospectus supplement to add, update or change information contained in this prospectus, including with respect to the selling Noteholders and the plan of distribution of their Notes. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in the Notes. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should also read and consider the information contained in the documents that we have incorporated by reference into this prospectus as described in “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and any prospectus supplements. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date of this prospectus or the applicable prospectus supplement, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

PRELIMINARY NOTES

Important Terms and Information

Except as otherwise set forth under “Description of the Notes,” we use the following terms to identify various companies or groups of companies or other matters. These terms help to simplify the presentation of information in this prospectus.

“ABL Credit Facility” refers to the $175.0 million senior secured asset-based credit facility pursuant to the Credit Agreement dated as of November 15, 2007, as amended by Amendment No. 1 dated as of December 14, 2007, by and among Novamerican, Novamerican Steel Finco, Novamerican Steel Holdings, Novamerican Canada, the lenders referred to therein, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and CIT Business Credit Canada Inc. and CIT Group/Business Credit Inc., as Syndication Agents.

“Acquisition” refers to the acquisition of Acquired Company under an arrangement agreement pursuant to which (i) Symmetry acquired all of the outstanding common shares of Acquired Company and (ii) certain of Acquired Company’s wholly owned Canadian subsidiaries were wound-up, amalgamated or otherwise combined with Acquired Company to form Novamerican Canada, in each case in accordance with the terms of a court-approved statutory plan of arrangement under the Canada Business Corporations Act.

“Acquired Company” or “Predecessor” refers to Novamerican Steel Inc., a corporation incorporated under the laws of Canada, and its subsidiaries before consummation of the Acquisition.  Upon consummation of the Acquisition, Acquired Company became an indirect, wholly owned subsidiary of Novamerican.  On December 5, 2007, Acquired Company changed its name to Novamerican Steel Canada Inc.

“Guarantors” refers to Novamerican and certain of its subsidiaries that guarantee the Notes.

“Holders” or “Noteholders” mean holders of the Notes.

“Notes” refers to the $315.0 million of 11.5% Senior Secured Notes due 2015 issued by Novamerican Steel Finco on November 15, 2007.

“Novamerican Canada” refers to Novamerican Steel Canada Inc. only and not to any of its subsidiaries after the Acquisition.  Novamerican Canada is a direct wholly owned subsidiary of Novamerican Steel Finco and the entity through which we conduct all of our Canadian operations. A portion of the proceeds from the Notes was loaned by Novamerican Steel Finco to a subsidiary that was amalgamated into Novamerican Canada in exchange for intercompany demand promissory notes, secured by substantially all of the assets of Novamerican Canada. Novamerican Canada is a borrower under the ABL Credit Facility.

i

“Novamerican” refers to Novamerican Steel Inc., formerly Symmetry, a corporation incorporated under the laws of Delaware, and its subsidiaries after consummation of the Acquisition.  Novamerican is the public parent company of Novamerican Steel Finco. Novamerican guarantees the Notes.

“Novamerican Steel Finco” or the “issuer” refers to Novamerican Steel Finco Inc. only and not to any of its subsidiaries. Novamerican Steel Finco is a Delaware corporation and a direct wholly owned subsidiary of Novamerican Steel Holdings, and the direct holding company for all of our operating subsidiaries.  Novamerican Steel Finco issued the Notes and is a borrower under the ABL Credit Facility.

“Novamerican Steel Holdings” refers to Novamerican Steel Holdings Inc. only and not to any of its subsidiaries. Novamerican Steel Holdings is a Delaware corporation, a direct wholly owned subsidiary of Novamerican and the parent company of the issuer, and the indirect holding company for all of our operating subsidiaries. Novamerican Steel Holdings guarantees the Notes.

“Novamerican Steel U.S.” refers to Novamerican Steel U.S. Inc. only and not to any of its subsidiaries.  Novamerican Steel U.S. is a Delaware corporation, a direct wholly owned subsidiary of Novamerican Steel Finco and a parent company of certain of our U.S. operating subsidiaries. Novamerican Steel U.S. guarantees the Notes.  On December 21, 2007, Novamerican Steel U.S. changed its name from Integrated Steel Industries, Inc. to Novamerican Steel U.S. Inc.

“Symmetry” refers to Symmetry Holdings Inc., a corporation incorporated in Delaware.  On December 5, 2007, Symmetry changed its name to Novamerican Steel Inc.

“We,” “us,” “our” and the “Company” refer collectively to Novamerican and its subsidiaries after the consummation of the Acquisition and to Acquired Company and its subsidiaries before the consummation of the Acquisition, or, if the context so requires, Novamerican or Novamerican Steel Finco, individually.

Unless otherwise noted, when we refer to “dollars” or “$,” we mean U.S. dollars.

Financial presentation

As a result of the consummation of the Acquisition ten days before the end of Acquired Company’s fiscal year end, this prospectus contains audited and unaudited financial information for Novamerican as well as certain historical financial information for Acquired Company and Novamerican Steel U.S.  Specifically, this prospectus includes:

•	Audited financial statements for:

•
Symmetry for (a) the period April 26, 2006 (inception) through December 31, 2006 (“fiscal year 2006”) and (b) the period January 1, 2007 through November 24, 2007, including the financial results of Acquired Company for the ten day period commencing on the Acquisition date (November 15, 2007) through November 24, 2007 (“fiscal year 2007”);

•
Acquired Company for (a) the periods ended November 26, 2005 (“Acquired Company fiscal year 2005” or “fiscal year 2005”) and November 25, 2006 (“Acquired Company fiscal year 2006”) and (b) the period from November 26, 2006 to November 14, 2007 (“Acquired Company fiscal year 2007”); and

	•	Novamerican Steel U.S. for the period ended November 25, 2006;

•
Unaudited financial statements of (a) Novamerican for the period ended August 30, 2008 and Symmetry for the period ended September 30, 2007, (b) Acquired Company for the period ended August 25, 2007, including certain sales, market and employee data, and (c) Novamerican Steel U.S. for the period from November 26, 2006 to November 14, 2007; and

•
Unaudited pro forma condensed financial information that combines the historical statements of operations of (a) Acquired Company for the period from November 26, 2006 to August 25, 2007 and Novamerican for the period from January 1, 2007 to September 30, 2007, giving effect to the Acquisition as if it had occurred on January 1, 2007, and (b) Acquired Company for the period from November 26, 2006 to November 24, 2007 and Novamerican for the period from January 1, 2007 to November 24, 2007, giving effect to the Acquisition as if it had occurred on January 1, 2007.

Industry and Market Data

We obtained the industry, market and competitive position data used in certain sections of this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.  None of the sources mentioned above has consented to the disclosure or use of data in this prospectus.  Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in this prospectus.

Trademarks

The DecalogueTM is a trademark of Dr. Domenico Lepore, our President, and is licensed to us pursuant to an agreement dated September 15, 2006.  All other trademarks or service marks used herein are trademarks or service marks of the companies that use them.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  All statements, other than statements of historical facts, included in this prospectus, are forward-looking statements.  In addition, we or our representatives have made or may make forward-looking statements on telephone or conference calls, by webcasts or e-mails, in person, in presentations or written materials, or otherwise.  Forward-looking statements include statements about matters such as: growth rates for, future prices and sales of, and demand for our products and our customers’ products; changes in production capacity in our operations and our customers’ operations; costs of materials and production, including anticipated increases therein; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; employment and contributions of key personnel; employee relations and collective bargaining agreements covering many of our operations; tax rates; capital expenditures and their impact on us; nature and timing of restructuring charges and industry market conditions and the impact thereof; interest rate management activities; currency rate management activities; deleveraging activities; rationalization, restructuring, realignment, strategic alliance, raw material and supply chain, technology development and collaboration, investment, acquisition, venture, consulting, operational, tax, financial and capital projects; legal proceedings, contingencies, and environmental compliance; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future asset sales, costs, working capital, revenues, business opportunities, debt levels, cash flows, cost savings and reductions, margins, earnings and growth.  When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.  Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements.  Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include:

•	our substantial indebtedness;

•	our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business;

•	material adverse changes affecting us or our businesses;

•	our failure to continue to comply with government regulations;

•	adoption of or changes in legislation or regulatory environments or requirements adversely affecting our businesses;

•	changes in the financial stability of our major customers or in demand for our products and services;

•	interruptions in our production capabilities due to unexpected equipment failures;

•	fluctuation of prices for steel and other raw materials or a shortage of supply;

•	changes in generally accepted accounting principles;

•	geopolitical events;

•	competition in the industry;

•	industry consolidation;

•	our ability to implement our business strategies;

•	disruptions in our business;

•	currency risks;

•	our ability to meet our objective of growing revenues organically;

•	our ability to attract and retain key sales, marketing and operations management professionals;

•	successful consummation and integration of acquisitions;

•	matters related to claims, lawsuits and related proceedings;

•	our ability to maintain an effective system of internal controls over financial reporting;

•	geographic concentration of our business;

•	general economic conditions affecting the industry;

•	work stoppages or our inability to renegotiate labor contracts when they expire;

•	outsourcing by our customers to overseas facilities; and

•	other factors as described in this prospectus, including the risk factors set forth under “Risk Factors.”

Occurrence of any of the events or circumstances described above could have a material adverse effect on our business, financial condition, results of operations, cash flows or the market price of our common stock or our warrants.

All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.

All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

v

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before making a decision to invest in the Notes. For a more complete understanding of our business and this offering, you should read the entire prospectus and any prospectus supplement carefully, including “Risk Factors,” “Unaudited Pro Forma Condensed Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and the consolidated financial statements and related notes included elsewhere in this prospectus.

Business overview

We are a well-established steel processor, tubing manufacturer and service center, operating in the Northeastern, Mid-Atlantic and Mid-Western United States and in the Canadian provinces of Québec and Ontario. Since the inception of Acquired Company in 1979, we have grown our business internally through identifying and capturing niche opportunities in steel manufacturing and processing, and through selective acquisitions. We operate a network of 21 manufacturing, processing and distribution facilities in the United States and Canada (excluding our Cambridge, Ontario processing facility which closed in May 2008). This has enabled us to become a well diversified, multi-process provider of value-added services in several processing and geographic niches. We believe we are one of the three primary producers in North America of hydroform quality tubing used by the automotive industry, and one of only two independent continuous process picklers in Canada. We also believe our in-line temper mill, which became operational in 2005, makes us the only provider of this high-precision service in Canada that is not integrated with a primary steel producer.

We process and distribute carbon steel, stainless steel and aluminum products and operate as an intermediary between primary metal producers and the manufacturers that require processed metal, often on a just-in-time delivery basis.  We produce steel tubing in various sizes for use in the structural and automotive markets (including tubing used in hydroforming).  We also produce roll formed steel sections and manufacture heavy equipment parts and accessories.  Our flat rolled processing capabilities include pickling, slitting, blanking, leveling, temper-rolling and cutting-to-length to precise customer specifications.  Additionally, we perform many of these processing services for customers who provide their own steel, referred to in the industry as toll processing.  For a detailed description of our steel processing services, see “Business - Products and services.”

Industry overview

Steel companies typically fall into three categories of business: primary producers, intermediate processors and service centers. Primary producers typically sell in bulk, with intermediate processors and service centers comprising a large part of their customer base. However, high-volume downstream customers will at times purchase from steel companies in each of the three categories. Intermediate processors are typically positioned in the value chain between primary producers and major industrial customers of processed steel, which include automobile and appliance manufacturers and construction companies. Our business model includes activities of both the processor and service center categories.

Steel processors and service centers play a key role in the industry supply chain, from precision steel and alloy processing to order aggregation, warehousing and distribution of unprocessed metal products. They respond directly to customers’ needs to meet precise specifications regarding length, width, shape and surface characteristics on relatively small orders. Specialized equipment is used to perform processing operations such as cutting-to-length, slitting, shearing, roll forming, shape correction, surface improvement, blanking, temper rolling, plate burning and stamping. The consolidation of steel producers and the increasing prevalence of modern supply chain management practices by downstream steel customers have increased the importance in the supply chain of larger scale service centers with the operational resources to efficiently perform value added processing and manage large, diverse inventory bases. Downstream steel buyers have increasingly sought to purchase steel on shorter lead times and with more frequent, flexible and reliable deliveries. U.S. and Canadian service center flat-rolled steel inventories represent an indicator of the near term supply/demand dynamic of steel service centers. According to the Metals Service Center Institute, in November 2007 this statistic for U.S. service centers measured approximately three months of seasonally adjusted supply, approaching the cyclical low-point of the past 15 years, and suggesting a positive outlook for demand for steel products over the medium term.

Carbon steel production in North America has consolidated significantly over the last few years. According to Metal Strategies, Inc., the three largest U.S. steel producers currently account for over 60.0% of U.S. flat rolled production. In addition, a substantial majority of Canadian steel producers have been acquired by foreign purchasers, including Stelco (by U.S. Steel), Algoma Steel (by Essar Global of India), Dofasco (by Arcelor Mittal), IPSCO (by SSAB of Sweden) and Co-Steel (by Gerdeau of Brazil) adding to the North American consolidation.  Consolidation is widely expected to continue. Steel prices more than doubled during 2004, as a resurgence of global economic growth led to a sharp increase in demand for steel and the raw materials used to make it. In particular, steel demand in China grew by an average of 18.0% annually between 2003 and 2007, due to the country’s increasingly rapid growth and development. Consolidation was also a factor, as increasingly global producers began to exercise better management practices with respect to capacity management, production scheduling and marketing. Although steel prices declined somewhat following the spike in 2004, they have remained elevated relative to the decade preceding 2004. We believe steel prices have firmed up for the foreseeable future at levels much higher than those experienced earlier this decade. We expect global hot-rolled coil prices to remain in the $500-600 per ton range over the medium-to-long term, although current 2008 pricing in North America is in excess of these levels.  Key drivers for this include continuing rapid growth in per-capita steel consumption rates in developing regions (including China and India), tighter global raw material supply (due in part to a consolidated base of mining companies) and limited greenfield and brownfield development of new steelmaking capacity.  In North America, current supply constraints and the absence of imports have put additional upward pressure on hot-rolled coil prices.

Products and services

Our services include the following traditional service center processes:

•	slitting: the cutting of steel to specified widths along the length of steel coil;

•	leveling: a process used to flatten shape deficiencies in steel coil; and

•	cutting-to-length: cutting steel across the width of steel coil.

Our services also include higher value-added processes, which process and transform steel to specified lengths, widths and shapes pursuant to specific customer orders, including the following:

•	roll forming: flat rolled coils can be pre-punched, in-line welded and formed into sophisticated shapes for specific purposes;

•	blanking: the cutting of steel into specific shapes with close tolerances;

•	plate burning: the process of cutting steel, typically in excess of one inch thick, into specific shapes and sizes;

•	temper rolling: an in-line process that improves the surface finish and flatness of cut-to-length sheet and plate and that eliminates coil memory or springback; and

•	pickling: an in-line process for cleaning hot-rolled steel coils of rust, scale and dirt.

Tubing is a process by which flat rolled coils are formed into circular, oval, square or rectangular shapes and the seams are electric resistance welded.  We produce steel tubing in various sizes for use in the structural and automotive markets.  Our tubing operations are presently structured as follows:

•	five mills, of which three are located in Canada and two are located in the United States;

•	a majority of our tube production is hollow structural sections (“HSS”) tubing used largely in construction, agricultural, infrastructure, transportation and industrial applications; and

•
our tube mills in Mississauga, Ontario, and Jeffersonville, Indiana, were constructed specifically to meet the needs of high pressure hydroforming for the automotive industry and include in-line precision cutting, finishing, testing and packaging capabilities.

Our distribution business is coordinated by our U.S. subsidiary, American Steel and Aluminum Corporation, and:

•	distributes steel, aluminum and stainless products including hot and cold rolled carbon, aluminum, stainless, alloys and coated products in sheet, coil, bar, shapes, tubular and plate forms; and

•	operates out of nine facilities in the Northeastern and Mid-Atlantic United States, strategically located in close proximity to our major customers and transportation routes.

Our manufacturing business is primarily handled by our Cresswell Industries operations in Québec.  We produce roll formed steel sections and manufacture heavy equipment parts and accessories.  Cresswell Industries operates out of four facilities in Canada.

Our competitive strengths

We believe we have the following competitive strengths that will facilitate the implementation of our business strategy:

• Presence in niche markets. Since our inception, we have grown our business internally through identifying and capturing niche opportunities in steel processing and manufacturing, primarily through greenfield expansions and, to a lesser extent, selective acquisitions. We continue to maintain a strong presence in these niche markets through long-term relationships with key customers, such as General Motors, National Steel Car and Capital Tool. We believe we are one of the three primary producers in North America of hydroform quality tubing and one of only two independent continuous process picklers in Canada. We also believe our in-line temper mill makes us the only provider of this high-precision service in Canada that is not integrated with a primary steel producer.

• Diverse services and end markets. We offer a wide range of services and products, which include an extensive variety of steel processing and steel and aluminum distribution services, steel tubing for use in structural and automotive markets (including hydroform quality tubing) and roll formed steel sections and heavy equipment parts and accessories. With these services and products, we have established long-standing relationships with large customers in a variety of end-user markets. We serve over 5,100 customers in the United States and Canada, including both national and local accounts.  In 2007 Acquired Company’s sales to automobile manufacturers and their suppliers combined with Acquired Company’s sales to manufacturers supplying the automotive “after market” components and parts accounted for approximately 27.3% of total net sales and Acquired Company’s sales to other steel service centers accounted for approximately 13.8% of total net sales.

• Strategically located and modern facilities. Our 21 facilities are strategically located to efficiently serve our broad customer base throughout the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario. Additionally, the location of our facilities minimizes the freight costs associated with obtaining our steel supply. We operate our own trucks, as well as contract with reliable trucking and logistics providers, to operate an efficient delivery system capable of handling a high volume of short lead-time orders. Certain of our larger volume operations are served by rail. Our modern asset base, developed with approximately $150.0 million of capital invested over the last decade, primarily related to expansion, positions us as a reliable provider of high quality processed steel to some of the largest consumers of steel in North America. We have processed and distributed an average total of 1.7 million tons per annum from 2001 to 2007 and believe that during 2008 we will enable our system to operate at much faster cycle times, enabling practical capacity of approximately 2.5 million tons per annum and maximizing the throughput from the sale of such capacity. We believe that minimal incremental capital expenditures would be required to fully utilize this capacity as we identify and develop new market opportunities. We expect spending approximately $11.0 million on certain projects in the 2008 fiscal year, with an additional $2.0 million in the fourth quarter of fiscal year 2008 for the completion of the expansion at our Morrisville, Pennsylvania structural tubing facility.

• Historically reliable operating cash flow. We have generated positive operating cash flow in each of the last five fiscal years. The reliability of our cash flow results in part from a significant amount of toll processing business and fixed cash metal margins in our direct processing business, representing in the aggregate approximately three-quarters of our tons processed.  In 2007, approximately 41.7% of Acquired Company’s shipment volume was from our toll processing business, which does not require us to procure our own steel; rather we obtain and process the steel of our customers. An additional 32.0% of Acquired Company’s shipment volume in 2007 represents direct processing or tubing sales where the metal margin is fixed either through reselling agreements (where the customer purchases steel which we then purchase and process and resell back to the customer) or three-way trading agreements (where the end customer, the steel producer and we are all parties to the agreement) under which the steel cost and product/service price is fixed for the agreement term.

• Experienced executive and operating management. Our operating management team of 11 individuals has on average approximately 23 years of industrial operating management experience with Novamerican and its predecessor companies and in the steel and metals manufacturing industry.  Our executive management team of seven individuals has extensive experience, averaging approximately 26 years, in corporate management and governance of public companies, and operational management of regional and multi-national industrial manufacturing businesses.

Our business strategy

Our business strategy consists of the following:

• Implementing the core tenets of The Decalogue™.  We intend to maximize the throughput of our company (i.e., the speed at which we generate cash through sales) by implementing our precise and consistent operating methodology, The DecalogueTM. The DecalogueTM proposes ‘‘the company as a system’’ or a group of interdependent components working together to maximize economic value creation, measured as units of cash generated per hour. Cash flow is maximized by speeding the pace at which the system generates cash by focusing on the system’s physical constraint—the element in the system that determines the speed with which the system generates cash—and managing and synchronizing the operations according to the constraint. With this methodology, we believe we will better integrate operational processes and distribution and synchronize the procurement and production processes. We believe the implementation of this methodology will result in:

(1)  Inventory control. Through the coordination of our replenishment system and the synchronization of production with sales, we will experience a permanent reduction of inventory of approximately $60 million by the end of 2008.

(2)  Lower fixed operating expenses. We intend to seek opportunities for operational improvement by better managing our operating system, its cycle times and operating expenses. We expect annual net operating expense reductions of approximately $10 million by the end of 2008 through organizational changes, especially in our replenishment, processing, distribution and sales processes, and the closure of our Cambridge, Ontario facility.

• Market development and diversification. We have processed and distributed an average total of 1.7 million tons per annum from fiscal year 2001 to fiscal year 2007 and believe that in fiscal year 2008 we will enable practical capacity of approximately 2.5 million tons per annum, and maximize the throughput from the sale of such capacity. We intend to accelerate our growth by identifying and pursuing additional market segments in which we can sell our production capacity. We have identified numerous end markets and we intend to incrementally exploit these market segments to fully utilize our existing capacity. For example, we intend to expand our sales end markets to transportation, non-residential construction, energy, aerospace and defense, railroad manufacturing and mining machinery. We have also identified additional opportunities in certain export market segments.

• Selectively pursue acquisitions and joint ventures. While remaining focused on existing internal opportunities for maximizing cash flow, we will evaluate opportunities to leverage our leadership position in the fragmented steel processing sector to drive consolidation and create incremental value. Over the last 28 years, we have successfully integrated a number of acquisitions and joint ventures. Select timely investments have contributed to our strong performance. We intend to continue to pursue joint ventures and selective acquisitions that are accretive to cash flow, extend our geographic presence and further diversify our customer base and business mix.

About Novamerican

Novamerican was incorporated as Symmetry Holdings Inc. in Delaware on April 26, 2006 as a development stage company formed for the purpose of acquiring one or more operating businesses. On March 12, 2007, our initial public offering of 18,750,000 units was consummated, generating aggregate gross proceeds of $150.0 million. Each unit consisted of one share of common stock and one warrant.  On June 21, 2007, Symmetry and a wholly owned subsidiary entered into an arrangement agreement pursuant to which the wholly owned subsidiary acquired all of Acquired Company’s outstanding stock on November 15, 2007, as described in “- The Acquisition” below.  In connection with the Acquisition, Novamerican Steel Finco issued the Notes.  On December 5, 2007, Symmetry changed its name to Novamerican Steel Inc.

The Acquisition

On November 15, 2007, Novamerican completed the Acquisition.  The Acquisition had been approved by Novamerican’s stockholders on October 25, 2007 and by Acquired Company’s shareholders on October 31, 2007. The Acquisition was carried out pursuant to an arrangement agreement, pursuant to which Novamerican indirectly acquired all of the outstanding common shares of Acquired Company and certain of Acquired Company’s wholly owned Canadian subsidiaries were wound-up, amalgamated or otherwise combined with Acquired Company to form Novamerican Canada, in each case in accordance with the terms of a court-approved statutory plan of arrangement under the Canada Business Corporations Act.  Novamerican’s stockholders who properly exercised their conversion rights received $7.84 in cash per share.  A total of 3,860,196 shares were converted for an aggregate of $30.3 million in cash. Under the terms of the arrangement agreement, the shareholders of Acquired Company received $56.00 in cash per share ($585.2 million in cash in the aggregate) for all of the outstanding shares of Acquired Company.

Funding for the Acquisition purchase price and related expenses was provided by (i) debt financing, including borrowings under the ABL Credit Facility and proceeds from the sale in private placements of $315.0 million aggregate principal amount of the Notes, (ii) the sale in a private placement of 1,875,000 units of Novamerican for $15.0 million, or $8.00 per unit, to certain of the Company’s affiliates, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $5.50, exercisable from March 7, 2008 until expiration on November 15, 2011, and (iii) approximately $112.0 million of cash held in trust by Novamerican that was raised in its initial public offering in March 2007.  Of the gross proceeds from the issuance of the Notes, $125.0 million was loaned by Novamerican Steel Finco to Novamerican Canada in accordance with the plan of arrangement, in exchange for intercompany demand promissory notes totaling $125.0 million.  Such intercompany notes were pledged, subject to the limitations described in ‘‘Description of the Notes—Intercompany notes,’’ as first-priority collateral to the trustee for the Notes for the benefit of the holders of the Notes.

Organizational structure

The following chart summarizes our corporate organizational structure following completion of the Acquisition and subsequent changes in our names:

________________

Novamerican and Novamerican Steel Finco are Delaware corporations. Their principal executive offices are located at 1050 University Avenue, Norwood, Massachusetts  02062, and their telephone number is (781) 762-0123. They maintain a website at www.novamerican.com, where general information about the Company is available. The contents of the website are not incorporated into this prospectus or the registration statement of which it forms a part.

The Offering

           The following summary contains basic information about the Notes and may not contain all of the information that may be important to you. For a more complete description of the Notes, see “Description of Notes.”

Issuer	Novamerican Steel Finco Inc.

Securities	$315.0 million in aggregate principal amount of 11.5% Senior Secured Notes due 2015

Maturity Date	The Notes will mature on November 15, 2015.

Interest Rate	The Notes bear interest at an annual rate of 11.5%.

Interest Payment Dates	May 15 and November 15 of each year.

Selling Noteholders	See “Selling Noteholders.”

Guarantors
The Notes are initially jointly and severally guaranteed, on a senior secured basis, by Novamerican and each of its domestic subsidiaries (including Novamerican Steel Holdings, but excluding Novamerican Steel Finco). In the future, the Notes will also be guaranteed by (i) each restricted subsidiary of Novamerican that guarantees obligations under the ABL Credit Facility (other than its foreign subsidiaries that guarantee only the obligations of Novamerican’s other foreign subsidiaries thereunder), (ii) each domestic restricted subsidiary of Novamerican that incurs certain types of indebtedness and (iii) each foreign restricted subsidiary of Novamerican that guarantees any indebtedness of Novamerican or any of its domestic subsidiaries, in each case subject to certain exceptions in the case of restricted subsidiaries that are not wholly owned subsidiaries. See “Description of the Notes—Certain covenants—Future subsidiary guarantors.” Each guarantee of the Notes is secured by a first-priority security interest in the first-priority collateral and a second-priority security interest in the second-priority collateral, subject to certain exceptions and permitted liens. See “Description of the Notes—Security” and “—Limitation on liens.”

A guarantor’s guarantee of the Notes will be released when the guarantee or indebtedness that resulted in the creation of its guarantee of the Notes is discharged or released, except a discharge or release by or as a result of payment of our obligations under the ABL Credit Facility. See “Description of the Notes—Guarantees.”

Collateral
Novamerican Steel Finco’s obligations under the Notes and the obligations of the guarantors under their respective guarantees of the Notes are secured by a first-priority security interest in the first-priority collateral, subject to the exceptions and permitted liens described under “Description of the Notes—Security” and “—Limitation on liens.” The first-priority collateral consists of the following assets and properties, whether owned on the date the Notes were originally issued or thereafter acquired: (i) owned real property, fixtures, equipment, instruments, investment property, intellectual property, contract rights, other general intangibles and other assets that do not constitute second-priority collateral, in each case of Novamerican Steel Finco and each guarantor, (ii) 100% of the capital stock of each existing and future domestic subsidiary of Novamerican that is directly owned by Novamerican Steel Finco or a guarantor, and 66% of the capital stock of each existing and future foreign subsidiary of Novamerican that is directly owned by Novamerican Steel Finco or any guarantor, and (iii) indebtedness owed to Novamerican Steel Finco or any guarantor (including intercompany demand promissory notes) and all proceeds of any of the foregoing.

To the extent that separate financial statements of any subsidiary of Novamerican would be required by the rules of the SEC due to the fact that the Notes are secured by securities of such subsidiary, the pledge of any capital stock or other securities of such subsidiary constituting first-priority collateral will be limited such that the value of the portion of such capital stock and other securities that the trustee of the Notes may realize upon will, in the aggregate, at no time exceed 19.999% of the aggregate principal amount of the then outstanding Notes. See “Description of the Notes—Security.”

The obligations of Novamerican Canada under the intercompany demand promissory notes are secured by substantially all of the assets of Novamerican Canada (the “intercompany note collateral”), which, in the case of assets other than the Canadian ABL assets (which are described below) and subject to certain exceptions and permitted liens described under “Description of the Notes—Intercompany notes” and “—Limitation on liens,” will not secure any other indebtedness. The trustee of the Notes, in specified circumstances, has the right to enforce Novamerican Steel Finco’s security interest in the intercompany note collateral; provided that the intercreditor agreement prohibits the trustee of the Notes and the holders of the Notes from exercising any remedies against or realizing on any intercompany note collateral that constitutes Canadian ABL assets at any time prior to the discharge of the Canadian ABL obligations and, if it receives any amounts in respect of such Canadian ABL assets, the trustee of the Notes is required to segregate and hold such amounts in trust for the benefit of the credit agent and further provide such amounts to the credit agent for payment of the Canadian ABL obligations prior to any payment of the Notes. The Canadian ABL assets consist of (i) accounts receivable and related records, chattel paper, deposit accounts, cash, checks and other negotiable instruments, funds and other evidences of payment, (ii) inventory, (iii) documents, general intangibles, instruments, investment property and letter of credit rights, in each case to the extent evidencing, governing, securing or otherwise related to the items referred to in clause (i) or (ii) above, (iv) books and records related to the foregoing, (v) collateral security and guarantees given by any person with respect to any of the foregoing and (vi) proceeds of any and all of the foregoing, in each case of Novamerican Canada, whether owned on the date the Notes were issued or thereafter acquired.

In addition, the obligations of Novamerican Steel Finco under the Notes and the obligations of the guarantors under their respective guarantees of the Notes are secured by a second-priority security interest in the second-priority collateral, subject to the exceptions and permitted liens described under “Description of the Notes—Security” and “—Limitation on liens.” The second-priority collateral consists of (i) accounts receivable and related records, chattel paper, deposit accounts, cash, checks and other negotiable instruments, funds and other evidences of payment, (ii) inventory, (iii) documents, general intangibles, instruments, investment property and letter of credit rights, in each case to the extent evidencing, governing, securing or otherwise related to the items referred to in clause (i) or (ii) above, (iv) books and records related to the foregoing, (v) collateral security and guarantees given by any person with respect to any of the foregoing and (vi) proceeds of any and all of the foregoing, in each case of Novamerican Steel Finco and each guarantor, whether owned on the date of issuance of the Notes or thereafter acquired. See “Description of the Notes—Security.”

Intercreditor Agreement
Pursuant to the terms of the intercreditor agreement, the trustee of the Notes will determine the time and method by which the security interests in the first-priority collateral will be enforced and the credit agent will determine the time and method by which the security interests in the second-priority collateral will be enforced. The trustee of the Notes is not permitted to enforce its security interests in the second-priority collateral even if an event of default has occurred and the Notes have been accelerated, except in certain specified circumstances. The credit agent is subject to similar restrictions with respect to its ability to enforce its security interests in the first-priority collateral. The intercreditor agreement prohibits the trustee of the Notes and the holders of the Notes from exercising any remedies against or realizing on any intercompany note collateral that constitutes Canadian ABL assets at any time prior to the discharge of the Canadian ABL obligations and, if it receives any amounts in respect of such Canadian ABL assets, the trustee of the Notes is required to segregate and hold such amounts in trust for the benefit of the credit agent and further provide such amounts to the credit agent for payment of the Canadian ABL obligations prior to any payment of the Notes. See “Description of the Notes—Security—Intercreditor agreement.”

Ranking of Notes	The Notes are general secured obligations of the issuer and will rank:

	•	pari passu in right of payment to Novamerican Steel Finco’s existing and future unsubordinated indebtedness;

	•	senior in right of payment to Novamerican Steel Finco’s existing and future subordinated indebtedness;

•
effectively senior in right of payment to Novamerican Steel Finco’s existing and future unsecured indebtedness and indebtedness secured by junior liens on the first-priority collateral (including indebtedness under the ABL Credit Facility) to the extent of the value of the first-priority collateral;

•
effectively junior in right of payment to any existing and future indebtedness of Novamerican Steel Finco secured by first-priority security interests on the second-priority collateral (including indebtedness under the ABL Credit Facility) to the extent of the value of the second-priority collateral;

•
pari passu in right of payment with any existing and future indebtedness of Novamerican Steel Finco secured by second-priority security interests on the second-priority collateral to the extent of the value of the second-priority collateral;

	•	effectively senior in right of payment to Novamerican Steel Finco’s existing and future unsecured indebtedness to the extent of the residual value of the second-priority collateral; and

•
effectively junior in right of payment to all existing and future indebtedness and other liabilities (including trade payables) and preferred stock of each subsidiary of Novamerican Steel Finco that does not guarantee the Notes (other than Novamerican Canada, to the extent of the value of the intercompany demand promissory notes that may be enforced by the trustee of the Notes).

Ranking of Guarantees	Similarly, the guarantee of the Notes provided by each guarantor is a general secured obligation of such guarantor and ranks:

	•	pari passu in right of payment to such guarantor’s existing and future unsubordinated indebtedness;

	•	senior in right of payment to such guarantor’s existing and future subordinated indebtedness;

•
effectively senior in right of payment to such guarantor’s existing and future unsecured indebtedness and indebtedness secured by junior liens on the first-priority collateral (including indebtedness under the ABL Credit Facility) to the extent of the value of the first-priority collateral;

•
effectively junior in right of payment to any existing and future indebtedness of such guarantor secured by first-priority security interests on the second-priority collateral (including indebtedness under the ABL Credit Facility) to the extent of the value of the second-priority collateral;

•
pari passu in right of payment with any existing and future indebtedness of such guarantor secured by second-priority security interests on the second-priority collateral to the extent of the value of the second-priority collateral;

•	effectively senior in right of payment to such guarantor’s existing and future unsecured indebtedness to the extent of the residual value of the second-priority collateral; and

•
effectively junior in right of payment to all existing and future indebtedness and other liabilities (including trade payables) and preferred stock of each subsidiary of such guarantor that does not guarantee the Notes (other than Novamerican Canada, to the extent of the value of the intercompany demand promissory notes that may be enforced by the trustee of the Notes).

As of and for the fiscal year ended November 24, 2007:

•
Novamerican Steel Finco had (i) $390.6 million of senior indebtedness, which consisted of (x) its guarantee of $75.6 million of borrowings by Novamerican Canada under the ABL Credit Facility (excluding approximately $1.0 million of outstanding undrawn letters of credit issued thereunder), which was secured by a first-priority security interest in the second-priority collateral and a second-priority security interest in the first-priority collateral, and (y) the Notes, which were secured by a first-priority security interest in the first-priority collateral and second-priority security interest in the second-priority collateral, and (ii) no subordinated indebtedness;

•
the guarantors had (i) $390.6 million of senior indebtedness, which consisted of guarantees of (x) $75.6 million of indebtedness under the ABL Credit Facility (excluding approximately $1.0 million of outstanding undrawn letters of credit issued thereunder), which were secured by a first-priority security interest in the second-priority collateral and a second-priority security interest in the first-priority collateral, and (y) the Notes, which were secured by a first-priority security interest in the first- priority collateral and second-priority security interest in the second- priority collateral, and (ii) no subordinated indebtedness;

•
Novamerican Steel Finco had an additional $63.3 million of unutilized capacity under the ABL Credit Facility after deducting approximately $1.0 million of outstanding and undrawn letters of credit issued thereunder;

•	the non-guarantor subsidiaries of Novamerican (other than Novamerican Steel Finco, but including Novamerican Canada) had

$170.6 million of total liabilities (including trade payables, but excluding intercompany liabilities), all of which (other than, with respect to Novamerican Canada, amounts up to the aggregate value of the intercompany demand promissory notes that may be enforced by the trustee of the Notes) were structurally senior to the Notes and the related guarantees;

•
Novamerican Canada had $170.6 million of total liabilities (including trade payables, but excluding intercompany liabilities), and any amounts exceeding the aggregate value of the intercompany demand promissory notes that may be enforced by the trustee of the Notes were structurally senior to the Notes and the related guarantees;

•
the non-guarantor subsidiaries of Novamerican (other than Novamerican Steel Finco, but including Novamerican Canada) had $319.1 million of total assets and (on a pro forma basis after giving effect to the Acquisition, the sale of the Notes and the entering into of the ABL Credit Facility) generated total revenues of $463.4 million and operating income (including intercompany transactions) of $9.0 million; and

•
Novamerican Canada had $317.1 million of total assets and (on a pro forma basis after giving effect to the Acquisition, the sale of the Notes and the entering into of the ABL Credit Facility) generated total revenues of $463.4 million and operating income (including intercompany transactions) of $9.0 million.

For balance sheet and other information as of and for the period ended August 30, 2008, see Note 13 to Novamerican’s financial statements for such period.

Ranking of Intercompany Demand Promissory Notes
Novamerican Canada has issued intercompany demand promissory notes to the issuer totaling $125.0 million, and such intercompany demand promissory notes were pledged by Novamerican Steel Finco to the trustee of the Notes as first-priority collateral.  The intercompany demand promissory notes are general secured obligations of Novamerican Canada and rank:

	•	pari passu in right of payment to Novamerican Canada’s existing and future unsubordinated indebtedness;

	•	senior in right of payment to Novamerican Canada’s existing and future subordinated indebtedness;

•
effectively senior in right of payment to Novamerican Canada’s existing and future unsecured indebtedness and indebtedness secured by junior liens on the intercompany note collateral to the extent of the value of the intercompany note collateral;

	•	effectively junior in right of payment to the ABL Credit Facility to the extent of the value of the intercompany note collateral constituting Canadian ABL assets; and

	•	effectively junior in right of payment to all existing and future indebtedness and other liabilities (including trade payables) and preferred stock of each subsidiary of Novamerican.

As of August 30, 2008, Novamerican Canada had (i) $182.6 million of senior indebtedness, including $125.0 million of indebtedness under the intercompany demand promissory notes, which was secured by the intercompany note collateral, and $57.6 million of indebtedness under the

ABL Credit Facility, and (ii) no subordinated indebtedness.

As of August 30, 2008, Novamerican Canada had $141.1 million of total liabilities (including trade payables, but excluding intercompany liabilities), all of which (other than amounts up to the value of the intercompany demand promissory note that may be enforced by the trustee of the notes) were structurally senior to the Notes and the related guarantees.

Sinking Fund
Novamerican Steel Finco is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, Novamerican Steel Finco may be required to offer to purchase Notes, as described herein.

Optional Redemption
On and after November 15, 2011, Novamerican Steel Finco may redeem the Notes, in whole or in part, at the redemption prices under “Description of the Notes—Optional redemption,” plus accrued and unpaid interest, if any, to the date of redemption.  In addition, at any time prior to November 15, 2010, Novamerican Steel Finco may redeem up to 35% of the original aggregate principal amount of the Notes using the net cash proceeds of certain equity offerings, or the proceeds from the exercise of warrants to purchase Novamerican’s common stock outstanding on the date of issuance of the Notes, at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the interest rate per annum, plus accrued and unpaid interest, if any, to the date of redemption.  See “Description of the Notes—Optional redemption.”

Change of Control
Upon the occurrence of a change of control (as defined in “Description of the Notes—Change of control”), you will have the right to require Novamerican Steel Finco to repurchase your Notes, in whole or in part, at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Change of control.”

Certain Covenants
The indenture governing the Notes contains certain covenants applicable to Novamerican and its restricted subsidiaries. These covenants, among other things, limit the ability of Novamerican and its restricted subsidiaries to:

	•	incur, assume or guarantee additional indebtedness (including preferred stock);

	•	repurchase capital stock, redeem debt that is junior in right of payment to the Notes and make other restricted payments, including paying dividends and making investments;

	•	place limitations on distributions from restricted subsidiaries;

	•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

	•	enter into transactions with affiliates;

	•	enter into new lines of business;

	•	create or incur liens;

	•	enter into sale/leaseback transactions;

	•	merge, consolidate or transfer all or substantially all the assets of the issuer, Novamerican or any other guarantor; and

• amend the terms of or prepay or repay certain of the intercompany demand promissory notes.

However, each of these covenants is subject to a number of important qualifications and exceptions. You should read “Description of the Notes — Covenants” for a description of these covenants.

Form and Denominations
We issued the Notes in minimum denominations of $2,000 principal amount and additional multiples of $1,000 principal amount.  Each of the Notes is represented by one or more global securities registered in the name of a DTC nominee. You will hold beneficial interests in the Notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated Notes.

Governing Law	New York.

Use of Proceeds	We will not receive any proceeds from the sale of the Notes by the selling Noteholders. This offering is intended solely to satisfy certain of our obligations under the registration rights agreement.

Ratio of Earnings to Fixed Charges
For the nine months ended August 30, 2008, our ratio of earnings to fixed charges was 0.3x, and fixed charges exceeded earnings by $22.458 million.  For the fiscal year ended November 24, 2007, our ratio of earnings to fixed charges was (3.5)x, and fixed charges exceeded earnings by $6.072 million.  For the fiscal year ended December 31, 2006, our ratio of earnings to fixed charges was (21.1)x, and fixed charges exceeded earnings by $0.148 million .

On November 15, 2007, we completed the Acquisition.  Because Acquired Company had no indebtedness, and the Acquisition and related financing transactions resulted in our incurring substantial indebtedness, the ratio of earnings to fixed charges for periods ending on or prior to November 15, 2007 will not be comparable with the ratio for periods after that date, and we believe that it would not be relevant to an analysis of ratios in the future.

For a more complete discussion of our ratios of earnings to fixed charges, see “Ratio of Earnings to Fixed Charges.”

RISK FACTORS

In considering whether to invest in the Notes, you should carefully consider all the information that has been included in this prospectus or in any prospectus supplement. In particular, you should carefully consider the risk factors described below. Our business, results of operations and financial condition may be materially adversely affected due to any of the following risks.

Risks Relating to Our Business

The prices we pay for steel and the prices we are able to charge our customers for our products may fluctuate due to a number of factors beyond our control, which could negatively affect the prices of our products, reduce our margins of profitability and weaken our financial condition.

The principal raw material used in our operations is flat rolled carbon steel which we typically purchase from steel producers. The steel industry as a whole is cyclical. At times, pricing and availability of steel can be volatile due to numerous factors beyond our control, including general, regional and international economic conditions, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can affect the availability and costs of raw materials for us, and may therefore adversely affect our net sales, operating margin and net income.

The cost of steel and other raw materials represented 75.7% and 79.1% of our total net sales in fiscal year 2006 and fiscal year 2007, respectively. We purchase steel in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based upon historical buying practices, contracts with customers, customer indications and market conditions. We generally purchase steel at prevailing market prices in effect at the time we place our orders. In recent years, our steel suppliers have been significantly affected by the shortage of raw materials resulting in cost increases affecting scrap, coke, iron ore and energy. This, together with a number of additional factors, including the strength of the general economy, the increased consolidation of North American steel producers and the demands for steel from the Asian markets has affected the availability and prices of flat rolled carbon steel. During periods of rising prices for steel, we may be negatively affected by delays between the time of increases in the cost of metals to us and increases in the prices that we charge for our products if we are unable to pass these increased costs on to our customers immediately. In addition, when metal prices decline, customer demand for lower prices could result in lower sale prices for our products and, as we use existing inventory that we purchased at higher metal prices, lower margins. Consequently, during periods in which we use this existing inventory, the effects of changing metal prices could adversely affect our operating results. Our results of operations were adversely affected for fiscal year 2007 by the decrease in prices of our products resulting from the decrease in prevailing market prices of steel.

Our business may be affected by the general economic conditions of the industries that purchase our products. Reduced demand from any one of these industries could result in lower operating income and profitability.

Our profitability depends in part on the varying economic and other conditions of the end-user markets we serve. Certain of our products are sold to industries, including automotive, transportation and manufacturing, that experience significant fluctuations in demand based on general economic conditions, energy prices, seasonality, consumer demand and other factors beyond our control. As a result, our customers’ demand for our products may change and our customers may delay purchase orders, extend seasonal shutdowns or discontinue operations at certain of their manufacturing facilities and otherwise reduce production levels. We may have difficulty increasing or maintaining our level of sales or profitability if we are not able to divert sales of our products to customers in other industries when one or more of our customers’ industries experiences a decline. Any of these events would adversely affect our profitability and cash flows.

Sales of our products for use in the automotive industry accounted for approximately 23.6% of our net sales in fiscal year 2006 and approximately 27.3% of our net sales for fiscal year 2007. Such sales include sales directly to the automobile manufacturers and to their components and parts suppliers, as well as to manufacturers supplying the automotive “after market” components and parts. The automobile industry experiences fluctuation in demand based on numerous factors such as general economic conditions and consumer confidence. The automobile industry is also subject, from time to time, to labor problems, which may result in reduced demand for our products during work stoppages.

In addition, although we do not generally sell our products directly to customers outside of North America, our financial performance is nonetheless dependent on a healthy economy outside North America. Our customers sell their products abroad and some of our suppliers buy their raw materials outside North America. As a result, our business is affected by general economic conditions and other factors outside North America.

An interruption in sources of steel supply could have a material adverse effect on our results of operations.

We purchase our raw materials, including flat rolled carbon steel and a variety of other metals, on a frequent basis from a number of North American and international primary steel producers. In fiscal year 2007, our top three steel suppliers represented approximately 24.5% of our total steel purchasing cost. If we are unable to obtain sufficient amounts of steel and other metal products at competitive prices or on a timely basis from our traditional suppliers (including by reason of the termination of one or more of our relationships with our major suppliers), we may not be able to obtain such products from alternative sources at competitive prices to satisfy our customers’ delivery schedules, which could materially adversely affect our business, financial condition, results of operations and cash flows.

In addition, the global steel industry has experienced significant consolidation in recent years. Further consolidation could result in a decrease in the number of major suppliers or a decrease in the number of alternative supply sources available to us, which could make it more likely that an inability to obtain steel and other metal products from our traditional suppliers would result in a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be subject to product liability claims and other damage claims with respect to the products we produce.

In our business, we are exposed to product liability claims with respect to defects in the products we produce, including those of our products that are incorporated into the products of our customers, such as our customers in the automotive and construction industries. In addition, we may be subject to liability to our customers for damages incurred by them in the event that a defect or other nonconformity in one of our products results in a recall of, or delay or other disruption in the production of, a product of our customer into which our product is incorporated. Any such claims or liabilities for which we are ultimately determined to be responsible could materially adversely affect our financial condition and results of operations, and could materially affect our reputation and relationships with our customers.

We extend trade credit to certain of our customers in the ordinary course of business. Our results of operations may be adversely affected if these customers are unable to repay this credit.

We extend trade credit to our customers in the ordinary course of our business, in some cases for large purchases and for extended periods of time. We are therefore exposed to the risk that some of our customers may be unable to repay us, whether as a result of conditions in the applicable end market or otherwise.  Significant defaults by our customers could adversely affect our financial condition and results of operations.

We may not be able to grow our business in the future or to manage our growth effectively.

Historically, we have managed to grow our business internally and through selective acquisitions. In the future, we may not be able to identify and capture growth opportunities and therefore we may not be able to grow our business at the rate we have in the past, or at all. Further, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect. Any new facility or operation or any future acquisitions, if completed, may adversely affect our profitability by creating operating inefficiencies that could increase our operating expenses as a percentage of sales and reduce our operating income. In addition, the expansion of an existing facility or the construction of a new facility could hinder our results of operations due to the effect of start-up costs and the potential for underutilization in the start-up phase of a facility. Acquisitions could also result in unforeseen difficulties in integrating the acquired businesses with our existing business and could divert a disproportionate amount of management time and attention which could decrease the time that they have to service and attract customers and develop new products and services. We may not be able to retain the management, key employees or significant customers of an acquired business. Our inability to complete the integration of new businesses in a timely and orderly manner may increase costs and otherwise adversely affect our financial condition and results of operations.

Restrictions contained in the ABL Credit Facility and in the indenture governing our Notes might also inhibit our ability to make certain investments, including acquisitions and participation in joint ventures. Future acquisitions may result in the incurrence of indebtedness and contingent liabilities and an increase in interest and amortization expense or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs. The incurrence of additional indebtedness to pay for expansion costs or acquisition costs could harm our liquidity and financial stability. Although we evaluate, from time-to-time, potential acquisitions, we currently have no understandings, agreements or commitments to make any acquisitions.

Our Canadian operations subject us to currency translation risk which could cause our reported results to fluctuate significantly from period to period.

We receive a material portion of our revenue from our Canadian operations in Canadian dollars. For each reporting period, we translate the results of operations and financial condition from our Canadian operations into U.S. dollars. Therefore, our reported results of operations and financial condition are subject to changes in the exchange relationship between the two currencies. For example, as the Canadian dollar strengthens against the U.S. dollar, our revenue, as reported, is favorably affected and, conversely, expenses are unfavorably affected. Similarly, as the relationship of the Canadian dollar weakens against the U.S. dollar, our revenue, as reported, is unfavorably affected and, conversely, expenses are favorably affected. Fluctuations in the relative values of the U.S. dollar and the Canadian dollar could negatively affect our results of operations and assets and liabilities as reported in our financial statements.

We could incur substantial costs in order to comply with, or to address any violations or liabilities under, environmental and occupational health and safety laws, significantly increasing our operating expenses and reducing our operating income.

Our operations and facilities, primarily our processing centers and manufacturing facilities, are subject to comprehensive and frequently changing federal, state, provincial and local laws and regulations in the United States and Canada relating to the protection of the environment, including those related to air emissions, wastewater discharges, treatment, storage and disposal of hazardous substances and other materials and wastes, and in general, the emissions of pollutants into the environment. We are also subject to occupational health and safety laws and regulations. We have made, and will continue to make, significant expenditures to comply with such laws and regulations. We cannot predict the environmental laws or regulations that may be enacted in the future or how existing or future laws and regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretations of existing laws and regulations, may require significant additional expenditures by us which could vary substantially from those currently anticipated.

We also could incur substantial costs, including cleanup costs, fines and civil and criminal sanctions and third-party claims for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations. For example, our U.S. subsidiary, American Steel and Aluminum Corporation, was named as one of 19 defendants in an action brought in October 2001 by two private parties under the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA, to recover costs incurred and to be incurred in connection with a waste disposal facility in Cumberland, RI, which has been categorized as a Superfund site by federal authorities. The complaint was subsequently amended twice to add additional defendants, aggregating to a total of 57 defendants. The plaintiffs claim that American Steel and Aluminum Corporation is liable based upon alleged shipments to the site by American Steel and Aluminum Corporation. The plaintiffs have identified over 100 potentially responsible parties, or PRPs, and the Environmental Protection Agency, or EPA, has issued claim notice letters to 63 parties, some of which are defendants in the lawsuit. American Steel and Aluminum Corporation received, on or about April 25, 2003, an EPA claim letter seeking reimbursement of costs incurred and to be incurred at the site. American Steel and Aluminum Corporation responded to the claim by denying liability for the site. During 2006, American Steel and Aluminum Corporation and approximately 25 other defendants in the litigation entered into a settlement with the plaintiffs, with the approval of the EPA, resolving the settling defendants’ alleged liability for all claims for past and future response and oversight costs in connection with the Remedial Investigation/Feasibility Study for the site. The litigation remains pending against the non-settling defendants. The settlement does not address future remediation costs, and we do not believe it is currently possible to estimate our share, if any, of such costs, should claims for their recovery be pursued against us. We believe that we have meritorious defenses against any such claims, and we intend to defend our position vigorously should they be pursued against us. However, we may not prevail in such event, and any significant loss could have an adverse effect on our financial results.

Certain of the facilities that we occupy have been in operation for many years and, over such time, we and the prior owners or operators of such properties may have generated and disposed of wastes which are or may be in the future considered hazardous. Although we are not aware of any such sites as to which material outstanding obligations exist, it is possible that the discovery of contamination at these or other sites could result in future environmental liabilities.

Unexpected equipment failures may lead to production curtailments or shutdowns.

Interruptions in our production capabilities would increase our production costs and reduce our sales and earnings for the affected period. In addition to periodic equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. Our manufacturing processes are dependent upon critical pieces of steel processing and manufacturing equipment, such as an in-line temper mill, cut-to-length line, slitting line, pickling line, tube mill and roll forming and stamping equipment, and this equipment may, on occasion, incur downtime as a result of unanticipated failures. In particular, we do not have redundant capabilities with respect to the output of our hydroform tubing lines in Mississauga, Ontario and Jeffersonville, Indiana, or our pickling line in Stoney Creek, Ontario. We may in the future experience material plant shutdowns or periods of reduced production as a result of such equipment failures. Unexpected interruptions in our production capabilities would adversely affect our productivity and results of operations. Moreover, any interruption in production capability may require us to make significant capital expenditures to remedy the problem, which would reduce the amount of cash available for our operations. Our insurance may not cover our losses. In addition, long-term business disruption could harm our reputation and result in a loss of customers, which could adversely affect our business, results of operations and financial condition.

We operate in a highly fragmented and competitive industry and increased competition could reduce our sales and profitability.

The principal markets that we serve are highly competitive. Our industry is highly fragmented, consisting of numerous small and mid-sized companies, as well as a few larger publicly-traded companies. Our geographic market encompasses the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario. Within this geographic market, we compete with other regional and national steel service centers, single location service centers and, to a certain degree, primary steel producers and intermediate steel processors on a regional basis. We have different competitors for each of our products and within each geographic region.

We compete on the basis of price, product selection and inventory availability, customer service, quality processing capabilities, timely delivery and geographic proximity. Our competitors may foresee the course of market development more accurately than we do, produce similar products at a lower cost than we can or adapt more quickly to new technologies or industry and customer requirements. In addition, certain of our competitors have financial and operating resources in excess of our financial and operating resources and may have less financial leverage than we do. As a result, these competitors may be better positioned to respond to downward pricing pressures or other adverse economic or industry conditions or to identify and acquire companies or product lines compatible with their business.

In addition, our marketplace is becoming increasingly global, and lower cost imports may adversely affect our sales and profit margins. For instance, our results of operations for fiscal year 2007 were negatively affected by a decline in sale volume of structural tubing due to an increase of imported products.

Although we have been able to successfully compete in the past, we may not be able to continue to do so. Increased competition could harm our net sales and profitability in the future.

If our customers, which are primarily North American manufacturing and industrial companies, relocate operations or outsource functions overseas, we could lose their business.

Our customer base is located in the United States and Canada and consists primarily of manufacturing and industrial companies. Some of our customers operate in industries that are undergoing consolidation through acquisition and merger activity. In addition, some of our customers operate in industries, including the automotive industry, that are considering or have begun relocating production operations overseas or outsourcing particular functions overseas. We do not currently operate facilities outside of North America. To the extent our customers cease North American operations, relocate their production operations or outsource particular functions overseas, we could lose their business. Acquirers of manufacturing and industrial companies may have suppliers of choice that do not include us. These events could have an adverse effect on our results of operations and financial condition.

Our operations may be impacted by future labor negotiations or work stoppages and our inability to renegotiate labor contracts when they expire.

As of September 30, 2008, we employed approximately 886 persons, of which approximately 13.7% were categorized as administrative employees, 67.7% as production and warehouse, 11.6% as sales personnel and 7.0% as truck drivers. Approximately 27.7% of our total employees as of September 30, 2008, representing certain employees at nine of our 21 facilities, are organized by the United Steelworkers, the Teamsters, and independent employee associations. We are currently party to nine collective bargaining agreements. Our labor contracts expire on staggered dates beginning in December 2008.  Specifically, the labor contract with employee associations covering 17 employees at our Norwood facility will expire in December 2008 and the labor contract with the Teamsters covering 32 employees at our Harrisburg facility will expire in December 2009.  We may not be able to successfully negotiate extensions of these agreements or new labor contracts for these employees without any labor disruption. Work stoppages could have a direct negative impact on our ability to conduct business and continue production, and on our results of operations.

We depend on our operating management team and the loss of a number of the members of our management team could prevent us from implementing our operating methodology.

The success of our business is dependent upon the management and leadership of our operating management team. With the consummation of the Acquisition, we have begun to implement our operating methodology, The Decalogue™, which proposes operating the Company as a system or a group of interdependent components working together. Acquired Company previously operated with a decentralized, autonomous structure. Our operating methodology may not be accepted by the existing operating management team and its implementation may be disruptive, resulting in the loss of members of the operating management team. The loss of a number of these individuals or our inability to attract, retain and maintain additional personnel could adversely affect our ability to conduct, manage and grow our business.

Failure to successfully implement our operating methodology, The Decalogue™, may impede our plans to increase revenues and cash flow.

Our revenues and cash flows will not increase as planned if we fail to implement the key elements of our operating methodology. For example, if we are not successful in implementing our operating methodology, The Decalogue™, we may not enable higher operating capacities, lower cycle times and related inventory management goals and lower fixed operating expenses. Also, if we are unable to identify and pursue new market segments for our products, we may not be able fully utilize our production capacity and increase our sales.

The Acquisition could result in disruptions in business, loss of customers or contracts or other adverse effects.

The Acquisition may cause disruptions in our business, which could have a material adverse effect on our business and operations. Our customers, and other business partners, in response to the Acquisition, may adversely change or terminate their relationships with us, which could have a material adverse effect on our business and operations.

Damage to our information technology infrastructure could harm our business.

The unavailability of any of our management information systems for any significant period of time could have a material adverse effect on our operations. In particular, our ability to manage inventory levels successfully largely depends on the efficient operation of our computer hardware and software systems. We use management information systems to track inventory information at individual facilities, communicate customer information and aggregate daily sales, margin and promotional information. These systems are vulnerable to, among other things, damage or interruption from fire, flood, tornado and other natural disasters, power loss, computer system and network failures, operator negligence, physical and electronic loss of data, or security breaches and computer viruses.

The unaudited pro forma condensed financial statements are not an indication of the combined company’s financial condition or results of operations following the Acquisition.

The unaudited pro forma condensed financial statements contained in this prospectus are not an indication of the Company’s financial condition or results of operations following the consummation of the Acquisition. The unaudited pro forma condensed financial statements have been derived from the historical financial statements of Symmetry and Acquired Company, and many adjustments and assumptions have been made regarding the combined company after giving effect to the Acquisition. As a result, the actual financial condition and results of operations of the Company following the consummation of the Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed financial statements.

Risks Related to the Notes

Our substantial amount of indebtedness may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants, react to changes in the economy or our industry and prevent us from making payments on our indebtedness, including the Notes.

We are highly leveraged, particularly in comparison to some of our competitors. As of August 30, 2008, we had total indebtedness of approximately $372.6 million, including $57.6 million of indebtedness under the ABL Credit Facility (excluding approximately $1.9 million of outstanding undrawn letters of credit thereunder) and $315.0 million of Notes. If we are unable to meet our debt service obligations, we may need to obtain additional debt, refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to obtain additional debt, refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity, which would have a material adverse effect on our business, financial condition and results of operations .

Our substantial indebtedness could have important consequences to you, as a Holder of the Notes, including the following:

•
it may limit, along with the financial and other restrictive covenants in the agreements governing our indebtedness, our ability to dispose of assets or borrow money for our working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

•
a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, future business opportunities, capital expenditures and other general corporate purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it could make us more vulnerable to downturns in general economic or industry conditions or in our business;

•	it may restrict us from making strategic acquisitions, making capital improvements, investing in technology infrastructure or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the Notes; and

•	our suppliers and customers may react adversely to our significant debt level.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although covenants under the indenture governing the Notes and the credit agreement governing the ABL Credit Facility limit our ability to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In particular, in addition to the $175.0 million of commitments under the ABL Credit Facility ($57.6 million of which was outstanding as of August 30, 2008), subject to certain conditions, the issuer can request an increase in the commitments under the ABL Credit Facility in an aggregate amount of up to $50.0 million. In addition, neither the indenture governing the Notes nor the credit agreement governing the ABL Credit Facility prevents us from incurring obligations that do not constitute indebtedness as defined in those documents. If new debt is added to our existing debt levels, the risks associated with debt that we currently face, including our possible inability to service our debt, would increase.

Limits on our borrowing capacity under the ABL Credit Facility and other indebtedness may affect our ability to finance our operations.

While the ABL Credit Facility provides for $175.0 million of commitments, our ability to borrow funds under the facility is subject to, among other things, the amount of eligible accounts receivable and eligible inventory in our borrowing base under the ABL Credit Facility. Our ability to make borrowings under the ABL Credit Facility is also conditioned upon our compliance with other covenants in the credit agreement governing the ABL Credit Facility, including a financial covenant that will apply when our borrowings exceed certain amounts. In addition, the terms of the indenture governing the Notes will limit the amount of indebtedness that we may incur. Because of these limitations, we may not always be able to meet our cash requirements with funds borrowed under the ABL Credit Facility. See “Description of Other Indebtedness.”

Novamerican Steel Finco is a holding company, and therefore its ability to repay its indebtedness, including the Notes, is dependent on cash flow generated by its subsidiaries and their ability to make distributions to it.

Novamerican Steel Finco as issuer is a holding company with no significant operations or material assets other than the equity interests it holds in its subsidiaries and the intercompany demand promissory notes.  Novamerican Steel Finco as issuer conducts all of its business operations through its subsidiaries. As a result, its ability to pay principal and interest on its indebtedness, including the Notes, is dependent on the generation of cash flow by its subsidiaries, including its subsidiaries that are not guarantors, and their ability to make such cash available to the issuer, by dividend, debt repayment or otherwise.

The earnings of the issuer’s subsidiaries will depend on their financial and operating performance, which will be affected by general economic, industry, financial, competitive, operating, legislative, regulatory and other factors beyond our control.  Unless they are guarantors of the Notes, the issuer’s subsidiaries (other than Novamerican Canada, to the extent of the value of the intercompany demand promissory notes that may be enforced by the trustee of the Notes) do not have any obligations to pay amounts due on the Notes or to make funds available for that purpose. While the Company and its existing domestic subsidiaries (other than the issuer) have initially guaranteed the Notes on a senior secured basis, such guarantees and the related security interests could be rendered unenforceable for the reasons described below under “—Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require Holders to return payments thereon.” If such guarantees were rendered unenforceable, the Holders of the Notes would lose their direct claim against the entities holding substantially all of our operating assets. In addition, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any of the issuer’s subsidiaries who are not guarantors (other than Novamerican Canada, to the extent of the value of the intercompany demand promissory notes that may be enforced by the trustee of the Notes), all of such subsidiary’s creditors would be entitled to payment in full out of such subsidiary’s assets before the Holders of the Notes would be entitled to any payment. Each of the issuer’s subsidiaries is a separate and distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of the issuer’s subsidiaries, may limit the issuer’s ability to obtain cash from its subsidiaries. While the indenture governing the Notes will limit the ability of the issuer’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the issuer, these limitations are subject to certain qualifications and exceptions. Any payments of dividends, distributions, loans or advances to the issuer by its subsidiaries could also be subject to taxes or restrictions on dividends or transfers under applicable local law in the jurisdictions in which its subsidiaries operate.

If the issuer does not receive distributions from its subsidiaries, or to the extent that the earnings from, or other available assets of, its subsidiaries are insufficient, the issuer may be unable to make required principal and interest payments on its indebtedness, including the Notes.

If we are unable to service our debt, including the Notes, and meet our other commitments, we may need to revise or delay our strategic plans, reduce or delay capital expenditures, sell assets, restructure or refinance our debt, including the Notes, or seek additional equity capital. We may be unable to effect any of these remedies on satisfactory terms or at all. The credit agreement governing the ABL Credit Facility and the indenture governing the Notes will restrict our ability to dispose of assets and use the proceeds from such dispositions. We may not be able to consummate those dispositions or to use those proceeds to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the Notes.”

If we cannot make scheduled payments on our indebtedness, we could be in default under the terms of the agreements governing such indebtedness, including the credit agreement governing the ABL Credit Facility and the indenture governing the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the ABL Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the assets securing their loans, and we could be forced into bankruptcy or liquidation, which could result in your losing your investment in the Notes.

Novamerican and Novamerican Steel Holdings are also holding companies whose entire operating income and cash flow will be derived from their subsidiaries and whose only material assets are, in the case of Novamerican, the capital stock of Novamerican Steel Holdings, and, in the case of Novamerican Steel Holdings, the capital stock of Novamerican Steel Finco as issuer.

Novamerican and Novamerican Steel Holdings are also holding companies whose entire operating income and cash flow will be derived from their subsidiaries and whose only material assets are, in the case of the Company, the capital stock of Novamerican Steel Holdings, and, in the case of Novamerican Steel Holdings, the capital stock of the issuer. The credit agreement governing the ABL Credit Facility restricts the ability of the issuer and Novamerican Steel Holdings to engage in any business other than as passive holding companies. Therefore, you should not place undue reliance on the guarantees of the Notes provided by Novamerican and Novamerican Steel Holdings in evaluating whether or not to invest in the Notes.

We may not be able to generate sufficient cash flows to meet our debt service obligations, and could be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our expected debt service obligation is approximately $41.5 million in interest payments per annum. Our ABL Credit Facility is a five-year facility with no amortizing payments prior to the maturity date, but repayments are required if, at any time, amounts outstanding exceed the then applicable borrowing base. The Notes mature in eight years with no amortizing payments prior to the maturity date.

Our ability to make required payments on or to refinance our indebtedness will depend on our ability to generate cash flow from operations in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control. In addition, all of our indebtedness under the ABL Credit Facility bears interest at variable rates, and therefore, if interest rates increase, our debt service requirements will also increase.

If we do not generate sufficient cash flow from operations or if future borrowings under the ABL Credit Facility are not available to us in an amount sufficient to satisfy our debt service obligations, including payment on the Notes, or to fund our other liquidity needs, we may have to take actions, such as refinancing or restructuring our indebtedness, including the Notes, selling assets, reducing or delaying capital expenditures and acquisitions or seeking to raise additional capital, any of which could have a material adverse effect on our operations. Additionally, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms, or at all. The credit agreement governing the ABL Credit Facility and the indenture governing the Notes restrict our ability to dispose of assets and use the proceeds from such disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and those proceeds may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the Notes.” Further, our ability to restructure or refinance our indebtedness, including the ABL Credit Facility and the Notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the credit agreement governing the ABL Credit Facility and the indenture governing the Notes, may limit or prevent us from taking any of these actions. In addition, failure to make scheduled payments of interest and principal on our indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our indebtedness on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the Notes.

Covenants in the credit agreement governing the ABL Credit Facility and the indenture governing the Notes may restrict our ability to pursue our business strategies.

The credit agreement governing the ABL Credit Facility and the indenture governing the Notes contain, and the agreements governing our future indebtedness may contain, restrictive covenants that may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. The credit agreement governing the ABL Credit Facility or the indenture governing the Notes limits our ability, among other things, to:

•	incur or guarantee additional indebtedness (including preferred stock);

•	pay dividends and distributions on, or repurchase or redeem, equity interests and make other similar payments;

•	create or incur liens;

•	enter into sale leaseback transactions;

•	make loans, investments, advances or acquisitions;

•	sell or otherwise dispose of assets;

•	repay indebtedness;

•	enter into transactions with affiliates;

•	place restrictions on the ability of our subsidiaries to pay dividends or make distributions;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions;

•	engage in hedging;

•	amend material agreements; and

•	change our lines of business.

As a result of these restrictive covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

In addition, the credit agreement governing the ABL Credit Facility includes a financial covenant under which we must maintain a 1.0 to 1.0 fixed charge coverage ratio whenever excess availability thereunder is less than $20.0 million. Our ability to comply with this ratio may be affected by events beyond our control, and we may not be able to meet this ratio at any time during which this financial covenant applies. In addition, at any time when excess availability under the ABL Credit Facility is less than $20.0 million for five consecutive business days or there is an event of default under the credit agreement governing the ABL Credit Facility, there will be a sweep of all cash proceeds from certain U.S. and Canadian bank accounts of the Company and its subsidiaries to repay or, in the case of outstanding letters of credit, cash collateralize, any credit extensions outstanding under the ABL Credit Facility. Such cash sweep would terminate when excess availability under the ABL Credit Facility is greater than $20.0 million for 30 consecutive days or such event of default shall have been cured.

A failure to comply with the covenants contained in the credit agreement governing the ABL Credit Facility could result in an event of default under such credit agreement, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. If any event of default under the credit agreement governing the ABL Credit Facility occurs that is not cured or waived, the lenders thereunder could elect to declare all outstanding borrowings thereunder to be due and payable, together with accrued and unpaid interest, elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the assets securing our obligations thereunder, any of which could result in an event of default under the indenture governing the Notes. Any such actions could force us into bankruptcy or liquidation and we may not be able to repay our obligations under the Notes in such an event. See “—If we default on our obligations to pay our indebtedness, the issuer may not be able to make payments on the Notes” below.

Variable rate indebtedness subjects us to the risk of higher interest rates, which could cause our debt service obligations to increase significantly.

The ABL Credit Facility bears interest at variable rates. In the case of U.S. dollar borrowings under the ABL Credit Facility, the interest rate is LIBOR or U.S. base rate, plus an applicable margin, depending upon the excess availability under the ABL Credit Facility. The U.S. base rate is the higher of (i) the prime rate announced by JPMorgan Chase Bank, N.A. or (ii) the federal funds effective rate plus 0.50%. Until March 14, 2008, the applicable margin for LIBOR based loans was 1.75% and for U.S. base rate loans was 0.75%, and thereafter the applicable margin for borrowings may be reduced or increased depending upon the excess availability under the ABL Credit Facility, but not less than 1.25% or more than 2.00% for LIBOR based loans and not less than 0.25% or more than 1.00% for U.S. base rate loans.  In the case of Canadian dollar-denominated borrowings under the ABL Credit Facility, the interest rate is the Canadian prime rate plus the applicable margin for base rate loans. For Canadian dollar-denominated bankers acceptances, the interest rate is the discount rate for the period selected by Novamerican Canada, as Canadian borrower, plus stamping fees which will be equal to the margin for LIBOR based rates. See “Description of Other Indebtedness.” If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and could result in an increase in the portion of our cash flow from operations dedicated to servicing our debt, in lieu of other purposes.

If we default on our obligations to pay our indebtedness, Novamerican Steel Finco may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the credit agreement governing the ABL Credit Facility that is not waived by the required lenders thereunder, and the remedies sought by the holders of such indebtedness could render the issuer unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flows and are otherwise unable to obtain the funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness, including the credit agreement governing the ABL Credit Facility and the indenture governing the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the ABL Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the assets securing our obligations thereunder, and we could be forced into bankruptcy or liquidation. We may in the future need to obtain waivers from the required lenders under the ABL Credit Facility to take actions otherwise prohibited by the covenants in the credit agreement governing the ABL Credit Facility. We may not be able to obtain such waivers from the required lenders thereunder. If we breach our covenants under the credit agreement governing the ABL Credit Facility and are not able to obtain a waiver from the required lenders thereunder, we would be in default under such credit agreement. As a result, the lenders thereunder could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Notes.”

The ability of the trustee to realize upon the capital stock, intercompany demand promissory notes and other securities securing the Notes will be automatically limited to the extent the pledge of such capital stock, intercompany demand promissory notes and other securities would require the filing with the SEC of separate financial statements for any of the Company’s subsidiaries.

Rule 3-16 of Regulation S-X promulgated by the SEC requires financial statements of an entity to be provided if the capital stock or other securities of such entity constitute collateral for a class of registered securities and if the greatest of the par value, book value or market value of such capital stock or securities equals 20% or more of the principal amount of the secured class of securities. As a result, the indenture governing the Notes and the security documents relating to the security interest in the first-priority collateral securing the Notes provide that, to the extent that separate financial statements of any of the Company’s subsidiaries would be required by the rules of the SEC due to the fact that such subsidiary’s capital stock, intercompany demand promissory notes or other securities secure the Notes, the pledge of such capital stock, intercompany demand promissory notes or other securities of such subsidiary constituting first-priority collateral securing the Notes will automatically be limited such that the value of the portion of such capital stock, intercompany demand promissory notes and other securities of such subsidiary that the trustee of the Notes may realize upon will, in the aggregate, at no time exceed 19.999% of the aggregate principal amount of the then outstanding notes. After giving effect to the Acquisition, the book value and market value of the capital stock and other securities of each of the issuer, Novamerican Steel U.S. Inc. and Novamerican Canada (including the intercompany demand promissory notes) that were pledged to secure the Notes on the issue date of the Notes exceeds 20% of the aggregate principal amount of the Notes then outstanding.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and the related guarantees and require Holders to return payments thereon.

The issuance of the Notes and the related guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. If the issuer or any guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void or otherwise decline to enforce the Notes or the related guarantee. A court might do so if it found that when the issuer issued the Notes or the guarantor entered into its guarantee or, in some states, when payments became due under the Notes or the related guarantee, the issuer or the guarantor received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent by reason of such transactions;

•	was engaged in a business or transaction for which the issuer’s or such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to repay such debts as they matured.

The court might also void the issuance of Notes or a related guarantee, without regard to the above factors, if the court found that the issuer issued the Notes or the guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the Notes or its related guarantee, respectively, if the issuer or such guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes or a related guarantee, you would no longer have a claim against the issuer or such guarantor. Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuer or such guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider the issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

To the extent a court voids any of the Notes or the related guarantees as fraudulent transfers or holds any of the Notes or the related guarantees unenforceable for any other reason, Holders of Notes would cease to have any direct claim against the issuer or the applicable guarantor. If a court were to take this action, the assets of the issuer or the applicable guarantor would be applied first to satisfy the other liabilities of the issuer or the applicable guarantor, if any, before any portion of the assets could be applied to the payment of the Notes.

U.S. and Canadian federal as well as state and provincial statutes allow courts, under specific circumstances, to void the intercompany demand promissory notes and/or security granted in connection with such note and require Holders or the issuer, as applicable, to return payments received.

The intercompany demand promissory notes may be subject to review under U.S. and Canadian federal as well as state and provincial fraudulent transfer and conveyance statutes. If Novamerican Canada becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty under federal, provincial or state fraudulent transfer law, a court may void or otherwise decline to enforce the intercompany demand promissory notes. A court might do so if it found that when Novamerican Canada issued the intercompany demand promissory notes or when payments became due under the intercompany demand promissory notes, Novamerican Canada received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent by reason of such transactions;

•	was engaged in a business or transaction for which Novamerican Canada’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to repay such debts as they matured.

The court might also void the issuance of the intercompany demand promissory notes without regard to the above factors, if the court found that Novamerican Canada issued the intercompany demand promissory notes with actual intent to hinder, delay or defraud its creditors.

A court would likely find that Novamerican Canada did not receive reasonably equivalent value or fair consideration for the intercompany demand promissory notes if Novamerican Canada did not substantially benefit directly or indirectly from the issuance of the intercompany demand promissory notes.  lf a court were to void the issuance of the intercompany demand promissory notes, the issuer and you would no longer have a debt claim against Novamerican Canada. Sufficient funds to repay the intercompany demand promissory notes may not be available from other sources, if any. In addition, the court might direct the issuer or you to repay any amounts that it or you already received from Novamerican Canada.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider Novamerican Canada insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

To the extent a court voids the intercompany demand promissory notes as a fraudulent transfer or holds the intercompany demand promissory notes unenforceable for any other reason, the issuer and the Holders of the Notes would cease to have any direct debt claim against Novamerican Canada. If a court were to take this action, the assets of Novamerican Canada would be applied first to satisfy Novamerican Canada’s other liabilities, if any, before any portion of the assets could be applied to the payment of the intercompany demand promissory notes.

Novamerican Canada is also subject to the insolvency and corporate laws of Canada. Under the insolvency and corporate laws of Canada, Canadian courts may also void the intercompany demand promissory notes and require the issuer or the Holders of the Notes to return payments received from Novamerican Canada or from the issuer in respect of the intercompany demand promissory notes. Canadian courts may also void security granted in connection with the intercompany demand promissory notes rendering the obligations under the intercompany demand promissory notes unsecured. We cannot assure you as to what standard a court in Canada would apply in making its determination. If a Canadian court voided the intercompany demand promissory note, the issuer and you would no longer have a claim against Novamerican Canada under the intercompany demand promissory notes. In addition, the court might direct you or the issuer to repay any amounts already received from Novamerican Canada. If a Canadian court were to void the intercompany demand promissory note, funds may not be available from any other source to make payments due under or in connection with the intercompany demand promissory notes. The intercompany demand promissory notes are considered non-arm’s length transactions for the purposes of Canadian insolvency laws, which extends certain time periods applicable to statutory provisions that could be relied upon in litigation proceedings seeking to set aside the Notes or security and could be cited as one factor supporting an order to set aside such notes or security.

The provisions of the intercompany demand promissory notes can be changed, and the intercompany demand promissory notes can be prepaid in whole or in part, without the consent of the Holders of the Notes, subject to the requirement, in the case of the intercompany demand promissory notes issued on the closing date, that the proceeds of such prepayment are used to make an offer to repurchase notes. Prepayment would decrease the debt claim against Novamerican Canada and therefore increase the structural subordination of the Notes. Prepayment or changes in such provisions could reduce or eliminate the ability of Holders of the Notes to seek recovery directly from Novamerican Canada upon a default under the Notes.

In general, the intercompany demand promissory notes cannot be changed or, in the case of the intercompany demand promissory notes issued on the Acquisition date, prepaid or otherwise discharged, without the consent of the Holders of the Notes. However, without the consent of the Holders of the Notes:

•
the interest rate, interest payment dates, currency of payment of principal and currency in which any intercompany demand promissory note is denominated (subject to certain limitations) can be amended;

•	the payment of interest may be deferred;

•
provisions of the intercompany demand promissory notes can be amended to comply with changes in applicable law, so long as such amendments do not change the enforceability, principal amount, stated maturity, average life, ranking or priority or, in the case of the intercompany demand promissory notes issued on the Acquisition date, prepayment provisions of the intercompany demand promissory notes; and

•
any intercompany demand promissory note can be prepaid or repaid in whole or in part; provided that, in the case of the intercompany demand promissory notes issued on the Acquisition date, the proceeds received by the issuer from such prepayment or repayment are applied to an offer to purchase notes at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, or to redeem the Notes in accordance with the indenture governing the Notes.

To the extent we change the currency of any intercompany demand promissory notes to Canadian dollars, the principal amount (expressed in U.S. dollars) of such intercompany demand promissory note could increase or decrease at any time due to changes in currency exchange rates. A reduction in the principal amount of any intercompany demand promissory note would decrease the secured debt claim against Novamerican Canada and therefore would increase the structural subordination of the Notes, and reduce the ability of Holders of the Notes to realize upon the assets of Novamerican Canada upon a default under the indenture governing the Notes. A change in the provisions of any intercompany demand promissory note could also limit such ability.

As of August 30, 2008, Novamerican Canada had issued intercompany demand promissory notes to the issuer totaling an aggregate principal amount of $125.0 million, and such intercompany demand promissory notes had been pledged by the issuer to the trustee of the Notes as first-priority collateral.  As of the date that this prospectus is filed with the SEC and at all times thereafter, to the extent that separate financial statements of Novamerican Canada would be required by the rules of the SEC due to the fact that the Notes are secured by securities of Novamerican Canada, the pledge of such securities of Novamerican Canada constituting first-priority collateral securing the Notes will be automatically limited such that the value of the portion of such securities of Novamerican Canada that the trustee of the Notes may realize upon will, in the aggregate, at no time exceed 19.999% of the aggregate principal amount of the then outstanding notes.

We may not be able to repurchase the Notes upon a change of control.

We may not be able to repurchase the Notes upon a change in control because we may not have sufficient funds. Upon a change of control, Holders of the Notes may require the issuer to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

The issuer’s failure to purchase tendered Notes upon a change of control would result in an event of default under the indenture governing the Notes and a cross-default under the agreements governing certain of our other indebtedness, including the credit agreement governing the ABL Credit Facility, which may result in the acceleration of such indebtedness requiring the issuer to repay that indebtedness immediately. If a change of control were to occur, we may not have sufficient funds to repay any such accelerated indebtedness. The credit agreement governing the ABL Credit Facility will also provide that a change of control, as defined in such agreement, will be an event of default that permits the lenders thereunder to accelerate the maturity of any outstanding borrowings thereunder and, if such debt is not paid, to enforce their security interest in the collateral securing the ABL Credit Facility, thereby limiting our ability to raise cash to purchase the Notes and reducing the practical benefit of the offer-to-purchase provisions to the Holders of the Notes. Any of our future debt may contain similar provisions.

In addition, the change of control provisions in the indenture governing the Notes may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under such indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture governing the Notes that would trigger our obligation to repurchase the Notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture governing the Notes, we will not be required to make an offer to repurchase the Notes and you may be required to continue to hold your notes despite the event. See “Description of the Notes—Change of control.” Further, the definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of the assets of the Company. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a Holder of Notes to require the issuer to repurchase its notes as a result of a sale, lease or transfer of less than all the assets of the Company to another individual, group or entity may be uncertain.

The Notes are structurally subordinated in right of payment to the indebtedness of the Company’s subsidiaries that are not guaranteeing the Notes (other than Novamerican Canada, to the extent of the value of the intercompany demand promissory notes that may be enforced by the trustee of the Notes, and the issuer).

The Company’s subsidiaries that are not guarantors of the Notes (other than the issuer), or the non-guarantor subsidiaries, are separate and distinct legal entities with no obligation to pay any amounts due on the Notes or to provide the issuer or the guarantors of the Notes with funds for payment obligations with respect to the Notes, whether by dividend, distribution, loan or other payment. Novamerican Canada’s obligation to provide the issuer with funds for payment of the Notes will be limited to the value of the intercompany demand promissory notes, and the ability of the trustee of the Notes to enforce payment due under the intercompany demand promissory notes will be limited by the provisions set forth in the intercreditor agreement. Other than as provided in the preceding sentence, you will not have any claim as a creditor against any of the non-guarantor subsidiaries. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of the non-guarantor subsidiaries (other than Novamerican Canada, to the extent of the value of the intercompany demand promissory notes that may be enforced by the trustee of the Notes) will be effectively senior to your claims against those subsidiaries as a Holder of the Notes.

For the fiscal year ended November 24, 2007, after giving pro forma effect to the Acquisition, the sale of the Notes and the entering into of the ABL Credit Facility, the non-guarantor subsidiaries (including Novamerican Canada) generated total revenues of $463.4 million and operating income (including intercompany transactions) of $9.0 million.   The non-guarantor subsidiaries had $170.6 million of total liabilities (including trade payables, but excluding intercompany liabilities) and $319.1 million of total assets as of November 24, 2007.  For the fiscal year ended November 24, 2007, Novamerican Canada had $317.1 million of total assets and (after giving pro forma effect to the Acquisition, the sale of the Notes and the entering into of the ABL Credit Facility) generated total revenues of $463.4 million and operating income (including intercompany transactions) of $9.0 million.

In addition, the indenture governing the Notes, subject to certain limitations, permits the non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. Further, the Company and its restricted subsidiaries are permitted under the indenture governing the Notes to make unlimited amounts of investments in the non-guarantor restricted subsidiaries. If the Company or its restricted subsidiaries invest additional amounts in the non-guarantor restricted subsidiaries, in the event of a bankruptcy, liquidation, reorganization or other winding up of any of the non-guarantor restricted subsidiaries, assets that otherwise could be used to satisfy our obligations under the Notes will first be used to satisfy the liabilities of the non-guarantor restricted subsidiaries.

There may not be sufficient collateral to pay all or any of the Notes and the Holders of Notes will not control certain decisions regarding second-priority collateral.

Indebtedness outstanding under the ABL Credit Facility, certain interest rate protection and other hedging agreements, certain obligations in respect of cash management services and certain other indebtedness permitted to be incurred by us in the future under the indenture governing the Notes are (or, in the case of such future indebtedness, may be) secured on a first-priority basis by the second-priority collateral. The second-priority collateral will consist of (i) accounts receivable and related records, chattel paper, deposit accounts, cash, checks and other negotiable instruments, funds and other evidences of payment, (ii) inventory, (iii) documents, general intangibles, instruments, investment property and letter of credit rights, in each case to the extent evidencing, governing, securing or otherwise related to the items referred to in clause (i) or (ii) above, (iv) books and records related to the foregoing, (v) collateral security and guarantees given by any person with respect to any of the foregoing, and (vi) proceeds, including insurance proceeds, of any and all of the foregoing, in each case of the issuer and each guarantor, whether owned on the issue date of the Notes or thereafter acquired, and subject to the exceptions and permitted liens described under “Description of the Notes — Security” and “—Limitation on liens.”  In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against the issuer or any guarantor, the assets that are pledged for the benefit of other indebtedness on a first-priority basis, other than assets that constitute first-priority collateral, must be used first to pay such indebtedness in full before making any payment on the Notes. In addition, to the extent other indebtedness has a first-priority security interest in the first-priority collateral or a second-priority security interest in the second-priority collateral, you will have to share the value of the assets comprising such collateral with the Holders of such other indebtedness on a pari passu basis in the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding against the issuer or any guarantor.

To the extent that separate financial statements of any subsidiary of the Company would be required by the rules of the SEC due to the fact that the Notes are secured by securities of such subsidiary, the pledge of capital stock, intercompany demand promissory notes and other securities of such subsidiary constituting first-priority collateral will be automatically limited such that the value of the portion of such capital stock, intercompany demand promissory notes and other securities that the trustee of the Notes may realize upon will, in the aggregate, at no time exceed 19.999% of the aggregate principal amount of the then outstanding notes.

As of August 30, 2008, there was $57.6 million of indebtedness outstanding (excluding approximately $1.9 million of undrawn letters of credit outstanding) under the ABL Credit Facility secured by second-priority collateral on a first-priority basis. Any additional obligations secured by the second-priority collateral (whether senior to or pari passu with the second-priority security interest of the Holders of the Notes) will dilute the value of the second-priority collateral. In particular, the issuer could, subject to certain conditions, obtain an increase in commitments under the ABL Credit Facility in an aggregate principal amount of up to $50.0 million, all of which would, to the extent used, rank prior to the Notes with respect to the second-priority collateral.

In addition, because a portion of the first-priority collateral consists of pledges of 66% of the capital stock of certain of the Company’s foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the Holders of Notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the first-priority liens securing the Notes.

No appraisal of the value of the collateral securing the Notes has been made in connection with this offering and the value of such collateral in the event of a foreclosure, liquidation, bankruptcy or similar proceeding will depend on market and other economic conditions, including the availability of suitable buyers for such collateral. By their nature, some or all of the pledged assets are illiquid and may have no readily ascertainable market value. The value of the pledged assets could be impaired in the future as a result of the changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral securing the Notes will be sufficient to pay our obligations under the Notes, in full or at all.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Notes. Any claim for the difference between the amount, if any, realized by Holders of the Notes from the sale of the collateral securing the Notes and the obligations under the Notes will rank equally in right of payment with all the other unsecured unsubordinated indebtedness and other obligations, including trade payables, of the issuer and the guarantors.

Under the intercreditor agreement, the ability to cause the commencement of enforcement proceedings against the second-priority collateral and to control such proceedings is at the discretion of the Holders of such first-priority security interests, and neither the Holders of the Notes nor the trustee of the Notes will have the ability to control or direct such actions, even if the rights of the Holders of the Notes are adversely affected. See “Description of the Notes—Security—Intercreditor Agreement.”

Furthermore, the security documents relating to the collateral securing the Notes allow the issuer and the guarantors to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, such collateral. Under certain circumstances, the indenture governing the Notes permits the proceeds of asset sales to be used to purchase assets that are not collateral or that are not first-priority collateral. In such a case, the pool of assets securing the Notes would be reduced and the Notes would not be secured (or would not be secured on a first-priority basis) by such purchased assets.

The indenture governing the Notes and the security documents relating to the collateral securing the Notes provide that, to the extent that any rule is adopted, amended or interpreted that would require the filing with the SEC of separate financial statements of any of the Company’s subsidiaries due to the fact that such subsidiary’s capital stock, intercompany demand promissory notes or other securities secure the Notes, then the pledge of such capital stock, intercompany demand promissory notes or other securities will automatically be limited to the extent necessary to not be subject to such requirement. In such event, the indenture governing the Notes and the security documents relating to the collateral securing the Notes will be amended, without the consent of any Holder of the Notes, to the extent necessary to release the liens on such capital stock, intercompany demand promissory notes or other securities. As a result, Holders of the Notes could lose a portion of their security interest in such capital stock, intercompany demand promissory notes or other securities in such instance.

Rights of Holders of the Notes in collateral may be adversely affected by bankruptcy proceedings.

The right of the trustee to repossess and dispose of the collateral securing the Notes upon acceleration is likely to be significantly impaired by federal bankruptcy or other insolvency law if bankruptcy or other insolvency proceedings are commenced by or against us prior to or possibly even after the trustee has repossessed and disposed of the collateral. For example, under the U.S. Bankruptcy Code, a secured creditor, such as the trustee, is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from a debtor, without bankruptcy court approval, and a secured creditor can be similarly prohibited by Canadian insolvency laws. Moreover, U.S. and Canadian bankruptcy law permits the debtor to continue to retain and use the collateral and the proceeds, products, rents and profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided, in the case of U.S. bankruptcy laws, that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral and may include, among other things, cash payments or the granting of additional security, if and at such time the court in its discretion determines such relief is necessary to protect the secured creditor against any diminution in the value of the collateral as a result of the stay of the repossession or disposition or use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the trustee would repossess or dispose of the collateral, or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral securing the Notes is not sufficient to repay all amounts due on the Notes after first paying the obligations of creditors having first-priority security interests in the second-priority collateral, the Holders of the Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws generally do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of Holders of Notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral.

The collateral securing the Notes consists of assets, both tangible and intangible, whether now owned or acquired or arising in the future, of the issuer and the guarantors. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that we will inform the trustee of the Notes of the future acquisition of property and rights that constitute “collateral,” and that all necessary action will be taken to properly create and perfect the security interest in such after acquired collateral. The trustee of the Notes will not monitor the future acquisition of property and rights that constitute collateral, nor will the trustee monitor the perfection of the security interest in any collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Notes against third parties. The indenture governing the Notes and the related security documents do not require creation or perfection of security interests in leasehold interests or in owned real properties having a book value or a fair market value of less than $1.0 million, and contain other exceptions for the creation or perfection of security interests in specific assets where the cost thereof is excessive in view of the benefits afforded thereby to the Holders of the Notes.

There may not be sufficient collateral to pay the intercompany demand promissory notes.

Indebtedness outstanding under the intercompany demand promissory notes is (and, in the case of any such future indebtedness, will be) secured by substantially all of the assets of Novamerican Canada. Subject to the first-priority security interest in the Canadian ABL assets securing the Canadian ABL obligations, to the extent other indebtedness has a first-priority security interest in the intercompany note collateral, you will have to share the value of the assets comprising such collateral with the Holders of such other indebtedness on a pari passu basis in the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding against Novamerican Canada. As of August 30, 2008, there was $182.6 million of indebtedness outstanding secured by the Canadian ABL assets on a first-priority basis, including $125.0 million of indebtedness under the intercompany demand promissory notes issued on the Acquisition date and $57.6 million of indebtedness under the ABL Credit Facility (excluding approximately $1.9 million in undrawn outstanding letters of credit issued thereunder).  Pursuant to the intercreditor agreement, the trustee will agree to not exercise any remedies against or otherwise seek to realize on any Canadian ABL assets securing the intercompany demand promissory notes and will, if the trustee receives any amounts in respect of the Canadian ABL assets, segregate and hold such amounts in trust for the benefit of the credit agent and further provide such amounts to the credit agent for payment of the Canadian ABL obligations prior to any payment of the Notes. In such event, the Holders of the Notes will be entitled to (x) the intercompany note collateral, other than the Canadian ABL assets, and (y) after the Canadian ABL obligations have been paid in full, any remaining Canadian ABL assets.

No appraisal of the value of the intercompany note collateral has been made in connection with this offering, and the value of such collateral in the event of a foreclosure, liquidation, bankruptcy or similar proceeding will depend on market and other economic conditions, including the availability of suitable buyers for such collateral. By its nature, some or all of the intercompany note collateral may be illiquid and may have no readily ascertainable market value. The value of the intercompany note collateral could be impaired in the future as a result of the changing economic conditions, our failure to implement business strategies, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the intercompany note collateral may not be sufficient to pay Novamerican Canada’s obligations under the intercompany demand promissory notes, in full or at all.

Accordingly, there may not be sufficient intercompany note collateral to pay all or any of the amounts due on the intercompany demand promissory notes. Any claim for the difference between the amount, if any, realized by Holders of the Notes from the sale of the intercompany note collateral and the obligations of Novamerican Canada under the intercompany demand promissory notes will rank equally in right of payment with all the other unsecured unsubordinated indebtedness and other obligations, including trade payables, of Novamerican Canada.

Holders of the Notes will not control decisions regarding the intercompany note collateral. Until the trustee of the Notes has enforced the issuer’s security interest in the first-priority collateral, the issuer will control substantially all matters related to the intercompany note collateral. The indenture governing the Notes limits the actions that may be taken by the issuer in respect of the intercompany note collateral; however, any actions that may be taken pursuant to the terms of the indenture governing the Notes in respect of the intercompany note collateral will be at the discretion of the issuer, and the trustee on behalf of the Holders of the Notes does not have the ability to control or direct such actions, even if the rights of the Holders of the Notes are adversely affected.

Furthermore, the security documents relating to the intercompany note collateral allow Novamerican Canada to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the intercompany note collateral. Under certain circumstances, the indenture governing the Notes permits the proceeds of asset sales by Novamerican Canada to be used to purchase assets that are not intercompany note collateral. In such a case, the pool of assets securing the intercompany demand promissory notes would be reduced and the intercompany demand promissory notes would not be secured by such purchased assets.

The indenture governing the Notes and the security documents relating to the intercompany note collateral provide that, to the extent that any rule is adopted, amended or interpreted that would require the filing with the SEC of separate financial statements of Novamerican Canada due to the fact that its capital stock, intercompany demand promissory notes or other securities or assets secure the Notes, then such capital stock, the intercompany demand promissory notes or other securities or assets will automatically be deemed not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the indenture governing the Notes and the security documents relating to the collateral securing the Notes will be amended, without the consent of any Holder of the Notes, to the extent necessary to release the liens on such capital stock, intercompany demand promissory notes or other securities or assets. As a result, Holders of the Notes could lose a portion of their security interest in such capital stock, intercompany demand promissory notes or other securities in such instance.

The intercompany demand promissory notes are structurally subordinated in right of payment to the indebtedness of Novamerican Canada’s subsidiaries.

Novamerican Canada’s subsidiaries are separate and distinct legal entities from Novamerican Canada, with no obligation to pay any amounts due on the intercompany demand promissory notes or to provide Novamerican Canada with funds for payment obligations with respect to the intercompany demand promissory notes, whether by dividend, distribution, loan or other payment. Neither the issuer nor you have any claim as a creditor against any of Novamerican Canada’s subsidiaries. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of Novamerican Canada’s subsidiaries is effectively senior to the issuer’s claims against those subsidiaries or your claims against those subsidiaries as a Holder of the Notes.

In addition, the indenture governing the Notes, subject to some limitations, permits Novamerican Canada’s subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. Further, Novamerican Canada is permitted under the indenture governing the Notes to make unlimited amounts of investments in its subsidiaries that are restricted subsidiaries. If Novamerican Canada invests additional amounts in such subsidiaries, in the event of a bankruptcy, liquidation, reorganization or other winding up of any of such subsidiaries, assets that otherwise could be used to satisfy Novamerican Canada’s obligations under the intercompany demand promissory notes will first be used to satisfy the liabilities of such subsidiaries.

Rights of the issuer or the trustee to the intercompany note collateral may be adversely affected by bankruptcy proceedings.

The right of the issuer or the trustee of the Notes to repossess and dispose of the intercompany note collateral upon acceleration of the intercompany demand promissory notes is likely to be significantly impaired by U.S. or Canadian bankruptcy law if bankruptcy or other insolvency proceedings are commenced by or against Novamerican Canada or the issuer prior to or possibly even after the issuer, in the case of a bankruptcy or other insolvency proceeding by Novamerican Canada alone, or the trustee, in the case of a bankruptcy or other insolvency proceeding by Novamerican Canada and the issuer, has repossessed and disposed of the intercompany note collateral for the reasons discussed under “—Rights of Holder of the Notes in collateral may be adversely affected by bankruptcy proceedings.”

The rights of the issuer or the trustee of the Notes to enforce remedies are also likely to be significantly impaired by the provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to Novamerican Canada. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or plan of arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors affected thereby. Such a restructuring proposal, if accepted by the requisite majorities of each affected class of creditors and if approved by the relevant Canadian court, would be binding on all creditors within the affected classes of creditors, who may not otherwise be willing to accept it. Moreover, this legislation permits the insolvent debtor to regain possession and administration of its property, subject to court oversight, even though it may be in default under applicable debt instruments.

The powers of Canadian courts under the Bankruptcy and Insolvency Act and particularly under the Companies’ Creditors Arrangement Act have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict if payments under the intercompany demand promissory notes issued by Novamerican Canada would be made following commencement of or during such proceeding, whether or when the issuer or the trustee, as applicable, could exercise its rights under the intercompany demand promissory notes or the indenture governing the Notes, as applicable, or whether and to what extent the issuer or Holders of the Notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the issuer or the trustee.

The preferences provisions of applicable Canadian law may require the issuer or you to return payments made under the intercompany demand promissory notes. Depending upon the legislation being applied in a particular proceeding, a court may require return of such payments if, among other things, those payments were, or the incurrence of the obligation to make those payments was, made by a person:

•	with a view to giving a preference over other creditors or to render such person insolvent; or

•	with the intent to defeat, hinder, delay, prejudice or defraud creditors wholly or in part; or

•	who unfairly disregards the interests of or is otherwise oppressive to other creditors and security holders; or

•
at the time the payment was made or the obligation to make the payment was incurred, the person was insolvent for the purposes of the applicable legislation, or was unable to pay its debts in full, or knew itself to be on the eve of insolvency, or the payment or the incurring of the obligation to make the payment rendered the person insolvent.

The test of insolvency for these purposes will vary depending upon the legislation that is being applied in the particular proceeding. Generally, however, a debtor may be considered to be insolvent if:

•	it is for any reason unable to meet its obligations as they generally become due;

•	it has ceased paying its current obligations in the ordinary course of business as they generally become due; or

•
the aggregate of its property is not, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient, to enable payment of all its obligations, due and accruing due.

Certain of the applicable legislation provides for time periods, which vary depending upon the circumstances, during which certain presumptions may be made in favor of a person challenging a payment as a preference that may assist that person in its challenge.

Under certain circumstances, a court may require payments made under the intercompany demand promissory notes to be returned.

Rights of the issuer in the intercompany note collateral may be adversely affected by the failure to create or perfect security interests in certain intercompany note collateral.

The issuer’s security interests in the intercompany note collateral include assets, both tangible and intangible, whether now owned or acquired or arising in the future, of Novamerican Canada. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. Novamerican Canada may not inform the issuer or the trustee of the Notes of the future acquisition of property and rights that constitute intercompany note collateral, and all necessary action may not be taken to properly perfect the security interest in such after acquired intercompany note collateral. The trustee of the Notes will not monitor the future acquisition of property and rights that constitute intercompany note collateral or take action to perfect the security interest in such acquired intercompany note collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the intercompany demand promissory notes against third parties. The indenture governing the Notes and the security documents related to the intercompany demand promissory notes does not require creation or perfection of security interests in leasehold interests or in owned real properties having a book value or a fair market value of less than $1.0 million, and contains other exceptions for the creation or perfection of security interests in specific assets where the cost thereof is excessive in view of the benefits afforded thereby to the Holders of the Notes.

The value of the intercompany demand promissory notes may fluctuate and the value of the intercompany demand promissory notes that the trustee may realize upon may not equal the full value of the intercompany demand promissory notes.

On the date of issuance of the Notes, Novamerican Canada issued intercompany demand promissory notes in favor of the issuer totaling $125.0 million. Such intercompany demand promissory notes were pledged by the issuer to the trustee as first-priority collateral. The value of such intercompany demand promissory notes may fluctuate to the extent that Novamerican Canada repays a portion or all of such intercompany demand promissory notes or borrows additional amounts from the issuer to be represented by one or more additional intercompany demand promissory notes. In addition, to the extent we change the currency of any intercompany demand promissory note to Canadian dollars, the principal amount (expressed in U.S. dollars) of such intercompany demand promissory note could increase or decrease at any time due to changes in currency exchange rates. In any event, to the extent that separate financial statements of Novamerican Canada would be required by the rules of the SEC due to the fact that Novamerican Canada’s capital stock, intercompany demand promissory notes or other securities secure the Notes, the pledge of such capital stock, intercompany demand promissory notes and other securities of Novamerican Canada constituting first-priority collateral, will automatically be limited such that the value of the portion of such capital stock, intercompany demand promissory notes and other securities of Novamerican Canada that the trustee of the Notes may realize upon will, in the aggregate, at no time exceed 19.999% of the aggregate principal amount of the then outstanding notes. Any remaining intercompany demand promissory notes pledged to the trustee of the Notes and any pledged intercompany demand promissory notes as to which the trustee ceases to be able to enforce due to a reduction in the principal amount of the then outstanding notes because of redemption, repurchase or other events will not be part of the collateral securing the Notes upon which the trustee of the Notes may realize.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the Notes, if any, could cause the liquidity or market value of the Notes to decline.

The Notes have been rated by nationally recognized statistical rating agencies. The Notes may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. A rating is not a recommendation to purchase, hold or sell securities. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the Notes.

You may be required to include certain amounts into income before interest is actually paid on the Notes.

To the extent the Notes are sold by the selling Noteholders at a discount, we plan to take the position for U.S. federal income tax purposes that the Notes have market discount.  This determination, however, is not binding on the Internal Revenue Service and it is possible that the discount could be recharacterized as original issue discount (“OID”).  If there is OID on the Notes, you will be required to include the OID in gross income on a constant yield basis, regardless of whether you have actually received interest payments in cash.  See “Material U.S. Federal Income Tax Consequences.”

Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.

The Notes constitute a new issue of securities for which there is no established trading market. We do not intend to list the Notes on a national securities exchange or include the Notes in any automated quotation system, although the Notes are eligible for trading in the PORTALSM Market.  Although the initial purchasers have advised us that they currently intend to make a market in the Notes, they have no obligation to do so, and may discontinue their market-making activities at any time without notice.  Therefore, an active market for the Notes may not develop or, if developed, may not be liquid or may not continue.  If an active trading market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.  If a market for the Notes does not develop, you may be unable to resell your Notes for an extended period of time, if at all.  Historically, and particularly in recent months, the market for non-investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes.

The market, if any, for the Notes may be subject to similar disruptions and any such disruptions may adversely affect the prices at which you may sell your Notes, if at all.

If we fail to satisfy our obligations under the registration rights agreement, we may incur substantial monetary penalties.

The registration rights agreement we entered into in connection with the original issuance and sale of the Notes requires us to, among other things:

•	use our reasonable best efforts to keep the shelf registration statement of which this prospectus forms a part continuously effective, and

•	keep the registration statement and the prospectus timely supplemented and amended as necessary to comply with applicable securities laws until the expiration of the holding period contained in Securities Act Rule 144(k) or any similar rule then in force (other than Rule 144A) or all Notes covered by such registration statement have been sold pursuant thereto.  If we become required to file an amendment or supplement, we must use reasonable best efforts to do so and we may be required to suspend offers and sales under the registration statement until we have done so.  We must publicly disclose such requirement and suspension, and disclosure of such requirement or such suspension may adversely affect the market for the Notes or the market price thereof and would prevent the sale of Notes under this prospectus until the selling Noteholders receive copies of a supplemented or amended prospectus.

Since the shelf registration statement of which this prospectus forms a part was not declared effective by the SEC prior to May 15, 2008, the date specified in the agreement for effectiveness, we are required to pay additional interest.  We may be required to pay additional interest under certain other circumstances.  Additional interest will accrue on the principal amount of the Notes (in addition to the stated interest on the Notes) at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and will increase by an additional 0.25% per annum at the end of each subsequent 90-day period while a registration default is continuing, until the Notes become freely tradable under the Securities Act or until such registration becomes effective, up to a maximum rate of 1.00% per annum.  If the shelf registration statement of which this prospectus forms a part has been declared effective by the SEC and thereafter ceases to be effective (or this prospectus ceases to be usable) at any time during the period in which we are required to maintain the effectiveness of a shelf registration statement, which failure exists for more than 30 days (whether or not consecutive) in any 12-month period, additional interest on the Notes will accrue at a rate of 1.00% per annum commencing on the 31st day in such 12-month period and ending on such date that the shelf registration statement of which this prospectus forms a part has again become effective (or this prospectus again becomes usable).  Accordingly, we could be required to pay up to an additional $3.15 million per annum, which could impact our cash flow.

USE OF PROCEEDS

We will not receive any proceeds from any sale by J.P. Morgan Securities Inc. and CIBC World Markets Corp., the selling Noteholders of the Notes. On November 15, 2007, we issued and sold the Notes to J.P. Morgan Securities Inc. and CIBC World Markets Corp., the initial purchasers. The net proceeds from the initial sale of the Notes in November 2007 were used toward funding for the Acquisition purchase price and related expenses. Certain affiliates of the initial purchasers also are lenders under the ABL Credit Facility. The decision of the initial purchasers to distribute the Notes was made independently of the affiliates of the initial purchasers that are lenders under the ABL Credit Facility, which lenders had no involvement in determining whether or when to distribute the Notes. The initial purchasers did not receive any benefit from the offering of the Notes in November 2007 other than the initial purchaser’s discount provided by us.

SELLING NOTEHOLDERS

J.P. Morgan Securities Inc. and CIBC World Markets Corp. were the initial purchasers of the Notes in November 2007 in private placements.

The selling Noteholders consist of the initial purchasers and their subsequent transferees, pledgees, donees and successors. The selling Noteholders may from time to time offer and sell Notes pursuant to this prospectus or an applicable prospectus supplement.  Information concerning the selling Noteholders may change from time to time. We will from time to time file prospectus supplements or amendments to the registration statement to change or update information regarding the selling Noteholders and to include additional selling Noteholders as required by the registration rights agreement.

The following table sets forth information, as of August 1, 2008, with respect to the selling Noteholders and the respective principal amounts of Notes beneficially owned by each selling Noteholder that may be offered from time to time under this prospectus, as supplemented by the applicable prospectus supplement. The information is based on information that has been provided to us by or on behalf of the selling Noteholders, and we have not independently verified such information.  Unless otherwise indicated herein, none of the selling Noteholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling Noteholders may from time to time use this prospectus, as supplemented by the applicable prospectus supplement, to offer all or some portion of the Notes, we cannot provide an estimate as to the amount or percentage of Notes that will be held by any selling Noteholder upon termination of any particular offering or sale of the Notes. In addition, the selling Noteholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such Notes since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

	Notes Beneficially Owned and Offered Hereby(a)(b)
Name	Principal Amount of Notes	Percentage of Outstanding Securities(c)
J.P. Morgan Securities Inc. (d)	$210,010,500	66.67
CIBC World Markets Corp. (e)	$104,989,500	33.33
Total	$315,000,000	100.00%

_____________________________

(a)
Since the selling Noteholders may offer all or some of their Notes pursuant to this prospectus, we have assumed for purposes of this table that the selling Noteholders will sell all of their Notes pursuant to this prospectus.

(b)
Each selling Noteholder has informed us that it does not beneficially own any Notes other than those represented in this table. We have assumed, for purposes of this table, that transferees, pledges, donees or successors of each such Noteholder will not beneficially own any Notes other than those represented in this table.

(c)	Based on $315,000,000 aggregate principal amount of Notes outstanding as of August 1, 2008.

(d)
J.P. Morgan Securities Inc. was an initial purchaser in our private offering of the Notes in November 2007 and affiliates thereof acted as Administrative Agent, Collateral Agent and Canadian Agent under our $175.0 million ABL Credit Facility.  J.P. Morgan has informed us that it is a broker-dealer.

(e)
CIBC World Markets Corp. was an initial purchaser in our private offering of the Notes in November 2007 and served as lead underwriter in our initial public offering of common stock in March 2007.  CIBC World Markets served as Acquired Company’s financial advisor in connection with the Acquisition for which services Acquired Company paid CIBC World Markets an aggregate fee of approximately $5.8 million. CIBC World Markets acted as joint lead arranger and joint bookrunner under the ABL Credit Facility, and CIT Business Credit Canada Inc., an affiliate of CIBC World Markets, acted as sole syndication agent for the ABL Credit Facility.  CIBC has informed us that it is a broker-dealer.

Because the selling Noteholders identified above are broker-dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth Novamerican’s ratio of earnings to fixed charges on a historical basis for the periods indicated.

The ratios below show the extent to which our business generates enough earnings to cover interest payments, including interest payments on our debt. For purposes of computing the ratio of earnings to fixed charges, earnings consist of consolidated net income together with addbacks such as consolidated provision for income taxes and fixed charges less interest capitalized.  Fixed charges consist of interest on debt and capitalized leases, any amortization of debt discount and expense, and the interest element of rentals.  The ratios should be read in conjunction with “Selected Financial Data,” “Unaudited Pro Forma Condensed Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes contained elsewhere in this prospectus.

	Nine Months Ended	Fiscal Year Ended
	August 30, 2008(1)	November 24, 2007(2)(3)	December 31, 2006(4)
Ratios of earnings to fixed charges	0.3x	(3.5)x	(21.1)x

_______________

(1)	Fixed charges exceeded earnings by $22.458 million.

(2)
On November 15, 2007, Novamerican completed the Acquisition.  Because Acquired Company had no indebtedness, and the Acquisition and related financing transactions resulted in Novamerican incurring substantial indebtedness, the ratio of earnings to fixed charges for periods ending on or prior to November 15, 2007 will not be comparable with the ratio for periods after that date, and we believe that it would not be relevant to an analysis of ratios in the future.

(3)	Fixed charges exceeded earnings by $6.072 million.

(4)	Fixed charges exceeded earnings by $0.148 million.

SELECTED FINANCIAL DATA

The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.  We maintain our records on the basis of a fiscal year ending on the last Saturday in November. Results for fiscal 2003, fiscal 2004, fiscal 2005 and fiscal 2006 represent the operating results of Acquired Company and its subsidiaries as reflected in their consolidated financial statements (collectively referred to as the “Predecessor”).  The consolidated financial statements for the fiscal year ended December 31, 2006 include only the financial results of Symmetry commencing with its inception on April 26, 2006.  The financial statements for the period January 1, 2007 through November 24, 2007 include the financial results of Novamerican (the “Successor”), its wholly owned subsidiaries Novamerican Steel Holdings and Novamerican Steel Finco, and ten days of Acquired Company (the period from November 15, 2007 until November 24, 2007).

	Fiscal Year Ended					Fiscal Year Ended		Nine Months Ended
	Predecessor					Successor		Predecessor	Successor
	(in thousands of U.S. dollars, except share and per share data)
	November 25, 2003	November 27, 2004	November 26, 2005	November 25, 2006	November 26, 2006 through November 14, 2007	December 31, 2006	November 24, 2007	August 25, 2007	August 30, 2008
Consolidated Statements of Operations:
Net sales(a)	$507,067	$768,627	$834,689	$840,798	$785,045	$-	$16,304	$591,117	$667,884

Net income (loss)(b)	13,082	72,911	36,938	44,298	20,405	(148)	(3,799)	22,621	(14,054)

Net income (loss) per share

Basic	1.35	7.51	3.70	4.26	1.95	(0.03)	(0.20)	2.16	(0.64)

Diluted(c)	1.35	7.35	3.58	4.25	1.95	(0.03)	(0.20)	2.16	(0.64)

Weighted average number of common stock outstanding (c)	9,700,000	9,707,270	9,993,337	10,391,891	10,450,000	4,687,500	19,375,451	10,450,000	21,831,911

Weighted average number of diluted common stock outstanding (c)	9,700,000	9,921,725	10,319,629	10,450,000	10,450,000	4,687,500	19,375,451	10,450,000	21,831,911

Balance Sheet Data (at period end):

Total assets(d)	312,656	434,880	441,583	469,047	487,562	714	678,220	465,038	641,642

Total debt(e)	76,525	65,063	47,536	41,800	-	-	390,588	-	372,647

______________

(a)
For the Successor’s fiscal year 2006, includes only the financial results of Symmetry commencing with its inception on April 26, 2006.  For Successor fiscal year 2007, includes net sales for ten days of the Predecessor.

(b)	For the Successor’s fiscal year 2007, includes $2.3 million of formation and operating costs and $4.4 million of transaction expenses associated with the Acquisition.
(c)
For the Successor’s fiscal year 2007, weighted average shares outstanding include 4,687,500 shares issued to the founding stockholders, initial public offering of 18,750,000 shares on March 12, 2007, the subsequent exercise of conversion rights for 3,860,196 shares on November 15, 2007 and the private placement of 1,875,000 units, consisting of one share of common stock and one warrant, also occurring on November 15, 2007.  As a result of the net loss reported for the Successor’s fiscal year 2007, 25,579,069 of potential common shares underlying dilutive securities have been excluded from the calculation.  As a result of the net loss reported for the nine months ended August 30, 2008, 9,614,186 warrants outstanding at August 30, 2008 have been excluded from the calculation of diluted loss per share because of their anti-dilutive effect.

(d)
At the end of the Successor’s fiscal year 2007, includes assets of the Predecessor.  Financial information for the business acquisition is provided in “Consolidated Financial Statements - Notes to Consolidated Financial Statements - Note 3 - Business Acquisition” for the period ended November 24, 2007, of this prospectus.  That financial information is incorporated herein by reference.

(e)
At the end of the Successor’s fiscal year 2007, includes $75.6 million outstanding on the Company’s $175.0 million, five year ABL credit facility and the Notes in an aggregate principal amount of $315.0 million.  For the nine months ended August 30, 2008, includes approximately $57.6 million outstanding on our ABL credit facility and Notes in an aggregate principal amount of $315.0 million.  Financial information for long-term debt is provided in “Consolidated Financial Statements - Notes to Consolidated Financial Statements - Note 12 - Long-Term Debt”, for the period ended November 24, 2007, of this prospectus.  That financial information is incorporated herein by reference.

	2007				2008
	Successor First Quarter	Successor Second Quarter	Successor Third Quarter	Successor Fourth Quarter	Successor First Quarter	Successor Second Quarter	Successor Third Quarter
	(in thousands of U.S. dollars, except per share data)
Net sales (a)	$—	$—	$—	$16,304	$195,629	$241,336	$230,919
Net income (loss) (b)	185	932	941	(5,857)	(7,889)	(4,361)	(1,804)
Net income (loss) per share
Basic	$0.02	$0.04	$0.04	$(0.25)	$(0.37)	$(0.20)	$(0.08)
Diluted	$0.02	$0.03	$0.03	$(0.25)	$(0.37)	$(0.20)	$(0.08)

(a) The 2007 fourth quarter includes net sales for ten days of the Predecessor.

(b) The 2007 first, second and third quarters include formation and operating costs of $0.1 million, $0.5 million and $0.4 million, respectively, and interest income, net, of $0.4 million, $1.9 million and $1.9 million, respectively.  Interest income, net, was earned on the net proceeds from Symmetry’s initial public offering held in trust until the closing of the Acquisition of the Predecessor on November 15, 2007.  The 2007 fourth quarter includes ten days of the Predecessor.  The 2007 fourth quarter also includes $1.4 million of formation and operating costs, $4.4 million of transaction expenses and $0.5 million of interest income, net.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed financial information combines the historical statements of operations of Acquired Company, also known as the Predecessor,  for the period from November 26, 2006 to November 24, 2007 and Novamerican for the period from January 1, 2007 to November 24, 2007, giving effect to the Acquisition as if it had occurred on January 1, 2007.

This prospectus also includes unaudited pro forma condensed financial information that combines the historical statements of operations of Acquired Company for the three month period from May 27, 2007 to August 25, 2007 and for the nine month period from November 26, 2006 to August 25, 2007 and Novamerican for the three month period from July 1, 2007 to September 30, 2007 and for the nine month period from January 1, 2007 to September 30, 2007, in each case giving effect to the Acquisition as if it had occurred on January 1, 2007.  The consolidated financial statements of Acquired Company for the three and nine months ended August 25, 2007 are included in the financial statements in this prospectus.

The unaudited pro forma condensed financial statements have been derived from the historical financial statements of Novamerican and Acquired Company, and many adjustments and assumptions have been made regarding the combined company after giving effect to the Acquisition.  The pro forma information includes certain adjustments, including depreciation expense, interest expense and certain other adjustments, together with related income tax effects.  The pro forma amounts may not be indicative of the results that actually would have been achieved had the Acquisition occurred as of the beginning of the periods and are not an indication of our financial condition or results of operations following the consummation of the Acquisition.  Our actual financial condition and results of operations following the consummation of the Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed financial statements. The unaudited pro forma condensed financial information has been prepared in accordance with Article 11 of Regulation S-X of the Commission.

The following unaudited pro forma condensed financial information is only a summary and should be read together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and notes thereto, as well as the historical financial statements and notes of Acquired Company, including certain historical consolidated financial statements of Acquired Company that appear elsewhere in this prospectus.  The pro forma information is included in this prospectus for both consistency and relevance.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Three Months Ended September 30, 2007
(in thousands of U.S. dollars, except per share data)

	Novamerican 9/30/07	Acquired Company 8/25/07	Pro Forma Adjustments	Pro Forma Combined	Notes
Net sales	$-	$191,480	$-	$191,480
Cost of sales	-	155,019	-	155,019
Gross margin	-	36,461	-	36,461
Operating expenses
Plant	-	10,517	622	11,139	(1)
Delivery	-	5,762	-	5,762
Selling	-	3,305	-	3,305
Formation and operating costs	365	-	-	365
Amortization of intangibles	-	-	1,996	1,996	(1)
Administrative and general	-	5,838	(2,385)	3,453	(2)
	365	25,422	233	26,020

Operating income (loss)	(365)	11,039	(233)	10,441

Interest income, net	(1,928)	-	1,928	-	(3)
Interest expense, net	-	(350)	11,258	10,908	(4)
Share in income of joint venture	-	(39)	-	(39)
	(1,928)	(389)	13,186	10,869

Income (loss) before income taxes	1,563	11,428	(13,419)	(428)
Income taxes (benefit)	622	4,063	(4,826)	(141)	(5)

Net income (loss)	$941	$7,365	$(8,593)	$(287)

Weighted average number of shares:
Basic	23,437,500	10,450,000	(12,435,196)	21,452,304	(6)
Diluted	29,839,147	10,450,000	(18,836,843)	21,452,304	(7)
Earnings (loss) per share
Basic	$0.04	0.70		$(0.01)
Diluted	$0.03	0.70		$(0.01)

Note 1
Represents the change in depreciation and amortization from purchase accounting adjustments, assuming the Acquisition occurred on January 1, 2007. The depreciation and amortization are calculated on a straight line basis assuming a useful life of 30 years, 12 years, two years and 15 years for buildings, customer relationships, non-compete agreements and all other property, plant and equipment, respectively.

Plant depreciation	$622
Amortization—intangible assets	1,996
Total	$2,618

Based on a preliminary valuation of acquired property, plant and equipment, the incremental value over net book value of the assets placed into service and the increased depreciation has been calculated as follows:

	Step-Up in Value	Depreciable Life	Increased Depreciation
			Annual	Quarterly
Buildings	$6,635	30	$221	55
Machinery and equipment	33,999	15	2,267	567
			$2,488	622

Based on the preliminary valuation of the acquired intangible assets, intangible assets and the related amortization have been calculated as follows :

	Step-Up in Value	Amortizable Life	Amortization
			Annual	Quarterly
Trade name	$17,500	indefinite	$-
Customer relationships	43,600	12	3,633	908
Non-compete agreements	8,700	2	4,350	1,088
			$7,983	1,996

Note 2
Adjustments to (a) eliminate the salaries of $0.566 million and bonuses of $0.593 million paid to five senior management employees of Acquired Company who terminated their employment immediately after closing of the Acquisition,  (b) report the estimated salaries and benefits of Novamerican’s new executive management team, consisting of Corrado De Gasperis, its Chief Executive Officer, and Domenico Lepore, its President, (c) eliminate $0.425 million in operating costs of a building and aircraft sold immediately after closing of the Acquisition as required under the arrangement agreement relating to the Acquisition and (d) eliminate transaction and consulting fees incurred and expensed by Novamerican.

Administrative and general expenses—compensation	$(1,159)	(a)
Administrative and general expenses—Novamerican projected costs	500	(b)
Administrative and general expenses—operating expenses for assets sold, net	(425)	(c)
Administrative and general expenses—Novamerican incurred transaction costs (not capitalized)	(215)	(d)
Administrative and general expenses—Acquired Company incurred transaction costs (not capitalized)	(1,086)	(d)
Total	$(2,385)

(a)	Salary amounts represent actual costs recorded during the period obtained directly from the payroll system. Bonus amounts reflect accruals during the fiscal year.

(b)
Represents an estimate of $2.0 million annual compensation for the salary and benefit costs of the new Novamerican executive team, comprised of Messrs. De Gasperis and Lepore.  The annual compensation estimate of $2.0 million, or $0.5 million per quarter, for salary and benefit costs is based upon (i) a $0.8 million base salary and $0.4 million bonus for Mr. De Gasperis and (ii) a $0.55 million base salary and $0.275 million bonus for Mr. Lepore, which estimates were prepared before their employment agreements were entered into.

(c)
Operating expenses for assets sold, net of $0.425 million, is comprised of the following:  (i) LaSalle leaseback $0.38 million, (ii) plane $0.41 million, (iii) Stoney Creek land $26,000 and (iv) net of $0.391 million in lease payments associated with the leaseback of the building.  The La Salle office building was sold back to the Jones family and leased back by Novamerican.  The pro forma statements were adjusted for the cost of operating this building and replaced by the associated amount of lease payments.  The corporate plane (an asset of Novamerican Tube Holdings, Inc. in the U.S.) was sold for cash, the sale of which occurred prior to the acquisition. Since the plane was not acquired, pro forma adjustments were made to remove its operating expenses.  The Stoney Creek land was sold prior to the acquisition.

(d)	The transaction and consulting fees incurred and expensed by Novamerican represent actual costs recorded during the period.

Note 3
To eliminate interest income earned on cash accounts and the Symmetry Trust Account through November 15, 2007, which would have been applied to the Acquisition as of January 1, 2007.

Interest income—Trust and Cash Accounts	$1,928
Total	$1,928

Note 4
Adjustments to (a) reflect interest expense on the amounts borrowed under the ABL Credit Facility which would have been applied to the financing of the Acquisition as of January 1, 2007 and the fees on the undrawn portion of the ABL Credit Facility as if obtained at January 1, 2007, (b) reflect interest expense on the Notes, (c) reflect amortization of deferred financing fees into interest expense as if the Acquisition occurred January 1, 2007 and (d) reverse Acquired Company’s interest (income) expense on debt, which would have been repaid upon the closing of the Acquisition as of January 1, 2007.

Interest expense— ABL Credit Facility	$1,230	(a)
ABL Credit Facility fee	81	(a)
Interest expense—Notes	9,056	(b)
Financing fees	541	(c)
Interest income, net—historical Acquired Company	350	(d)
Total	$11,258

(a)
The $1.2 million pro forma interest expense on the ABL Credit Facility was calculated as the $68.1 million assumed borrowed for the transaction times the daily average LIBOR rate in effect at that time (ranging from 5.36% in December 2006 to 4.96% in November 2007) plus 175 basis points. In addition, the $175.0 million ABL Credit Facility has a facility fee of $0.1 million calculated as 30 basis points of the undrawn portion of $106.9 million (the undrawn portion is equal to the $175.0 million ABL Credit Facility minus the $68.1 million assumed to have been borrowed for the transaction).

(b)	The $9.1 million pro forma interest expense on the Notes was calculated using the $315.0 million assumed borrowed for the transaction, multipled by the 11.5% interest rate on the Notes.

(c)	Deferred financing costs were 1.0% of the total availability under the ABL Credit Facility ($175.0 million) and 2.5% of the Notes ($315.0 million).

(d)
Acquired Company chose a net presentation for interest (income) expense for the three months ended September 30, 2007.  For that period, interest expense was nil and interest income was $0.4 million, resulting in interest income (net) of $0.4 million for Acquired Company.

A 1/8% increase in the interest rate would have correspondingly increased pro forma interest expense by approximately $85,000, and a 1/8% decrease in the interest rate would have correspondingly decreased pro forma interest expense by approximately $85,000.

Note 5
To eliminate the provision for income taxes on interest income described in Note 3 and to adjust the provision for income taxes for the effect of pro forma income for the three months ended September 30, 2007.

As a condition to the closing of the Acquisition, the aircraft owned by Acquired Company was required to be disposed of. The sale of the aircraft resulted in a book loss of $159,000 and a tax gain of $10,050. The book loss was included in the pro forma adjustment to eliminate the operating costs associated with ownership of the aircraft. The tax expense associated with the taxable gain was eliminated in this pro forma adjustment, since the aircraft was presumed to be sold prior to the earliest date presented. After the elimination of this discrete item within the tax provision, the pro forma effective tax rate is estimated to be 33%.

Income tax expense	$(4,826)
Total	$(4,826)

Note 6
The pro forma combined weighted average number of outstanding common shares is based on the weighted average number of shares of common stock of Novamerican as of November 15, 2007.  Reflects the elimination of Acquired Company's shares and presentation of Novamerican’s shares as if the shares issued in Novamerican’s initial public offering had occurred at the beginning of the period presented, January 1, 2007.  There were no subsequent equity transactions beyond the Acquisition and therefore the shares outstanding on the acquisition date are the shares outstanding at each quarter end for pro forma purposes.

	Novamerican	Acquired Company	Pro Forma Combined
Combined weighted average shares outstanding before pro forma adjustments	23,437,500	10,450,000	33,887,500

Pro forma adjustments (assumed January 1, 2007):
Retirement of Acquired Company shares	-	(10,450,000)	(10,450,000)
Conversion of common stock by public stockholders to cash on November 15, 2007	(3,860,196)	-	(3,860,196)
Issuance of common stock and warrants on November 15, 2007	1,875,000	-	1,875,000
Total pro forma adjustments	(1,985,196)	(10,450,000)	(12,435,196)

Balance at September 30, 2007	21,452,304	-	21,452,304

Note 7
Reflects the elimination of Acquired Company's shares and exclusion of the potentially dilutive impact of 23,704,069 Novamerican warrants convertible into common stock, because they would be anti-dilutive on a pro forma basis as a result of the pro forma loss per share.

	Novamerican	Acquired Company	Pro Forma Combined
Combined weighted average shares outstanding before pro forma adjustments	23,437,500	10,450,000	33,887,500
Dilutive effect of warrants	6,401,647		6,401,647
Combined weighted average shares outstanding, assuming dilution before pro forma adjustments	29,839,147	10,450,000	40,289,147

Pro forma adjustments (assumed January 1, 2007):
Retirement of Acquired Company Shares	-	(10,450,000)	(10,450,000)
Dilutive effect of warrants	(6,401,647)		(6,401,647)
Conversion of common stock by public stockholders to cash on November 15, 2007	(3,860,196)	-	(3,860,196)
Issuance of common stock and warrants on November 15, 2007	1,875,000	-	1,875,000
Total pro forma adjustments	(8,386,843)	(10,450,000)	(18,836,843)

Balance at September 30, 2007	21,452,304	-	21,452,304

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Nine Months Ended September 30, 2007
(in thousands of U.S. dollars, except per share data)

	Novamerican 9/30/07	Acquired Company 8/25/07	Pro Forma Adjustments	Pro Forma Combined	Notes
Net sales	$-	$591,117	$-	$591,117
Cost of sales	-	478,295	-	478,295
Gross margin	-	112,822	-	112,822
Operating expenses
Plant	-	31,742	1,866	33,608	(1)
Delivery	-	17,964	-	17,964
Selling	-	10,480	-	10,480
Formation and operating costs	945	-	-	945
Amortization of intangibles	-	-	5,988	5,988	(1)
Administrative and general	-	19,717	(5,566)	14,151	(2)
	945	79,903	2,288	83,136

Operating income	(945)	32,919	(2,288)	29,686

Interest income, net	(4,261)	-	4,261	-	(3)
Interest expense, net	-	(918)	33,601	32,683	(4)
Share in income of joint venture	-	(133)	-	(133)
	(4,261)	(1,051)	37,862	32,550

Income (loss) before income taxes	3,316	33,970	(40,150)	(2,864)
Income taxes (benefit)	1,258	11,349	(13,552)	(945)	(5)

Net income (loss)	$2,058	$22,621	$(26,598)	$(1,919)

Weighted average number of shares:
Basic	18,784,722	10,450,000	(7,782,418)	21,452,304	(6)
Diluted	23,322,079	10,450,000	(12,319,775)	21,452,304	(7)
Earnings (loss) per share
Basic	$0.11	$2.16		$(0.09)
Diluted	$0.09	$2.16		$(0.09)

Note 1
Represents the change in depreciation and amortization from purchase accounting adjustments, assuming the Acquisition occurred on January 1, 2007. The depreciation and amortization are calculated on a straight line basis assuming a useful life of 30 years, 12 years, two years and 15 years for buildings, customer relationships, non-compete agreements and all other property, plant and equipment, respectively.

Plant depreciation	$1,866
Amortization—intangible assets	5,988
Total	$7,854

Based on a preliminary valuation of acquired property, plant and equipment, the incremental value over net book value of the assets placed into service and the increased depreciation has been calculated as follows:

	Step Up in Value	Depreciable Life	Increased Depreciation
			Annual	Quarterly
Buildings	$6,635	30	$221	55
Machinery and equipment	33,999	15	2,267	567
			$2,488	622

Based on the preliminary valuation of the acquired intangible assets, intangible assets and the related amortization have been calculated as follows:

	Step-Up in Value	Amortizable Life	Amortization
			Annual	Quarterly
Trade name	$17,500	indefinite	$-
Customer relationships	43,600	12	3,633	908
Non-compete agreements	8,700	2	4,350	1,088
			$7,983	1,996

Note 2
Adjustments to (a) eliminate the salaries of $1.6 million and bonuses of $2.5 million paid to five senior management employees of Acquired Company who terminated their employment immediately after closing of the Acquisition, (b) report the estimated salaries and benefits of Novamerican’s new executive management team, consisting of Corrado De Gasperis, its Chief Executive Officer, and Domenico Lepore, its President, (c) eliminate $1.4 million in operating costs of a building and aircraft sold immediately after closing of the Acquisition as required under the arrangement agreement relating to the Acquisition and (d) eliminate transaction and consulting fees incurred and expensed by Novamerican.

Administrative and general expenses—compensation	$(4,116)	(a)
Administrative and general expenses—Novamerican projected costs	1,500	(b)
Administrative and general expenses—operating expenses for assets sold, net	(1,411)	(c)
Administrative and general expenses—Novamerican incurred transaction costs (not capitalized)	(453)	(d)
Administrative and general expenses—Acquired Company incurred transaction costs (not capitalized)	(1,086)	(d)
Total	$(5,566)

(a)	Salary amounts represent actual costs recorded during the period obtained directly from the payroll system. Bonus amounts reflect accruals during the fiscal year.

(b)
Represents an estimate of $2.0 million annual compensation for the salary and benefit costs of the new Novamerican executive team, comprised of Messrs. De Gasperis and Lepore.  The annual compensation estimate of $2.0 million, or $0.5 million per quarter, for salary and benefit costs is based upon (i) a $0.8 million base salary and $0.4 million bonus for Mr. De Gasperis and (ii) a $0.55 million base salary and $0.275 million bonus for Mr. Lepore, which estimates were prepared before their employment agreements were entered into.

(c)
Operating expenses for assets sold, net of $1.411 million, is comprised of the following:  (i) LaSalle leaseback $1.076 million, (ii) plane $1.462 million, (iii) Stoney Creek land $46,000 and (iv) net of $1.173 million in lease payments associated with the leaseback of the building.  The La Salle office building was sold back to the Jones family and leased back by Novamerican.  The pro forma statements were adjusted for the cost of operating this building and replaced by the associated amount of lease payments.  The corporate plane (an asset of Novamerican Tube Holdings, Inc. in the U.S.) was sold for cash, the sale of which occurred prior to the acquisition. Since the plane was not acquired, pro forma adjustments were made to remove its operating expenses.  The Stoney Creek land was sold prior to the acquisition.

(d)	The transaction and consulting fees incurred and expensed by Novamerican represent actual costs recorded during the period.

Note 3
To eliminate interest income earned on cash accounts and the Symmetry Trust Account through November 15, 2007, which would have been applied to the Acquisition as of January 1, 2007.

Interest income—Trust and Cash Accounts	$4,261
Total	$4,261

Note 4
Adjustments to (a) reflect interest expense on the amounts borrowed under the ABL Credit Facility which would have been applied to the financing of the Acquisition as of January 1, 2007 and the fees on the undrawn portion of the ABL Credit Facility as if obtained at January 1, 2007, (b) reflect interest expense on the Notes, (c) reflect amortization of deferred financing fees into interest expense as if the Acquisition occurred January 1, 2007 and (d) reverse Acquired Company’s interest (income) expense on debt, which would have been repaid upon the closing of the Acquisition as of January 1, 2007.

Interest expense— ABL Credit Facility	$3,650	(a)
ABL Credit Facility fee	241	(a)
Interest expense—Notes	27,169	(b)
Financing fees	1,623	(c)
Interest income, net—historical Acquired Company	918	(d)
Total	$33,601

(a)
The $3.7 million pro forma interest expense on the ABL Credit Facility was calculated as the $68.1 million assumed borrowed for the transaction times the daily average LIBOR rate in effect at that time (ranging from 5.36% in December 2006 to 4.96% in November 2007) plus 175 basis points.  In addition, the $175.0 million ABL Credit Facility has a facility fee of $0.2 million calculated as 30 basis points of the undrawn portion of $106.9 million (the undrawn portion is the difference between the $175.0 million ABL Credit Facility minus the $68.1 million assumed borrowed for the transaction).

(b)	The $27.2 million pro forma interest expense on the Notes was calculated as the $315.0 million assumed borrowed for the transaction times the 11.5% interest rate.

(c)	Deferred financing costs were 1.0% of the total availability under the ABL Credit Facility ($175.0 million) and 2.5% of the Notes ($315.0 million).

(d)
The historical Acquired Company chose a net presentation for interest (income) expense for the nine months ended September 30, 2007.  For that respective period, interest expense was $0.6 million and interest income was $1.5 million, resulting in interest income (net) of $0.9 million for historical Acquired Company.

A 1/8% increase in the interest rate would have correspondingly increased pro forma interest expense by approximately $85,000, and a 1/8% decrease in the interest rate would have correspondingly decreased pro forma interest expense by approximately $85,000.

Note 5
To eliminate the provision for income taxes on interest income described in Note 3 and to adjust the provision for income taxes for the effect of pro forma income for the nine months ended August 25, 2007.

As a condition to the closing of the Acquisition, the aircraft owned by Acquired Company was required to be disposed of. The sale of the aircraft resulted in a book loss of $159,000 and a tax gain of $10,050. The book loss was included in the pro forma adjustment to eliminate the operating costs associated with ownership of the aircraft. The tax expense associated with the taxable gain was eliminated in this pro forma adjustment, since the aircraft was presumed to be sold prior to the earliest date presented. After the elimination of this discrete item within the tax provision, the pro forma effective tax rate is estimated to be 33%.

Income tax expense	$(13,552)
Total	$(13,552)

Note 6
The pro forma combined weighted average number of common shares outstanding is based on the weighted average number of shares of common stock of Novamerican as of November 15, 2007.  Reflects the elimination of Acquired Company's shares and presentation of the Novamerican’s shares as if the shares issued in Novamerican’s initial public offering had occurred at the beginning of the period presented, January 1, 2007.  There were no subsequent equity transactions beyond the Acquisition and therefore the shares outstanding on the acquisition date are the shares outstanding at each quarter end for pro forma purposes.

	Novamerican	Acquired Company	Pro Forma Combined
Combined weighted average shares outstanding before pro forma adjustments	18,784,722	10,450,000	29,234,722

Pro forma adjustments (assumed January 1, 2007):
Nine month weighted average adjustment for issuance of common stock and warrants on March 12, 2007, net of offering expenses	4,652,778	-	4,652,778
Retirement of Acquired Company shares	-	(10,450,000)	(10,450,000)
Conversion of common stock by public stockholders to cash on November 15, 2007	(3,860,196)	-	(3,860,196)
Issuance of common stock and warrants on November 15, 2007	1,875,000	-	1,875,000
Total pro forma Adjustments	2,667,582	(10,450,000)	(7,782,418)

Balance at September 30, 2007	21,452,304	-	21,452,304

Note 7
Reflects the elimination of Acquired Company's shares and exclusion of the potentially dilutive impact of 23,704,069 Novamerican warrants convertible into common stock, because they would be anti-dilutive on a pro forma basis as a result of the pro forma loss per share.

	Novamerican	Acquired Company	Pro Forma Combined
Combined weighted average shares outstanding before pro forma adjustments	18,784,722	10,450,000	29,234,722
Dilutive effect of warrants	4,537,357		4,537,357
Combined weighted average shares outstanding, assuming dilution before pro forma adjustments	23,322,079	10,450,000	33,772,079

Pro forma adjustments (assumed January 1, 2007):
Nine month weighted average adjustment for issuance of common stock and warrants on March 12, 2007, net of offering expenses	4,652,778	-	4,652,778
Retirement of Acquired Company shares	-	(10,450,000)	(10,450,000)
Dilutive effect of warrants	(4,537,357)		(4,537,357)
Conversion of common stock by public stockholders to cash on November 15, 2007	(3,860,196)	-	(3,860,196)
Issuance of common stock and warrants on November 15, 2007	1,875,000	-	1,875,000
Total pro forma adjustments	(1,869,775)	(10,450,000)	(12,319,775)

Balance at September 30, 2007	21,452,304	-	21,452,304

Unaudited Pro Forma Condensed Statement of
Operations for the Fiscal Year Ended November 24, 2007
(in thousands of U.S. dollars, except per share data)

	Novamerican 11/24/07	Acquired Company 11/24/07	Pro Forma Adjustments	Pro Forma Combined	Notes
Net sales	$—	$801,348	$—	$801,348
Cost of sales	—	652,540	—	652,540
Gross margin	—	148,808	—	148,808
Operating expenses
Plant	—	43,023	2,488	45,511	(1)
Delivery	—	24,689	—	24,689
Selling	—	13,893	—	13,893
Formation and operating costs	2,110	—	—	2,110
Amortization of intangibles	—	—	7,983	7,983	(1)
Administrative and general	1,650	39,896	(24,347)	17,199	(2	)(6)
	3,760	121,501	(13,876)	111,385

Operating income	(3,760)	27,307	13,876	37,423

Interest income, net	(5,105)	—	5,105	—	(3)
Interest expense, net	—	(1,671)	45,217	43,546	(4)
Share in income of joint venture	—	(251)	—	(251)
	(5,105)	(1,922)	50,322	43,295

Income before income taxes	1,345	29,229	(36,446)	(5,872)
Income taxes	451	11,430	(13,819)	(1,938)	(5)

Net income	$894	$17,799	$(22,627)	$(3,934)

Weighted average number of shares:
Basic	21,452,304	10,450,000	(10,450,000)	21,452,304	(7)
Diluted	21,452,304	10,450,000	(10,450,000)	21,452,304	(8)
Earnings (loss) per share
Basic	$0.04	$1.70		$(0.18)
Diluted	$0.04	$1.70		$(0.18)

Note 1
Represents the change in depreciation and amortization from purchase accounting adjustments, assuming the Acquisition occurred on January 1, 2007. The depreciation and amortization are calculated on a straight line basis assuming a useful life of 30 years, 12 years, two years and 15 years for buildings, customer relationships, non-compete agreements and all other property, plant and equipment, respectively.

Property, plant and equipment depreciation	$2,488
Amortization—intangible assets	7,983
Total	$10,471

Based on a preliminary valuation of acquired property, plant and equipment, the incremental value over net book value of the assets placed into service and the increased depreciation has been calculated as follows :

	Step-Up in Value	Depreciable Life	Increased Depreciation
			Annual	Quarterly
Buildings	$6,635	30	$221	55
Machinery and equipment	33,999	15	2,267	567
			$2,488	622

Based on the preliminary valuation of the acquired intangible assets, intangible assets and the related amortization have been calculated as follows:

	Step-Up in Value	Amortizable Life	Amortization
			Annual	Quarterly
Trade name	$17,500	indefinite	$-
Customer relationships	43,600	12	3,633	908
Non-compete agreements	8,700	2	4,350	1,088
			$7,983	1,996

Note 2
Adjustments to (a) eliminate the salaries of $1.882 million and bonuses of $0.362 million paid to five senior management employees of Acquired Company who terminated their employment immediately after closing of the Acquisition, (b) eliminate initial compensation payments approved by the Board of Directors to Messrs. Corrado De Gasperis, its Chief Executive Officer, and Domenico Lepore, its President, and report the estimated salaries and benefits of Novamerican’s new executive management team, consisting of Messrs. De Gasperis and Lepore, (c) eliminate $1.943 million in operating costs of a building and aircraft sold immediately after closing of the Acquisition as required under the arrangement agreement relating to the Acquisition, (d) eliminate $3.358 million in transaction and consulting fees incurred and expensed by Novamerican and (e) eliminate $12.782 million in legal, accounting and appraisal fees incurred and expensed by Acquired Company.

Administrative and general expenses—compensation	$(2,244)	(a)
Administrative and general expenses—Novamerican actual costs	(1,650)	(b)
Administrative and general expenses—Novamerican projected costs	2,000	(b)
Administrative and general expenses—operating expenses for assets sold, net	(1,943)	(c)
Administrative and general expenses—Novamerican incurred transaction costs (not capitalized)	(3,358)	(d)
Administrative and general expenses—Acquired Company incurred transaction costs	(12,782)	(e)
Total	$(19,977)

(a)	Salary amounts represent actual costs recorded during the period obtained directly from the payroll system. Bonus amounts reflect accruals during the fiscal year.

(b)
The $1.65 million of Novamerican’s actual costs represent initial compensation payments of $0.95 million and $0.7 million made to Messrs. De Gasperis and Lepore, respectively, in respect of fiscal 2007 that was paid during the first quarter of 2008.  These amounts were approved by the independent directors of the Board of Directors on December 26, 2007 and are outlined in their three-year employment agreements, which became effective as of January 1, 2008.  The independent directors determined that, absent extraordinary circumstances, no stock options, restricted stock or other equity incentive awards would be made to either executive during the three-year period ending on December 31, 2010.  Pro forma adjustments were made to remove the $1.65 million of Novamerican actual costs and replace them with an estimate of $2.0 million annual compensation for the salary and benefit costs of the new Novamerican executive team, comprised of Messrs. De Gasperis and Lepore.  The annual compensation estimate of $2.0 million, or $0.5 million per quarter, for salary and benefit costs is based upon (i) a $0.8 million base salary and $0.4 million bonus for Mr. De Gasperis and (ii) a $0.55 million base salary and $0.275 million bonus for Mr. Lepore, which estimates were prepared before their employment agreements were entered into.

(c)
Operating expenses for assets sold, net of $1.943 million, is comprised of the following:  (i) LaSalle leaseback $1.425 million, (ii) plane $2.037 million, (iii) Stoney Creek land $46,000 and (iv) net of $1.565 million in lease payments associated with the leaseback of the building.  The La Salle office building was sold back to the Jones family and leased back by Novamerican.  The pro forma statements were adjusted for the cost of operating this building and replaced by the associated amount of lease payments.  The corporate plane (an asset of Novamerican Tube Holdings, Inc. in the U.S.) was sold for cash, the sale of which occurred prior to the acquisition. Since the plane was not acquired, pro forma adjustments were made to remove its operating expenses.  The Stoney Creek land was sold prior to the acquisition.

(d)	The transaction and consulting fees incurred and expensed by Novamerican represent actual costs recorded during the period.

(e)	The legal, accounting and appraisal fees incurred and expensed by Acquired Company represent actual costs recorded during the period.

Note 3
To eliminate interest income earned on cash accounts and the trust account through November 15, 2007, which would have been applied to the Acquisition as of January 1, 2007.

Interest income—Trust and Cash Accounts	$5,105
Total	$5,105

Note 4
Adjustments to (a) reflect interest expense on the amounts borrowed under the ABL Credit Facility which would have been applied to the financing of the Acquisition as of January 1, 2007 and the fees on the undrawn portion of the ABL Credit Facility as if obtained at January 1, 2007, (b) reflect interest expense on the Notes, (c) reflect amortization of deferred financing fees into interest expense as if the Acquisition occurred January 1, 2007 and (d) reverse Acquired Company’s interest (income) expense on debt, which would have been repaid upon the closing of the Acquisition as of January 1, 2007.

Interest expense— ABL Credit Facility	$4,836	(a)
ABL Credit Facility fee	321	(a)
Interest expense—Notes	36,225	(b)
Financing fees	2,164	(c)
Interest income, net—historical Acquired Company	1,671	(d)
Total	$45,217

(a)
The $4.8 million pro forma interest expense on the ABL Credit Facility was calculated as the $68.1 million assumed borrowed for the transaction times the daily average LIBOR rate in effect at that time (ranging from 5.36% in December 2006 to 4.96% in November 2007) plus 175 basis points.  In addition, the $175.0 million ABL Credit Facility has a facility fee of $0.3 million calculated as 30 basis points of the undrawn portion of $106.9 million (the undrawn portion is the difference between the $175.0 million ABL Credit Facility minus the $68.1 million assumed borrowed for the transaction).

(b)	The $26.2 million pro forma interest expense on the Notes was calculated as the $315.0 million assumed borrowed for the transaction times the 11.5% interest rate.

(c)	Deferred financing costs were 1.0% of the total availability under the ABL Credit Facility ($175.0 million) and 2.5% of the Notes ($315.0 million).

(d)
The historical Acquired Company chose a net presentation for interest (income) expense for the fiscal year ended November 24, 2007.  For that respective period, interest expense was $0.5 million and interest income was $2.2 million, resulting in interest income (net) of $1.7 million for historical Acquired Company.

A 1/8% increase in the interest rate would have correspondingly increased pro forma interest expense by approximately $85,000, and a 1/8% decrease in the interest rate would have correspondingly decreased pro forma interest expense by approximately $85,000.

Note 5
To eliminate the provision for income taxes on interest income described in Note 3 and to adjust the provision for income taxes for the effect of pro forma income for the twelve months ended November 24, 2007.

As a condition to the closing of the Acquisition, the aircraft owned by Acquired Company was required to be disposed of. The sale of the aircraft resulted in a book loss of $159,000 and a tax gain of $10,050. The book loss was included in the pro forma adjustment to eliminate the operating costs associated with ownership of the aircraft. The tax expense associated with the taxable gain was eliminated in this pro forma adjustment, since the aircraft was presumed to be sold prior to the earliest date presented. After the elimination of this discrete item within the tax provision, the pro forma effective tax rate is estimated to be 33%.

Income tax expense on sale of aircraft	$(3,698)
Income tax expense	(10,120)
Total	$(13,819)

Note 6
To eliminate the foreign exchange loss from the liquidation of the Annaco legal entity in conjunction with the new legal structure of the Company.

The arrangement agreement relating to the Acquisition provided for specific legal steps regarding the corporate structure of Acquired Company, including the dissolution/liquidation of Annaco.  As such, the foreign exchange loss incurred by Annaco was specific to the Acquisition and would not occur except for the Acquisition, so that the foreign exchange loss has been included as a pro forma adjustment for the fiscal year ended November 24, 2007.

Foreign exchange loss	$(4,370)
Total	$(4,370)

Note 7
The pro forma combined weighted average number of common shares outstanding is based on the weighted average number of shares of common stock of Novamerican as of November 15, 2007.  Reflects the elimination of Acquired Company's shares and presentation of Novamerican shares as if they were outstanding at the beginning of the period presented, January 1, 2007.  There were no subsequent equity transactions beyond the Acquisition and therefore the shares outstanding on the acquisition date are the shares outstanding at each quarter end for pro forma purposes.

	Novamerican	Acquired Company	Pro Forma Combined
Combined weighted average shares outstanding before pro forma adjustments	21,452,304	10,450,000	31,902,304

Pro forma adjustments (assumed January 1, 2007):
Retirement of Acquired Company shares	-	(10,450,000)	(10,450,000)
Total pro forma adjustments	-	(10,450,000)	(10,450,000)

Balance at November 24, 2007	21,452,304	-	21,452,304

Note 8

Reflects the elimination of Acquired Company's shares and exclusion of the potentially dilutive impact of 25,579,069 Novamerican warrants convertible into common stock as they would be anti-dilutive on a pro forma basis as a result of the pro forma loss per share.

	Novamerican	Acquired Company	Pro Forma Combined
Combined weighted average shares outstanding, assuming dilution before pro forma adjustments	21,452,304	10,450,000	31,902,304

Pro forma adjustments (assumed January 1, 2007):
Retirement of Acquired Company shares	-	(10,450,000)	(10,450,000)
Total pro forma adjustments	-	(10,450,000)	(10,450,000)

Balance at November 24, 2007	21,452,304	-	21,452,304

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our consolidated financial condition and results of operations together with “Selected Financial Data,” “Unaudited Pro Forma Condensed Financial Information” and our consolidated financial statements and notes thereto that appear elsewhere in this prospectus. This discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward looking statements.  Please read “Cautionary Statement Concerning Forward-Looking Statements.”

Corporate overview

The Company

The Company was incorporated as Symmetry Holdings Inc. in Delaware on April 26, 2006 as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. On March 12, 2007, our initial public offering of 18,750,000 units was consummated, generating aggregate gross proceeds of $150.0 million. Each unit consisted of one share of common stock and one warrant. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.50. Our common stock and warrants started trading separately as of April 4, 2007.  On December 5, 2007, the Company filed with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger merging a newly formed Delaware company, Novamerican Steel Inc., into the Company pursuant to Section 253 of the Delaware General Corporation Law. Pursuant to such Certificate of Ownership and Merger, the Company’s Amended and Restated Certificate of Incorporation was amended to change its name to Novamerican Steel Inc.

Description of the Acquisition

On November 15, 2007, the Company completed the Acquisition.  The Acquisition had been approved by the Company’s stockholders on October 25, 2007 and by Acquired Company’s shareholders on October 31, 2007. The Acquisition was carried out pursuant to an arrangement agreement dated June 21, 2007 between the Company, its wholly owned indirect subsidiary and Acquired Company under a court-approved statutory plan of arrangement governed by the Canada Business Corporations Act. The Company’s stockholders who properly exercised their conversion rights received $7.84 in cash per share. A total of 3,860,196 shares were converted for an aggregate of $30.3 million in cash.  Under the terms of the arrangement agreement, the shareholders of Acquired Company received $56.00 in cash per share ($585.2 million in cash in the aggregate) for all of the outstanding shares of Acquired Company.

Funding for the Acquisition purchase price and related expenses was provided by (i) debt financing, including borrowings under the $175.0 million ABL Credit Facility and proceeds from the sale in private placements of $315.0 million aggregate principal amount of the Notes, (ii) the sale in a private placement of 1,875,000 units of the Company for $15.0 million, or $8.00 per unit, to certain of the Company’s affiliates, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $5.50, exercisable from March 7, 2008 until expiration on November 15, 2011, and (iii) approximately $112.0 million of cash held in trust by the Company that was raised in its initial public offering in March 2007.

Overview of financial results for audited financial statements

Components of financial presentation

Novamerican’s consolidated financial statements include the accounts and transactions of its U.S. affiliates and its Canadian affiliates at historical cost, except that all material intercompany balances and transactions have been eliminated. Novamerican’s interest in a joint venture is accounted for by the equity method. Accordingly, Novamerican’s share in the income of its joint venture is included in consolidated net income.  The Company has accounted for the Acquisition as a purchase and the purchase price was allocated to all tangible and intangible assets based upon a preliminary valuation of their respective fair values.  The preliminary valuation analysis included analyses of historical operating results of the Company, research of the industry in which the Company operates, benchmarking data of prior merger and acquisition activity in the same general industry of the Company, research of publicly traded guideline companies and other economic and financial analyses, where applicable. The Company is in the process of completing valuations for certain of these assets, including property, plant and equipment and certain intangibles, and expects the purchase price allocation to be completed by November 1, 2008.  Accordingly, the allocation of the purchase price is subject to refinement.

We sell a broad range of products and toll processing services, which contribute different gross margin dollars. The dollar amount of contribution varies depending on the type of customer and the level of processing or value-added services we perform. Products that have undergone more value-added processing, as well as manufactured products, generally have a higher dollar amount of contribution. Toll processing generally results in lower selling prices per ton but higher gross margins as a percentage of net sales than direct sales since our steel costs in respect of toll processing are zero. Accordingly, our overall gross margin in any one period is affected by product mix and the amount of toll processing performed, as well as volatility in selling prices and material purchase costs. However, we estimate that approximately 74.0% of our volume is either toll processed or contracted through fixed margin or fixed price contracts and has limited raw material price risk. Net sales include direct sales and toll processing revenues. Costs of goods sold consist primarily of raw material, typically hot rolled carbon steel, and related freight-in.  See “Consolidated Financial Statements – Notes to Consolidated Financial Statements - Note 2 - Accounting Policies,” of our Notes to Consolidated Financial Statements for the period ended November 24, 2007 for a complete description of what is included in cost of sales.  Our gross margins may not be comparable to those of other entities, since some entities include all of the costs related to their distribution network in cost of sales, and others (like us) exclude a portion of such costs from gross margins.

We sell products in Canada and the United States. All of our sales and payments are made in either Canadian dollars or U.S. dollars, and we conduct our operations generally on the basis of short-term orders. Our customers typically release orders on a just-in-time basis and generally use one-week forecasts for placement of orders, which are subject to frequent additions and cancellations. Because our firm orders are so variable and have such short lead times, backlog, in the traditional sense, at any point in time is not a meaningful indicator of the trend in our overall business or our future performance.

We operate as an intermediary between steel producers and our customers. As described below, increasing or decreasing trends in steel prices will temporarily have an impact on our accounts receivable and inventories, and thereby on our working capital and liquidity. Our accounts receivable, as recorded on our balance sheet, typically reflect invoices which are dated within three months prior to, and which are unpaid at, the date of the balance sheet. The amount of our accounts receivable as recorded on our balance sheet therefore reflects the recent increasing or decreasing trends in selling prices as well as in sales volumes. Similarly, our inventories, which we report on a first-in, first-out basis, reflect recent inventory replacement costs.  At November 24, 2007, our inventories also included a purchase price adjustment to fair value of approximately $7.8 million. As our inventory replacement costs increase or decrease, based on similar inventory volumes, our inventories as recorded on our balance sheet will increase or decrease accordingly. Our inventories at year end will reflect more current pricing for steel, whereas net sales for the year reflect pricing through the full 12 month period. Where there is a period during which steel prices rise, based on similar volumes, inventories have historically increased at a greater rate than sales. Similarly, when steel prices decrease, based on similar volumes, inventories have historically decreased at a greater rate than sales. During periods of increasing prices, we face increased working capital demands as we sell off lower priced inventory but must purchase steel at the increasing prices. Similarly, when prices are decreasing, we face the challenge of selling the inventory that we acquired at a relatively higher cost as we replace our inventory at the decreasing prices. We believe that funds available under the ABL Credit Facility together with the funds from our operations will be sufficient to provide us with the liquidity necessary to fund our anticipated working capital requirements and capital expenditure requirements over the next 12 months. See “—Liquidity and capital resources.”

Drivers of our results of operations

End-user market demand

Our results of operations depend in part on the varying economic and other conditions of the end-user markets we serve. All of the end-user markets we serve, particularly the general manufacturing, non-residential construction and automotive industries in North America, are subject to volatility and, as a result, our customers’ demand for our products may change due to changes in general and regional economic conditions, consumer confidence, fuel and energy prices, employment and income growth trends and interest rates, each of which are beyond our control. These factors cause a significant increase or decrease in the demand for our products, which would impact our shipment volume and our results of operations. While no single end-user market drives our overall performance, individual end-user markets are influenced by conditions in their respective industries. Demand for our products in the end markets we serve generally correlates positively with the overall economy and particularly the overall steel industry. For example, during the downturn in the North American steel industry from 2000 to 2001, manufacturers of steel experienced significant volatility in demand and market prices for their products. In the period of increased worldwide demand for steel that began in fiscal 2004, we experienced an over 400% increase in our operating income from fiscal 2003. Demand for our products in the general manufacturing and non-residential construction end-user markets is driven by overall economic conditions and new non-residential construction activity, which are impacted by interest rate levels and overall economic conditions. The number of new automotive units sold drives sales of our products in the automotive industry, particularly by the traditional domestic producers or “Big Three.” Any continued decline in the domestic automotive market share by the Big Three or the general overall economic conditions that affect consumer confidence and consumer spending could have a negative impact on the automotive industry and therefore on our future results of operations.

Competition

The principal markets that we serve are highly competitive. Our geographic market encompasses the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario. Within this geographic market, we compete with other foreign, regional and national steel service centers, single location service centers and, to a certain degree, primary steel producers in North America and abroad and intermediate steel processors on a regional basis. We have different competitors for each of our products and within each geographic region. Our industry is highly fragmented, consisting of numerous small and mid-sized companies, as well as a few larger publicly-traded companies.

We compete on the basis of quality, price, product selection and availability, customer service and geographic proximity. Our competitors may foresee the course of market development more accurately than we do, produce similar products at a lower cost than we can or adapt more quickly to new technologies or industry and customer requirements. In addition, certain of our competitors have financial and operating resources in excess of our financial and operating resources and may have less leverage than we do. As a result, these competitors may be better positioned to respond to downward pricing pressures or other adverse economic or industry conditions or to identify and acquire companies or product lines compatible with their business.

Steel pricing and margin

The principal raw material we use is hot rolled carbon steel. Hot rolled carbon steel is a commodity and, as such, is valued based upon a variety of market driven factors, including the price of steel scrap and iron ore. We manage the price of our main raw material using the following methods:

•
Approximately 41.7% of our shipment volume (in fiscal year 2007) is on the basis of toll processing whereby the customer procures the steel, sends it to our facilities and pays a fixed amount for the processing. Accordingly, we are not exposed to any raw material price fluctuation on this volume.

•
With respect to an additional 32.0% of our shipment volume (in fiscal year 2007), either (i) we enter into fixed margin contracts with our customers whereby they arrange the terms for us to procure the steel and pay a predetermined margin for our services, or (ii) our customer agrees to a fixed purchase price with estimated volumes.

•
The remaining 26.3% of our shipment volume (in fiscal year 2007) is on the basis of the prevailing market pricing at the time the customer purchases from us and at the time we procure the steel. We procure our steel from key suppliers with which we have established relationships. Because of the competitive nature of the business, when metal prices increase due to product demand, mill surcharges, supplier consolidation or other factors that in turn lead to supply constraints or longer mill lead times, we may not be able to pass our increased material costs fully to customers.

We purchase steel in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based upon historical buying practices, contracts with customers and market conditions. When raw material prices are decreasing, we face the challenge of selling the inventory that we acquired at a relatively higher cost at the decreasing prices. Additionally, during periods of rapid price decreases we may be unable to lower our prices quickly enough to remain price competitive, which could have a material adverse effect on our sales volume. Thus, decreases in raw material prices could result in lower sale prices and lower margins for our products, particularly for our distribution business.

Significant short-term increases in prices can have, depending upon economic conditions, a dampening effect on demand. In the future, we may not be able to pass on these price increases to our customers, which could have a material adverse effect on our business, results of operations and financial condition in one or more future reporting periods.

We believe that the gains in hot rolled carbon steel prices which have been achieved since 2003 and 2004 are sustainable due to the higher, robust global demand and the resultant higher cost of inputs used in the production of steel, such as scrap, iron ore, coke and energy. In the past few years and continuing into 2008, we have noticed a trend of consolidation of steel producers, which we believe will continue in the North American and global markets. We believe that this type of consolidation is contributing to better control over the production of steel relative to the demand for steel, which in turn should lead to more price stability. We also believe that the increasing demands for steel from the Asian markets, particularly China and India, will continue to influence steel prices.

Transportation costs

Our cost to transport our products to our customers was 3.1% of our net sales and represented approximately 20.3% of our total operating expenses in fiscal year 2007 and is affected by fluctuations in energy costs. These transportation costs are mitigated by the distribution of our 21 facilities throughout the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Ontario and Québec, which gives us a presence near many of our customers.

Labor costs

We employed approximately 886 employees as of September 30, 2008, of which approximately 27.7% working at nine of our 21 facilities are organized by the United Steelworkers, the Teamsters, and independent employee associations. We are currently party to nine collective bargaining agreements. Our labor contracts expire on staggered dates beginning in December 2008. Specifically, the labor contract with employee associations covering 17 employees at our Norwood facility will expire in December 2008 and the labor contract with the Teamsters covering 32 employees at our Harrisburg facility will expire in December 2009.  We do not presently anticipate that any work stoppages will occur prior to renegotiation of these contracts. We believe that our relations with our employees are satisfactory.  In addition, we have not experienced a work stoppage by any of our unions or employee associations in over 20 years. Our approximately 886 employees are categorized as follows: production and warehouse employees (67.7%), sales personnel (11.6%), truck drivers (7.0%) and administrative employees (13.7%).  The wages, incentive compensation and fringe benefits (including medical benefits) we pay are another significant component of our operating expenses. These costs tend to rise with inflation. Our incentive compensation costs, which consist primarily of bonuses paid based on our performance, generally rise when our net sales, operating margin and net income margin rise. We record most of our costs for employees in operating expenses.

Outlook

U.S. steel service center hot-rolled inventories rose sharply in August to approximately 3.3 months on hand coming off the slowest non-December shipment month since November 2007. We believe that underlying consumption in the U.S. and Canada has continued to weaken from the already sluggish pace of the past year, with a particularly weak automotive outlook.  In the U.S., the automotive, residential construction and related sectors are in a recessionary-like environment and have been over the last 18 months.  Canadian manufacturing, including automotive, has also experienced shrinkage.  The strength of the Canadian dollar versus the U.S. dollar has continued placing pressure on our Canadian customers that export into the U.S.  Globally, demand and pricing in markets outside of North America has weakened and, along with some strengthening in the U.S. currency, has increased imports for our market as demonstrated in recent month to month comparisons;  imports, however, remain below year-ago levels.  The combination of higher imports into both the U.S. and Canada from other jurisdictions and relatively higher service center inventory levels has increased North American supply and, when combined with lower raw material costs for our suppliers, particularly much lower scrap prices in August, has resulted, in September, in the first sign of lower 2008 steel prices from steel mills.

Flat rolled carbon steel sheet prices continued their upward trend into July 2008, although price gains in July were more disparate among the steel mills and were relatively weaker than prior increases during this upward pricing cycle.  North American steel suppliers had pushed prices for hot rolled coil to about $1,100 per ton, with world spot export market prices as high as about $1,175 per ton.  In September, there was a reduction from these historically high levels, with flat rolled carbon steel sheet prices decreasing to about $1,000 per ton and with some smaller mills offering even more aggressive pricing.  While mill costs remain high, easing scrap and freight costs will facilitate these decreases. We believe increasing supply and higher inventory levels should continue resulting in softening prices, at least through the end of 2008.  The outlook for the U.S. dollar, freight rates and other world steel sheet markets indicate that import pressures are likely to increase, providing for potentially lower prices in the near term. We experienced price increases peaking in July 2008, mainly in our structural tubing, steel sheet and distribution channels.  Although our ability to raise prices depends on multiple market factors, we have been successfully passing along price increases of steel on a timely basis through July but have begun experiencing declining prices through August.  Our profitability typically expands during inclining price cycles and contracts during declining price cycles.

We experienced a softening in demand in our structural tubing and distributed products toward the end of the third fiscal quarter. Continued high gasoline prices, tighter consumer credit conditions and overall broader economic weakness have weakened an already low demand outlook for steel sheet and tubular products used in large truck and SUV vehicles.

We expect our volumes in the fourth fiscal quarter of 2008 to be lower than the third fiscal quarter of 2008, including continued softening demand from our distribution and structural tubing customers. Our automotive business should be flat in the fourth fiscal quarter when compared to the third fiscal quarter despite the return from extended summer shutdowns, with a negative outlook based on further weakening of demand because of tighter credit conditions for auto buyers. Overall, our 2008 fourth fiscal quarter is expected to result in comparable revenue, lower operating expenses and lower operating profit when compared to our 2008 third fiscal quarter. Cash flows from operations, however, will remain strong, resulting primarily from higher sources of cash from the liquidation of non-replenishable inventories and overall improved inventory cycle times.

We have significantly progressed our project plans for implementing our operating methodology, The Decalogue™, at the Company. This transformation allows us to operate as one system versus 21 separate facilities, and will (a) enable the system to operate at much faster cycle times, enabling us to maximize the throughput from the sale of our enhanced capacity, (b) experience a permanent cash inventory reduction of at least $60.0 million primarily from this faster replenishment and operating cycle, and (c) implement organizational changes, especially in our replenishment, processing, distribution and sales processes.

We have defined our future business model based on the predictability, reliability and speed of our material flow.  We have reached agreement with our key suppliers for operating on an actual, usage-based replenishment model with reliable, expedient delivery of materials.  We have calculated our inventory buffers based on statistical methods.   To date this has resulted in the generation of $26.3 million of cash from inventory reductions.  We will permanently liquidate all remaining inventory that does not fit in our replenishment model.  We expect that these reductions will result in a source of cash of at least $60 million.

We have designed our organization systemically, with replenishment representing the strategically defined internal constraint of our system.  This will result in the reduction of approximately 200 employees, primarily in the areas of administration and general management, purchasing, inside sales and accounting, offset by the addition of approximately 50 new employees of substantially different competencies, educational backgrounds and cultural diversities. To date, we have hired professionals in the areas of Statistical Studies, Quality, Material Science, New Product Development, Marketing, Logistics, Safety, Process Engineering, Synchronized Manufacturing, Human Development, Information Services and Sales, among others, of which over 30 have post-graduate degrees, including 7 PhDs.  We are becoming a Decalogue™ company, that is, a knowledge-based organization.

We expect total restructuring charges for this organizational redesign of approximately $14.0 million, primarily for the severance and related costs for terminated employees. We recorded a restructuring charge of approximately $4.0 million and $8.9 million for the three and nine months ended August 30, 2008, respectively.  We made cash restructuring payments of $1.9 million and $2.9 million, for the three and nine months ended August 30, 2008, respectively.  These organizational changes and the closure of the Cambridge facility will result in approximately $10.0 million, net, in annual operating expense reductions, with that resulting run rate realized by the end of 2008.  We anticipate incurring additional restructuring charges of approximately $5.0 million in the fourth fiscal quarter of 2008.

We incurred approximately $2.0 million in the 2008 third fiscal quarter for operating expenses associated with hiring, training and development required for these changes and certain other redundant organizational expenses resulting from increasing certain resources in advance of other reductions.

We have defined new, throughput-based, operational measurements companywide that measure the speed of our cash generation on a daily basis.

Results of operations

We have set forth in the following table for each of the periods presented certain statement of operations data of the Successor, expressed in dollars.

	Fiscal Year Ended		Nine Months Ended
	November 24, 2007	December 31, 2006	August 30, 2008	September 30, 2007
	(In thousands of U.S. dollars)

Net sales	$16,304	$—	$667,884	$—
Cost of sales	14,792	—	543,157	—
Gross margin	1,512	—	124,727	—
Operating expenses	6,665	145	115,861	945
Operating income (loss)	(5,153)	(145)	8,866	(945)
Transaction expenses	4,438	—	—	—
Interest (income) expense, net	(3,507)	3	31,923	(4,261)
Share in income of joint venture	(12)	—	(599)	—
Income (loss) before income taxes	(6,072)	(148)	(22,458)	3,316
Income taxes (benefit) expense	(2,273)	—	(8,404)	1,258
Net income (loss)	$(3,799)	$(148)	$(14,054)	$2,058

Three Months Ended August 30, 2008 as compared to Three Months Ended September 30, 2007

The consolidated financial statements for the three months ended September 30, 2007 (the “third fiscal quarter of 2007”) include only the financial results of Symmetry Holdings Inc. (“Symmetry”). The financial statements for the three months ended August 30, 2008 (the “third fiscal quarter of 2008”) include the financial results of Novamerican, its wholly-owned subsidiaries Novamerican Steel Holdings Inc., Novamerican Steel Finco Inc., Novamerican Steel Canada Inc. (including the former Novamerican Steel Inc. (“Acquired Company” or the “Predecessor”)), and Novamerican Steel U.S. Inc. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

In the third fiscal quarter of 2008, net sales increased to $230.9 million. Total tons directly sold and toll processed were 365,822.  Direct sales tons were 190,255 while toll processing tons were 175,567. The effects of changes in the exchange rate of the Canadian dollar had a positive impact on sales of approximately $2.8 million. In the third fiscal quarter of 2007, both net sales and tons directly sold and processed were nil.

Cost of sales was $183.2 million, or 79.3% of net sales, for the third fiscal quarter of 2008.

Gross margin was $47.7 million, or 20.7% of net sales, for the third fiscal quarter of 2008, primarily from higher average selling prices relative to cost of steel sold.

Operating expenses were $40.0 million for the third fiscal quarter of 2008, an increase of $39.6 million from the third fiscal quarter of 2007.  For the third fiscal quarter of 2008, operating expenses included $14.2 million, or 6.1% of net sales, in plant expenses, $7.3 million, or 3.2% of net sales, for delivery, $2.7 million, or 1.2% of net sales, for selling expenses, and $9.8 million, or 4.2% of net sales, in general and administrative expenses. Operating expenses also included a restructuring charge of $4.0 million, or 1.7% of net sales, associated with the implementation of organizational changes.  Plant operating expenses included approximately $1.1 million for additional depreciation associated with the purchase price allocation to property, plant and equipment at our Cambridge facility.  General and administrative expenses included $2.0 million for hiring, training and development during the quarter for more than 75 employees associated with the Decalogue™ implementation. Less favorable exchange rates resulted in an increase of $0.3 million in operating expenses.  Operating expenses also included $1.9 million of amortization associated with the purchase price allocation to intangible assets other than goodwill.  Excluding the impact of exchange rates, additional depreciation, amortization, training and development, and the restructuring charge, operating expenses would have been $30.7 million.  For the third fiscal quarter of 2007, operating expenses included operating costs of Symmetry.

In the third fiscal quarter of 2008, interest income was $0.2 million while interest expense was $10.2 million.  Interest expense on our Notes and the ABL Credit Facility was $9.3 million and $0.2 million, respectively, for the third fiscal quarter of 2008.  Interest on the Notes during such period included $0.2 million in additional interest expense resulting from the delayed registration of the Notes. The remaining $0.7 million of interest expense primarily represented the amortization of deferred financing charges. The average balance of debt outstanding on the ABL Credit Facility for the third fiscal quarter was $77.7 million with an average interest rate of 5.36%.  The Notes outstanding are $315.0 million with a fixed interest rate of 11.5%. In the third fiscal quarter of 2007, the Company recorded interest income of $1.9 million, substantially all of which was earned on offering proceeds held in trust from March 31, 2007 through September 30, 2007.

Loss before income taxes in the third fiscal quarter of 2008 was $2.0 million, as compared to income before taxes in the third fiscal quarter of 2007 of $1.6 million.  The third fiscal quarter loss before income taxes includes $4.0 million for the restructuring charge, $1.9 million for the amortization associated with the purchase price allocation to intangible assets other than goodwill, and $1.1 million for additional depreciation associated with the purchase price allocation to property, plant and equipment at our Cambridge facility.

Income taxes were a benefit of $0.2 million and expense of $0.6 million for the third fiscal quarter of 2008 and the third fiscal quarter of 2007, respectively, and reflect an estimated effective income tax rate of approximately 35% and 40%, respectively. The effective income tax rate for the three months ended August 30, 2008 is lower than the estimated rate due to additional tax expense of $0.3 million resulting from adjusting certain original estimates to actual from filing the fiscal 2007 U.S. tax returns and the cumulative effect of a lower effective tax rate.

Net loss was $1.8 million in the third fiscal quarter of 2008, or net loss of $0.08 per basic and diluted share outstanding, as compared to net income of $0.9 million in the third fiscal quarter of 2007, or net income of $0.04 per basic and $0.03 per diluted share outstanding.

Nine Months Ended August 30, 2008 as compared to Nine Months Ended September 30, 2007

The consolidated financial statements for the nine months ended September 30, 2007 (the “first three fiscal quarters of 2007”) include only the financial results of Symmetry. The financial statements for the nine months ended August 30, 2008 (the “first three fiscal quarters of 2008”) include the financial results of Novamerican, its wholly-owned subsidiaries Novamerican Steel Holdings Inc., Novamerican Steel Finco Inc., Novamerican Steel Canada Inc., and Novamerican Steel U.S. Inc.   All intercompany balances and transactions have been eliminated in the consolidated financial statements.  The first three fiscal quarters of 2008 included 40 weeks of operations whereas the first three fiscal quarters of 2007 included 39 weeks.

In the first three fiscal quarters of 2008, net sales increased to $667.9 million.  Total tons directly sold and toll processed were 1,139,287.  Direct sales tons were 625,251 while toll processing tons were 514,036.  In the first three fiscal quarters of 2007, both net sales and tons directly sold and processed were nil.

Cost of sales was $543.2 million, or 81.3% of net sales, for the first three fiscal quarters of 2008.  Cost of sales included the remaining $6.7 million of the total $7.8 million of purchase price that was allocated to certain acquired inventories to reflect their fair market value on the date of the Acquisition.  Excluding the purchase price allocation to inventory, cost of sales represented 80.3% of net sales.

Gross margin for the first three fiscal quarters of 2008 was $124.7 million or 18.7% of net sales.  Gross margin was reduced by $6.7 million of additional costs associated with the purchase price allocation to inventory.  Excluding the purchase price allocation to inventory, gross margin was $131.4 million and 19.7% of net sales.  All of the remaining purchase price allocation to inventory was included in the first two fiscal quarters of 2008 as acquired inventories were sold.

Operating expenses were $115.9 million for the first three fiscal quarters of 2008, an increase of $115.0 million from the first three fiscal quarters of 2007.  For the first three fiscal quarters of 2008, operating expenses included plant expenses of $41.2 million, or 6.2% of net sales, delivery expenses of $21.8 million, or 3.3% of net sales, selling expenses of $9.8 million, or 1.5% of net sales, and general and administrative expenses of $28.2 million, or 4.2% of net sales. Operating expenses also included a restructuring charge of $8.9 million, or 1.3% of net sales, associated with the closure of the Cambridge facility and the implementation of organizational changes. Plant operating expenses included approximately $2.8 million in higher depreciation expense associated with the purchase price allocation to property, plant and equipment and $0.5 million for accelerated depreciation on assets at our Cambridge facility.  General and administrative expenses included $3.7 million for hiring, training and development during the first three fiscal quarters of 2008 for more than 175 employees associated with The Decalogue™ implementation.  Less favorable exchange rates resulted in an increase of $5.2 million in operating expenses.  Operating expenses also included $5.9 million of amortization associated with the purchase price allocation to intangible assets other than goodwill.  The impact of an extra week in the first three fiscal quarters of 2008 as compared to the first three fiscal quarters of 2007 was an increase of $2.5 million.  Excluding the additional depreciation, amortization, training, the restructuring charge, and after adjusting for the extra week in the first two fiscal quarters, operating expenses would have been $86.4 million.  For the first three fiscal quarters of 2007, operating expenses included formation and operating costs of Symmetry.

In the first three fiscal quarters of 2008, interest income was $0.5 million while interest expense was $32.4 million.  Interest expense on the Notes and the ABL Credit Facility was $28.2 million and $2.5 million, respectively, for the first three fiscal quarters of 2008. Interest on the Notes includes $0.2 million in higher interest expense resulting from the delayed registration of the Notes. The average balance of debt outstanding on the ABL Credit Facility for the first three fiscal quarters was $72.9 million with an average interest rate of 5.89%.  The Notes outstanding are $315.0 million with a fixed interest rate of 11.5%.  The remaining $1.7 million of interest expense primarily represented the amortization of deferred financing charges. In the first three fiscal quarters of 2007, the Company recorded interest income of $4.3 million, substantially all of which was earned on offering proceeds held in trust from March 12, 2007 through September 30, 2007.

Loss before income taxes in the first three fiscal quarters of 2008 was $22.5 million, versus income before taxes in the first three fiscal quarters of 2007 of $3.3 million.  The loss includes $6.7 million of purchase price that was allocated to certain acquired inventories, $8.9 million for the restructuring charge, $5.9 million for the amortization associated with the purchase price allocation to intangible assets other than goodwill, $3.3 million higher depreciation associated with the purchase price allocation and accelerated depreciation associated with the closure of the Cambridge facility.

Income taxes were a benefit of $8.4 million and expense of $1.3 million for the nine months ended August 30, 2008 and the nine months ended September 30, 2007, respectively, and reflect an estimated annual effective income tax rate of approximately 35% and 33%, respectively.  The effective income tax rate for the nine months ended August 30, 2008 is higher than the estimated rate by approximately $0.5 million in net income tax benefit.  The benefit is comprised of a $1.3 million benefit from a statutory rate reduction in Canada, partially offset by the additional $0.8 million in tax expenses resulting from the filing of the fiscal 2007 Canadian tax returns.

Net loss was $14.1 million in the first three fiscal quarters of 2008, or net loss of $0.64 per basic and diluted share outstanding, as compared to net income of $2.1 million in the first three fiscal quarters of 2007, or a net income of $0.11 per basic and $0.09 per diluted share outstanding.

Fiscal year 2007 compared to fiscal year 2006

The consolidated financial statements for fiscal year 2006 include only the financial results of Symmetry. The financial statements for fiscal year 2007 include the financial results of Novamerican and its wholly owned subsidiaries Novamerican Steel Holdings, Novamerican Steel Finco and Acquired Company for the period from the date of the Acquisition to the fiscal year end, that is, the ten-day period from November 15, 2007 until November 24, 2007. However, the ten-day results of operations that have been included for Acquired Company may not be indicative of results for a full quarter of a full fiscal year.  All intercompany balances and transactions have been eliminated in the consolidated financial statements.

In fiscal year 2007, net sales increased by $16.3 million, representing the sales of Acquired Company for the ten-day period following the Acquisition. Net sales include direct sales and toll processing revenues.  For the period from January 1, 2007 to November 24, 2007, direct sales and toll processing revenues were approximately $14.4 million and $1.9 million, respectively.  These sales represent a lower than average level of shipments for a typical 10-day period primarily due to lower direct processing primarily in Canada and in part due to continued cautious inventory management by our steel distributor customers and lower automotive production in late 2007.

Cost of sales was $14.8 million, or 90.7% of total sales for the same ten-day period.  The cost of sales includes $1.1 million of additional costs associated with the amortization for the ten-day period of approximately $7.8 million of purchase price that was allocated to inventory to increase certain acquired inventories up to their fair market value on the date of the Acquisition.  Excluding the amortization for the ten-day period, cost of sales represented 84.0% of total sales.

Gross margin was $1.5 million, representing the ten-day period following the Acquisition.  Gross margin dollars were reduced by the $1.1 million of additional costs associated with the amortization for the ten-day period.  The remaining $6.7 million of purchase price that was allocated to inventory to increase certain inventories up to their fair market value on the date of the Acquisition will be amortized as these inventories are sold, substantially all of which should occur in the 2008 first quarter.

Operating expenses, in absolute dollars, increased by $6.6 million, from $0.1 million in 2006 to $6.7 million in 2007.  For fiscal year 2007, operating expenses included $4.3 million in plant, distribution, selling and general and administrative expenses for the ten-day period following the Acquisition.  The operating expenses also included formation and operating costs of $2.4 million associated with Novamerican (formerly Symmetry).  These costs consist primarily of compensation for the corporate officers, travel, legal, accounting and other costs associated with the formation and administration of the corporate activities.  The Company also incurred transaction expenses of $4.4 million associated with the Acquisition of Acquired

Company.  These expenses were primarily for legal, banking and other advisory services associated with due diligence, regulatory reporting and capital structure planning and financing requirements for the Acquisition.

In fiscal year 2007, the Company recorded interest income, net of interest expense, of $3.5 million.  Interest income was $4.8 million, substantially all of which was interest income earned on the offering proceeds held in trust from March 12, 2007 until November 14, 2007.  Interest expense was $1.3 million.  Interest expense on the Notes and the ABL Credit Facility was $1.0 million and $0.2 million, respectively, for the ten-day period following the Acquisition.  The remaining $0.1 million of interest expense represents the amortization of deferred financing charges for the ten-day period following the Acquisition.

Loss before income taxes in fiscal year 2007 was $6.1 million, an increase of $6.0 million over 2006.  The loss resulted primarily due to formation, operating and transactional expenses associated with the start up of the Company and the Acquisition of Acquired Company.

Income taxes in fiscal year 2007 were a benefit of $2.3 million and represent 37.4% of loss before income taxes.  The Company recorded income taxes receivable of $2.8 million at November 24, 2007, resulting from this income tax benefit for fiscal year 2007 and overpayment of income taxes during fiscal year 2007 related thereto.  The Company also has deferred income tax assets associated with prior net operating losses of Acquired Company of $6.1 million.

Net loss was $3.8 million in fiscal year 2007, or a net loss of $(0.20) per basic and diluted share outstanding, as compared to $0.1 million in fiscal year 2006, or a net loss of $(0.03) per basic and diluted share outstanding.

Acquired Company fiscal year 2006 compared to Acquired Company fiscal year 2005

In fiscal year 2006, Acquired Company’s net sales increased by $6.1 million, or 0.7%, to $840.8 million, compared with $834.7 million in fiscal year 2005. Tons sold and processed decreased by 9.5% to 1,749,000 tons in fiscal year 2006 from 1,934,000 tons in fiscal year 2005. Tons sold and processed in fiscal year 2006 include 887,000 tons from direct sales and 862,000 tons from toll processing, compared with 925,000 tons from direct sales and 1,009,000 tons from toll processing in fiscal year 2005. The decrease in tons sold and processed in fiscal year 2006 was due to decreased demand in the automotive sector and a continued reduction from the abnormally high levels of global demand in 2004. The change in the Canada/U.S. exchange rate on the conversion to U.S. dollars of the net sales of Canadian subsidiaries for fiscal year 2006 had a positive impact of approximately 3.9% on net sales, which represents an amount of $32.8 million.

Acquired Company’s gross margin increased from $170.6 million to $185.1 million in fiscal year 2006, and as a percentage of net sales from 20.4% in fiscal year 2005 to 22.0% in fiscal year 2006 due to lower costs of sales in 2006 versus 2005 for steel, relative to price.

Acquired Company’s operating expenses, in absolute dollars, increased by $5.3 million and as a percentage of net sales increased to 13.8% from 13.2% during fiscal year 2006. The increase in operating expenses was primarily due to certain inflationary increases in fixed operating expenses, without a comparable increase in sales, excluding, in both cases, the effect of foreign currency translation. In absolute dollars, operating expenses increased by $5.3 million during fiscal year 2006; however, the impact of the change in the Canada/U.S. exchange rate on the conversion to U.S. dollars of the operating expenses of Acquired Company’s Canadian subsidiaries for fiscal year 2006 amounts to approximately $4.8 million.

In fiscal year 2006, Acquired Company’s interest expense decreased by $2.8 million, or 71.7%, to $1.1 million compared with $3.9 million in fiscal year 2005. During fiscal year 2006, Acquired Company had a lower average of total debt outstanding which was partially offset by a higher effective interest rate. Acquired Company’s average debt outstanding was $44.2 million and $68.9 million during fiscal years 2006 and 2005, respectively.

Acquired Company’s income before income taxes in fiscal year 2006 increased by $12.1 million, or 21.2%, to $69.0 million, from $56.9 million in fiscal year 2005.

Acquired Company’s income taxes in fiscal year 2006 were $24.7 million and represent 35.8% of income before taxes, compared to $20.0 million, representing 35.1% of income before taxes in fiscal year 2005.

Company's Actual three months ended August 30, 2008 compared to Pro Forma three months ended September 30, 2007

In the third fiscal quarter of 2008, net sales increased by $39.4 million, or 20.6%, to $230.9 million, compared with $191.5 million in the pro forma third fiscal quarter of 2007. The impact of exchange rates on sales was an increase of $2.8 million.  Excluding the impact of exchange rates, net sales would have increased by $36.6 million, or 19.1%, compared with the pro forma third fiscal quarter of 2007.  Increased sales were primarily driven by higher structural tube volumes and prices and higher sheet volumes, somewhat offset by lower automotive sheet and tubular products.

Total tons directly sold and toll processed increased by 8.0% to 365,822 tons in the third fiscal quarter of 2008 from 338,738 tons for the pro forma third fiscal quarter of 2007. Total tons in the third fiscal quarter of 2008 included 190,255 tons from direct sales and 175,567 tons from toll processing. Direct sale tons decreased by 2.0% to 190,255 tons in the third fiscal quarter of 2008 from 194,074 tons for the pro forma third fiscal quarter of 2007. The decrease in direct sale tons resulted from lower automotive sheet and tubular products.   Toll processed tons increased by 21.4% to 175,567 tons in the third fiscal quarter of 2008 from 144,664 tons for the pro forma third fiscal quarter of 2007.  The increase in tons toll processed in the third fiscal quarter of 2008 was primarily driven by increased market share with certain major customers, somewhat offset by weaker processing for steel mills and processing centers, primarily resulting from weaker Canadian automotive and manufacturing sectors.

Gross margin increased to $47.7 million from $36.5 million, or to 20.7% from 19.1% as a percentage of net sales, in the third fiscal quarter of 2008 as compared to the pro forma third fiscal quarter of 2007, primarily from higher average selling prices relative to cost of steel sold.  Changes in exchange rates resulted in an increase of $0.2 million in gross margin.  Excluding the impact of exchange rates, gross margin would have increased by $11.0 million to $47.5 million, or 20.8% as a percentage of net sales.

Operating expenses increased $14.0 million, or 53.8%, and increased to 17.3% from 13.6% as a percentage of net sales, for the third fiscal quarter of 2008 as compared to the pro forma third fiscal quarter of 2007.  The increase was primarily attributed to plant operating expenses of $14.2 million, or 6.1% of net sales, as compared to $11.1 million, or 5.8% of net sales and general and administrative expenses of $9.8 million, or 4.2% of net sales, as compared to $3.5 million, or 1.8% of net sales. Operating expenses also included a restructuring charge of $4.0 million, or 1.7% of net sales, associated with the implementation of organizational changes.  Plant operating expenses included approximately $1.1 million for additional depreciation associated with the purchase price allocation to property, plant and equipment at our Cambridge facility.  General and administrative expenses included $2.0 million for hiring, training and development during the quarter for more than 75 employees associated with the Decalogue™ implementation.  Less favorable exchange rates resulted in an increase of $0.3 million in operating expenses.  Operating expenses also included $1.9 million of amortization associated with the purchase price allocation to intangible assets other than goodwill.  Excluding the impact of exchange rates, additional depreciation, amortization, hiring, training and development expenses and the restructuring charge, operating expenses would have increased $4.7 million.  Pro forma adjustments resulted in the exclusion from administrative costs actually incurred in the pro forma third fiscal quarter of 2007, of the following: $1.2 million in compensation for the former officers of Acquired Company, $0.4 million in operating costs associated with the assets disposed as part of the Acquisition, including the aircraft and $1.3 million for expenses associated with the Acquisition. The pro forma adjustments also include $0.5 million of ongoing costs for Novamerican’s principal executive officers.

In the third quarter of 2008, interest income was $0.2 million as compared to nil in the pro forma third fiscal quarter of 2007.  Interest expense was $10.2 million, a decrease of $0.7 million as compared to $10.9 million in the pro forma third fiscal quarter of 2007.  Interest expense on the Notes and ABL Credit Facility was $9.3 million and $0.2 million, respectively, for the third fiscal quarter of 2008 and $9.1 million and $1.2 million, respectively, for the pro forma third fiscal quarter of 2007. The remaining $0.7 million and $0.6 million of interest expense for the third fiscal quarter of 2008 and pro forma third fiscal quarter of 2007, respectively, primarily represents the amortization of deferred financing charges.

Loss before income taxes in the third fiscal quarter of 2008 was $2.0 million, as compared to loss before taxes in the pro forma third fiscal quarter of 2007 of $0.4 million.  The third fiscal quarter loss before income taxes includes $4.0 million for the restructuring charge, $1.9 million for the amortization associated with the purchase price allocation to intangible assets other than goodwill, $1.1 million for additional depreciation associated with the purchase price allocation to property, plant and equipment at our Cambridge facility.

Income taxes were a benefit of $0.2 million and expense of $0.1 million for the third fiscal quarter of 2008 and the pro forma third fiscal quarter of 2007, respectively, and reflect an estimated annual effective income tax rate of approximately 35.0% and 33.0%, respectively.  The effective income tax rate for the three months ended August 30, 2008 is lower than the estimated rate due to additional tax expense of $0.3 million resulting from adjusting certain original estimates to actual from filing the fiscal 2007 U.S. tax returns and the cumulative effect of a lower effective tax rate.

Net loss was $1.8 million in the third fiscal quarter of 2008, or net loss of $0.08 per basic and diluted share outstanding, as compared to net loss of $0.3 million in the pro forma third fiscal quarter of 2007, or net loss of $0.01 per basic and diluted share outstanding.

Company's Actual nine months ended August 30, 2008 compared to Pro Forma nine months ended September 30, 2007

In the first three fiscal quarters of 2008, net sales increased by $76.8 million, or 13.0%, to $667.9 million, compared with $591.1 million in the pro forma first three fiscal quarters of 2007. The impact of exchange rates on sales was an increase of $35.7 million.  Excluding the impact of exchange rates, net sales would have increased by $41.1 million, or 7.0%, compared with the pro forma first three fiscal quarters of 2007.  Increased sales were primarily driven by higher structural tube volumes and prices and higher sheet volumes, somewhat offset by lower automotive sheet and tubular products.

Total tons directly sold and toll processed increased by 5.4% to 1,139,287 tons in the first three fiscal quarters of 2008 from 1,081,248 tons for the pro forma first three fiscal quarters of 2007. Total tons in the first three fiscal quarters of 2008 included 625,251 tons from direct sales and 514,036 tons from toll processing. Direct sale tons increased by 0.2% to 625,251 tons in the first three fiscal quarters of 2008 from 624,153 tons for the pro forma first three fiscal quarters of 2007, primarily from higher structural tube and distribution shipments, somewhat offset by lower automotive sheet and tubular products.  Toll processed tons increased by 12.5% to 514,036 tons in the first three fiscal quarters of 2008 from 457,095 tons for the pro forma first three fiscal quarters of 2007.  The increase in tons toll processed in the first three fiscal quarters of 2008 was primarily driven by increased market share with certain major customers somewhat offset by weaker processing for steel mills and processing centers, primarily resulting from weaker Canadian automotive and manufacturing sectors.

Gross margin increased to $124.7 million from $112.8 million, and decreased from 19.1% to 18.7% as a percentage of net sales, in the first three fiscal quarters of 2008 as compared to the pro forma first three fiscal quarters of 2007.  The increase in gross margin is primarily from higher average selling prices relative to cost of steel sold, partially offset by $6.7 million of additional costs associated with the purchase price allocation to inventory. The impact of exchange rates on gross margin was an increase of $6.0 million.  Excluding the impact of exchange rates and the purchase price allocation to inventory, gross margin would have increased by $12.6 million to $125.4 million, or 19.8% as a percentage of net sales.

Operating expenses increased by $32.7 million, or 39.4%, to 17.3% from 14.1% as a percentage of net sales for the first three fiscal quarters of 2008 as compared to the pro forma first three fiscal quarters of 2007.  The increase was primarily attributed to plant operating expenses of $41.2 million, or 6.2% of net sales, as compared to $33.6 million, or 5.7% of net sales and general and administrative expenses of $28.2 million, or 4.2% of net sales, as compared to $14.2 million, or 2.4% of net sales. Operating expenses also included a restructuring charge of $8.9 million, or 1.3% of net sales, associated with the closure of the Cambridge facility and the implementation of organizational changes.  Plant operating expenses included approximately $2.8 million in higher depreciation expense associated with the purchase price allocation to property, plant and equipment and $0.5 million for accelerated depreciation on assets at our Cambridge facility. General and administrative expenses included $3.7 million for hiring, training and development during the quarter for more than 175 employees associated with The Decalogue™ implementation. The impact of exchange rates on operating expenses was an increase of $5.2 million.  Operating expenses also included $5.9 million of amortization associated with the purchase price allocation to intangible assets other than goodwill.  The impact of an extra week in the first three fiscal quarters was an increase of $2.5 million.  Excluding the impact of exchange rates, the additional depreciation, amortization, training and development expenses, the restructuring charge, and after adjusting for the extra week in the first three fiscal quarters, operating expenses would have increased by $3.3 million.  Pro forma adjustments resulted in the exclusion from administrative costs actually incurred in the pro forma first three fiscal quarters of 2007, of the following: $4.1 million in compensation for the former officers of Acquired Company, $1.4 million in operating costs associated with the assets disposed as part of the Acquisition, including the aircraft and $1.6 million for costs associated with the Acquisition. The pro forma adjustments also include $1.5 million of ongoing costs for Novamerican’s principal executive officers.

In the first three fiscal quarters of 2008, interest income was $0.5 million as compared to $0 million in the pro forma first three fiscal quarters of 2007.  Interest expense was $32.4 million, a decrease of $0.3 million as compared to the pro forma first three fiscal quarters of 2007.  Interest expense on the Notes and ABL Credit Facility was $28.2 million and $2.5 million, respectively, for the first three fiscal quarters of 2008 and $27.2 million and $3.7 million, respectively, for the pro forma first three fiscal quarters of 2007. The remaining $1.7 million and $1.6 million of interest expense in the first three fiscal quarters of 2008 and the pro forma first three fiscal quarters of 2007, respectively, represents the amortization of deferred financing charges.

Income taxes were a benefit of $8.4 million and benefit of $0.9 million for the nine months ended August 30, 2008 and the pro forma nine months ended September 30, 2007, respectively, and reflect an estimated annual effective income tax rate of approximately 35% and 33%, respectively.  The effective income tax rate for the nine months ended August 30, 2008 is higher than the estimated rate by approximately $0.5 million in net income tax benefit.  The benefit is comprised of a $1.3 million benefit from a statutory rate reduction in Canada, partially offset by the $0.8 million in tax expenses resulting from the filing of fiscal 2007 U.S. and Canadian tax returns.

Net loss was $14.1 million in the first three fiscal quarters of 2008, or net loss of $0.64 per basic and diluted share outstanding, as compared to net loss of $1.9 million in the pro forma first three fiscal quarters of 2007, or net loss of $0.09 per basic and diluted share.

Pro forma fiscal year 2007 compared to Acquired Company fiscal year 2006

In fiscal year 2007, net sales decreased by $39.5 million, or 4.7%, to $801.3 million, compared with $840.8 million in fiscal year 2006. The decrease in sales for fiscal 2007 was due to lower average selling prices, a decline in sales volume of structural tubing and toll processing resulting from an increase in imports and decreased demand in the automotive and general manufacturing sectors, respectively.

Total tons directly sold and toll processed decreased by 17.1% to 1,450,300 tons in fiscal year 2007 from 1,749,100 tons for the same period in 2006. Total tons in the fiscal year 2007 include 845,700 tons from direct sales and 604,600 tons from toll processing. Direct sale tons decreased by 4.7% to 845,700 tons in fiscal year 2007 from 887,100 tons for the same period in 2006. The decrease in direct sale tons in 2007 was due to a decline in sales volume of structural tubing due to an increase in imports and decreased demand in the automotive and general manufacturing sectors. The decrease in tons toll processed in 2007 was primarily due to a decline in demand in the Canadian automotive and general manufacturing sectors.

Gross margin decreased from $185.1 million to $148.8 million and from 22.0% to 18.6% as a percentage of net sales, respectively, in the fiscal year 2007 as compared to the same period in 2006. In addition to the reasons described in the discussion above for revenues, tons sold and tons processed, the decreases in gross margin dollars and gross margin as a percentage of sales during the 2007 fiscal year and three months ended November 24, 2007 were attributable to lower pricing relative to higher costs of inventory sold including approximately $1.0 million write down of stainless steel inventory and a lower percentage of toll processing.  In 2007, toll processing accounted for 41.7% of total tons as compared to 49.2% for 2006.

On a pro forma basis, operating expenses decreased by $4.3 million or 3.7%, and also decreased to 13.9% from 17.1% as a percentage of net sales for pro forma fiscal year 2007 as compared to Acquired Company fiscal year 2006.  The decreases result primarily from certain plant operating and general and administrative expenses, including lower incentive compensation due to lower operating performance.  Pro forma adjustments for fiscal year 2007 resulted in the exclusion from administrative costs actually incurred in fiscal year 2007, of the following:  $2.2 million in compensation for the former officers of Novamerican, $1.9 million in operating costs for associated with the disposed assets, including the aircraft, $12.8 million in transaction related costs incurred by Acquired Company before the acquisition, including investment banking, legal and accounting services and change in control and related termination benefits and $4.4 million from realized losses on dissolution of an entity.  The pro forma adjustments for fiscal year 2007 also exclude $3.4 million of transaction costs incurred by Symmetry that were not capitalized but include $2.0 million of ongoing costs for Symmetry’s principal executive officers of which $1.7 million was incurred in fiscal year 2007.

Pro forma interest expense was $43.5 million for fiscal year 2007, including $36.2 million of interest on the Notes, $5.1 million of interest on the ABL Credit Facility and $2.2 million in related amortization of deferred financing fees.

EBITDA

The following unaudited pro forma condensed financial information presents EBITDA, a non-GAAP financial measure, and reconciles EBITDA to GAAP financial information, on a combined basis, for (a) Acquired Company for the period from November 26, 2006 to November 24, 2007 and Novamerican for the period from January 1, 2007 to November 24, 2007, giving effect to the Acquisition as if it had occurred on January 1, 2007, and (b) Acquired Company for the periods from May 26, 2007 to August 25, 2007 and from November 26, 2006 to August 25, 2007 and Novamerican for the periods from July 1, 2007 to September 30, 2007 and from January 1, 2007 to September 30, 2007, in each case giving effect to the Acquisition as if it had occurred on January 1, 2007.

This unaudited pro forma condensed financial information has been derived from the historical financial statements of Novamerican and Acquired Company, and many adjustments and assumptions have been made regarding the combined company after giving effect to the Acquisition.  The pro forma amounts may not be indicative of the results that actually would have been achieved had the Acquisition occurred as of the beginning of the relevant periods and are not an indication of our financial condition or results of operations following the consummation of the Acquisition.  Our actual financial condition and results of operations following the consummation of the Acquisition may not be consistent with, or evident from, this unaudited pro forma condensed financial information.  This unaudited pro forma condensed financial information should be read together with “Selected Financial Data” and our historical consolidated financial statements and notes thereto, as well as the historical financial statements and notes of Acquired Company, including certain historical consolidated financial statements of Acquired Company that appear elsewhere in this prospectus.

EBITDA is a non-GAAP financial measure that we calculate according to the tables set forth below, using the GAAP amounts.  We believe that this non-GAAP financial measure is generally accepted as providing useful information regarding a company’s credit facilities and certain financial-based covenants and, accordingly, its ability to incur debt and maintain adequate liquidity. Such a non-GAAP financial measure should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. Our method for calculating this non-GAAP financial measure may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under our ABL Credit Facility or the indenture relating to the Notes.

Unaudited Pro Forma EBITDA
For the Fiscal Three Months Ended September 30, 2007
(in thousands of U.S. dollars)

	Novamerican 9/30/07	Acquired Company 8/25/07	Pro Forma Adjustments	Pro Forma Combined
Net income	$941	$7,365	$(8,593)	$(287)
Interest expense (income)	(1,928)	(350)	13,186	10,908
Depreciation and amortization	2	2,680	2,286	4,968
Income tax	622	4,063	(4,826)	(141)
EBITDA	$(363)	$13,758	$2,053	$15,448

Unaudited Pro Forma EBITDA
For the Fiscal Nine Months Ended September 30, 2007
(in thousands of U.S. dollars)

	Novamerican 9/30/07	Acquired Company 8/25/07	Pro Forma Adjustments	Pro Forma Combined
Net income (loss)	$2,058	$22,621	$(26,598)	$(1,919)
Interest expense (income)	(4,261)	(918)	37,862	32,683
Depreciation and amortization	5	7,947	6,794	14,746
Income tax	1,258	11,349	(13,552)	(945)
EBITDA	$(940)	$40,999	$4,506	$44,565

Unaudited Pro Forma EBITDA
For the Fiscal Year Ended November 24, 2007
(in thousands of U.S. dollars)

	Novamerican 11/24/07	Acquired Company 11/24/07	Pro Forma Adjustments	Pro Forma Combined
Net income (loss)	$894	$17,799	$(22,627)	$(3,934)
Interest expense (income)	(5,105)	(1,671)	50,322	43,546
Depreciation and amortization	7	10,695	9,137	19,839
Income Tax	451	11,430	(13,819)	(1,938)
EBITDA	$(3,753)	$38,253	$23,013	$57,513

Liquidity and capital resources

Overview of Cash Flow and Plans to Manage Liquidity

Historically, Acquired Company used cash generated from operations and revolving credit borrowings under its credit facilities to finance its working capital requirements, strategic acquisitions, green field projects, the construction of related facilities and the purchase and upgrading of processing equipment.

On November 15, 2007, the Company and its affiliates entered into the $175.0 million, five year, ABL Credit Facility. The $175.0 million available under the ABL Credit Facility is subject to a borrowing base consisting of certain eligible accounts receivable and inventory and a permanent $15.0 million availability block of the calculated borrowing base. The ABL Credit Facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swingline borrowings. In addition, the Company has the option, subject to certain conditions, to increase the commitments under the ABL Credit Facility in an aggregate principal amount of up to $50.0 million.

As of August 30, 2008, the aggregate borrowing base was $136.3 million (including the $15.0 million availability block), of which $1.9 million was utilized for letter of credit obligations and approximately $57.6 million was outstanding under the ABL Credit Facility.  Since the borrowing base under the ABL Credit Facility consists of certain eligible accounts receivable and inventory, some of which are denominated in Canadian dollars, a change in the exchange rate could affect our borrowing base. At August 30, 2008, approximately $76.7 million was available for future borrowings.  For the three and nine months ended August 30, 2008, the weighted-average interest rates of borrowed ABL Credit Facility funds were 5.36% and 5.89%, respectively.

On November 15, 2007, the Company, through Novamerican Steel Finco, issued the Notes in an aggregate principal amount of $315.0 million. Interest on the Notes accrues at the rate of 11.5% per annum and is payable semi-annually in arrears on May 15 and November 15, with the first interest payment having been due and paid on May 15, 2008.  The Notes mature on November 15, 2015.

On August 30, 2008, our total long-term debt was $372.6 million and we had $15.3 million of cash and cash equivalents (or a net debt of $357.3 million).  Our high leverage and other substantial obligations could have a material impact on our liquidity. Cash flow from operations services payment of our debt and other obligations.  Our leverage and these obligations make us more vulnerable to economic downturns in the event that these obligations are greater or timing of payment is sooner than expected.

Our business strategies place the highest priority on accelerating the amount and speed of cash generated every day. Our efforts include leveraging the Novamerican system, that is, our replenishment, processing, distribution and manufacturing network, by accelerating the speed at which we replenish, process and sell across all of our potential markets.

We expect cash flow from operations to be positively impacted by our plans for implementing our operating methodology, the Decalogue™, at Novamerican.  We have significantly progressed our project plans for implementing our operating methodology, The Decalogue™, at the Company. This transformation allows us to operate as one system versus 21 separate facilities, and will (a) enable the system to operate at much faster cycle times, enabling us to maximize the throughput from the sale of our enhanced capacity, (b) experience a permanent cash inventory reduction of at least $60.0 million primarily from this faster replenishment and operating cycle, and (c) implement organizational changes, especially in our replenishment, processing, distribution and sales processes.  These organizational changes and the closure of the Cambridge facility will result in approximately $10.0 million, net, in annual operating expense reductions, with that resulting run rate realized by the end of 2008.

We expect total restructuring charges for this organizational redesign of approximately $14.0 million, primarily for the severance and related costs for terminated employees. We recorded a restructuring charge of approximately $4.0 million and $8.9 million for the three and nine months ended August 30, 2008, respectively.  We made cash restructuring payments of $1.9 million and $2.9 million, for the three and nine months ended August 30, 2008, respectively.  We anticipate incurring additional restructuring charges of approximately $5.0 million in the fiscal fourth quarter of 2008, from the costs associated with the termination of an additional 75 employees.

The plan also includes increasing resources in certain areas such as replenishment, production scheduling, statistical process control, sales, marketing and human resources.  These organizational changes will increase the speed of our cycle time improvements and resultant inventory reductions.  The cost of these resources is included in our estimated net operating expense reductions.  We incurred approximately $2.0 million in the 2008 third fiscal quarter for operating expenses associated with hiring, training and development required for these changes and certain other redundant organizational expenses resulting from increasing certain resources in advance of other reductions.

Typically, our cash flow from operations fluctuates significantly between quarters due to various factors. These factors include customer and seasonal order patterns, fluctuations in working capital requirements, interest payments, timing of capital investments and other factors.  Our interest payments on the Notes total $36.2 million per annum with installments of $18.1 million paid on each of May 15th and November 15th. We generated cash from inventory reductions through the fiscal quarter ended August 30, 2008, of $26.3 million, and expect total net cash generated from inventory of at least $60.0 million this fiscal year.

We expect cash interest payments to be approximately $41.5 million in fiscal 2008 with approximately $19.5 million expected in the fourth fiscal quarter of 2008.  We spent $8.0 million in capital expenditures in the first three fiscal quarters of 2008, including $6.5 million for the Morrisville, Pennsylvania structural tubing facility expansion.  We expect capital expenditures of approximately $11.0 million in fiscal 2008, with an additional $2.0 million in the fiscal fourth quarter for the completion of the expansion at our Morrisville, Pennsylvania structural tubing facility.  We believe the completion of this expansion should result in an additional market demand for us of up to 50,000 tons of structural tubing.  We expect cash restructuring payments of approximately $6.0 million in fiscal 2008, with $3.0 million expected in the fiscal fourth quarter.

In order to seek to minimize our credit risks, we reduced our sales of steel to some customers and potential customers in the U.S. and Canada (except for cash on delivery). We cannot assure you that we will not be materially adversely affected by accounts receivable losses in the future.

We may from time to time and at any time, as allowed under the ABL Credit Facility and the Notes, repurchase our debt or equity securities, for cash, common stock or other securities or a combination thereof, in open market or privately negotiated transactions, opportunistically and on terms that we believe to be favorable.

Historical cash flows

Cash Flow (Used In) Provided by Operating Activities. Cash used in operating activities was $5.4 million in 2007.  Net loss, after deducting net deferred tax benefits of $3.1 million and adding back the net effect from non-cash items, amounted to $6.9 million in 2007.  The loss in 2007 was offset by cash provided by operating activities primarily for the operations of the ten-day period of Acquired Company as follows: a decrease in taxes payable of $5.4 million due primarily to timing of period-end estimated tax payments (more than offset by a decrease in accounts receivable of $3.7 million, primarily from a relatively lower sales rate than the previous two months), and a decrease in inventories of $2.6 million primarily for seasonal order patterns and decreases of $0.7 million for accounts payable and accrued liabilities.

Cash provided by operating activities was $15.0 million in the first three fiscal quarters of 2008. Net loss, after deducting a net deferred tax benefit of $5.7 million and adding back the net effect from non-cash items amounted to $2.6 million. Such loss was increased by cash used in operating activities as follows: an increase in accounts receivable of $15.9 million, an increase in prepaid expenses and other of $8.2 million and a decrease of income taxes receivable of $0.9 million.  The resulting cash used was offset by cash provided by operations from an increase in accounts payable and accrued liabilities of $13.8 million and a decrease in inventory of $26.3 million.  The increase in accounts receivable results primarily from higher net sales in the third fiscal quarter of 2008.  The increase in accounts payable and accrued liabilities relates primarily to an increase in inventory purchases, restructuring and other operating expenses. The decrease in inventory resulted from improved cycle time for inventory relative to sales.  Cash flow provided by operating activities was $2.2 million in the first three fiscal quarters of 2007.  In addition to net income of $2.1 million in the first three fiscal quarters of 2007, cash inflows from working capital were $0.1 million.

Cash Flow Used In Investing Activities. Cash flow used in investing activities was $478.6 million in fiscal year 2007 for the investment in Acquired Company of $491.1 million, net, representing a gross purchase price of $585.2 million net against cash provided by the acquisition that was on hand at November 15, 2007 of $94.1 million. Additional cash was provided by the disposal of acquired property, plant and equipment, primarily the sale of the aircraft and certain non-productive land totaling $15.4 million. This cash was partially offset by the payment of acquisition costs totaling $2.9 million.

Cash flow used in investing activities was $7.7 million in the first three fiscal quarters of 2008, primarily for $8.2 million in additions to property, plant and equipment, including $6.5 million for expansion of our Morrisville, Pennsylvania structural tubing facility, partially offset by $0.3 million in proceeds on disposal of property and equipment. Cash used in investing activities was $149.3 million in the first three fiscal quarters of 2007, primarily for $143.7 million cash deposited to trust, and $4.4 million increase in investments and $1.1 million increase in acquisition costs.

Cash Flow (Used in) Provided by Financing Activities.  Cash provided by financing activities was $503.6 million in fiscal year 2007. During fiscal year 2007, we received gross proceeds of $150.0 million (less offering costs of $11.2 million) from the issuance and sale of units through an initial public offering and gross proceeds of $19.8 million from two private placements of common stock and warrants. On November 15, 2007, we paid $30.3 million to common stockholders who exercised their conversion right and returned their common shares to us. On November 15, 2007, we also received gross proceeds of $383.1 million (less offering costs of $15.1 million) from the issuance and sale of the Notes ($315.0 million) and under the ABL Credit Facility ($68.1 million). We used these proceeds, along with our remaining $112.0 million of equity, to fund the Acquisition. We borrowed an additional $7.6 million under the ABL Credit Facility during fiscal year 2007.

Cash used in financing activities was $11.0 million in the first three fiscal quarters of 2008.  We received proceeds from borrowings of $28.2 million and repaid $39.4 million of borrowings under the ABL Credit Facility during the first three fiscal quarters of 2008.  This was partially offset by $0.2 million from a refund of deposit.  Cash provided by financing activities was $148.1 million in the first three fiscal quarters of 2007, primarily from gross proceeds of $150.0 million (less offering costs of $6.2 million) from the issuance and sale of units through our initial public offering and $4.8 million from private placements of warrants.  In the first three fiscal quarters of 2007, we also repaid a $0.1 million note to a related party.

Debt and commitments

As a result of the Acquisition, we have significant debt service obligations. As of August 30, 2008, we had approximately $372.6 million in aggregate indebtedness, with an additional $76.7 million of unutilized capacity under the ABL Credit Facility, net of $1.9 million of outstanding and undrawn letters of credit, which reduces availability under the ABL Credit Facility. Our liquidity requirements will be significant, primarily due to debt service requirements and the cyclicality of our business. We anticipate cash interest payments in fiscal 2008 to be approximately $41.5 million.

We believe that the funds available from operations will be sufficient to provide us with the liquidity necessary for anticipated working capital requirements, capital expenditure requirements and interest payments associated with our ABL Credit Facility and the Notes. Our ability to continue to fund these items may, however, be affected by general economic, financial, competitive, legislative and regulatory factors beyond our control.

Prior to maturity, to the extent permitted by the terms of the ABL Credit Facility and permitted or required by the terms of the Notes, we may redeem a portion of the Notes with the proceeds of the issuance of capital stock, may offer to purchase Notes from the proceeds of certain asset dispositions and may acquire Notes in market transactions or, subject to limitations, redeem Notes with cash from operations. We expect to repay the principal amount of the Notes outstanding at maturity from cash generated from operations and/or the proceeds of equity or debt financing.

The ABL Credit Facility and the indenture governing the Notes contain covenants which restrict our ability to incur additional indebtedness, although we are not restricted from engaging in common equity financing.

Capital expenditures

Our capital requirements are subject to change as business conditions fluctuate and opportunities arise. We anticipate spending approximately $11.0 million on certain projects in the 2008 fiscal year, with an additional $2.0 million in the fiscal fourth quarter for the completion of the expansion at our Morrisville, Pennsylvania structural tubing facility.

Off-balance sheet arrangements

As of, and for the fiscal year ended, November 24, 2007 and the nine months ended August 30, 2008, we had no off-balance sheet arrangements that had, or are reasonably likely to have, a material current or future effect on our financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

Long-Term Contractual, Commercial and Other Obligations and Commitments

The following table summarizes our long-term contractual obligations and commitments at November 24, 2007.  The table excludes commitments that are contingent based upon events or factors that are uncertain at this time.

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(In thousands of U.S. dollars)
Notes (1)	$315,000	—	—	—	$315,000
ABL Credit Facility (1)	75,588	—	—	75,588	—
Interest expense (2)	308,716	41,322	79,579	79,140	108,675
Operating leases	23,881	4,973	7,558	4,675	6,675
Purchase obligations	50,249	50,249	—	—	—
	$773,434	$96,544	$87,137	$159,403	$430,350

(1)	Principal payments only.

(2)
Based on current indebtedness and interest rates at November 24, 2007, which was $315.0 million for the Notes at an interest rate of 11,5%, $66.1 million for Canadian borrowings under our ABL Credit Facility at an interest rate of 5.5%, and $15.3 million for U.S. borrowings under our ABL Credit Facility at an interest rate of 4.4%.  An increase of 1/8% in interest rates would cause an increase in interest expense of approximately $85,000 per annum, and a decrease of 1/8% in interest rates would cause a decrease in interest expense of approximately $85,000 per annum.

The amount of purchase obligations included in the above table reflects our estimate of steel on order, in production and unshipped with respect to which we believe we would have an obligation to pay. Most of our purchase orders may be cancelled without penalty upon giving sufficient notice. In the normal course of business, we purchased approximately $697.6 million of steel for the fiscal year 2007. We estimate no more than approximately $50.2 million of steel purchase orders were outstanding at November 24, 2007 in the form of firm purchase orders.

We have no defined benefit or other post-retirement employee benefit obligations.

Changes in accounting policies

Current

Effective November 25, 2007, the Company adopted SFAS No. 157, Fair Value Measurements, issued by the FASB in September 2006, only for its financial assets and liabilities required or permitted to be stated or disclosed at fair value.  This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements.

As of August 30, 2008, the Company did not carry any of its assets or liabilities at fair value on a recurring basis and did not recognize any unrealized amounts in earnings related to changes in fair value for the nine months ended August 30, 2008.  The Company’s fair value measurement disclosure requirements are currently limited to annual fair value disclosure of its financial instruments.

The Company did not adopt SFAS 157 with respect to its non-financial assets and liabilities not required to be stated at fair value on a recurring basis.  Under FASB Staff Position (FSP) SFAS 157 b, the Effective Date of SFAS 157 fair value requirements for non-financial assets and liabilities not required to be stated at fair value on a recurring basis are deferred until the fiscal year beginning November 30, 2008.  Primarily this deferral impacts assets such as property, plant and equipment, intangible assets, goodwill upon non-recurring events such as business combinations, asset impairments and goodwill impairment, among others.

Effective November 25, 2007, the Company adopted SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities, issued by the FASB in April 2007.  This statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The new statement establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings.  Additionally the statement establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings.  Currently, the Company has not elected to treat any of its financial assets or liabilities under the fair value option.

Pending

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This statement replaces SFAS No. 141, Business Combinations. This statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after our fiscal year beginning November 29, 2009. While we have not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on our consolidated financial statements, we will be required to expense costs related to any acquisitions after November 30, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. This statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company has not yet determined the impact, if any, that SFAS No. 160 will have on its consolidated financial statements. SFAS No. 160 is effective for our fiscal year beginning November 29, 2009.

In February 2008, the FASB issued FSP SFAS 157-2.  This statement defers fair value requirements for non-financial assets and liabilities not required to be stated at fair value on a recurring basis until the fiscal year beginning November 30, 2008. This deferral primarily impacts assets such as property, plant and equipment, intangible assets and goodwill upon non-recurring events such as business combinations, asset impairments and goodwill impairment, among others.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivatives and Hedging Activities.  This statement amends SFAS No. 133 to require enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  This statement requires entities to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedging items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  SFAS No. 159 is effective for the Company’s fiscal year beginning November 30, 2008.  The impact resulting from the adoption of SFAS No. 161 has not yet been determined.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3, "Determination of the Useful Life of Intangible Assets."  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, "Goodwill and Other Intangible Assets." The intent of this FSP is to improve  the  consistency  between  the useful  life of a  recognized intangible  asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141  (Revised 2007), "Business  Combinations," and other U.S. generally accepted  accounting principles  (GAAP).  This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  Early adoption is prohibited.  The Company does not expect the adoption of FSP No. 142-3 to have a material effect on its results of operations and financial condition.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles", SFAS No. 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's amendments to AU section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company is currently evaluating the impact of SFAS No. 162, but does not expect the adoption of this pronouncement to have a material impact on its financial position, results of operations or cash flows.

Application of critical accounting policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements. The estimates are based on our historical experience and past performance. Actual results could differ from those estimates under different assumptions or conditions. On an ongoing basis, we review our estimates based on currently available information. The following critical accounting policies are those that we believe require our most difficult, subjective or complex judgments:

Revenue recognition.  Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes and revenue is recognized upon delivery of the product at the customer’s destination for both fixed margin contracts and direct sales or at the time services are performed for value added services. Direct cost associated with fixed margin contracts and direct sales are recognized in costs of sales upon shipment of the product, direct cost associated with processing services are recognized as part of plant expense when services are complete.  Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

We charge the customer for the complete product delivered to the customer’s designated location and we do not charge separately for shipping and handling costs. Shipping and handling costs are recorded under the “Delivery” caption on our consolidated statement of operations and comprehensive loss and amounted to $0.6 million for the fiscal year ended November 24, 2007 and nil for the fiscal year ended December 31, 2006.

Goodwill.  Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill is not amortized and is tested for impairment annually or more frequently if events or changes in circumstances indicate that it is impaired. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit with its fair value. If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value.

Allowance for doubtful accounts.  We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, increases to the allowance would be required.

Income taxes.  The provision for income taxes is computed on the pretax income of the consolidated subsidiaries located within each taxing jurisdiction based on the current income tax laws. Deferred income taxes are provided, based upon currently enacted income tax rates, for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is reasonably likely that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

Quantitative and Qualitative Disclosures About Market Risk

Although our financial results are reported in U.S. dollars, a substantial portion of our revenues are received in, and our expenses are incurred in, Canadian dollars.  In determining our results of operations, we convert the sales made by Canadian subsidiaries into the United States, which are denominated in U.S. dollars, into Canadian dollars based upon the average monthly exchange rate at the time of sale.

Exchange rate fluctuations are beyond our control and there can be no assurance that changes in the rate of exchange between the Canadian dollar and the U.S. dollar will not adversely affect our business, results of operations, financial condition or cash flows.

We are exposed to market risk from changes in interest rates and exchange rates.  From time to time, we may enter into financial contracts in the ordinary course of business in order to hedge these exposures.  We do not use financial instruments for trading or speculative purposes.

Interest rate risk.  Our exposure to interest rate risk is as follows, indicated in thousands of U.S. dollars:

	November 24, 2007
	Debt outstanding	Weighted average effective interest rate

ABL Credit Facility	$75,588	7.0%
Notes	315,000	11.5%
	$390,588

	November 24, 2007
	Carrying Amount	Fair Value

ABL Credit Facility	$75,588	$75,588
Notes	315,000	291,911
	$390,588	$367,499

A 100 basis point movement in the Canadian prime rate or LIBOR would result in an approximate $0.6 million, annualized, for the period ended November 24, 2007 and for the fiscal quarter ended August 30, 2008, increase or decrease in interest expense and cash flows.

Exchange rate risk.  At November 24, 2007 and August 30, 2008, we had no forward foreign currency exchange contracts outstanding.

We estimate that a 10% movement in the value of the Canadian dollar would affect our net sales by approximately $46.0 million annually, based on our 2007 Canadian dollar net sales, and approximately $34.0 million annually, based on our annualized Canadian dollar net sales for the first three fiscal quarters of 2008. The modeling technique used was to determine the difference between the conversions of our net sales in Canadian dollars for the period ended November 24, 2007 using the average exchange rate for the year and the what-if exchange rate. In 2007, the average exchange rate was $1.0846 Canadian.

Commodity price risk.  We do not use derivative commodity instruments to hedge our exposure to the impact of price fluctuations on our principal raw materials.

Effect of Exchange Rates

We incur costs in U.S. dollars and Canadian dollars, the currency of our manufacturing and distribution facilities, and we sell our products in both U.S. dollars and Canadian dollars. In general, our results of operations, cash flows and financial condition are affected by changes in the Canadian dollar relative to the U.S. dollar.

We cannot predict changes in currency exchange rates in the future or whether those changes will have net positive or negative impacts on our net sales, cost of sales or net income. We cannot assure you that we would be able to mitigate any adverse effects of such changes.

During the third fiscal quarter of 2008, the average exchange rate of the Canadian dollar versus the U.S. dollar was 1.0255 compared to 1.0582 for the third fiscal quarter of 2007.

The impact of these events in the third fiscal quarter of 2008 was an increase of $2.8 million in net sales, $2.6 million in cost of goods sold and $0.3 million in operating expenses.

We have Canadian dollar denominated long term debt under the ABL Credit Facility. At August 30, 2008, the entire $57.6 million in principal outstanding under the ABL Credit Facility was denominated in Canadian dollars.

In the third fiscal quarter of 2008, we had a net total of $0.6 million in currency gains.  In the third fiscal quarter of 2007, currency gains and losses were nil.

BUSINESS

The Company

The Company was incorporated as Symmetry Holdings Inc. in Delaware on April 26, 2006 as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. On March 12, 2007, our initial public offering of 18,750,000 units was consummated, generating aggregate gross proceeds of $150.0 million. Each unit consisted of one share of common stock and one warrant. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.50. Our common stock and warrants started trading separately as of April 4, 2007.  On December 5, 2007, the Company filed with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger merging a newly formed Delaware company, Novamerican Steel Inc., into the Company pursuant to Section 253 of the Delaware General Corporation Law. Pursuant to such Certificate of Ownership and Merger, the Company’s Amended and Restated Certificate of Incorporation was amended to change its name to Novamerican Steel Inc.

Description of the Acquisition

On November 15, 2007, the Company completed the Acquisition.  The Acquisition had been approved by the Company’s stockholders on October 25, 2007 and by Acquired Company’s shareholders on October 31, 2007. The Acquisition was carried out pursuant to an arrangement agreement dated June 21, 2007 between the Company, its wholly owned indirect subsidiary and Acquired Company under a court-approved statutory plan of arrangement governed by the Canada Business Corporations Act. The Company’s stockholders who properly exercised their conversion rights received $7.84 in cash per share.  A total of 3,860,196 shares were converted for an aggregate of $30.3 million in cash. Under the terms of the arrangement agreement, the shareholders of Acquired Company received $56.00 in cash per share ($585.2 million in cash in the aggregate) for all of the outstanding shares of Acquired Company.

Funding for the Acquisition purchase price and related expenses was provided by (i) debt financing, including borrowings under the $175.0 million ABL Credit Facility and proceeds from the sale in private placements of $315.0 million aggregate principal amount of the Notes, (ii) the sale in a private placement of 1,875,000 units of the Company for $15.0 million, or $8.00 per unit, to certain of the Company’s affiliates, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $5.50, exercisable from March 7, 2008 until expiration on November 15, 2011, and (iii) approximately $112.0 million of cash held in trust by the Company that was raised in its initial public offering in March 2007.

Business overview

We are a well-established steel processor, tubing manufacturer and service center, operating in the Northeastern, Mid-Atlantic and Mid-Western United States and in the Canadian provinces of Québec and Ontario. Since the inception of Acquired Company in 1979, we have grown our business internally through identifying and capturing niche opportunities in steel manufacturing and processing, and through selective acquisitions. We operate a network of 21 manufacturing, processing and distribution facilities in the United States and Canada. This has enabled us to become a well diversified, multi-process provider of value-added services in several processing and geographic niches. We believe we are one of the three primary producers in North America of hydroform quality tubing used by the automotive industry, and one of only two independent continuous process picklers in Canada. We also believe our in-line temper mill, which became operational in 2005, makes us the only provider of this high-precision service in Canada that is not integrated with a primary steel producer.

We process and distribute carbon steel, stainless steel and aluminum products and operate as an intermediary between primary metal producers and the manufacturers that require processed metal, often on a just-in-time delivery basis.  We produce steel tubing in various sizes for use in the structural and automotive markets (including tubing used in hydroforming).  We also produce roll formed steel sections and manufacture heavy equipment parts and accessories.  Our flat rolled processing capabilities include pickling, slitting, blanking, leveling, temper-rolling and cutting-to-length to precise customer specifications.  Additionally, we perform many of these processing services for customers who provide their own steel, referred to in the industry as toll processing.  For a detailed description of our steel processing services, see “—Products and services.”

Industry overview

Steel companies typically fall into three categories of business: primary producers, intermediate processors and service centers. Primary producers typically sell in bulk, with intermediate processors and service centers comprising a large part of their customer base. However, high-volume downstream customers will at times purchase from steel companies in each of the three categories. Intermediate processors are typically positioned in the value chain between primary producers and major industrial customers of processed steel, which include automobile and appliance manufacturers and construction companies. Our business model includes activities of both the processor and service center categories.

Steel processors and service centers play a key role in the industry supply chain, from precision steel and alloy processing to order aggregation, warehousing and distribution of unprocessed metal products. They respond directly to customers’ needs to meet precise specifications regarding length, width, shape and surface characteristics on relatively small orders. Specialized equipment is used to perform processing operations such as cutting-to-length, slitting, shearing, roll forming, shape correction, surface improvement, blanking, temper rolling, plate burning and stamping. The consolidation of steel producers and the increasing prevalence of modern supply chain management practices by downstream steel customers have increased the importance in the supply chain of larger scale service centers with the operational resources to efficiently perform value added processing and manage large, diverse inventory bases. Downstream steel buyers have increasingly sought to purchase steel on shorter lead times and with more frequent, flexible and reliable deliveries. U.S. and Canadian service center flat-rolled steel inventories represent an indicator of the near term supply/demand dynamic of steel service centers. According to the Metals Service Center Institute, in November 2007, this statistic for U.S. service centers measured approximately three months of seasonally adjusted supply, approaching the cyclical low-point of the past 15 years, and suggesting a positive outlook for demand for steel products over the medium term.

Carbon steel production in North America has consolidated significantly over the last few years. According to Metal Strategies, Inc., the three largest U.S. steel producers currently account for over 60.0% of U.S. flat rolled production. In addition, a substantial majority of Canadian steel producers have been acquired by foreign purchasers, including Stelco (by U.S. Steel), Algoma Steel (by Essar Global of India), Dofasco (by Arcelor Mittal), IPSCO (by SSAB of Sweden) and Co-Steel (by Gerdeau of Brazil) adding to the North American consolidation.  Consolidation is widely expected to continue. Steel prices more than doubled during 2004, as a resurgence of global economic growth led to a sharp increase in demand for steel and the raw materials used to make it. In particular, steel demand in China grew by an average of 18.0% annually between 2003 and 2007, due to the country’s increasingly rapid growth and development. Consolidation was also a factor, as increasingly global producers began to exercise better management practices with respect to capacity management, production scheduling and marketing. Although steel prices declined somewhat following the spike in 2004, they have remained elevated relative to the decade preceding 2004. We believe steel prices have firmed up for the foreseeable future at levels much higher than those experienced earlier this decade. We expect global hot-rolled coil prices to remain in the $500-600 per ton range over the medium-to-long term, although current 2008 pricing in North America is in excess of these levels. Key drivers for this include continuing rapid growth in per-capita steel consumption rates in developing regions (including China and India), tighter global raw material supply (due in part to a consolidated base of mining companies) and limited greenfield and brownfield development of new steelmaking capacity.

Products and services

Our services include the following traditional service center processes:

•	slitting: the cutting of steel to specified widths along the length of steel coil;

•	leveling: a process used to flatten shape deficiencies in steel coil; and

•	cutting-to-length: cutting steel across the width of steel coil.

Our services also include higher value-added processes, which process and transform steel to specified lengths, widths and shapes pursuant to specific customer orders, including the following:

•	roll forming: flat rolled coils can be pre-punched, in-line welded and formed into sophisticated shapes for specific purposes;

•	blanking: the cutting of steel into specific shapes with close tolerances;

•	plate burning: the process of cutting steel, typically in excess of one inch thick, into specific shapes and sizes;

•	temper rolling: an in-line process that improves the surface finish and flatness of cut-to-length sheet and plate and that eliminates coil memory or springback; and

•	pickling: an in-line process for cleaning hot-rolled steel coils of rust, scale and dirt.

Tubing is a process by which flat rolled coils are formed into circular, oval, square or rectangular shapes and the seams are electric resistance welded.  We produce steel tubing in various sizes for use in the structural and automotive markets.  Our tubing operations are presently structured as follows:

•	five mills, of which three are located in Canada and two are located in the United States;

•	a majority of our tube production is hollow structural sections (“HSS”) tubing used largely in construction, agricultural, infrastructure, transportation and industrial applications; and

•
our tube mills in Mississauga, Ontario, and Jeffersonville, Indiana, were constructed specifically to meet the needs of high pressure hydroforming for the automotive industry and include in-line precision cutting, finishing, testing and packaging capabilities.

Our distribution business is coordinated by our U.S. subsidiary, American Steel and Aluminum Corporation, and:

•	distributes steel, aluminum and stainless products including hot and cold rolled carbon, aluminum, stainless, alloys and coated products in sheet, coil, bar, shapes, tubular and plate forms; and

•	operates out of nine facilities in the Northeastern and Mid-Atlantic United States, strategically located in close proximity to our major customers and transportation routes.

Our manufacturing business is primarily handled by our Cresswell Industries operations in Québec.  We produce roll formed steel sections and manufacture heavy equipment parts and accessories.  Cresswell Industries operates out of four facilities in Canada.

Raw materials

The principal raw material used in our operations is flat rolled carbon steel which we typically purchase from steel producers. The steel industry as a whole is cyclical. At times, pricing and availability of steel can be volatile due to numerous factors beyond our control, including general, regional and international economic conditions, production levels, competition, import duties and tariffs and currency exchange rates.

We purchase steel in an effort to maintain our inventory at levels that we believe to be appropriate to satisfy the anticipated needs of our customers based upon historical buying practices, contracts with customers and market conditions. We generally purchase steel at prevailing market prices in effect at the time we place our orders. In recent years, our steel suppliers have been significantly impacted by the shortage of raw materials resulting in cost increases affecting scrap, coke, iron ore and energy. This, together with a number of additional factors, including the strength of the general economy, the increased consolidation of North American steel producers and the demands for steel from the Asian markets has affected the availability and prices of flat rolled carbon steel. During periods of rising prices for steel, we may be negatively impacted by delays between the time of increases in the cost of metals to us and increases in the prices that we charge for our products if we are unable to pass these increased costs on to our customers immediately. In addition, when metal prices decline, customer demand for lower prices could result in lower sale prices for our products and, as we use existing inventory that we purchased at higher metal prices, lower margins. Consequently, during periods in which we use this existing inventory, the effects of changing metal prices could adversely affect our operating results.

Suppliers

We purchase flat rolled carbon steel for processing from a number of North American and international primary steel producers in quantities that we believe are efficient for such producers. We concentrate on developing relationships with high-quality North American integrated steel mills and mini-mills, as well as international primary steel producers, and on becoming a valued customer of such producers. We are a major customer of flat rolled coil for some of our principal suppliers but are not dependent on any one supplier. In fiscal year 2007, our top three steel suppliers represented approximately 24.5% of our total steel purchasing cost. This enables us to maintain continued sources of supply at what we believe are competitive prices. We believe the accessibility and proximity of our facilities to major steel producers will continue to be an important factor in our maintaining good relationships with them.

The steel industry has experienced consolidation in recent years. Further consolidation could result in a decrease in the number of our major suppliers or a decrease in the number of alternative supply sources available to us, which could make it more likely that an inability to obtain steel and other metal products from our traditional suppliers would result in a material adverse effect on our business, financial condition or results of operations. Consolidation could also result in price increases for the steel that we purchase. Such price increases could adversely affect our results of operations if we were not able to pass these price increases on to our customers.

Sales and marketing

Each of our sales and distribution operations maintains its own sales and marketing staff to serve the specific local needs of our customers. As of September 30, 2008, our combined sales force consisted of 103 salaried inside and outside sales representatives of which none were commissioned representatives. In 2007, our sales efforts were focused primarily on direct customer contact. We believe that management selling is essential to our sales and marketing success. Consequently, our managers and product managers, as well as our chief executive officer and president, are all active in external sales. We feel that our commitment to quality, service and just-in-time delivery has enhanced our ability to build and maintain strong customer relationships.

Customers and distribution

We serve over 5,100 customers in the United States and Canada. Our diversified customer and geographic base serves to reduce our exposure to fluctuations in business and economic cycles in particular industries and regions. In fiscal year 2007, our top 20 customers accounted for less than 36.0% of total net sales and only one customer, General Motors, accounted for more than 10.0% of sales at 12.6%.  No other single customer accounted for more than 3.0% of total net sales.  Our major customers include automotive parts manufacturers and stampers, other steel service centers, general fabricators and manufacturers of transportation equipment, material handling equipment, electrical components, appliances, storage tanks, railway cars, ship building material, construction and heavy equipment and agricultural equipment. In fiscal year 2007, our sales to automobile manufacturers and their suppliers combined with our sales to manufacturers supplying the automotive “after market” components and parts accounted for approximately 27.3% of total net sales, respectively, and our sales to other steel service centers accounted for approximately 13.8% of total net sales.

Our facilities are strategically located to serve our broad customer base, which is largely located in the Northeastern, Mid-Atlantic and Mid-Western United States as well as Central Canada. These strategic locations allow us to operate an efficient delivery system capable of handling a high volume of short lead-time orders. We transport most of our products directly to customers via our own fleet of trucks and through independent trucking and logistics firms.

The following table sets forth the net sales of Acquired Company for the past two fiscal years.

	November 24, 2007	November 25, 2006
	(In thousands of U.S. dollars)
Canadian subsidiaries	$455,518	$481,278
U.S. subsidiaries	345,830	359,520
Total	$801,348	$840,798

Management information systems

We maintain management information systems, including bar coding systems, which monitor and allocate inventory among our operations. In particular, the inventory system at our subsidiary American Steel and Aluminum Corporation provides information to all sales and management personnel on a real time basis which enables them to offer a wide range of products to their customers on a timely basis without the need to maintain an inventory of the full product line at all locations. Furthermore, our systems generally provide information with respect to the buying patterns of our customers. Most of our systems have been developed specifically for the management of our particular operations, such as our processing and tubing operations. We have designed our systems to provide us with the ability to adapt quickly to our customers’ needs. We actively pursue opportunities to streamline the cost and time associated with customer and supplier communications, including electronic data interchange.

Quality standards

Our quality control systems establish controls and procedures covering all aspects of our products from the time the material is ordered by us through our receipt, production and shipment to our customers. These controls and procedures encompass periodic supplier audits, inspection criteria, traceability and certification. From time to time, we have successfully undergone quality audits by certain of our larger customers. As of August 30, 2008, 12 of our 21 facilities had obtained ISO 9001:2000 certification, a universal industrial quality control standard set by the International Organization for Standardization. Furthermore, four of our 21 facilities are TS16949 certified, the quality standard established for the automotive industry. Our remaining facilities are seeking ISO certification .

We provide a variety of processing services which have undergone considerable evolution in the area of quality assurance to meet the stringent demands of our customers, and in particular, the Ontario automotive market.

Backlog

Because of the just-in-time delivery policies of our customers and the short lead-time nature of our business, we do not believe the information on backlog of orders is material to an understanding of our metals service center business.

Competition

The principal markets we serve are highly competitive. Our industry is highly fragmented, consisting of numerous small and mid-sized companies, as well as a few larger publicly traded companies. Our geographic market encompasses the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario. Within this geographic market, we compete with other regional and national steel service centers, single location service centers and, to a certain degree, primary steel producers and intermediate steel processors on a regional basis. We have different competitors for each of our products and within each geographic region.

We compete on the basis of price, product selection and availability, customer service, quality processing capabilities, timely delivery and geographic proximity. Our competitors may foresee the course of market development more accurately than we do, produce similar products at a lower cost than we can or adapt more quickly to new technologies or industry and customer requirements. In addition, certain of our competitors have financial and operating resources in excess of our financial and operating resources and may have less leverage than we do. As a result, these competitors may be better positioned to respond to downward pricing pressures or other adverse economic or industry conditions or to identify and acquire companies or product lines compatible with their business.

In addition, our marketplace, particularly in structural tubing, is becoming increasingly global, and lower cost imports may adversely affect our sales and profit margins.

Although we have been able to successfully compete in the past, we may not be able to continue to do so. Increased domestic and foreign competition could harm our net sales and profitability in the future.

Environmental Regulation

Our operations and facilities are subject to comprehensive and frequently changing federal, state, provincial and local laws and regulations in the United States and Canada relating to the protection of the environment, including those related to air emissions, wastewater discharges, treatment, storage and disposal of hazardous substances and other materials and wastes, and in general, the emissions of pollutants into the environment.  Our Stoney Creek, Ontario processing facility and our Cresswell, St. Hubert, Québec manufacturing facility have obtained ISO 14000 certification.

We believe that we are in material compliance with all currently applicable environmental laws and regulations. We do not anticipate any material expenditure to meet environmental requirements and do not believe that continued compliance with such existing laws and regulations will have a material adverse effect on our operations or financial condition. However, we cannot predict the environmental laws or regulations that may be enacted in the future or how existing or future laws and regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretations of existing laws and regulations, may require significant additional expenditures by us which could vary substantially from those currently anticipated.

Our subsidiary American Steel and Aluminum Corporation was named as one of 19 defendants in an action brought in October 2001 by two private parties under the Comprehensive Environmental Response Compensation and Liability Act, or

CERCLA, to recover costs incurred and to be incurred in connection with a waste disposal facility in Cumberland, RI, which has been categorized as a Superfund site by federal authorities. The complaint was subsequently amended twice to add additional defendants, aggregating to a total of 57 defendants. The plaintiffs claim that American Steel and Aluminum Corporation is liable based upon alleged shipments to the site by American Steel and Aluminum Corporation. The plaintiffs have identified over 100 potentially responsible parties, or PRPs, and the Environmental Protection Agency, or EPA, has issued claim notice letters to 63 parties, some of which are defendants in the lawsuit. American Steel and Aluminum Corporation received, on or about April 25, 2003, an EPA claim letter seeking reimbursement of costs incurred and to be incurred at the site. American Steel and Aluminum Corporation responded to the claim by denying liability for the site. During 2006, American Steel and Aluminum Corporation and approximately 25 other defendants in the litigation entered into a settlement with the plaintiffs, with the approval of the EPA, resolving the settling defendants’ alleged liability for all claims for past and future response and oversight costs in connection with the Remedial Investigation/Feasibility Study for the site. The litigation remains pending against the non-settling defendants. The settlement does not address future remediation costs, and we do not believe it is currently possible to estimate our share, if any, of such costs, should claims for their recovery be pursued against us. We believe that we have meritorious defenses against any such claims, and we intend to defend our position vigorously should they be pursued against us. However, we may not prevail in such event, and any significant loss could have an adverse effect on our financial results.

Certain of the facilities that we occupy have been in operation for many years and, over such time, we and the prior owners or operators of such properties may have generated and disposed of wastes which are or may be in the future considered hazardous. Although we are not aware of any such sites as to which material outstanding obligations exist, it is possible that the discovery of additional contamination at these or other sites could result in additional environmental liabilities.

Governmental regulation

In addition to environmental laws and regulations our operations are governed by many other laws and regulations, including, without limitation, those relating to workplace safety and employee health. In addition, our subsidiaries and affiliates own and lease trucks for transporting products at various facilities. The operation and maintenance of these vehicles is governed by various safety regulations. We believe that we are in compliance with these laws and regulations in all material respects and we do not believe that continued compliance with such laws and regulations will have a material adverse effect on our business, results of operations or financial condition.

Hedging

We do not use derivative commodity instruments to hedge our exposure to the impact of price fluctuations on our principal raw materials. We have in the past and may in the future utilize forward contracts, from time to time, to hedge our exposure to Canadian dollar exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars. Forward contracts are entered into with reputable financial institutions and we do not enter or hold foreign exchange forward contracts for trading purposes. There were no forward foreign exchange contracts outstanding at November 24, 2007 or August 30, 2008.

Employees

As of September 30, 2008, we employed approximately 886 employees, of which approximately 13.7% were categorized as administrative employees, 67.7% as production and warehouse, 11.6% as sales personnel and 7.0% as truck drivers.  Approximately 27.7% of our total employees as of September 30, 2008, representing certain employees at nine of our 21 facilities, are organized by the United Steelworkers, the Teamsters, and independent employee associations. We are currently party to nine collective bargaining agreements. Our labor contracts expire on staggered dates beginning in December 2008. Specifically, the labor contract with the employee associations covering 17 employees at our Norwood facility will expire in December 2008 and the labor contract with the Teamsters covering 32 employees at our Harrisburg will expire in December 2009.  We do not presently anticipate that any work stoppages will occur prior to renegotiation of these contracts. We believe that our relations with our employees are satisfactory.  We have not experienced a work stoppage by any of our unions or employee associations in over 20 years.

Seasonality

Due to the impact of seasons and climate in the regions we predominantly serve and the related seasonality of the businesses of our customers, demand for certain of our products fluctuates during the winter months.

Properties

The following chart describes each of our Canadian facilities:

Subsidiary/location	Description of operations and products				Title
Novamerican Steel Canada Inc. LaSalle, Québec	• • • •	160,000 sq. ft. Temper mill Two cut-to-length lines Two slitting lines	•	Hot-rolled, hot-rolled pickled and oiled and tubing	Leased to November 15, 2019
Delta Tube Inc. LaSalle, Québec (60% Owned)	• •	100,000 sq. ft. HSS tube mill, up to 5” × 5” × 1/4”	•	Toll rolling of HSS tubing for Novamerican Steel and pipe for Mittal Canada Inc.	Owned
Novamerican Steel Canada Inc. Baie d’Urfé, Québec	• •	47,100 sq. ft. Hot-rolled tube mill up to 3” O.D.	•	Toll rolling of tubing for the structural market	Leased to May 31, 2013
Novamerican Steel Canada Inc. Mississauga, Ontario	• •	90,000 sq. ft. Cold-rolled tube mill up to 4” O.D.	•	High quality mechanical tubing targeting hydroformed automobile components and other automotive and general manufacturing applications	Leased to April 30, 2012
Novamerican Steel Canada Inc. Stoney Creek, Ontario	• • •	171,000 sq. ft. Pickling line Two slitting lines	•	Pickling and slitting of coils on a toll rolling basis	Owned
Novamerican Steel Canada Inc. Dorval, Québec	• • •	75,500 sq. ft. Slitting line Two precision multi-blanking cut-to-length lines	•	Hot-rolled, cold-rolled and galvanized products for general manufacturing applications	Leased to November 30, 2009
Novamerican Steel Canada Inc. Granby, Québec	• • • •	71,600 sq. ft. 15 roll forming lines Seven punch presses Stamping and manufacturing In-line welding	•	Variety of sophisticated roll formed sections on customer demand	Owned
Novamerican Steel Canada Inc. Granby, Québec	• •	72,500 sq. ft. Electrostatic powder coating	•	Pallet racking	Owned
Novamerican Steel Canada Inc. St. Hubert, Québec	• •	118,300 sq. ft. Manufacturing	•	Front loader buckets	Leased to December 31, 2011
Novamerican Steel Canada Inc. Shawinigan, Québec	• • • •	19,322 sq. ft. Five punch presses Stamping Assembly	•	Hardwood flooring nails, nailers and accessories	Leased to February 28, 2009

The following chart describes our two tubing facilities in the United States:

Subsidiary/location	Description of operations and products				Title
Nova Tube and Steel, Inc. Morrisville, PA	• • • •	163,300 sq. ft. HSS tube mill up to 6” × 6” × 3/8” Heavy gauge slitter Heavy gauge cut-to-length line	• •	Hot-rolled HSS tubing up to 6” square Hot-rolled sheet and plate coil	Owned
Nova Tube Indiana, LLC Jeffersonville, IN	• •	108,000 sq. ft. Mechanical tube mill up to 7” O.D.	•	High quality mechanical tubing targeting hydroformed automobile and truck frame components	Owned

The following chart describes each of our other nine facilities in the United States:

Subsidiary/location	Description of operations and products				Title
American Steel and Aluminum Corporation Albany, NY	• • •	40,000 sq. ft. Shearing Bar sawing	• • •	All carbon steel products and galvanized sheet Stainless steel and aluminum products Tubing and pipe	Owned
American Steel and Aluminum Corporation Ashland, VA	• • •	45,000 sq. ft. Shearing Bar sawing	• • •	All carbon steel products and galvanized sheet Stainless steel and aluminum products Tubing and pipe	Owned
American Steel and Aluminum Corporation Auburn, MA	• • • •	105,000 sq. ft. Four slitting lines Leveling and cut-to-length line Blanking line	• • •
Supplier of cold-rolled and high carbon strip steel
Processing of coated sheets and bright finished materials
Processing of cold-rolled, galvanized, aluminum and stainless coils to supply sheets to all American Steel divisions
Owned
American Steel and Aluminum Corporation Cumberland, RI	• • •	49,000 sq. ft. Shearing Bar sawing	• • •	All carbon steel products and galvanized sheet Stainless steel and aluminum products Tubing and pipe	Owned
American Steel and Aluminum Corporation Harrisburg, PA	• • •	104,000 sq. ft. Shearing Bar sawing	• • •	All carbon steel products and galvanized sheet Stainless steel and aluminum products Tubing and pipe	Owned
American Steel and Aluminum Corporation Hartford, CT	• • •	36,000 sq. ft. Shearing Bar sawing	• • •	All carbon steel products and galvanized sheet Stainless steel and aluminum products Tubing and pipe	Owned
American Steel and Aluminum Corporation Norwood, MA	• • •	55,000 sq. ft. Shearing Bar sawing	• • •	All carbon steel products and galvanized sheet Stainless steel and aluminum products Tubing and pipe	Owned

American Steel and Aluminum Corporation Portland, ME	• • •	59,000 sq. ft. Shearing Bar sawing	• • •	All carbon steel products and galvanized sheet Stainless steel and aluminum products Tubing and pipe	Owned
American Steel and Aluminum Corporation Syracuse, NY	• • •	53,000 sq. ft. Shearing Bar sawing	• • •	All carbon steel products and galvanized sheet Stainless steel and aluminum products Tubing and pipe	Owned
Legal proceedings

In addition to the claims mentioned in “—Environmental Regulation” above, we are a party to various legal actions that we believe are ordinary in nature and incidental to the operation of our business. In our opinion, the outcome of these additional proceedings is not likely to have a material adverse effect upon our business, results of operations or financial condition.

MANAGEMENT

The following table sets forth certain information concerning executive officers and directors of Novamerican as of the date of this prospectus.  The respective age and positions of each individual in the table below is as of October 15, 2008.

Name	Age	Position
Gilbert E. Playford	61	Non-Executive Chairman of the Board
Corrado De Gasperis	43	Chief Executive Officer and Director
Domenico Lepore	49	President and Director
Karen G. Narwold	48	Vice President, Chief Administrative Officer, General Counsel and Secretary
M. Ridgway Barker	53	Director
Scott C. Mason	49	Director
Robert W. Ramage, Jr.	63	Director

GILBERT E. PLAYFORD has been our non-executive Chairman of the Board since April 2006. Mr. Playford is also a member of our Audit Committee. Since August 2005, he has served as Chairman, Chief Executive Officer and President of GBS Gold International Inc. (“GBS Gold”), an international gold company that he formed through multiple acquisitions. Prior to founding GBS Gold, Mr. Playford was the Chief Executive Officer and President of GrafTech International Ltd., a global manufacturer of industrial graphite and carbon-based materials, from June 1998 until his retirement in December 2002, and Chairman of the Board from September 1999 until February 2005. From June 1996 until June 1998, Mr. Playford was the President and Chief Executive Officer of LionOre Mining International, Ltd., a global nickel producer. LionOre was acquired by Norilsk Nickel in August 2007 for $6.4 billion. Mr. Playford previously held various senior management positions at Union Carbide Corporation, including Vice President, Principal Financial Officer and Treasurer and Corporate Vice President for Strategic Planning, as well as chief executive officer positions in various Union Carbide subsidiaries.

CORRADO DE GASPERIS has been our Chief Executive Officer and a director since April 2006. From May 2001 to December 2005, he served as Chief Financial Officer of GrafTech International Ltd., in addition to his duties as Vice President and Chief Information Officer, which he assumed in February 2000. He served as Controller of GrafTech from June 1998 to February 2000. From 1987 through June 1998, he was a Certified Public Accountant with KPMG LLP, and KPMG had announced his admittance as a partner effective July 1, 1998 in the Manufacturing, Retail and Distribution Practice. Mr. De Gasperis is currently a director of GBS Gold, where he is the Chairman of the Audit and Corporate Governance Committee and a member of the Nominations Committee and the Advisory Committee.

DOMENICO LEPORE has been our President and a director since April 2006. From 1996 to November 2006, Dr. Lepore was President of ILUT Srl (and its predecessor firm, MST Methods for Systems Thinking Srl), an Italian management firm, which he founded, specializing in the turnaround and improvement of national and multinational businesses, primarily based in Europe and the United States. Dr. Lepore has been instrumental in the turnaround of a wide range of businesses in industries including aluminum, automotive, printing, diversified industrial and consumer products. From 1993 to 1996, he was Italy’s representative for the ISO Technical Committee 176, in Geneva, Switzerland, responsible for the development of the ISO 9000 family of standards. He began his career in 1988 working for Vila Srl, a consortium of small and medium-sized enterprises formed for the purpose of scouting technologies, products and intellectual property and facilitating collaborations between European partner companies, which resulted in the start up of many new businesses in Italy funded by private equity and the European Community. Dr. Lepore is a former Senior Advisor to, and member of, Inn.Tec, a consortium of nearly 200 companies in Brescia, the steel and aluminum district of Italy and a major industrial area in Europe.

KAREN G. NARWOLD has been our Vice President, Chief Administrative Officer, General Counsel and Secretary since January 1, 2008. Ms. Narwold has served as our General Counsel since March 2007. Prior to joining Novamerican, Ms. Narwold was the Vice President, General Counsel, Human Resources and Secretary for GrafTech International Ltd. from 1999 until April 30, 2006. Ms. Narwold joined GrafTech in 1990 as Regulatory and Commercial Counsel. In 1997, she became Assistant General Counsel and was promoted to Deputy General Counsel in 1999. In that same year, the Board of Directors of GrafTech unanimously elected Ms. Narwold to the position of Vice President, General Counsel and Secretary. Effective August 2001, Ms. Narwold assumed responsibility for Corporate Human Resources. As Vice President, General Counsel, Human Resources and Secretary, Ms. Narwold was primarily responsible for general corporate and commercial matters, acquisitions and divestitures, strategic and complex capital structure planning and execution, corporate governance, securities law and other regulatory compliance, litigation and human resources.

M. RIDGWAY BARKER has been a director since June 2006. Mr. Barker serves as the chairman of our Nominating and Governance Committee and is also a member of our Compensation Committee. Since 1998, he has served as Chair of the Corporate Finance and Securities Practice Group of Kelley Drye & Warren LLP, an international law firm based in New York.

He has been a partner of Kelley Drye since 1990 and joined it as an associate in the corporate department in 1984. His practice focuses on capital market issues, corporate governance matters, asset securitizations, debt financings, general corporate and securities matters, executive compensation, partnership transactions, public reporting, public and private securities offerings, restructurings, recapitalizations, spin-offs, mergers, stock and asset acquisitions and divestitures, and venture capital transactions. He has authored and co-authored many related publications and is a frequent public speaker on capital markets, governance and compliance topics.

SCOTT C. MASON has been a director since June 2006. Mr. Mason serves as the chairman of our Compensation Committee and is also a member of our Audit Committee and Nominating and Governance Committee. Since January 2006, he has served at Nalco Holding Company, a water treatment business, as Group Vice President and President of Alternate Channels and Global Supply Chain. Prior to joining Nalco, he held various senior management positions at GrafTech International Ltd., including Director of Mergers and Acquisitions (2000 to 2001), President of Advanced Energy Technology (February 2001 to December 2002), and President of Synthetic Graphite (January 2003 to April 2005). In 1999, Mr. Mason served as Vice President—Supply Chain Logistics for Union Carbide Corporation. From 1996 to 1999, Mr. Mason served as Director of Operations and then as Business Director for Union Carbide’s Unipol Polymers Business. From 1981 to 1996, Mr. Mason served in various financial, mergers and acquisitions and sales and marketing management positions at Union Carbide.

ROBERT W. RAMAGE, JR. has been a director since November 2006. Mr. Ramage serves as the Chairman of our Audit Committee and is also a member of our Compensation Committee and Nominating and Governance Committee. Since November 2003, he has been the President of Port Westward LNG, LLC, a liquefied natural gas import terminal developer that he co-founded. From 1999 to 2002, he served as a consultant and advisor at Siguler Guff & Company LLC, a private equity investment and advisory firm, at which he provided financing and business advice to natural resources and energy companies. From 1990 to 1999, he served at The Industrial Bank of Japan Limited, in various senior corporate finance positions, including as Deputy General Manager, Corporate Finance Division, during which he managed the New York Branch’s $6 billion portfolio in the natural resources extraction, heavy manufacturing, natural resources processing and utilities industries and structured and negotiated complex financings, including public and private project financings. Prior to that, he served as the Vice President and Chief Financial and Administrative Officer for Southville Oil Corporation, a petroleum distribution and terminalling company, and as the Treasurer for Northville Industries Corporation, at which he served as the Vice President Finance for its 42.5% owned PetroTerminal de Panama, SA joint venture, negotiating the construction, project financing and customer throughput agreements for an 800,000 barrel per day crude oil transshipment terminal and pipeline project.

Director independence

Novamerican’s common stock and warrants are listed on the NASDAQ Capital Market. We have evaluated whether our directors are ‘‘independent directors’’ within the meaning of the NASDAQ rules. Such rules provide generally that a director will not qualify as an ‘‘independent director’’ unless the board of directors of the listed company affirmatively determines that the director does not have a relationship with the listed company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, such rules generally provide that a director will not qualify as an ‘‘independent director’’ if: (i) the director is, or in the past three years has been, employed by the listed company; (ii) the director has an immediate family member who is, or in the past three years has been, an executive officer of the listed company; (iii) the director or a member of the director’s immediate family has accepted any compensation from the listed company of more than $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than for service as a director or employee (other than an executive officer) or as payments under a tax-qualified retirement plan or non-discretionary compensation; (iv) the director or a member of the director’s immediate family is a current partner of the independent auditors of the listed company, or in the past three fiscal years has been a partner or employee of such auditors and worked on the audit of the listed company; (v) the director or a member of the director’s immediate family is, or in the past three fiscal years has been, employed as an executive officer of a company where one of the executive officers of the listed company serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is a partner in, or a controlling stockholder or an executive officer of, an entity that made payments to or received payments from the listed company in an amount which, in any fiscal year during the past three years, exceeds the greater of $200,000 or 5% of the other entity’s consolidated gross revenues.

Novamerican’s Board has determined that Messrs. Playford, Barker, Mason and Ramage, constituting a majority of our directors, are ‘‘independent directors’’ within the meaning of such rules. Our independent directors will meet in executive session as often as necessary to fulfill their duties, but no less frequently than annually.

Novamerican’s amended and restated by-laws provide that transactions with any of our affiliates must be on terms no less favorable to us than we could obtain from unaffiliated parties and must be approved by a majority of our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

Executive officer and director compensation

The compensation discussion and analysis below and the tables that follow provide certain information for the year ended November 24, 2007, concerning compensation awarded to, earned by or paid to each person serving as our Chief Executive Officer during the fiscal year ended November 24, 2007, each person serving as our Chief Financial Officer during the year ended November 24, 2007 and our three other most highly compensated executive officers serving during the year ended November 24, 2007 (collectively, the “Named Executive Officers”).  We have disclosed information regarding the only two persons who served as executive officers during the year ended November 24, 2007, our Chief Executive Officer, Corrado De Gasperis and our President, Domenico Lepore.

Compensation discussion and analysis

This compensation discussion and analysis describes our compensation programs for our Named Executive Officers.  Since our formation and until the consummation of the Acquisition, our operations were limited to organizational activities and to activities related to completing a business combination.  Accordingly, our Named Executive Officers agreed not to receive any compensation prior to the consummation of a business acquisition other than the opportunity to participate in health plans sponsored by the Company and, for Domenico Lepore, certain relocation and housing expenses.  In addition, our Named Executive Officers were reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf.

The independent members of the Board did not meet during the fiscal year ended November 24, 2007 regarding compensation arrangements.  Following the consummation of the Acquisition, the independent directors who later became members of the Compensation Committee evaluated the specific contributions and responsibilities of our Named Executive Officers and determined compensation for such officers commensurate with chief executive officers and presidents, respectively, of public companies of similar size and complexity, including the need for related employment agreements.  The independent members of the Board met in December 2007 to determine the compensation arrangements for our Named Executive Officers, which arrangements are described in “—Potential payments upon termination or change in control.”

The Compensation Committee of the Novamerican Board was formed, and members elected to serve on the Committee, on December 7, 2007.  The Compensation Committee is presently composed of Messrs. Mason, Ramage and Barker, who are non-employee directors (as defined under Rule 16b-3 of the Exchange Act) and “independent directors” (as defined under Section 162(m) of the Internal Revenue Code).  Mr. Mason serves as Chairman of the Compensation Committee.  The Compensation Committee held its first meeting on January 29, 2008 at which the Compensation Committee approved the employment agreements entered into with each of Messrs. De Gasperis and Lepore and Ms. Narwold.  Going forward, the Compensation Committee will be responsible for determining compensation for our Named Executive Officers and other key employees, whether the compensation be in the form of cash, equity or other performance-based awards.  The Compensation Committee must report to the Board on any of the items of compensation for which it is responsible and whether any benefits are subject to Board approval. Compensation payable to other employees of the Company is expected to be determined by the CEO in conjunction with management and the policies of the Company.

Compensation philosophy and objectives: planning for the future

Prior to the current fiscal year, Novamerican’s Compensation Committee had not been formed and, therefore, had not established a compensation philosophy and objective.  The Compensation Committee intends, commencing with the 2008 fiscal year, to establish and effect its philosophy and objectives through the compensation arrangements approved for the Named Executive Officers and other highly valued executives of Novamerican commencing with the 2008 fiscal year.

Executive officer and director compensation

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

Name and Position	Base Salary	Bonus	All Other Compensation		Total

Corrado De Gasperis, Chief Executive Officer and acting Chief Financial Officer	—	—	$972,354	(1)	$972,354

Domenico Lepore, President	—	—	$786,473	(2)	$786,473

(1)
Represents the cost to Novamerican of (a) $22,354 for health benefits provided to Mr. De Gasperis during the fiscal year and (b) $950,000 paid, in respect of fiscal 2007, during the first quarter of 2008 pursuant to his employment agreement with Novamerican.

(2)
Represents the cost to Novamerican of (a) $14,520 for health benefits and (b) $71,953 for relocation and housing expenses paid for the benefit of Mr. Lepore during the fiscal year and (c) $700,000 paid, in respect of fiscal 2007, during the first quarter of 2008 pursuant to his employment agreement with Novamerican.

Grants of plan-based awards

There were no equity or other incentive compensation plans adopted in respect of the fiscal year ended November 24, 2007.  There were no compensatory equity or incentive awards granted to the Named Executives Officers during the fiscal year ended November 24, 2007.

Outstanding equity awards at fiscal year end

There have been no compensatory equity awards granted to the Named Executive Officers through the fiscal year ended November 24, 2007.

Option exercises and stock vested

None of our Named Executive Officers hold any options or had any stock awards that vested during the fiscal year ended November 24, 2007.

Pension benefits

Novamerican did not maintain a pension plan in 2007.

Nonqualified deferred contribution and other nonqualified deferred compensation plans

Novamerican does not maintain any non-qualified deferred contribution plans; none of the Named Executive Officers had any non-qualified deferred compensation with Novamerican.

Potential payments upon termination or change in control

The independent members of the Novamerican Board met in December 2007 and January 2008, during which compensation arrangements for the Named Executive Officers were discussed, designed and ultimately approved by the independent members of the Board.  The compensation arrangements, described below, were designed as a three year package, providing for the payment of an initial payment, base salary and bonus for each of the Named Executive Officers, with severance protection in respect of the first three years of the arrangement.

Employment agreements with Mr. De Gasperis, Mr. Lepore and Ms. Narwold

Corrado De Gasperis was elected by the Novamerican Board to serve as our Chief Executive Officer on April 26, 2006, effective immediately.  On January 29, 2008, we entered into an employment agreement with Mr. De Gasperis (the “De Gasperis Agreement”) with a commencement date of January 1, 2008.  Under the De Gasperis Agreement, Mr. De Gasperis serves as Chief Executive Officer, with an annualized base salary of not less than $800,000.  Mr. De Gasperis is eligible for an annual performance bonus commencing in 2008.  The target annual bonus for each year shall be not less than 50% and not more than 150% of his base salary.  In addition, Mr. De Gasperis received initial compensation of $950,000 in respect of fiscal year 2007 that was paid during the first quarter of 2008.

Domenico Lepore was elected by the Novamerican Board to serve as Novamerican’s President on June 20, 2006, effective immediately.  On January 29, 2008, Novamerican entered into an employment agreement with Mr. Lepore (the “Lepore Agreement”) with a commencement date of January 1, 2008.  Under the Lepore Agreement, Mr. Lepore serves as our President, with an annualized base salary of not less than $550,000.  Mr. Lepore is eligible for an annual performance bonus commencing in 2008.  The target annual bonus for each year shall be not less than 50% and not more than 100% of his base salary.  In addition, Mr. Lepore received initial compensation of $700,000 in respect of fiscal year 2007 that was paid during the first quarter of 2008.

Karen Narwold was elected by the Novamerican Board to serve as its Vice President, Chief Administrative Officer, General Counsel and Secretary on December 26, 2007, effective January 1, 2008.  On January 29, 2008, Novamerican entered into an employment agreement with Ms. Narwold (the “Narwold Agreement”) with a commencement date of January 1, 2008.  Under the Narwold Agreement, Ms. Narwold serves as Vice President, Chief Administrative Officer, General Counsel and Secretary, with an annualized base salary of not less than $400,000.  Ms. Narwold is eligible for an annual performance bonus commencing in 2008.  The target annual bonus for each year shall be not less than 50% and not more than 100% of her base salary.

If the executive’s employment is terminated by Novamerican without Cause or by the executive with Good Reason (both as defined in the applicable executive’s employment agreement), subject to the executive executing a release in Novamerican’s favor, the executive shall be entitled to:

•	a lump sum payment of the executive’s accrued base salary through the date of such termination (including any accrued and unused vacation days);

•	a lump sum payment (the “Base Severance”) equal to the product of

• 1.5 times the executive’s base salary and

•
a fraction, the numerator of which is the number of months remaining until December 31, 2010 (but if a Change in Control (as defined in the executive’s employment agreement) has occurred, the numerator shall be 36 (in the case of Mr. De Gasperis) or 24 (in the cases of Mr. Lepore and Ms. Narwold) minus the number of full months that passed since the Change in Control) and the denominator of which is twelve (provided, the fraction can not equal less than one) (the “Severance Period”);

•
continuation of health and life insurance benefits, at the same cost for the executive as prior to his or her termination, for the longer of 18 months or the Severance Period, subject to certain restrictions;

•	reimbursement for outplacement services for 12 months following termination; and

•	an excise tax gross up payment in respect of any excise taxes owed under Section 4999 of the Internal Revenue Code.

Upon a termination of the executive’s employment for Cause or due to the executive’s resignation without Good Reason, the executive will be entitled to accrued base salary through the date of termination (not including any accrued and unused vacation days) and any benefits provided under our employee benefit plans upon a termination of employment, in accordance with the terms therein.

Upon a termination of the executive’s employment due to the executive’s death, the executive’s estate will be entitled to a lump sum payment equal to the sum of the executive’s accrued base salary through the date of such termination (including any accrued and unused vacation days) and the Base Severance.  In addition, the executive’s spouse and dependents, if any, will be generally entitled to continued health plan coverage, at the same cost paid by the executive, for the longer of 18 months or the Severance Period.

Each of the executives is also restricted from soliciting Novamerican’s employees or customers or from working for a competitive business (other than Ms. Narwold) for one year following termination of the executive’s employment.

Director compensation

There was no compensation paid to Novamerican’s directors for the fiscal year ended November 24, 2007.

Schedule of Non-Employee Director Fees

Compensation Item	Amount ($)
Annual Retainers
Board	50,000
Board Chair	30,000
Audit Committee Chair	20,000
Compensation Committee Chair	10,000
Nominating and Governance Committee Chair	5,000
Per Meeting Fees
Board, in person	2,000
Committee, in person	1,500
Board or Committee, by telephone	1,000

Directors who are not Novamerican employees are compensated for their service as a director as shown in the above chart, commencing with the December 7, 2007 Board meeting.  Annual retainers are generally payable in January.

Compensation Committee Interlocks and Insider Participation

Prior to the current fiscal year, Novamerican did not have a Compensation Committee.  Effective for fiscal year 2008, the Compensation Committee consisted of Messrs. Mason, Ramage and Barker.  None of the members of the Compensation Committee is or formerly was an employee or officer of Novamerican.  None of the executive officers of Novamerican served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one or more of whose executive officers served on the Compensation Committee of Novamerican.  None of the executive officers of Novamerican served as a director of another entity, one or more of whose executive officers served on the Compensation Committee of Novamerican.  None of the executive officers of Novamerican served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one or more of whose executive officers served as a director of Novamerican.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of shares of Novamerican common stock as of October 23, 2008, by each person known by us to own beneficially 5% or more of Novamerican’s outstanding common stock, each of Novamerican’s directors and officers and all of Novamerican’s directors and executive officers as a group.

Name and address of beneficial owner(1)	Number of shares	Percentage of class beneficially owned(2)
Royal Capital Management LLC(3)	3,377,864	13.2%
Reed Connor & Birdwell, LLC(4)	3,072,312	12.0%
Scopia Management Inc.(5)	2,634,673	10.3%
FMR LLC(6)	2,283,400	8.9%
Pine River Capital Management L.P.(7)	2,072,580	8.1%
Gilbert E. Playford(8)	7,000,829	24.9%
Corrado De Gasperis(9)	1,945,884	7.6%
Domenico Lepore(10)	700,000	2.7%
Scott C. Mason(11)	368,820	1.4%
M. Ridgway Barker(12)	319,574	1.3%
Robert W. Ramage, Jr.(13)	235,000	*
Karen G. Narwold(14)	38,769	*
All directors and executive officers as a group (7 individuals)(15)	10,608,876	37.9%

*  Less than 1%.

(1)
Percentages based on an aggregate of 25,642,248 shares of common stock outstanding as of October 23, 2008, following consummation of certain exchanges of outstanding warrants for shares of common stock, consummated on or prior to August 20, 2008.  See “-Certain Relationships and Related Transactions –Recent Exchanges of Warrants for Shares of Common Stock ”.

(2)	Unless otherwise indicated, the business address of each of the individuals listed is 1050 University Avenue, Norwood, Massachusetts 02062.

(3)
Information is based upon a Form 13G filed on March 12, 2008 relating to December 31, 2007, and a Form 4 filed on August 1, 2008 relating to certain exchanges of warrants for shares of common stock.  The business address of Royal Capital Management LLC is 623 Fifth Avenue, 24th Floor, New York, NY 10022.  Mr. Robert W. Medway and Mr. Yale M. Fergang are the principals of Royal Capital Management LLC.

(4)
Information is based upon a Schedule 13G/A filed with respect to Novamerican dated February 14, 2008.  Reed Conner & Birdwell, LLC may be deemed to be controlled by Donn B. Conner and Jeff Bronchick. The business address of Reed Conner & Birdwell, LLC is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, CA 90025.

(5)
Information is based in part upon a Schedule 13G filed on September 9, 2008 relating to August 31, 2008 and a Form 4 filed on October 3, 2008.  The business address of Scopia Management and its affiliate Scopia PX, LLC is 450 Seventh Avenue, New York, NY  10123, and the business address of Scopia’s affiliate Scopia PX International Ltd. is c/o Prime Management Limited, Mechanus Building, 12 Church Street, Hamilton HM 11, Bermuda.  Scopia may be deemed to be controlled by Messrs. Matthew Sirovich and Jeremy Mindich, the principals of Scopia.

(6)
Information is based upon a Schedule 13G dated February 14, 2008.  Includes 1,141,700 shares of common stock issuable upon the exercise of warrants that are currently exercisable.  FMR LLC may be deemed to be controlled by Edward C. Johnson, III, and members of his family.  The business address of FMR LLC is 82 Devonshire St., Boston, MA  02109.

(7)
Information is based upon a Schedule 13G filed with respect to Novamerican on June 10, 2008, jointly filed by Pine River Capital Management L.P., Nisswa Master Fund Ltd. and Brian Taylor. The business address of Pine River Capital Management L.P. is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.  The business address of each of Nisswa Master Fund Ltd. and Brian Taylor is c/o Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(8)
Mr. Playford is Novamerican’s non-executive Chairman of the Board. Includes (i) 1,955,470 shares of common stock owned indirectly through Playford SPAC Portfolio Ltd. (“Portfolio”), (ii) 882,237 shares of common stock owned indirectly through Gilbert E. Playford Revocable Trust (the “Trust”), (iii) 579,766 shares of common stock owned indirectly through Playford Holdings, Ltd. (“Holdings”), (iv) 776,869 shares of common stock owned indirectly through Gilbert E. Playford 2007 Charitable Remainder Trust U/A/D 6/12/07 (the “Charitable Remainder Trust”), (v) 182,243 shares of common stock owned indirectly through Playford Grandkids Limited Partnership (the “Grandkids LP”), and (vi) 121,495 shares of common stock owned indirectly through Playford Family Limited Partnership (“Family LP”). Also includes: (i) 2,264,514 shares of common stock issuable upon exercise of warrants held by the Trust and (ii) 238,235 shares of common stock issuable upon exercise of warrants held by the Cheryle Darlene Playford Revocable Trust (the “Spouse Trust”).  Mr. Playford is a 24.8% limited partner of Portfolio and Mr. Playford’s Grantor Retained Annuity Trust (“GRAT”) is a 75% limited partner of Portfolio. The remaining 0.2% of the outstanding partnership interests is owned by the general partner of Portfolio, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Mr. Playford is the settler and sole trustee of the Trust. Mr. Playford is the general partner of Holdings. Mr. Playford is the settler and sole trustee of the Charitable Remainder Trust.  Playford Management LLC, of which Mr. Playford is the sole member, is the general partner of Family LP.  The general partner of Grandkids LP is Playford Management LLC.  Mr. Playford’s spouse is the sole trustee of the Spouse Trust.  With respect to the shares beneficially owned by Grandkids LP and Family LP, Mr. Playford disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(9)	Mr. De Gasperis is Novamerican’s Chief Executive Officer and a member of its board of directors. Includes 3,387 shares of common stock owned by Mr. De Gasperis’ spouse.

(10)	Dr. Lepore is Novamerican’s President and a member of its board of directors.

(11)	Mr. Mason is a member of Novamerican’s board of directors.

(12)	Mr. Barker is a member of Novamerican’s board of directors.

(13)	Mr. Ramage is a member of Novamerican’s board of directors.

(14)	Ms. Narwold is Novamerican’s Vice President, Chief Administrative Officer and General Counsel.

(15)	Includes in the aggregate 2,502,749 shares of common stock issuable upon exercise of warrants which are currently exercisable.

Messrs. Playford, De Gasperis, Lepore, Barker, Mason and Ramage may be deemed to be our “parents,” “founders” and “promoters,” as these terms are defined under federal securities laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Novamerican Board recognizes that transactions in which Novamerican participates and in which a related person (an executive officer, director, director nominee, five percent or greater stockholder, and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of Novamerican and its stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Novamerican’s amended and restated by-laws provide that transactions with any of its affiliates must be on terms no less favorable to Novamerican than it could obtain from unaffiliated parties and must be approved by a majority of Novamerican’s independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

The following sets forth information with respect to certain relevant relationships and related person transactions.

Registration rights

Novamerican’s founding stockholders entered into a registration rights agreement with Novamerican pursuant to which holders of 20% or more of its shares issued and outstanding prior to its initial public offering will be entitled to make up to two demands that we register any or all shares of common stock held by them (including shares issuable upon exercise of warrants sold to them), at any time within seven years after November 15, 2007, the date of the Acquisition.  In addition, Novamerican’s founding stockholders will be entitled to ‘‘piggy-back’’ registration rights on registration statements that we may file subsequent to November 15, 2007, the date of the Acquisition. We will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting or selling discounts and commissions. The registration rights agreement provides that, notwithstanding any other agreement, Novamerican’s founding stockholders will be permitted to exercise all existing warrants on a net cashless basis or by delivering previously outstanding unregistered shares in payment of the exercise price, so as to, among other reasons, permit tacking of holding periods under Rule 144 under the Securities Act.

Private placements

On March 5, 2007, certain of Novamerican’s founding stockholders purchased 4,166,667 warrants for $0.90 per warrant, or an aggregate purchase price of $3.75 million, in a private placement. The following table sets forth the number of such warrants purchased by them.

Founding stockholder	Number of warrants
Gilbert E. Playford(1)	3,222,222
Donald C. Bailey	555,556
Corrado De Gasperis	277,777
M. Ridgway Barker	55,556
Scott C. Mason	55,556
4,166,667

(1) These warrants were purchased by Playford SPAC Portfolio Ltd., a limited partnership of which Mr. Playford is a limited partner, directly owning 24.8% of the outstanding partnership interests.  Mr. Playford’s GRAT owns 75% of the outstanding partnership interests.  The remaining 0.2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner.  Accordingly, Mr. Playford is the beneficial owner of such warrants.

The purchase price for the warrants was paid solely by the respective founding stockholder who purchased the warrants. Although some of Novamerican’s founding stockholders may have borrowed funds to purchase the warrants, they have retained full beneficial ownership of the warrants and the warrants have not been pledged as collateral for such borrowed funds, if any.

Each such warrant entitles the holder to purchase one share of Novamerican’s common stock at a price of $5.50 and is exercisable commencing on March 7, 2008, until March 5, 2011 or earlier upon redemption. These warrants are identical to the warrants contained in the units sold in Novamerican’s initial public offering, except as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144 under the Securities Act. The proceeds of the private placement were used to fund Novamerican’s expenses prior to the Acquisition.

To further fund Novamerican’s working capital requirements pending the closing of the Acquisition, an affiliate of Mr. Playford purchased, on June 21, 2007, in a private placement, 787,402 warrants for an aggregate of $1.0 million, or $1.27 per warrant, the volume-weighted average price for the 20 trading days prior to the placement. Each warrant entitles the holder to purchase one share of Novamerican’s common stock at a price of $5.50 and is exercisable commencing on March 7, 2008 until June 21, 2011 or earlier upon redemption. The purchased warrants are identical to the warrants contained in the units sold in Novamerican’s initial public offering, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144 under the Securities Act.

To assist in funding the closing of the Acquisition, affiliates of Mr. Playford and Mr. Donald Bailey, our former Special Advisor, purchased, on November 15, 2007, an aggregate of 1,875,000 units, each unit consisting of one share of Novamerican’s common stock and one warrant to purchase one share of common stock, including 937,500 units purchased by affiliates of Mr. Playford and 937,500 units purchased by affiliates of Mr. Bailey.  The purchase price of the units was $8.00 per unit. Each warrant included in the units entitles the holder to purchase one share of Novamerican’s common stock at a price of $5.50 and is exercisable commencing on March 7, 2008 until November 15, 2011 or earlier upon redemption.  The warrants are identical to the warrants contained in the units sold in Novamerican’s initial public offering, except as to the expiration date and as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144 under the Securities Act.

Engagement of Kelley Drye & Warren LLP and ILUT North America Inc.

We have engaged Kelley Drye & Warren LLP, which is affiliated with one of our directors and existing stockholders, Mr. Barker, a partner of such firm, to perform securities and certain corporate legal work for us, at customary hourly billing rates.  Such legal work included legal work performed in connection with the financing of the Acquisition.  We paid Kelley Drye & Warren LLP approximately $0.49 million in legal fees in fiscal year 2007 and approximately $1.98 million in legal fees in the nine months ended August 30, 2008.

We have engaged ILUT North America Inc., which is affiliated with one of our officers and directors and existing stockholders, Dr. Lepore, to perform consulting services in connection with the implementation of our operating methodology, the DecalogueTM, at Novamerican. Dr. Lepore is the sole shareholder of ILUT North America Inc.  We paid ILUT North America Inc. approximately $0.1 million in consulting fees in fiscal year 2007 and approximately $1.43 million in consulting fees in the nine months ended August 30, 2008.

There are no limitations that restrict us from engaging Kelley Drye & Warren LLP or ILUT North America Inc., each of which is affiliated with one or more of our directors, to perform such services and other customary legal and consulting services for us for customary fees and on customary terms and conditions.  The engagement of Kelley Drye & Warren LLP and ILUT North America Inc. was approved by a majority of Novamerican’s independent and disinterested directors in accordance with our by-laws.

Recent Exchanges of Warrants for Shares of Common Stock

On August 8, 2008, we issued an aggregate of 1,643,526 shares of our common stock in multiple privately-negotiated exchanges with various holders of outstanding warrants to purchase our common stock, pursuant to exchange agreements dated July 24, 2008.  Each of such holders agreed to exchange warrants held by such holder in exchange for our common stock at a ratio of one share of Common Stock issued for each 4.115384615 warrants surrendered, which exchange ratio was based upon the consolidated closing bid prices for our common stock and our warrants on July 23, 2008, in accordance with Nasdaq regulations.  The exchanging holders consisted of certain of our officers and directors.

Between August 1, 2008 and August 8, 2008, we issued an aggregate of 1,938,864 shares of our common stock in multiple privately-negotiated exchanges with various holders of an aggregate of 7,074,706 outstanding warrants to purchase our common stock, pursuant to exchange agreements dated either July 24, 2008 or July 30, 2008.  Such holders consisted of certain non-affiliates of ours.

Between August 12, 2008 and August 27, 2008, we issued an aggregate of 607,554 shares of our common stock in multiple privately-negotiated exchanges with various holders of an aggregate of 2,126,439 outstanding warrants to purchase our common stock, pursuant to exchange agreements dated August 11, 2008.  Such holders consisted of certain non-affiliates of ours.

On October 23, 2008, we agreed to issue 59,023 shares of common stock in a privately-negotiated exchange with a holder of 206,580 outstanding warrants to purchase our common stock, pursuant to an exchange agreement dated October 23, 2008 between us and such holder of warrants.  Such warrant holder is a non-affiliate of ours.

In addition, on October 24, 2008, we agreed to issue an aggregate of 594,511 shares of our common stock, in multiple privately-negotiated exchanges with various holders of an aggregate of 2,348,749 outstanding warrants to purchase our common stock.  Pursuant to exchange agreements dated October 24, 2008 between us and each of the holders of such warrants, each of such holders agreed to exchange warrants held by it in exchange for our common stock at a ratio of one share of common stock issued for each 3.55 warrants surrendered.  The exchange ratio was based upon the consolidated closing bid prices for our common stock and our warrants on October 23, 2008, in accordance with Nasdaq regulations.  The exchanging holders consist of affiliates of one of our directors.

The issuance of such shares of common stock to such holders was or will be exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, as the exchanges were or will be between us and existing security holders and no commission or other remuneration was or will be paid or given directly or indirectly for soliciting such exchanges.  We may from time to time and at any time, as allowed under our ABL credit facility and the Notes, continue to repurchase our debt or equity securities, for cash, common stock or other securities or a combination thereof, in open market or privately negotiated transactions, opportunistically and on terms that we believe to be favorable.

DESCRIPTION OF OTHER INDEBTEDNESS

ABL Credit Facility

Overview

In connection with the Acquisition, we entered into a five-year $175.0 million senior secured asset-based revolving ABL Credit Facility with JPMorgan Chase Bank, N.A. as administrative agent, CIT Business Credit Canada Inc., as syndication agent, and the lenders from time to time party thereto (the “ABL Credit Agreement”).  On December 14, 2007, the credit agreement relating to the ABL Credit Facility was amended to reflect that the Company changed its fiscal year end from December 31st to the last Saturday in November.

The following is a summary of the ABL Credit Facility and our indebtedness under the ABL Credit Facility that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements and related documents referred to herein, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Structure and availability

The ABL Credit Facility is a $175.0 million facility. Subject to a U.S. borrowing base consisting of certain eligible accounts receivable and inventory and a permanent $15.0 million availability block, an amount up to $175.0 million was made available to Novamerican Steel Finco, as U.S. borrower, in U.S. dollars, and, subject to a U.S. and a Canadian borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $125.0 million was made available to Novamerican Canada, as Canadian borrower, in U.S. dollars or Canadian dollars. The ABL Credit Facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swingline borrowings. In addition, we also have the option, subject to certain conditions, to increase the commitments under the ABL Credit Facility in an aggregate principal amount of up to $50.0 million.  As of November 24, 2007, we had $75.6 million outstanding under the ABL Credit Facility, and as of August 30, 2008, we had approximately $57.6 million outstanding under the ABL Credit Facility.

As of November 24, 2007, the aggregate borrowing base was $139.9 million (including the $15.0 million availability block), of which $75.6 million was outstanding and $1.0 million was utilized for letter of credit obligations, resulting in excess availability of approximately $63.3 million.  As of August 30, 2008, the aggregate borrowing base was $136.3 million (including the $15.0 million availability block), of which $57.6 million was outstanding and $1.9 million was utilized for letter of credit obligations, resulting in excess availability of approximately $76.7 million.

Interest rate and fees

U.S. dollar borrowings under the ABL Credit Facility bear interest, at our option, at a rate equal to a margin over either (1) a base rate determined by reference to the higher of (x) JPMorgan Chase Bank, N.A.’s ‘‘prime lending rate’’ and (y) the federal funds rate plus 0.50% or (2) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. Until March 14, 2008, the applicable margin for LIBOR based loans was 1.75% and for U.S. base rate loans was 0.75%, and thereafter the applicable margin for borrowings may be reduced or increased depending upon the excess availability under the ABL Credit Facility, but not less than 1.25% or more than 2.00% for LIBOR based loans and not less than 0.25% or more than 1.00% for U.S. base rate loans. Canadian dollar borrowings under the ABL Credit Facility bear interest, at our option, at a rate equal to (1) a margin over JPMorgan Chase Bank, N.A.’s reference rate for Canadian dollar commercial loans made in Canada or (2) in the case of borrowings in the form of bankers’ acceptances, a customary bankers’ acceptance discount rate for the contract period relevant to such borrowing plus stamping fees equal to the applicable margin for LIBOR based loans.

In addition to paying interest on outstanding principal under the ABL Credit Facility, we are required to pay a commitment fee, initially equal to 0.30% per annum, on the daily unused portion of the ABL Credit Facility (which is payable quarterly in arrears). We are also required to pay customary letter of credit fees.

Prepayments

The ABL Credit Facility does not have any amortizing payments, but we are required to prepay outstanding loans thereunder when the aggregate amount of credit extended thereunder exceeds the applicable borrowing base in an amount equal to such excess. We may voluntarily repay outstanding loans under the ABL Credit Facility at any time without premium or penalty, other than customary ‘‘breakage’’ costs with respect to LIBOR loans. Principal amounts outstanding under the ABL Credit Facility are due and payable in full on the November 15, 2012 maturity date.

Guarantee and security

All obligations under the ABL Credit Facility of Novamerican Steel Finco are guaranteed by Novamerican and each existing and future Novamerican subsidiary that is not a controlled foreign corporation for U.S. tax purposes, or the U.S. subsidiary guarantors. All obligations under the ABL Credit Facility of Novamerican Canada are guaranteed by each existing and future subsidiary of Novamerican Canada and by Novamerican, Novamerican Steel Finco and each U.S. subsidiary guarantor. Subsidiaries of Novamerican that are not wholly owned were not required to become guarantors of obligations under the ABL Credit Facility because the organizational documents thereof or any related joint venture or similar agreement prohibited such subsidiary from becoming a guarantor without the prior consent of the equityholders thereof (other than Novamerican or any of its subsidiaries).

All obligations under the ABL Credit Facility of Novamerican Steel Finco, Novamerican Canada, Novamerican and the other guarantors, are secured by, in each case subject to certain exceptions and permitted liens, (a) a first-priority security interest in (i) accounts receivable and related records, chattel paper, deposit accounts, cash, checks and other negotiable instruments, funds and other evidences of payment (excluding the notes collateral account, and any cash or other assets held therein, established by the indenture governing the Notes in connection with certain asset dispositions), and inventory, (ii) documents, general intangibles, instruments, investment property and letter of credit rights, in each case to the extent evidencing, governing, securing or otherwise related to the items referred to in clause (a)(i) above, (iii) books and records related to the foregoing, (iv) collateral security and guarantees given by any person with respect to any of the foregoing and (v) proceeds of the foregoing, in each case of Novamerican Steel Finco, Novamerican Canada, Novamerican or such other guarantor, and (b) in the case of obligations under the ABL Credit Facility of Novamerican Steel Finco, Novamerican and the U.S. subsidiary guarantors, a second-priority security interest in substantially all of the other assets of such person, including (i) owned real property, fixtures, equipment, instruments investment property, intellectual property, contract rights and other general intangibles, (ii) 100% of the capital stock of each existing and future domestic subsidiary of Novamerican, and 66% of the capital stock of each existing and future foreign subsidiary of Novamerican, owned directly by such person, (iii) all debt securities owned by such person and all indebtedness owed to such person and (iv) all proceeds of the foregoing.

In addition, at any time when excess availability under the ABL Credit Facility is less than $20.0 million for five consecutive business days or there is an event of default under the credit agreement governing the ABL Credit Facility, there will be a sweep of all cash proceeds from U.S. and Canadian bank accounts of Novamerican Steel Finco, Novamerican Canada, Novamerican and the other guarantors of obligations under the ABL Credit Facility to repay or, in the case of outstanding letters of credit, to cash collateralize any credit extensions outstanding under the ABL Credit Facility. Such cash sweep would only terminate when excess availability under the ABL Credit Facility is greater than $20.0 million for 30 consecutive days or such event of default is cured.

Certain covenants and events of default

The credit agreement governing the ABL Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Novamerican and its subsidiaries to:

•	incur or guarantee additional indebtedness (including preferred stock);

•	create or incur liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or otherwise dispose of assets;

•	pay dividends and distributions on, or repurchase or redeem, equity interests and other similar payments;

•	make investments, loans, advances or acquisitions;

•	repay indebtedness;

•	enter into transactions with affiliates;

•	place restrictions on the ability of subsidiaries to pay dividends or make distributions;

•	amend material agreements;

•	change our lines of business; and

•	make changes in our fiscal year.

In addition, the credit agreement governing the ABL Credit Facility includes a financial covenant under which we are required to maintain a 1.0 to 1.0 fixed charge coverage ratio whenever excess availability under the ABL Credit Facility is less than $20.0 million. The credit agreement governing the ABL Credit Facility also contains customary affirmative covenants and events of default (including change of control).

DESCRIPTION OF THE NOTES

Novamerican Steel Finco Inc. issued $315.0 million in aggregate principal amount of 11.5% Senior Secured Notes due 2015 under an Indenture dated as of November 15, 2007 (the “Indenture”), among itself, Novamerican, Novamerican Steel Holdings, the other Subsidiary Guarantors, and The Bank of New York, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this “Description of the Notes” are defined under “—Certain definitions.”  In this “Description of the Notes”, (i) “Novamerican Steel Finco” refers only to Novamerican Steel Finco Inc. and not to any of its Subsidiaries, (ii) “Novamerican” refers only to Novamerican and not to any of its Subsidiaries, (iii) “Novamerican Steel Holdings” refers only to Novamerican Steel Holdings Inc. and not to any of its Subsidiaries, (iv) “Novamerican Canada” refers only to Novamerican Steel Canada Inc., a Canadian corporation, and not to any of its Subsidiaries, and (v) “we” and “our” refer to Novamerican and its Subsidiaries, after giving effect to the Acquisition.

The following description is only a summary of the material provisions of the Indenture, the Security Documents, the Intercreditor Agreement, the Intercompany Note, the Intercompany Note Security Documents and the Registration Rights Agreement. We urge you to read the Indenture, the Security Documents, the Intercreditor Agreement, the Intercompany Note, the Intercompany Note Security Documents and the Registration Rights Agreement because they, and not this description, define your rights as Holders.  Copies of the Indenture, the Security Documents, the Intercreditor Agreement, the Intercompany Note, the Intercompany Note Security Documents and the Registration Rights Agreement have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

Brief description of the Notes and the guarantees of the Notes

The Notes

The Notes:

•	are senior secured obligations of Novamerican Steel Finco;

•	are equal in right of payment with all existing and any future unsubordinated Indebtedness of Novamerican Steel Finco;

•	are senior in right of payment to any future Subordinated Obligations of Novamerican Steel Finco;

•
are effectively subordinated to all liabilities and Preferred Stock of each Subsidiary of Novamerican Steel Finco that does not Guarantee the Notes (other than Novamerican Canada, to the extent of the value of the pledged Intercompany Notes that may be enforced by the Trustee);

•	are secured by first-priority security interests in the First-Priority Assets, subject to Permitted Liens and the exceptions described under “—Security”;

•	are secured by second-priority security interests in the Second-Priority Assets, subject to Permitted Liens and the exceptions described under “—Security”; and

•	are Guaranteed by each Guarantor.

The Guarantors

The Notes are Guaranteed on a senior secured basis by Novamerican and each Restricted Subsidiary that Guarantees any Credit Agreement Obligations (other than Foreign Restricted Subsidiaries that Guarantee only the Credit Agreement Obligations of any Foreign Subsidiary). The Notes are Guaranteed by Novamerican and all of the Domestic Subsidiaries (other than Novamerican Steel Finco) and are not be Guaranteed by any of the Foreign Subsidiaries.

Subject to certain exceptions described under “—Guarantees”, the Notes will be Guaranteed in the future by (i) each Restricted Subsidiary that Guarantees any Credit Agreement Obligations (other than Foreign Restricted Subsidiaries that Guarantee only the Credit Agreement Obligations of any Foreign Subsidiary), (ii) each Domestic Subsidiary that is a Restricted Subsidiary that Incurs certain other types of Indebtedness and (iii) each Foreign Restricted Subsidiary that Guarantees any Indebtedness of Novamerican or any of the Domestic Subsidiaries.

The Subsidiaries of Novamerican (other than Novamerican Steel Finco, but including Novamerican Canada) that were not Subsidiary Guarantors on the Issue Date generated total revenues of $463.4 million and operating income (including intercompany transactions) of $9.0 million for the fiscal year ended November 24, 2007, after giving pro forma effect to the Acquisition, the sale of the Notes and the entering into of the ABL Credit Facility. The non-guarantor subsidiaries had $170.6 million of total liabilities (including trade payables, but excluding intercompany liabilities) and $319.1 million of total assets as of November 24, 2007. For the fiscal year ended November 24, 2007, Novamerican Canada had $317.1 million of total assets and (after giving pro forma effect to the Acquisition, the sale of the Notes and the entering into of the ABL Credit Facility) generated total revenues of $463.4 million and operating income (including intercompany transactions) of $9.0 million.

The Guarantees of the Notes

The Guarantees of the Notes by each Guarantor:

•	are senior secured obligations of the applicable Guarantor;

•	are secured by first-priority security interests in the First-Priority Assets, subject to Permitted Liens and the exceptions described under “—Security”;

•	are secured by second-priority security interests in the Second-Priority Assets, subject to Permitted Liens and the exceptions described under “—Security”;

•	will rank equally in right of payment with all existing and any future unsubordinated Indebtedness of the applicable Guarantor; and

•	are senior in right of payment to any future Subordinated Obligations of the applicable Guarantor.

For information regarding the Intercompany Notes issued by Novamerican Canada, see “—Intercompany notes.”

Principal, maturity and interest

Novamerican Steel Finco issued the Notes initially with a maximum aggregate principal amount of $315.0 million, in minimum denominations of $2,000 principal amount and additional multiples of $1,000 principal amount.  The Notes will mature on November 15, 2015.

Interest on the Notes accrues at the rate of 11.5% per annum and is payable semiannually in arrears on May 15 and November 15, and the initial interest payment was made on May 15, 2008. Novamerican Steel Finco will make each interest payment to the Holders as of the immediately preceding May 1 and November 1. Novamerican Steel Finco will pay interest on overdue principal at 2.0% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.  See “Plan of Distribution”.

Interest on the Notes accrues from the date of original issuance or from the most recent date to which interest has been paid or provided for. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional redemption

Except as set forth below, Novamerican Steel Finco is not entitled to redeem the Notes at its option prior to November 15, 2011.

On and after November 15, 2011, Novamerican Steel Finco will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date) set forth below, plus accrued and unpaid interest on such Notes to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Price redemption
2011	105.750%
2012	102.875%
2013 and thereafter	100.000%

In addition, any time prior to November 15, 2010, Novamerican Steel Finco will be entitled at its option on one or more occasions to redeem the Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes originally issued at a redemption price (expressed as a percentage of principal amount on the redemption date) of 111.5%, plus accrued and unpaid interest on such Notes to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that

(1)
at least 65% of such aggregate principal amount of the Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by Novamerican Steel Finco or its Affiliates); and

(2)
each such redemption occurs within 90 days (or, in the case of the proceeds from the exercise of Existing Warrants, 365 days) after the date of the related Qualified Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Selection and notice of redemption

If Novamerican Steel Finco is redeeming less than all the Notes at any time, the Trustee will select the Notes to be redeemed on a pro rata basis to the extent practicable.

Novamerican Steel Finco will redeem Notes in principal amounts of $1,000 or a whole multiple of $1,000. Novamerican Steel Finco will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. Novamerican Steel Finco will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory redemption; offers to purchase; open market purchases

Novamerican Steel Finco is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, Novamerican Steel Finco may be required to offer to purchase Notes as described under “—Change of control”, “Certain covenants—Limitation on sales of assets and subsidiary stock” and “—Intercompany notes.” Novamerican Steel Finco may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

The Guarantors have jointly and severally Guaranteed, on a senior secured basis, (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of Novamerican Steel Finco under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of Novamerican Steel Finco under the Indenture and the Notes. Each Guarantee of the Notes is secured by a first-priority security interest in the First-Priority Assets and a second-priority security interest in the Second-Priority Assets, subject to Permitted Liens and the exceptions described under “—Security.” The obligations of each Guarantor under its Guarantee of the Notes will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Federal and state statutes allow courts, under specific circumstances, to void the Notes and the related guarantees and require Holders to return payments thereon.”

Each Guarantor that makes a payment under its Guarantee of the Notes will be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee of the Notes were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Guarantee of the Notes could be reduced to zero. See “Risk factors—Federal and state statutes allow courts, under specific circumstances, to void the Notes and the related guarantees and require Holders to return payments thereon.”

If (i) any Restricted Subsidiary shall Guarantee any Credit Agreement Obligations (other than Foreign Restricted Subsidiaries that Guarantee only the Credit Agreement Obligations of Foreign Subsidiaries), (ii) any Domestic Subsidiary that is a Restricted Subsidiary shall Incur any Indebtedness (other than that permitted to be Incurred pursuant to clause (2), (3), (7), (8), (9), (10), (12) or (14) of paragraph (b) of the covenant described under “ —Limitation on indebtedness”), or (iii) any Foreign Restricted Subsidiary shall Guarantee any Indebtedness of Novamerican or any of the Domestic Subsidiaries, then, in each case, Novamerican shall, reasonably promptly thereafter, cause such Subsidiary to (a) execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture, (b) execute counterparts of or supplements to the Security Documents that grant to the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in all First-Priority Assets owned by such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement, (c) execute counterparts of or supplements to the Security Documents that grant to the Collateral Agent a second-priority security interest in all Second-Priority Assets owned by such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement and (d) so long as any Credit Agreement Obligations shall be outstanding, or any commitment to extend credit that would give rise to Credit Agreement Obligations shall be in effect, execute counterparts of or supplements to the Intercreditor Agreement; provided, however, that any Non-Wholly Owned Subsidiary (or any Special Purpose Holdco with respect to such Non-Wholly Owned Subsidiary) will not be required to become a Subsidiary Guarantor and comply with clauses (a), (b), (c) and (d) above if the organizational documents thereof or any related joint venture or similar agreements prohibit such Non-Wholly Owned Subsidiary (or such Special Purpose Holdco) from becoming a party to the Guaranty Agreement without the prior consent of the equityholders thereof (other than Novamerican or any of its Subsidiaries); provided, further, that if (x) the combined EBITDA of all such Non-Wholly Owned Subsidiaries and Special Purpose Holdcos that do not become Subsidiary Guarantors pursuant to the preceding proviso exceeds 15% of the EBITDA of Novamerican and its Restricted Subsidiaries for the most recently ended four consecutive fiscal quarter period of Novamerican for which financial statements are publicly available or (y) the total assets of all such Non-Wholly Owned Subsidiaries and Special Purpose Holdcos that do not become Subsidiary Guarantors pursuant to the preceding proviso exceeds 15% of the total assets of Novamerican and its Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter period of Novamerican for which financial statements are publicly available, then Novamerican shall cause some or all of such Non-Wholly Owned Subsidiaries and Special Purpose Holdcos to become Subsidiary Guarantors so that the limits set forth in clauses (x) and (y) above are not exceeded. Notwithstanding the foregoing, if granting the security interests by any Subsidiary as described in clause (b) or (c) above is not permitted in any respect by the terms of any encumbrance or restriction described in the covenant described under “—Limitations on negative pledges”, such Subsidiary will not be required to grant such security interest to the extent not so permitted.

Pursuant to the Indenture, (A) a Subsidiary Guarantor (other than Novamerican Steel Holdings) or Novamerican Canada may consolidate with, amalgamate or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person, to the extent described under “—Certain covenants—Merger and consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described under “—Certain covenants—Limitation on sales of assets and subsidiary stock”; provided, however, that in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall expressly assume, (a) in the case of the consolidation, merger, conveyance, transfer or lease involving a Subsidiary Guarantor, all the obligations of such Subsidiary under its Note Guarantee and such Security Documents to which such Subsidiary is a party and (b) in the case of a consolidation, merger, amalgamation, conveyance, transfer or lease involving Novamerican Canada, all of the Intercompany Obligations, except that such assumption will not be required in the case of:

(1)
the disposition in its entirety to another Person (other than to Novamerican or an Affiliate thereof), including through a merger, consolidation or sale of Capital Stock or assets, of a Subsidiary Guarantor or Novamerican Canada; or

(2)
the disposition of all or a portion of the Capital Stock of a Subsidiary Guarantor or Novamerican Canada, following which such Subsidiary Guarantor or Novamerican Canada has ceased to be a Subsidiary of Novamerican, in each case other than to Novamerican or an Affiliate of Novamerican and as permitted by the Indenture and if in connection therewith Novamerican Steel Finco provides an Officers’ Certificate to the Trustee to the effect that Novamerican Steel Finco and the Restricted Subsidiaries will comply with their obligations under the covenant described under “—Limitation on sales of assets and subsidiary stock” in respect of such disposition. Upon any sale or disposition described in clause (1) above, the obligor on the related Note Guarantee will be released from its obligations thereunder.

A Guarantor’s Guarantee of the Notes also will be released:

(1)	in the case of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(2)
upon the release or discharge of any Guarantee or other Indebtedness that resulted in the creation after the Issue Date of the Note Guarantee pursuant to the covenant described under “—Future subsidiary guarantors”, except a discharge or release by or as a result of payment of Credit Agreement Obligations (provided that Novamerican Steel Finco provides an Officers’ Certificate to the Trustee certifying that no such Guarantee or other Indebtedness is outstanding and that Novamerican Steel Finco elects to have such Guarantor so released); or

(3)
if Novamerican Steel Finco exercises its legal defeasance option or its covenant defeasance option as described under “—Defeasance” or if the Notes Obligations are discharged in accordance with the terms of the Indenture.

The Notes are Guaranteed by Novamerican and all of its Domestic Subsidiaries (other than Novamerican Steel Finco) and the Notes are not Guaranteed by any of the Foreign Subsidiaries. The Subsidiaries of Novamerican (other than Novamerican Steel Finco) that were not Subsidiary Guarantors on the Issue Date (including Novamerican Canada) generated total revenues of $463.4 million and operating income (including intercompany transactions) of $9.0 million for the fiscal year ended November 24, 2007 (after giving pro forma effect to the Acquisition, the sale of the Notes and the entering into of the ABL Credit Facility), and such non-guarantor Subsidiaries had $170.6 million of total liabilities (including trade payables, but excluding intercompany liabilities) and $319.1 million of total assets as of November 24, 2007. For the fiscal year ended November 24, 2007, Novamerican Canada had $317.1 million of total assets and (after giving pro forma effect to the Acquisition, the sale of the Notes and the entering into of the ABL Credit Facility) generated total revenues of $463.4 million and operating income (including intercompany transactions) of $9.0 million.

Intercompany notes

Novamerican Steel Finco has loaned $125.0 million of the gross proceeds from the sale of the Notes to Novamerican Canada. In addition, Novamerican Steel Finco may lend additional amounts to Novamerican Canada from time to time. Novamerican Canada has issued two Intercompany Notes in respect of all proceeds so borrowed to Novamerican Steel Finco (other than with respect to loans made by Novamerican Steel Finco to Novamerican Canada in the ordinary course of business in connection with centralized cash management arrangements). Subject to the limitations described under “—Security—Intercreditor agreement” and “—Intercompany notes”, all Intercompany Notes so issued were secured by a security interest in substantially all of the assets of Novamerican Canada, and were included in, subject to the limitation described below, the First-Priority Collateral.

Novamerican Canada and the Canadian Collateral Agent have entered into a security agreement defining the terms of the security interests in the Intercompany Note Assets that secure the Intercompany Obligations, which security interests secure the payment and performance when due of all of the Intercompany Obligations.

Novamerican Steel Finco has pledged the Intercompany Notes to the Trustee for the benefit of the Secured Parties, subject to the limitation that, to the extent that separate financial statements of Novamerican Canada would be required by the rules of the SEC due to the fact that the Notes Obligations are secured by securities of Novamerican Canada, the pledge of any Capital Stock, Intercompany Notes and other securities of Novamerican Canada constituting First-Priority Collateral will automatically be limited such that the value of the portion of such Capital Stock, Intercompany Notes and other securities that the Trustee may realize upon will, in the aggregate, at no time exceed 19.999% of the aggregate principal amount of the Notes then outstanding.  See “—Security—First-priority collateral.”

Intercompany Notes with an aggregate principal amount of $125.0 million, or about 40.0% of the aggregate principal amount of the Notes issued on the Issue Date, were pledged to secure the Notes.

The Intercompany Notes are payable upon demand. However, in the case of the Intercompany Loan made on the Issue Date as part of the Acquisition, such Intercompany Loan and the Intercompany Note representing such Intercompany Loan cannot be prepaid or repaid (and Novamerican Steel Finco cannot demand prepayment or repayment) unless the proceeds received by Novamerican Steel Finco upon prepayment or repayment are applied to (i) a mandatory offer to purchase the Notes at a purchase price in cash equal to 100% of the aggregate principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon to the payment date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), in compliance with the Indenture, or (ii) redeem the Notes in accordance with the provisions of the Indenture described under “ —Optional redemption.”

Pursuant to the terms of the Intercompany Notes, Novamerican Canada has waived rights to set-off any intercompany balance owing to it by Novamerican Steel Finco that would otherwise reduce amounts owing under the Intercompany Notes. The terms of the Intercompany Notes may not be changed without consent of the Holders except in limited circumstances and pursuant to the Indenture. Novamerican Steel Finco may, however, without consent of the Holders, change the rate at which interest accrues, the interest payment dates and the currency of payment of principal and interest and may defer the payment of interest; provided, however, that after and during the occurrence of a default, interest shall accrue at LIBOR for the interest period selected by Novamerican Canada, plus 2.00%.

Novamerican Canada will be entitled to a release of the Liens on the Intercompany Note Assets securing the Intercompany Obligations under any one or more of the following circumstances:

(1)	to enable us to consummate asset dispositions permitted or not prohibited under the covenant described under “—Limitation on sales of assets and subsidiary stock”; or

(2)	as described under “—Amendments and waivers.”

The Liens on the Intercompany Note Assets securing the Intercompany Obligations will also be released upon (i) payment in full of the principal of and accrued and unpaid interest on the Intercompany Notes and all other obligations of Novamerican Canada under the Intercompany Notes or the Intercompany Note Security Documents that are due and payable at or prior to the time such principal and accrued and unpaid interest are paid, (ii) payment in full of the principal of and accrued and unpaid interest on the Notes and all other obligations of Novamerican Steel Finco and the Guarantors under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal and accrued and unpaid interest are paid, (iii) a satisfaction and discharge of the Indenture or (iv) a legal defeasance or covenant defeasance as described under “—Defeasance.”

Subject to certain exceptions, (i) if Novamerican Canada sells any Non-ABL Intercompany Note Assets, the Indenture requires the net cash proceeds of such sale to be used to either purchase Intercompany Note Assets or First-Priority Assets or to make an offer for the Notes (and any Other First-Priority Obligations), and (ii) if Novamerican Canada sells any Canadian ABL Assets, the Indenture requires the net cash proceeds of such sale to be used either to prepay Credit Agreement Obligations or any Indebtedness of a Restricted Subsidiary (other than Novamerican Steel Finco) that is not a Subsidiary Guarantor or to purchase Additional Assets. See “Certain covenants—Limitation on sales of assets and subsidiary stock.” In the event of a sale of Non-ABL Intercompany Note Assets, Novamerican Canada will immediately deposit (subject to certain exceptions) the net cash proceeds from such sale with the Canadian Collateral Agent in the Intercompany Note Collateral Account and such proceeds will be pledged as additional Intercompany Note Collateral. All moneys so deposited with the Canadian Collateral Agent pursuant to the Indenture may (subject to certain exceptions), at the direction of Novamerican Steel Finco, be applied to purchase Notes and any Other First-Priority Obligations or to acquire Non-ABL Intercompany Note Assets or First-Priority Assets. See “Certain covenants—Limitation on sales of assets and subsidiary stock.”

The Intercompany Obligations are limited as necessary to prevent the applicable Intercompany Note from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of the creditors generally. See “Risk factors—U.S. and Canadian federal as well as state and provincial statutes allow courts, under specific circumstances, to void the intercompany demand promissory notes and require Holders or the issuer, as applicable, to return payments received.”

If an Intercompany Note were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of Novamerican Canada and, depending on the amount of such indebtedness, Novamerican Canada’s liability on its Intercompany Obligations could be reduced to zero.

Security

The Notes Obligations will have the benefit of the Collateral, which will consist of (i) the First-Priority Collateral, as to which the Secured Parties (and any holders of Other First-Priority Obligations) will have a first-priority security interest and the holders of the Credit Agreement Obligations) will have a second-priority security interest (in each case subject to Permitted Liens), and (ii) the Second-Priority Collateral, as to which the Secured Parties and any holders of Other First-Priority Obligations will have a second-priority security interest and the holders of Credit Agreement Obligations will have a first-priority security interest (in each case subject to Permitted Liens).

Novamerican Steel Finco, the Guarantors and the Trustee have entered into the Security Documents, which include security agreements, pledge agreements, control agreements, mortgages and deeds of trust defining the terms of the security interests in the Collateral that secure the Notes Obligations. The Security Documents do not require creation or perfection of security interests in leasehold interests and contain other exceptions for the creation or perfection of security interests in specific assets where the cost thereof is excessive in view of the benefits afforded thereby to the Secured Parties.

First-priority collateral

The Notes Obligations are secured by a first-priority security interest (subject to Permitted Liens) in the First-Priority Assets. The First-Priority Assets include: (i) owned real property, fixtures, equipment, instruments, investment property, copyrights, trademarks and other intellectual property, contract rights, other general intangibles and other assets and proceeds and products thereof that do not constitute Second-Priority Assets, in each case of Novamerican Steel Finco and each Guarantor, whether owned on the Issue Date or thereafter acquired; (ii) subject to the limitations described in the following paragraph, 100% of the Capital Stock of Novamerican Steel Holdings, Novamerican Steel Finco and each existing or subsequently acquired or organized Subsidiary of Novamerican directly owned by Novamerican Steel Finco or a Guarantor (other than any such Subsidiary that is a Non-Wholly Owned Subsidiary (or a Special Purpose Holdco with respect to such Non-Wholly Owned Subsidiary) if the organizational documents thereof or related joint venture or similar agreements would prohibit such pledge without the consent of the equityholders thereof (other than Novamerican or any of its Subsidiaries)) and all proceeds of the foregoing, in each case whether owned on the Issue Date or thereafter acquired; provided that Capital Stock of any CFC that is not a first-tier Subsidiary of Novamerican Steel Finco or any of the Guarantors has not been and will not be pledged and, in the case of any CFC that is such a first-tier Subsidiary, such pledge will not include more than 66% of the issued and outstanding voting Capital Stock of such CFC; and (iii) Indebtedness owed to Novamerican Steel Finco or any Guarantor (including the Intercompany Notes), whether on the Issue Date or thereafter. The First-Priority Assets will not include any of the Second-Priority Assets. See the definitions of the terms “First-Priority Assets” and “Second-Priority Assets” under “—Certain definitions.”

To the extent that separate financial statements of any Subsidiary of Novamerican would be required by the rules of the SEC due to the fact that the Notes Obligations are secured by securities of such Subsidiary, the pledge of any Capital Stock, Intercompany Notes and other securities of such Subsidiary constituting First-Priority Collateral will be limited such that the value of the portion of such Capital Stock and other securities that the Trustee may realize upon will, in the aggregate for each such Subsidiary, at no time exceed 19.999% of the aggregate principal amount of the Notes then outstanding; provided that, if Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of any Subsidiary of Novamerican due to the fact that such Subsidiary’s Capital Stock or other securities secure the Notes Obligations, then the Capital Stock or other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary so as not be subject to such requirement; provided, further, that, in such event, the Indenture and the Security Documents may be amended or modified, without the consent of any

Holder, to the extent necessary to release the first-priority security interests on the shares of Capital Stock or other securities that are so deemed to no longer constitute part of the First-Priority Collateral.

Initially, only the Secured Parties have the benefit of the first-priority security interest in the First-Priority Assets (subject to Permitted Liens). Except with respect to certain Permitted Liens, no other Indebtedness may be secured by the First- Priority Assets on a first-priority basis; provided, however, that, if Novamerican Steel Finco Refinances some (but not all) of the Notes, the Indebtedness Incurred to Refinance the Notes may be equally and ratably secured by the First-Priority Assets and the holders of such Indebtedness may share a first-priority security interest in the First-Priority Assets with the Secured Parties. Any such additional Indebtedness will constitute Other First-Priority Obligations for purposes of the Indenture.

Novamerican Steel Finco and the Guarantors have granted a second-priority security interest in the First-Priority Assets for the benefit of the holders of the Credit Agreement Obligations.

Novamerican Steel Finco and the Guarantors are entitled to a release of the Liens on the First-Priority Assets securing the Notes Obligations under any one or more of the following circumstances:

(1)           to enable us to consummate asset dispositions permitted or not prohibited under the covenant described under “—Limitation on sales of assets and subsidiary stock” to any Person other than Novamerican Steel Finco or any Guarantor;

(2)           if any Subsidiary Guarantor (other than Novamerican Steel Holdings) is released from its Subsidiary Guarantee in accordance with the Indenture, that Subsidiary’s assets will also be released; or

(3)           as described under “—Amendments and waivers.”

The Liens on the First-Priority Assets securing the Notes Obligations will also be released upon (i) payment in full of the principal of and accrued and unpaid interest on the Notes and all other obligations of Novamerican Steel Finco and the Guarantors under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal and accrued and unpaid interest are paid, (ii) a satisfaction and discharge of the Indenture or (iii) a legal defeasance or covenant defeasance as described under “—Defeasance.”

Subject to certain exceptions, if Novamerican or any Restricted Subsidiary sells any First-Priority Assets, the Indenture requires the net cash proceeds of such sale to be used to either purchase First-Priority Assets or make an offer for the Notes (and any Other First-Priority Obligations). See “Certain covenants—Limitation on sales of assets and subsidiary stock.” A sale by Novamerican or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting First-Priority Collateral will be treated as a sale of those assets (subject to certain exceptions). In the event of a sale of First-Priority Assets, Novamerican or such Restricted Subsidiary will immediately deposit (subject to certain exceptions) the net cash proceeds from such sale with the Trustee in the Notes Collateral Account and such proceeds will be pledged as additional First-Priority Collateral. All moneys so deposited with the Trustee pursuant to the Indenture may (subject to certain exceptions), at the direction of Novamerican Steel Finco, be applied to purchase Notes and any Other First-Priority Obligations or, so long as no Event of Default shall have occurred and be continuing, be applied to acquire First-Priority Assets. See “Certain covenants—Limitation on sales of assets and subsidiary stock.”

Second-priority collateral

The Notes Obligations are also secured by a second-priority security interest (subject to Permitted Liens) in the Second-Priority Assets. The Second-Priority Assets will also be subject to a second-priority security interest for the benefit of any future Other First-Priority Obligations, which security interest ranks equally and ratably with the Secured Parties’ security interest in the Second-Priority Collateral. The Second-Priority Collateral includes: (i) accounts receivable and related records; (ii) chattel paper; (iii) deposit accounts (other than the Notes Collateral Account); (iv) cash, checks and other negotiable instruments, funds and other evidences of payment (but excluding any cash or other assets held in the Notes Collateral Account in accordance with the Indenture); (v) inventory; (vi) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (i) through (v), documents, general intangibles, instruments, investment property and letter of credit rights; (vii) books and records related to the foregoing; (viii) collateral security and Guarantees given by any Person with respect to any of the foregoing; and (ix) proceeds, including insurance proceeds, of any and all of the foregoing, in each case of Novamerican, Novamerican Steel Finco and each Subsidiary Guarantor, whether owned on the Issue Date or thereafter acquired. See the definition of the term “Second-Priority Assets” under “—Certain definitions.”

Novamerican Steel Finco and the Guarantors are entitled to a release of the Liens on the Second-Priority Assets securing the Notes Obligations under any one or more of the following circumstances:

(1)           if in connection with the exercise of the Credit Agent’s remedies in respect of any Second-Priority Assets, the Credit Agent releases its first-priority security interests in such Second-Priority Assets, then the Trustee, on behalf of the Secured Parties, will release its second-priority security interest in such Second-Priority Assets;

(2)           to enable us to consummate asset dispositions permitted or not prohibited under the covenant described under “—Limitation on sales of assets and subsidiary stock” to any Person other than Novamerican Steel Finco or a Guarantor;

(3)           if any Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with the Indenture, that Subsidiary’s assets will also be released; or

(4)           as described under “—Amendments and waivers.”

The Liens on the Second-Priority Assets securing the Notes Obligations also will be released upon (i) payment in full of the principal of and accrued and unpaid interest on the Notes and all other obligations of Novamerican Steel Finco and the Guarantors under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal and accrued and unpaid interest are paid, (ii) a satisfaction and discharge of the Indenture or (iii) a legal defeasance or covenant defeasance as described under “—Defeasance.”

Intercreditor agreement

The Trustee, the Credit Agent, Novamerican, Novamerican Steel Finco and certain other Subsidiaries of Novamerican have entered into the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, the Trustee will determine the time and method by which the security interests in the First-Priority Collateral will be enforced and, prior to the Discharge of the Credit Agreement Obligations, the Credit Agent will determine the time and method by which the security interests in the Second-Priority Collateral will be enforced. The Trustee may not enforce the security interests in the Second-Priority Collateral granted to it for the benefit of the Secured Parties even if an Event of Default has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the Notes, or (b) as necessary to take any action not adverse to the first-priority security interests in the Second-Priority Collateral in respect of the Credit Agreement Obligations in order to preserve or protect the Secured Parties’ rights in such security interest. The Credit Agent is subject to similar restrictions with respect to its ability to enforce the second-priority security interests in the First-Priority Collateral securing the Credit Agreement Obligations.

After the Discharge of the Credit Agreement Obligations, the Trustee, in accordance with the terms of the Intercreditor Agreement, the Indenture and the Security Documents, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Second-Priority Collateral received by it under the Security Documents for the ratable benefit of the Secured Parties and the holders of any Other First-Priority Obligations.

The Intercreditor Agreement also provides that, if the Trustee were to enforce any Lien on the First-Priority Collateral securing the Notes Obligations and the Trustee or a purchaser at a foreclosure sale conducted in foreclosure of any such Lien takes actual possession of a facility or property of Novamerican, Novamerican Steel Finco or a Subsidiary Guarantor, then, if so requested by the Credit Agent, the Trustee or such foreclosure purchaser, will allow the Credit Agent and its officers, employees and agents reasonable and non-exclusive access to and use of such property for a specified period as necessary or reasonably appropriate for the Credit Agent to process, shop, produce, store, complete, supply, sell or otherwise dispose of, in any lawful manner, any inventory upon which the Credit Agent holds a Lien, subject to the terms and conditions set forth in the Intercreditor Agreement.

The Trustee or any such foreclosure purchaser have agreed to provide reasonable cooperation to the Credit Agent in connection with the manufacture, production, completion, removal and sale of the inventory that constitutes Second-Priority Collateral and is entitled to receive from the Credit Agent reimbursement for the reasonable costs and expenses Incurred in connection therewith.

The Intercreditor Agreement also provides that, once the Trustee has commenced enforcement of the security interest in the First-Priority Collateral granted to it for the benefit of the Secured Parties, the Trustee will have the right, pursuant to the terms of the Intercreditor Agreement, upon making a demand under the Intercompany Notes and taking appropriate enforcement steps in accordance with applicable law, to determine the time and method by which the security interest of Novamerican Steel Finco in the Non-ABL Intercompany Note Assets will be enforced. The Trustee is required to refrain from enforcing Novamerican Steel Finco’s security interest in the Canadian ABL Assets and, if the Trustee receives any amounts in respect of such Canadian ABL Assets, segregate and hold such amounts in trust for the benefit of the Credit Agent and further provide such amounts to the Credit Agent for payment of the Canadian Credit Agreement Obligations prior to any payment of the Notes Obligations. After the Discharge of the Canadian Credit Agreement Obligations, the Trustee, in accordance with the terms of the Intercreditor Agreement, the Indenture, the Intercompany Note Security Documents and the Security Documents, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of Intercompany Note Collateral constituting Canadian ABL Assets received by it for the ratable benefit of the Secured Parties and the holders of any Other First-Priority Obligations.

Under the terms of the Intercreditor Agreement, if, in enforcing Novamerican Steel Finco’s security interest in the Intercompany Note Assets, the Trustee or a purchaser at a sale conducted in enforcement of a Lien securing the Intercompany Obligations takes actual possession of a facility or property of Novamerican Canada, then, if so requested by the Credit Agent, the Trustee or such purchaser will allow the Credit Agent and its officers, employees and agents or any receiver, interim receiver or receiver manager reasonable and non-exclusive access to and use of such property for a specified period as necessary or reasonably appropriate for the Credit Agent to process, shop, produce, store, complete, supply, sell or otherwise dispose of, in any lawful manner, any inventory upon which the Credit Agent holds a Lien, subject to the terms and conditions set forth in the Intercreditor Agreement. The Trustee or any such purchaser have agreed to provide reasonable cooperation to the Credit Agent in connection with the manufacture, production, completion, removal and sale of the inventory that constitutes Canadian ABL Assets securing the Intercompany Obligations and will be entitled to receive from the Credit Agent fair compensation and reimbursement for the reasonable costs and expenses Incurred in connection therewith.

Ranking

Senior indebtedness versus notes and intercompany notes

The Indebtedness evidenced by the Notes, the Note Guarantees and the Intercompany Notes are secured and rank pari passu in right of payment to any future Senior Indebtedness of Novamerican, Novamerican Steel Finco, the Subsidiary Guarantors and Novamerican Canada, as the case may be, and senior in right of payment to all existing and future Subordinated Obligations of Novamerican, Novamerican Steel Finco, the Subsidiary Guarantors and Novamerican Canada, as the case may be. The Notes Obligations are secured by a first-priority security interest in the First-Priority Assets and a second-priority security interest in the Second-Priority Assets, in each case subject to Permitted Liens and exceptions described under “—Security” and “—Intercompany notes.” Pursuant to the Intercreditor Agreement, the security interests in the Second-Priority Assets securing the Notes Obligations are second in priority to any and all security interests at any time granted in the Second-Priority Assets to secure the Credit Agreement Obligations. The Notes are Guaranteed by the Guarantors. The Intercompany Notes are secured by a security interest in substantially all of the assets of Novamerican Canada, subject to Permitted Liens and exceptions described under “—Intercompany notes” and “—Security.” Pursuant to the Intercreditor Agreement, the security interests in the Canadian ABL Assets securing the Intercompany Notes are second in priority to any and all security interests at any time granted in the Canadian ABL Assets to secure the Canadian Credit Agreement Obligations. The Intercompany Notes are not Guaranteed.

As of August 30, 2008:

(1)	Novamerican Steel Finco’s Senior Indebtedness was approximately $372.6 million, all of which was secured Indebtedness;

(2)
the Senior Indebtedness of the Guarantors was approximately $372.6 million, all of which was secured. Virtually all of the Senior Indebtedness of the Guarantors consisted of their respective Guarantees of Senior Indebtedness under the Credit Agreement and with respect to the Notes;

(3)	Novamerican Canada’s Senior Indebtedness was approximately $182.6 million, all of which was secured Indebtedness;

(4)
the amount of First-Priority Obligations were $315.0 million and, other than such First-Priority Obligations and $57.6 million of Credit Agreement Obligations (excluding approximately $1.9 million of outstanding undrawn letters of credit issued under the Credit Agreement), no other Indebtedness was secured by the First-Priority Assets;

(5)
the amount of Credit Agreement Obligations was $57.6 million (excluding approximately $1.9 million of outstanding undrawn letters of credit issued under the Credit Agreement) and, other than such Credit Agreement Obligations and $315.0 million of First-Priority Obligations, no other Indebtedness was secured by the Second-Priority Assets;

(6)
the amount of the Intercompany Obligations were $125.0 million, and no other Indebtedness was secured by the Intercompany Note Assets other than, with respect to the Intercompany Note Assets that constitute Canadian ABL Assets, the Credit Agreement Obligations of $57.6 million (excluding approximately $1.9 million of outstanding undrawn letters of credit issued under the Credit Agreement); and

(7)	other than as provided above, Novamerican and its Subsidiaries had no other secured Indebtedness.

Subject to certain conditions, the Indenture permits us to Incur substantial amounts of additional Indebtedness.

Liabilities of subsidiaries versus notes

All of our operations are conducted through our Subsidiaries. Some of Novamerican’s Subsidiaries are not Guaranteeing the Notes, and, as described under “—Guarantees”, Subsidiary Guarantees may be released under certain circumstances. In addition, Novamerican’s future Subsidiaries may not be required to Guarantee the Notes. Claims of creditors of such non-guarantor Subsidiaries of Novamerican (other than Novamerican Steel Finco), including trade creditors and creditors holding Indebtedness or Guarantees issued by such non-guarantor Subsidiaries of Novamerican, and claims of preferred stockholders of such non-guarantor Subsidiaries of Novamerican, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries of Novamerican over the claims of Holders; however, claims of the Holders generally will have priority with respect to the assets and earnings of Novamerican Canada over other creditors and preferred stockholders of Novamerican Canada to the extent of the pledged value of the Intercompany Notes that may be enforced by the Trustee. Accordingly, the Notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries of Novamerican (other than Novamerican Canada, to the extent of the value of the pledged Intercompany Notes that may be enforced by the Trustee, and Novamerican Steel Finco).

At November 24, 2007, the total liabilities of Novamerican’s Subsidiaries (other than Novamerican Steel Finco and the Subsidiary Guarantors, but including Novamerican Canada), were approximately $171.4 million (including trade payables, but excluding intercompany liabilities) and the total liabilities of Novamerican Canada were approximately $171.4 million (including trade payables, but excluding intercompany liabilities). Although the Indenture limits the Incurrence of Indebtedness and the issuance of preferred stock by certain of Novamerican’s Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain covenants—Limitation on indebtedness.”

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder shall have the right to require that Novamerican Steel Finco repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date):

(1)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Novamerican (for the purposes of this clause (1), a person shall be deemed to beneficially own any Voting Stock of a person (the “specified person”) held by any other person (the “parent entity”), if such person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity);

(2)
Novamerican ceases to be the “beneficial owner” (as defined in Rules 13d-3 or 13d-5 under the Exchange Act), directly or indirectly, of 90% of the total voting power of the Voting Stock of each of Novamerican Steel Holdings and Novamerican Steel Finco;

(3)
individuals who on the Issue Date constituted the Board of Directors of Novamerican (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Novamerican was approved by a vote of 66 2/3% of the directors of Novamerican then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Novamerican then in office;

(4)	the adoption of a plan relating to the liquidation or dissolution of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco; or

(5)
the merger or consolidation of Novamerican with or into another Person or the merger of another Person with or into Novamerican or the sale of all or substantially all the assets of Novamerican (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Novamerican immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

If at the time of such Change of Control the terms of the Credit Agreement restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders described in the immediately following paragraph, but in any event within 30 days following such Change of Control, Novamerican Steel Finco covenants to:

(1)	repay in full all Indebtedness outstanding under the Credit Agreement or offer to repay in full all such Indebtedness and repay the Indebtedness of each Lender who has accepted such offer; or

(2)	obtain the requisite consent under the Credit Agreement to permit the purchase of the Notes as described above.

Novamerican Steel Finco must first comply with the covenant described above before it will be required to purchase Notes in the event of a Change of Control; provided, however, that Novamerican Steel Finco’s failure to comply with the covenant described above or to make a Change of Control Offer (as defined below) because of any such failure shall constitute a default described in clause (4) under “—Defaults” (and not under clause (2) thereof). Such a default would also constitute a default under the Credit Agreement. As a result of the foregoing, a Holder may not be able to compel Novamerican Steel Finco to purchase the Notes unless Novamerican Steel Finco is able at the time to refinance all Indebtedness outstanding under the Credit Agreement or obtain requisite consents under the Credit Agreement.

Within 30 days following any Change of Control, unless Novamerican Steel Finco has previously or concurrently mailed a redemption notice with respect to all outstanding Notes as described under “—Optional redemption”, Novamerican Steel Finco will mail a notice by first-class mail to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)
that a Change of Control has occurred and that such Holder has the right to require Novamerican Steel Finco to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof on the date of purchase, plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date);

(2)
the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by Novamerican Steel Finco, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

Novamerican Steel Finco will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Novamerican Steel Finco and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Novamerican Steel Finco will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the change of control covenant, Novamerican Steel Finco will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the change of control covenant by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Novamerican and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Novamerican and Novamerican Steel Finco, on the one hand, and the initial purchasers of the Notes, on the other hand. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain covenants—Limitation on indebtedness”, “—Limitation on liens” and “—Limitation on sale/leaseback transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

Subject to certain exceptions, the Credit Agreement prohibits us from purchasing any Notes following a Change of Control and also provides that the occurrence of certain events that would constitute a Change of Control would constitute a default thereunder.

Future Indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require Novamerican Steel Finco to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, Novamerican Steel Finco’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by our then existing financial resources. We may not have sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Novamerican to any Person. Although there is some case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Novamerican. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require Novamerican Steel Finco to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to Novamerican Steel Finco’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain covenants

The Indenture contains covenants, including, among others, the following:

Limitation on indebtedness

(a)           Novamerican may not, and may not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Novamerican, Novamerican Steel Finco and any Subsidiary Guarantor are entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.00 to 1.00.

(b)           Notwithstanding the foregoing paragraph (a), Novamerican and the Restricted Subsidiaries are entitled to Incur any or all of the following Indebtedness (collectively, “Permitted Debt”):

(1)
Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (i) $175.0 million less the sum of all principal payments with respect to such Indebtedness made pursuant to paragraph (b)(3)(A) of the covenant described under “—Limitation on sales of assets and subsidiary stock” and (ii) the sum of (x) 70% of the book value of the inventory of Novamerican and the Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of Novamerican and the Restricted Subsidiaries (in the case of each of clauses (x) and (y) above, determined based on the consolidated balance sheet of Novamerican for the fiscal quarter most recently ended on or prior to the date on which such Indebtedness is Incurred for which financial statements are publicly available);

(2)
Indebtedness owed to and held by Novamerican or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Novamerican or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if Novamerican Steel Finco is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, (C) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Note Guarantee and (D) if Novamerican Canada is the obligor on such Indebtedness and such Indebtedness is owed to a Restricted Subsidiary that is not Novamerican Steel Finco or a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Intercompany Obligations;

(3)	Indebtedness consisting of the Notes;

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)
Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired (directly or indirectly) by Novamerican (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Novamerican); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, Novamerican would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)
Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) of this covenant or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that, to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)
Indebtedness consisting of Hedging Obligations in respect of (i) Hedging Agreements entered into in the ordinary course of business designed to hedge or mitigate risks to which Novamerican or any Restricted Subsidiary has actual exposure (other than in respect of Capital Stock or Indebtedness of Novamerican or any of its Subsidiaries), and not for the purpose of speculation, and (ii) Hedging Agreements entered into in the ordinary course of business to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Novamerican or any Restricted Subsidiary; provided, however, that in the case of Hedging Obligations relating to interest rates, (A) such Hedging Obligations relate to payment obligations in respect of Indebtedness otherwise permitted to be Incurred by this covenant and (B) the notional principal amount of such Hedging Obligations at the time Incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(8)
Indebtedness (A) in respect of performance bonds, bid bonds, surety bonds, appeal bonds and bank guarantees and letters of credit (other than bank guarantees and letters of credit supporting other Indebtedness), in each case Incurred in the ordinary course of business, including those securing health, safety and environmental obligations in the ordinary course of business, and (B) owed to providers of workers’ compensation, health, disability, retirement or other employee benefits or casualty or liability insurance pursuant to reimbursement or indemnification obligations, including obligations in respect of letters of credit;

(9)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)
the Guarantee by Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor of Indebtedness of Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor that was permitted to be Incurred by another provision of this covenant; provided, however, that, if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes, then the Guarantee thereof Incurred pursuant to this clause (10) shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

(11)
Purchase Money Indebtedness Incurred by Novamerican or any Restricted Subsidiary to finance the acquisition, construction, lease, repair or improvement by Novamerican or a Restricted Subsidiary of assets in the ordinary course of business, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, and Attributable Debt in respect of Sale/Leaseback Transactions in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $10.0 million;

(12)
Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to Novamerican or any Restricted Subsidiary (except for Standard Securitization Undertakings); provided, however, that after giving effect to any such Incurrence and the application of the net proceeds therefrom, the aggregate principal amount of all such Indebtedness shall not exceed an amount that, if added to the amount of Indebtedness outstanding under clause (1) of this paragraph (b), would exceed the aggregate amount of Indebtedness that could then be Incurred under such clause (1);

(13)
Indebtedness Incurred by a Foreign Restricted Subsidiary in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (13) and then outstanding, does not exceed $5.0 million;

(14)
Indebtedness arising from agreements of Novamerican or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary of Novamerican in accordance with the terms of the Indenture, other than Guarantees by Novamerican or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing the acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of Novamerican or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the Fair Market Value of noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by Novamerican and the Restricted Subsidiaries in connection with such disposition; and

(15)
Indebtedness of Novamerican or a Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of Novamerican and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or paragraph (a) of this covenant), does not exceed $15.0 million.

(c)           Notwithstanding the foregoing, (i) none of Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Note Guarantee, as applicable, to at least the same extent as such Subordinated Obligations, and (ii) Novamerican Canada may not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any obligations of Novamerican Canada that are subordinated in right of payment to the Intercompany Obligations, unless such Indebtedness shall be subordinated to the Intercompany Obligations to at least the same extent as such subordinated obligations being Refinanced.

(d)           For purposes of determining compliance with this covenant:

(1)
any Indebtedness outstanding on the Issue Date under the Credit Agreement after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above and any Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction that is outstanding on the Issue Date will be treated as Incurred under clause (12) of paragraph (b) above;

(2)
subject to clause (1) of this paragraph (d), if an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, Novamerican Steel Finco, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3)	subject to clause (1) of this paragraph (d), Novamerican Steel Finco will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above;

(4)
any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) or (12) of paragraph (b) above) may later be reclassified by Novamerican Steel Finco such that it will be deemed as having been Incurred pursuant to paragraph (a) above or another clause in paragraph (b) above to the extent that such reclassified Indebtedness could be Incurred pursuant to such paragraph or clause at the time of such reclassification.

(e)           For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred.

(f)           For purposes of determining the outstanding amount of Indebtedness under any clause of this covenant, Guarantees, Liens or letter of credit obligations supporting any Indebtedness that is included in the calculation of the outstanding amount of Indebtedness shall not be included so long as Incurred by a Person that could have Incurred such Indebtedness pursuant to such clause.

Limitation on restricted payments

(a)           Novamerican may not, and may not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time Novamerican or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	Novamerican is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)           50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter of Novamerican immediately following the fiscal quarter of Novamerican during which the Issue Date occurs to the end of the most recent fiscal quarter of Novamerican ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)           100% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash or securities) received by Novamerican either (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to the Issue Date, but excluding in each case any Net Cash Proceeds that are used to redeem Notes in accordance with the third paragraph under “—Optional redemption”; plus

(C)           the amount by which Indebtedness of Novamerican or any Restricted Subsidiary is reduced on Novamerican’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of Novamerican or any Restricted Subsidiary convertible or exchangeable for Qualified Capital Stock of Novamerican (less the amount of any cash, or the fair value of any other property, distributed by Novamerican or any Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by Novamerican or any Restricted Subsidiary from the issuance or sale of such Indebtedness (excluding Net Cash Proceeds from issuances or sales to a Subsidiary of Novamerican or to an employee stock ownership plan or a trust established by Novamerican or any of its Subsidiaries for the benefit of their employees); plus

(D)           an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash or securities) received by Novamerican or any Restricted Subsidiary subsequent to the Issue Date with respect to Investments (other than Permitted Investments) made by Novamerican or any Restricted Subsidiary in any Person and resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, and (y) if Novamerican Steel Finco redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to Novamerican’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Novamerican or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b)           The preceding provisions do not prohibit:

(1)
any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of Novamerican or a substantially concurrent cash capital contribution received by Novamerican from its stockholders with respect to its Qualified Capital Stock; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or exchange or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)
any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Novamerican, Novamerican Steel Finco, a Subsidiary Guarantor or Novamerican Canada made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)
dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)
so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of Novamerican or any of Novamerican’s Subsidiaries from employees, former employees, directors or former directors of Novamerican or any of Novamerican’s Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Novamerican under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $1.0 million in any calendar year; and provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(5)
the declaration and payment of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or would result therefrom); and provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6)
repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)
cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Novamerican; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this covenant (as determined in good faith by the Board of Directors of Novamerican); and provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)
in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, Novamerican Steel Finco (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; and provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9)
payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on indebtedness”; provided, however, that no Default shall have occurred and be continuing (or would result therefrom); and provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10)
Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (10), do not exceed $15.0 million; provided, however, that at the time of each such Restricted Payment and immediately after giving pro forma effect thereto, (A) no Default shall have occurred and be continuing and (B) Novamerican would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness”; and provided further, however, that such Restricted Payment shall be included in the calculation of the amount of Restricted Payments;

(11)
cash payments to the registered holders of the Existing Warrants in connection with the redemption by Novamerican of the Existing Warrants; provided that all such cash payments made pursuant to this clause (11) shall not exceed $275,000 in the aggregate; and provided, further that such payments shall be included in the calculation of the amount of Restricted Payments;

(12)
any dividend or distribution to all holders of shares of Novamerican’s common stock to redeem rights issued pursuant to any stockholder rights plan, “poison pill” or similar arrangement; provided that all such dividends and distributions made pursuant to this clause (12) shall not exceed $1.0 million in the aggregate; and provided, further that such payments shall be included in the calculation of the amount of Restricted Payments; or

(13)
Restricted Payments made on the Issue Date as part of the Acquisition and related financing transactions; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on restrictions on distributions from restricted subsidiaries

Novamerican may not, and may not permit any of the Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries to (a) pay dividends or make any other distributions on its Capital Stock to Novamerican or a Restricted Subsidiary or pay any Indebtedness owed to Novamerican or any Restricted Subsidiary (including Indebtedness under the Intercompany Notes), (b) make any loans or advances to Novamerican or any Restricted Subsidiary or (c) transfer any of its property or assets to Novamerican or any Restricted Subsidiary, except:

(1)	with respect to clauses (a), (b) and (c),

(A)           any encumbrance or restriction pursuant to an agreement in effect or entered into on the Issue Date, and any encumbrance or restriction pursuant to the Security Documents or security documents entered into pursuant to the Credit Agreement (as the Credit Agreement is in effect on the Issue Date);

(B)           any encumbrance or restriction with respect to Second-Priority Assets pursuant to a security agreement, pledge agreement or other similar or related document in connection with any Credit Agreement Obligation Incurred after the Issue Date;

(C)           any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Novamerican (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Novamerican) and outstanding on such date;

(D)           any encumbrance or restriction contained in an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment (i) are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreement and (ii) may restrict (x) the ability of Novamerican Canada to pay Indebtedness owed to Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor or (y) the ability of Novamerican Canada to transfer any Intercompany Note Assets, in the case of each of clauses (x) and (y), only to the extent the terms of the Indebtedness being Refinanced contained a similar restriction;

(E)           any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(G)           restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(H)           any encumbrance or restriction with respect to a Foreign Restricted Subsidiary entered into the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Restricted Subsidiary in compliance with the terms of the Indenture; provided that, in the case of Novamerican Canada, such encumbrance or restriction does not restrict its ability to pay Indebtedness owed to Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor;

(I) provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

(J) provisions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(K)           customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered in the ordinary course of business; and

(L)           any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity or any Standard Securitization Undertaking, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and Receivables and Related Assets;

(2)	with respect to clause (c) only,

(A)           any encumbrance or restriction consisting of customary provisions in leases governing leasehold interests or licenses of intellectual or other property to the extent such provisions restrict the transfer or use of the lease or license, as applicable, or the property leased or licensed, as applicable, thereunder; and

(B)           any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on negative pledges

Novamerican may not, and may not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of Novamerican or any Restricted Subsidiary to create, Incur or permit to exist (a) any Lien on any First-Priority Assets or Second-Priority Assets, in each case securing the Notes Obligations, and (b) any Lien on any Intercompany Note Collateral securing the Intercompany Obligations, except, in each case:

(1)
(A) any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order or (B) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, and any encumbrance or restriction pursuant to the Security Documents or security documents entered into pursuant to the Credit Agreement (as the Credit Agreement is in effect on the Issue Date);

(2)
any encumbrance or restriction contained in an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) of this covenant or this clause (2) or contained in any amendment to an agreement referred to in clause (1) of this covenant or this clause (2); provided, however, that the encumbrances and restrictions contained in any such agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreement;

(3)
with respect to a Restricted Subsidiary, any customary restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; or

(4)
customary restrictions and conditions provided by the terms of any (i) Permitted Lien (or the agreements governing any Indebtedness to which such Permitted Lien relates) described under clause (6) or (10) of the definition thereof or, to the extent Incurred in connection with Refinancing Indebtedness that Refinances the Indebtedness secured by such Permitted Lien, Permitted Liens described under clause (6), (10) or (13) of the definition thereof; provided that such restrictions or conditions apply only to the property or assets that are the subject of such Permitted Lien and such restrictions and conditions are no more restrictive than those provided by the terms of the Permitted Lien (or the agreements governing any Indebtedness to which such Permitted Lien relates); and (ii) agreement governing any Indebtedness permitted by clauses (5) and (6) (only as it relates to clause (5) thereof) of the second paragraph of the covenant set forth under “Certain covenants—Limitation on indebtedness”; provided that such restrictions or conditions apply only to the property or assets of the applicable Restricted Subsidiary and any such restrictions and conditions provided by the terms of any Refinancing Indebtedness with respect to any such Indebtedness are no more restrictive than those provided by the terms of the Indebtedness being Refinanced.

Limitation on sales of assets and subsidiary stock

(a)           Novamerican may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition with respect to First-Priority Assets or the Non-ABL Intercompany Note Assets, unless:

(1)
Novamerican or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)
at least 75% of the consideration received therefor by Novamerican or such Restricted Subsidiary is in the form of (A) cash or cash equivalents, (B) First-Priority Assets to be used in a Related Business, to the extent they are added to the First-Priority Collateral reasonably promptly after the acquisition, (C) in the case of Intercompany Note Collateral, Intercompany Note Assets to be used in a Related Business, to the extent that they are added to the Intercompany Note Collateral reasonably promptly after the acquisition, or (D) Capital Stock in one or more Persons engaged in a Related Business that are or thereby become Wholly Owned Subsidiaries;

(3)
to the extent that Capital Stock of a Person is received by Novamerican and the Restricted Subsidiaries pursuant to clause (2)(D) above, assets of such Person that qualify as First-Priority Assets with a Fair Market Value equal to or greater than (A) 75% of the Fair Market Value of the First-Priority Assets that are the subject of such Asset Disposition less (B) the Fair Market Value of any consideration received by Novamerican and the Restricted Subsidiaries pursuant to clause (2)(A) or (B) above are added to the First-Priority Collateral reasonably promptly after the acquisition; and

(4)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Novamerican (or such Restricted Subsidiary, as the case may be):

(A) first, to the extent Novamerican or such Restricted Subsidiary so elects, to acquire Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided that such Additional Assets constitute (x) First-Priority Assets that are added to the First-Priority Collateral reasonably promptly after their acquisition, (y) in the case of Non-ABL Intercompany Note Assets, Non-ABL Intercompany Note Assets that are added to the Intercompany Note Collateral reasonably promptly after their acquisition, or (z) Capital Stock of a Wholly Owned Subsidiary with assets that qualify as First-Priority Assets to the extent that such First-Priority Assets, together with any First-Priority Assets described in clause (x) above and any assets comprising Intercompany Note Collateral described in clause (y) above, have a Fair Market Value equal to or greater than the Net Available Cash applied pursuant to this clause (A) and such First-Priority Assets are added to the First-Priority Collateral reasonably promptly after the acquisition;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above, to make an offer to purchase the Notes and any other First-Priority Obligations pursuant to and subject to the conditions set forth in clause (d) of this covenant; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, for any general corporate purpose not restricted by the terms of the Indenture;

provided that pending the final application of any such Net Available Cash, (x) in the case of Net Available Cash from any Asset Disposition of First-Priority Assets, it is deposited in the Notes Collateral Account and pledged as additional First-Priority Collateral, and (y) in the case of Net Available Cash from any Asset Disposition of Non-ABL Intercompany Note Assets, it is deposited in the Intercompany Note Collateral Account and pledged as additional Intercompany Note Collateral.

(b)           Novamerican may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition (other than an Asset Disposition subject to paragraph (a) above), unless:

(1)
other than in the case of any Permitted Factoring Transaction, Novamerican or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration received therefor by Novamerican or such Restricted Subsidiary is in the form of (A) cash or cash equivalents or (B) Additional Assets; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Novamerican (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent that Novamerican or such Restricted Subsidiary so elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase any Credit Agreement Obligations or any Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary (other than Novamerican Steel Finco) that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to Novamerican or an Affiliate of Novamerican) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above, to the extent Novamerican or such Restricted Subsidiary so elects, to acquire Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to make an offer to the Holders (and to holders of other Senior Indebtedness of Novamerican Steel Finco designated by Novamerican Steel Finco) to purchase Notes (and such other Senior Indebtedness of Novamerican Steel Finco pursuant to and subject to the conditions contained in the Indenture and clause (d) of this covenant);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Novamerican or such Restricted Subsidiary shall cause the related loan commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, Novamerican and the Restricted Subsidiaries will not be required to apply any Net Available Cash from Asset Dispositions in accordance with this paragraph (b) except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this paragraph (b) exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness.

(c)           For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)
the assumption or discharge of Indebtedness of Novamerican or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock of Novamerican or Preferred Stock of a Subsidiary Guarantor or Novamerican Canada) and the release of Novamerican or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; provided that, with respect to any Asset Disposition subject to paragraph (a) above, such liabilities constituted trade payables or First-Priority Obligations; and

(2)
any securities received by Novamerican or any Restricted Subsidiary from the transferee that are converted by Novamerican or such Restricted Subsidiary into cash within 90 days after such Asset Disposition, to the extent of the cash received in that conversion.

For the purposes of this covenant, any sale by Novamerican or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting First-Priority Assets, Second-Priority Assets, Non-ABL Intercompany Note Assets or Canadian ABL Assets shall be deemed to be a sale of such First-Priority Assets, Second-Priority Assets, Non-ABL Intercompany Note Assets or Canadian ABL Assets (or, in the event of a Restricted Subsidiary that owns assets that include all or any combination of First-Priority Assets, Second-Priority Assets, Non-ABL Intercompany Note Assets or Canadian ABL Assets, a separate sale of each of such First-Priority Assets, Second-Priority Assets, Non-ABL Intercompany Note Assets and Canadian ABL Assets). If any such sale (or a sale of assets that includes all or any combination of First-Priority Assets, Second-Priority Assets, Non-ABL Intercompany Note Assets and Canadian ABL Assets), the proceeds received by Novamerican and the Restricted Subsidiaries in respect of such sale shall be allocated to the First-Priority Assets, Second-Priority Assets, Non-ABL Intercompany Note Assets and Canadian ABL Assets in accordance with their respective fair market values, which shall be determined by the Board of Directors of Novamerican or an independent third party. In addition, for purposes of this covenant, any sale by Novamerican or any Restricted Subsidiary of the Capital Stock of any Person that does not own any assets constituting First-Priority Assets or Non-ABL Intercompany Note Assets will not be subject to paragraph (a) above, but rather will be subject to paragraph (b) above.

(d)           In the event of an Asset Disposition that requires the purchase of Notes (and, in the case of clause (a)(4)(B) above, Other First-Priority Obligations, and, in the case of clause (b)(3)(C) above, other Senior Indebtedness of Novamerican Steel Finco) pursuant to clause (a)(4)(B) or (b)(3)(C) above, Novamerican Steel Finco will purchase Notes tendered pursuant to an offer by Novamerican Steel Finco for the Notes (and such Other First-Priority Obligations or Senior Indebtedness of Novamerican Steel Finco, as the case may be) at a purchase price of 100% of their principal amount (or, in the event such Other First-Priority Obligations or Senior Indebtedness of Novamerican Steel Finco was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued and unpaid interest (or, in respect of such Other First-Priority Obligations or Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Other First-Priority Obligations or Senior Indebtedness of Novamerican Steel Finco) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture (it being understood that the applicable Net Available Cash shall be applied ratably to the Notes and such Other First-Priority Obligations or Senior Indebtedness based on the respective amounts of the Notes and such Other First-Priority Obligations and Senior Indebtedness). If the aggregate purchase price of the Notes and, as applicable, Other First-Priority Obligations or Senior Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, Novamerican Steel Finco will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. Novamerican Steel Finco shall not be required to make such an offer to purchase Notes (and Other First-Priority Obligations and any other Senior Indebtedness of Novamerican Steel Finco) pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(e)           Novamerican Steel Finco will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Novamerican Steel Finco will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on affiliate transactions

(a)           Novamerican may not, and may not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”) unless:

(1)
the terms of the Affiliate Transaction are no less favorable to Novamerican or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)
if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Novamerican disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) above are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of Novamerican; and

(3)
if such Affiliate Transaction involves an amount in excess of $15.0 million, the Board of Directors of Novamerican shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Novamerican and the Restricted Subsidiaries or is not less favorable to Novamerican and the Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)           The provisions of the preceding paragraph (a) do not prohibit:

(1)
any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “—Limitation on restricted payments”;

(2)
any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Novamerican;

(3)
the payment of reasonable fees and expenses and reasonable and customary indemnities to members of the Board of Directors of Novamerican and the Restricted Subsidiaries who are not employees of Novamerican or any of the Restricted Subsidiaries;

(4)
any transaction with Novamerican, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Novamerican or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(5)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of Novamerican;

(6)
transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements);

(7)	any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions;

(8)
the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and benefits plans) and indemnities to officers and employees of Novamerican and the Restricted Subsidiaries as determined in good faith by the Board of Directors of Novamerican; and

(9)	any transaction effected as part of a Qualified Receivables Transaction.

Limitation on line of business

Novamerican may not, and may not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Limitation on liens

Novamerican may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens.

Limitation on sale/leaseback transactions

Novamerican may not, and may not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)
Novamerican or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness” and (B) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under “—Limitation on liens”;

(2)	the net proceeds received by Novamerican or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3)	Novamerican or such Restricted Subsidiary applies the proceeds of such transaction in compliance with the covenant described under “ —Limitation on sale of assets and subsidiary stock”;

provided, however, that this covenant shall not apply to the Issue Date Sale/Leaseback Transaction.

Merger and consolidation

(a)           None of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco may consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)
the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, as applicable) shall expressly assume, by an agreement supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, as applicable, under the Notes, the Indenture and the Security Documents to which it is a party;

(2)
immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)
immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness”;

(4)
Novamerican Steel Finco shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreement (if any) comply with the Indenture; and

(5)
Novamerican Steel Finco shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable to (x) any consolidation, merger or transfer between Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco and a Wholly Owned Subsidiary that is a Guarantor or (y) Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco merging with an Affiliate of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, as applicable, solely for the purpose and with the sole effect of reincorporating Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, as applicable, in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, which properties and assets, if held by Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, as applicable, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, as applicable, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, as applicable.

The Successor Company will be the successor to Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, as applicable, and shall succeed to, and be substituted for, and may exercise every right and power of, Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco, as applicable, under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b)           Novamerican will not permit any Subsidiary Guarantor (other than Novamerican Steel Holdings) or Novamerican Canada to, consolidate with, amalgamate or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)
except in the case of a Subsidiary Guarantor that has, or, in the case of Novamerican Canada, except if Novamerican Canada has, (x) been disposed of in its entirety to another Person (other than to Novamerican or an Affiliate of Novamerican), whether through a merger, consolidation or sale of Capital Stock or assets or (y) as a result of the disposition of all or a portion of its Capital Stock, ceased to be a Subsidiary of Novamerican, in both cases, if in connection therewith Novamerican Steel Finco provides an Officers’ Certificate to the Trustee to the effect that Novamerican and the Restricted Subsidiaries will comply with their obligations under the covenant described under “—Limitation on sales of assets and subsidiary stock” In respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume (A) in the case of a consolidation, merger, conveyance, transfer or lease involving a Subsidiary Guarantor, by a Guaranty Agreement and a supplement to the Security Documents to which such Subsidiary is a party, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary under its Note Guarantee and such Security Documents and (B) in the case of a consolidation, merger, amalgamation, conveyance, transfer or lease involving Novamerican Canada, by one or more Intercompany Notes, all the Intercompany Obligations;

(2)
immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)
Novamerican Steel Finco delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such Guaranty Agreement or supplement to such Security Documents or new Intercompany Note, as applicable, complies with the Indenture.

Future subsidiary guarantors

Novamerican shall cause (a) each Restricted Subsidiary that Guarantees any Credit Agreement Obligations (other than Foreign Restricted Subsidiaries that Guarantee only the Credit Agreement Obligations of Foreign Subsidiaries), (b) each Domestic Subsidiary that is a Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (3), (7), (8), (9), (10), (12) or (14) of paragraph (b) of the covenant described under “—Limitation on indebtedness”), and (c) each Foreign Restricted Subsidiary that Guarantees any Indebtedness of Novamerican or any of the Domestic Subsidiaries to, in each case, reasonably promptly thereafter, (i) execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture, (ii) execute counterparts of or supplements to the Security Documents that grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest in all First Priority Assets owned by such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement, (iii) execute counterparts of or supplements to the Security Documents that grant to the Collateral Agent, for the benefit of the Secured Parties, a second priority security interest in all Second Priority Assets owned by such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement, and (iv) so long as any Credit Agreement Obligations shall be outstanding, or any commitment to extend credit that would give rise to Credit Agreement Obligations shall be in effect, execute counterparts of or supplements to the Intercreditor Agreement; provided, however, that any Non-Wholly Owned Subsidiary (or Special Purpose Holdco with respect to such Non-Wholly Owned Subsidiary) will not be required to become a Subsidiary Guarantor if the organizational documents thereof or any related joint venture or similar agreements prohibit such Non-Wholly Owned Subsidiary (or such Special Purpose Holdco) from becoming a party to the Guaranty Agreement without the prior consent of the equityholders thereof (other than Novamerican or any of its Subsidiaries); provided, further, that if (x) the combined EBITDA of all such Non-Wholly Owned Subsidiaries and Special Purpose Holdcos that do not become Subsidiary Guarantors pursuant to the preceding proviso exceeds 15% of the EBITDA of Novamerican and its Restricted Subsidiaries for the most recently ended four consecutive fiscal quarter period of Novamerican for which financial statements are publicly available or (y) the total assets of all such Non-Wholly Owned Subsidiaries and Special Purpose Holdcos that do not become Subsidiary Guarantors pursuant to the preceding proviso exceeds 15% of the total assets of Novamerican and its Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter period of Novamerican for which financial statements are publicly available, then Novamerican shall cause some or all of such Non-Wholly Owned Subsidiaries and Special Purpose Holdcos to become Subsidiary Guarantors so that the limits set forth in clauses (x) and (y) above are not exceeded.

SEC reports

Notwithstanding that Novamerican Steel Finco may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Novamerican Steel Finco will file with the SEC (to the extent the SEC will accept such filings) and, in any event, will provide the Trustee and the Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that the requirements of this sentence shall be met, if Novamerican Steel Finco is exempt from the requirements of Sections 13(a) or 15(d) of the Exchange Act under Section 12h-5 of the Exchange Act (or any successor provisions thereto) or provides such annual reports and such information, documents and other reports to the Trustee and the Holders, so long as (i) Novamerican files such annual reports and such information, documents and other reports with the SEC, (ii) Novamerican, Novamerican Steel Finco and each Subsidiary Guarantor are in compliance with the requirements set forth in Rule 3-10 (or any successor provision thereto) of Regulation S-X under the Exchange Act and (iii) Novamerican Steel Finco provides the Trustee and Holders with such annual reports and such information, documents and other reports. If, at any time, Novamerican Steel Finco is not subject to the periodic reporting requirements of the Exchange Act for any reason, Novamerican Steel Finco will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. Novamerican Steel Finco has agreed that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, Novamerican Steel Finco will post the reports specified in the preceding sentence on its website within the time periods that would apply if Novamerican Steel Finco were required to file those reports with the SEC. Notwithstanding the foregoing, Novamerican Steel Finco may satisfy such requirements prior to the effectiveness of the registration statement of which this prospectus forms a part by filing with the SEC the registration statement of which this prospectus forms a part, to the extent that any such registration statement contains substantially the same information as would by required to be filed by Novamerican Steel Finco if it were subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, and by providing the Trustee and the Holders with such registration statement (and any amendments thereto) promptly following the filing thereof.

At any time that any of Novamerican’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of Novamerican and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries; provided, however, that Novamerican Steel Finco will only be required to comply with the provisions of this paragraph to the extent (x) the total assets of all the Unrestricted Subsidiaries exceeds 5% of the total assets of Novamerican and its Subsidiaries on a consolidated basis as of the end of the applicable quarterly or annual period, or (y) the combined EBITDA of all the Unrestricted Subsidiaries exceeds 5% of the EBITDA of Novamerican and its Subsidiaries for the twelve-month period ended on the last day of the applicable quarter or fiscal year.

In addition, Novamerican Steel Finco will furnish to the Holders and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Further assurances

If any assets constituting First-Priority Assets or Second-Priority Assets are acquired pursuant to the covenant described under “—Limitation on sales of assets and subsidiary stock” or any other material assets constituting First-Priority Assets or Second-Priority Assets are acquired by Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor after the Issue Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon the acquisition thereof), Novamerican, Novamerican Steel Finco or such Subsidiary Guarantor shall give prompt notice thereof to the Trustee and shall execute and deliver such mortgages, deeds of trust, security instruments and financing statements as shall be reasonably necessary or requested by the Collateral Agent to vest in the Collateral Agent, for the benefit of the Secured Parties, a perfected first-priority security interest or second-priority security interest, as applicable, in each case subject to Permitted Liens and the Intercreditor Agreement, in such assets.

Intercompany notes

(a)           Promptly after the making of each Intercompany Loan, Novamerican or Novamerican Steel Finco will notify the Trustee of the amount of such Intercompany Loan, and Novamerican Steel Finco will cause Novamerican Canada to issue to Novamerican Steel Finco one or more Intercompany Notes representing the full amount of such Intercompany Loan. Each Intercompany Note shall be in the form attached as an exhibit to the Indenture, payable to the order of Novamerican Steel Finco upon demand and duly executed by Novamerican Canada. Each Intercompany Note will constitute a First-Priority Asset and shall be pledged and delivered by Novamerican Steel Finco to the Collateral Agent, for the benefit of the Secured parties, as a part of the First-Priority Collateral, subject to Permitted Liens and the Intercreditor Agreement. The Intercompany Obligations in respect of each Intercompany Note shall be secured by the Intercompany Note Assets, subject to Permitted Liens and the limitations described below. To the extent that separate financial statements of Novamerican Canada would be required by the rules of the SEC due to the fact that the Notes Obligations are secured by securities of Novamerican Canada, the pledge of any Capital Stock, Intercompany Notes and other securities of Novamerican Canada constituting First-Priority Collateral will be limited such that the value of the portion of such Capital Stock, Intercompany Notes and other securities that the Trustee may realize upon will in the aggregate at no time exceed 19.999% of the aggregate principal amount of the Notes then outstanding.

(b)           Notwithstanding anything to the contrary set forth in the Indenture or any Intercompany Note Document, the Intercompany Note Documents may include provisions to the effect that, if and for so long as the Canadian Collateral Agent determines that the cost of creating or perfecting Liens on, or obtaining title insurance, legal opinions or other deliverables with respect to, particular assets of Novamerican is excessive in view of the benefits to be obtained by the secured party thereunder, such Liens or deliverables shall not be required.

(c)           Neither Novamerican nor any Restricted Subsidiary may (i) cause or permit the terms of any Intercompany Loan or Intercompany Note or any related document (including any Intercompany Note Security Document) to be amended, modified or waived in any respect (except that Novamerican Steel Finco and Novamerican Canada may agree to change the dates of payment of interest on, the rate at which interest accrues on, or the currency of payment of, or defer the payments of interest on, any Intercompany Note, and the Trustee may, without the consent of the Holders, approve any other amendment, modification or waiver that it determines is not adverse to the Holders), (ii) cancel or compromise any Intercompany Loan or Intercompany Note or contribute any Intercompany Note to the capital of Novamerican Canada or any other Subsidiary of Novamerican, (iii) transfer or assign, or create any consensual Lien on (other than pursuant to the Security Documents and the Credit Agreement), any Intercompany Loan or Intercompany Note or (iv) demand or accept any payment under any Intercompany Note (other than payments of interest when and as due and prepayments permitted under paragraph (d) below).

(d)           In the case of the Intercompany Loan made on the Issue Date as part of the Acquisition, neither Novamerican nor any Restricted Subsidiary may cause or permit such Intercompany Loan or the Intercompany Note representing such Intercompany Loan to be prepaid or repaid (and Novamerican Steel Finco may not demand prepayment or repayment) unless the proceeds of such prepayment or repayment are applied to (i) the Notes tendered pursuant to a mandatory offer by Novamerican Steel Finco to purchase the Notes at a purchase price of 100% of their principal amount, without premium, plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), in compliance with the Indenture, or (ii) redeem Notes in accordance with the provisions of the Indenture described under “—Optional redemption.”

(e)           If any assets are acquired under the covenant described under “—Limitation on sales of assets and subsidiary stock” or any other material assets constituting Intercompany Note Assets are acquired by Novamerican Canada after the Issue Date (other than assets constituting Intercompany Note Collateral under the Intercompany Note Security Documents that become subject to the Lien of the Intercompany Note Security Documents upon the acquisition thereof), Novamerican Canada shall execute and deliver such mortgages, deeds of trust, security instruments and financing statements as shall be reasonably necessary or requested by the Canadian Collateral Agent to vest in the Canadian Collateral Agent for the benefit of Novamerican Steel Finco (and its successors and assigns) a security interest, subject to Permitted Liens, in such assets.

Defaults

Each of the following is an Event of Default:

(1)	a default in any payment of interest on the Notes when due and payable, continuing for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by Novamerican, Novamerican Steel Finco, any Subsidiary Guarantor or Novamerican Canada to comply with its obligations under “—Certain covenants—Merger and consolidation”;

(4)
the failure by Novamerican or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations in the covenants described under “—Change of control” (other than a failure to purchase Notes) or under “—Certain covenants” under “—Limitation on indebtedness”, “—Limitation on restricted payments”, “—Limitation on restrictions on distributions from restricted subsidiaries”, “ —Limitation on negative pledges”, “—Limitation on sales of assets and subsidiary stock” (other than a failure to purchase Notes), “ —Limitation on affiliate transactions”, “—Limitation on line of business”, “—Limitation on liens”, “—Limitation on sale/leaseback transactions”, “—Future subsidiary guarantors”, “—Further assurances”, “—SEC reports” or “—Intercompany notes” (other than a failure to purchase Notes);

(5)
the failure by Novamerican Steel Finco, any Guarantor or Novamerican Canada to comply for 60 days after notice with its other agreements contained in the Notes, the Indenture, the Security Documents, the Intercompany Notes or the Intercompany Note Security Documents;

(6)
Indebtedness of Novamerican, Novamerican Steel Finco, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of Novamerican, Novamerican Steel Finco, any Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”); or

(8)
any judgment or decree for the payment of money in excess of $10.0 million is entered against Novamerican, Novamerican Steel Finco, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed (the “judgment default provision”); or

(9)
(A) any Note Guarantee, or any Security Document executed by, or any security interest granted thereunder by, Novamerican Steel Finco or a Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture, the Security Documents, the Intercreditor Agreement or the Note Guarantees), except (i) as a result of (x) the Collateral Agent’s failure to take any action reasonably requested by Novamerican Steel Finco in order to maintain a valid and perfected Lien on any Collateral or (y) any action taken by the Credit Agent or the Trustee to release any Lien on any Collateral or (ii) Liens on any item of Collateral with a fair market value not exceeding $500,000; provided that the fair market value of all such Collateral shall not exceed $5.0 million in the aggregate, (B) Novamerican Steel Finco or any Guarantor or Person acting by or on behalf of Novamerican Steel Finco or such Guarantor denies or disaffirms the obligations of Novamerican Steel Finco or such Guarantor, as applicable, under the Indenture, any Note Guarantee or any Security Document, (C) any Intercompany Note or Intercompany Note Security Document executed by, or any security interest granted thereunder by, Novamerican Canada ceases to be in full force and effect (except as contemplated by the terms of the Indenture, such Intercompany Note, the Intercompany Note Security Documents or the Intercreditor Agreement), except (i) as a result of any action taken by the Trustee or the Canadian Collateral Agent to release any Lien on any Intercompany Note Collateral or (ii) Liens on any item of Intercompany Note Collateral with a fair market value not exceeding $500,000; provided that the fair market value of all such Intercompany Note Collateral shall not exceed $5.0 million in the aggregate, (D) Novamerican Canada or any Person acting by or on behalf of Novamerican Canada denies or disaffirms the obligations of Novamerican Canada under any Intercompany Note or any Intercompany Note Security Document or (E) the Intercreditor Agreement ceases to be in full force and effect (except as contemplated by the terms of the Indenture, the Security

Documents, the Intercreditor Agreement and the Note Guarantees).

However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify Novamerican Steel Finco of the default and such default is not cured within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Novamerican Steel Finco), the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Novamerican Steel Finco occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity reasonably satisfactory to it against any loss or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee written notice stating that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note (including payments pursuant to the mandatory redemption provisions of such Note, if any), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interests of the Holders. In addition, Novamerican Steel Finco is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate indicating whether the signers thereof know of any Default that occurred during the previous fiscal year. Novamerican Steel Finco is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action it is taking or proposes to take in respect thereof.

Within 120 days after the end of each fiscal year, Novamerican Steel Finco must deliver to the Trustee an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of Novamerican Steel Finco they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during the most recent fiscal year.  If they do have such knowledge of any Default, the certificate must describe the Default, its status and what action Novamerican Steel Finco is taking or proposes to take with respect thereto.

Amendments and waivers

Subject to certain exceptions, the Indenture, the Notes, the Security Documents, the Intercreditor Agreement, the Intercompany Notes and the Intercompany Note Security Documents may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	change the provisions applicable to the redemption of any Note as described under “—Optional redemption”;

(5)	make any Note payable in money other than that stated in the Note;

(6)
impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

(8)	make any changes in the ranking or priority of any Note that would adversely affect the Holders;

(9)	make any change in, or release other than in accordance with the Indenture, any Note Guarantee that would adversely affect the Holders;

(10)
make any change in any Security Document, the Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would materially adversely affect the Holders or release all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral in a manner that is adverse to the Holders; or

(11)
make any change in the provisions in the Indenture or Intercreditor Agreement dealing with the Intercompany Note Collateral or the Intercompany Note Security Documents or the application of trust proceeds of the Intercompany Note Collateral that would materially adversely affect the Holders or release all or substantially all of the Intercompany Note Collateral from the Lien of the Intercompany Note Security Documents (except as permitted by the terms of the Indenture, the Intercompany Note Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Intercompany Note Collateral.

Notwithstanding the preceding, without notice to or consent of any Holder, Novamerican Steel Finco, the Guarantors and Trustee (and, with respect to the Security Documents and the Intercreditor Agreement, the Collateral Agent) may amend the Indenture, the Notes, the Security Documents and the Intercreditor Agreement:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)
to provide for the assumption by a successor corporation of the obligations of Novamerican Steel Finco or any Guarantor under the Indenture and the Security Documents or, in the case of Novamerican Steel Finco or Novamerican Canada, under the Intercompany Note and the Intercompany Note Security Documents;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes, including any Subsidiary Guarantees;

(5)
to add to the covenants of Novamerican or any Restricted Subsidiary for the benefit of the Holders or to surrender any right or power conferred upon Novamerican, Novamerican Steel Finco, any Subsidiary Guarantor or Novamerican Canada;

(6)	to make any change that does not adversely affect the rights of any Holder;

(7)	to comply with any requirements of the SEC in connection with qualifying or maintaining the qualification of the Indenture under the Trust Indenture Act;

(8)
to conform the text of the Indenture, the Notes, any Note Guarantee or any Security Document or the Intercreditor Agreement to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of the Indenture, the Notes, such Note Guarantee, such Security Document or the Intercreditor Agreement;

(9)
to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(10)	if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture, Intercreditor Agreement and the Security Documents;

(11)
if Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of any Subsidiary of Novamerican due to the fact that such Subsidiary’s Capital Stock or other securities secure the Notes, to allow the release of the Lien of the Collateral Agent for the benefit of the Secured Parties on the shares of such Capital Stock or such securities (but only to the extent necessary so as not to be subject to such filing requirement);

(12)	to add Intercompany Notes; or

(13)
in the case of the Intercreditor Agreement, in order to subject the security interests in the Collateral in respect of any Other First-Priority Obligations and Credit Agreement Obligations to the terms of the Intercreditor Agreement, in each case to the extent the Incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness were permitted under the Indenture.

The consent of the Holders is not necessary under the Indenture, any Security Document or the Intercreditor Agreement to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture, any Security Document or the Intercreditor Agreement becomes effective, Novamerican Steel Finco is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Subject to clauses (10) and (11) of the first paragraph under “ —Amendments and waivers”, if Novamerican Steel Finco wishes under other circumstances to obtain an amendment or waiver or seek a consent under any Security Document, the Intercreditor Agreement, any Intercompany Note or any Intercompany Note Security Document, it will be entitled to do so if it mails written notice of its request to the Trustee and the Holders and it does not receive written objection from Holders of at least 25% in outstanding principal amount of the Notes within 20 Business Days after that mailing. If Novamerican Steel Finco receives such objections, then it will not be entitled to effect that amendment or waiver, and such consent will not be effective, unless Novamerican Steel Finco obtains the consent of Holders of a majority in outstanding principal amount of the Notes.

Neither Novamerican Steel Finco nor any Affiliate of Novamerican Steel Finco may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes are issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. Novamerican Steel Finco may require payment of a sum sufficient to cover any transfer tax, assessment or similar governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and discharge

When (1) Novamerican Steel Finco delivers to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), Novamerican Steel Finco irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, Novamerican Steel Finco may terminate all the obligations under the Notes, the Indenture and the Intercompany Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time Novamerican Steel Finco may terminate its obligations described under “—Change of control” and under the covenants described under “—Certain covenants” (other than the covenant described under “—Merger and consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and Guarantors, the judgment default provision and the security default provision described under “—Defaults” and the limitations contained in clauses (3) and (4) of the first paragraph under “—Certain covenants—Merger and consolidation” (“covenant defeasance”).

Novamerican Steel Finco may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Novamerican Steel Finco exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Novamerican Steel Finco exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Guarantors) or (8) or (9) under “—Defaults” or because of the failure of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco to comply with clause (3) or (4) of the first paragraph under “—Certain covenants—Merger and consolidation.” If Novamerican Steel Finco exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Note Guarantee and the Security Documents and the security interest in that portion of the Collateral that is owned by such Guarantor securing the Notes Obligations will be released.

In order to exercise either of its defeasance options, Novamerican Steel Finco must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that, among other things, Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the trustee

The Bank of New York is the Trustee under the Indenture and serves as collateral agent for the benefit of the Secured Parties under the Security Documents and the Intercreditor Agreement. The Trustee’s Affiliate, BNY Trust Company of

Canada, serves as collateral agent for the benefit of Novamerican Steel Finco and its successors and assigns under the Intercompany Note Security Documents. Novamerican Steel Finco has appointed The Bank of New York as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Novamerican Steel Finco, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss or expense and then only to the extent required by the terms of the Indenture.

No personal liability of directors, officers, employees and stockholders

No director, officer, incorporator, employee or stockholder of Novamerican, Novamerican Steel Finco, any Subsidiary Guarantor or Novamerican Canada will have any liability for any obligations of Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor under the Notes, the Security Documents, the Intercreditor Agreement, any Intercompany Note or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture, the Notes, the Collateral Agreement, the Intercreditor Agreement and the Intercompany Notes are governed by, and will be construed in accordance with, the laws of the State of New York. The Intercompany Note Security Documents are governed by, and will be construed in accordance with, the laws of Ontario or Québec, as applicable, and the federal laws of Canada applicable therein.

Enforceability of judgments

We have been informed by our Canadian counsel that the laws of the Provinces of Québec and Ontario and the federal laws of Canada applicable therein permit an action to be brought before a court of competent jurisdiction in such province (a “Canadian Court”) on any final, conclusive and enforceable judgment in personam of any federal or state court located in the Borough of Manhattan in the City of New York (“New York Court”) that is not impeachable as void or voidable under the laws of the State of New York for a sum certain in respect of the Indenture or Notes if: (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by Novamerican, Novamerican Steel Finco and each Subsidiary Guarantor in the Indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for that purpose), (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure and the decision and enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Provinces of Québec and Ontario, as the case may be, (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue laws or expropriatory or penal or other public laws, (iv) the action to enforce such judgment is commenced within the applicable limitation period, and (v) a dispute between the same parties based on the same facts and having the same object and subject matter has not given rise to a decision rendered by a Canadian Court in such jurisdiction whether it has acquired the authority of a final judgment or not, or is pending before a Canadian court in such jurisdiction, or has been decided by a foreign authority and the decision meets the necessary conditions for recognition under the law of the relevant province. We have been advised by our Canadian counsel that they have no reason to believe, based upon public policy, as this term is understood in international relations and under the laws of the Provinces of Québec and Ontario and the federal laws of Canada applicable therein, as this term is applied by a Canadian court on the date hereof, for avoiding recognition of a judgment of a New York Court to enforce the Indenture or the Notes.

Furthermore, the enforcement of a judgment in Canada may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency.

Book-entry procedures for the global notes

The Notes are initially represented by one or more notes in the form of several registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes are deposited with the trustee as custodian for the DTC and registered in the name of Cede & Co., as nominee of DTC.  Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•
upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•
ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers of the Notes are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code: and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers of the Notes; banks and trust companies; and clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•
will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in its settlement system. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated Notes, subject to DTC procedures; or

•	certain other events provided in the Indenture should occur.

Certain definitions

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used in a Related Business or any improvement to any property or assets used in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Novamerican or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain covenants—Limitation on restricted payments”, “—Certain covenants—Limitation on affiliate transactions” and “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Novamerican Steel Finco or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Acquired Company” refers to Novamerican Steel Inc., a corporation incorporated under the laws of Canada, and its subsidiaries before consummation of the Acquisition.

“Arrangement Agreement” means the Arrangement Agreement dated June 21, 2007, among Symmetry, 632422 N.B. Ltd. and Acquired Company.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Novamerican or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)
any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Novamerican or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of Novamerican or any Restricted Subsidiary; or

(3)	any other assets of Novamerican or any Restricted Subsidiary outside of the ordinary course of business of Novamerican or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to Novamerican or by Novamerican or a Restricted Subsidiary to a Restricted Subsidiary;

(B)
for purposes of the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain covenants—Limitation on restricted payments” (y) a disposition of all or substantially all the assets of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco in accordance with the covenant described under “—Certain covenants—Merger and consolidation” and (z) dispositions in connection with (i) the Issue Date Asset Sales, (ii) the Issue Date Sale/Leaseback Transaction and (iii) any Sale/Leaseback Transaction entered into by Novamerican or any Restricted Subsidiary; provided that the aggregate amount of Attributable Debt in respect of all such Sale/Leaseback Transactions excluded from the definition of the term “Asset Disposition” pursuant to this clause (z)(iii) shall not exceed $10.0 million;

(C)	a disposition of assets with a Fair Market Value of less than $500,000;

(D)	a disposition of cash or Temporary Cash Investments;

(E)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(G)	disposals or replacements of obsolete, worn out, uneconomical or surplus property or equipment; and

(H)
a transfer or sale of Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity or to any other Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)
the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means the Board of Directors of any Person or any committee thereof duly authorized to act on behalf of such Board or, in the case of a Person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.

“Business Day” means each day which is not a Legal Holiday.

“Canadian ABL Assets” means any and all of the following assets and properties owned by Novamerican Canada, whether owned on the Issue Date or thereafter acquired: (i) Accounts and other rights to payment, in each case for the sale of Inventory or the performance of services, whether or not earned by performance, and related Records; (ii) Chattel Paper; (iii) Deposit Accounts (other than the Intercompany Note Collateral Account); (iv) cash, checks and other negotiable instruments, funds and other evidences of payment (excluding any cash or other assets held in the Intercompany Note Collateral Account in accordance with the Indenture); (v) all Inventory; (vi) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (i) through (v), Documents, General Intangibles, Instruments, Investment Property and Letter of Credit Rights; (vii) books and records related to the foregoing; (viii) collateral security and guarantees given by any Person with respect to any of the foregoing; and (ix) Proceeds, including insurance Proceeds, of any and all of the foregoing. Capitalized terms used in this definition but not defined in this “Description of the Notes” have the meanings assigned to such terms in the Collateral Agreement.

“Canadian Credit Agreement Obligations” means the Credit Agreement Obligations of Novamerican Canada and the Foreign Subsidiaries.

“Canadian Collateral Agent” means BNY Trust Company of Canada (until a successor replaces it) and, thereafter, means the successor, in its capacity as collateral agent under the Intercompany Note Documents.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain covenants—Limitation on liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“CFC” means any Person that is a “controlled foreign corporation” as defined in the Code, and each Subsidiary of such Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets and properties of Novamerican and the Restricted Subsidiaries that are required to be subject to Liens securing the Note Obligations, including all “Collateral” as defined in any Security Document, the First-Priority Collateral and the Second-Priority Collateral.

“Collateral Agent” means The Bank of New York (until a successor replaces it and, thereafter, means the successor), in its capacity as collateral agent for the Secured Parties.

“Collateral Agreement” means the Collateral Agreement dated as of the Issue Date, among Novamerican Steel Finco, the Guarantors from time to time party thereto and the Collateral Agent, together with all supplements thereto.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters of Novamerican for which financial statements are publicly available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)
if Novamerican or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)
if Novamerican or any of the Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Novamerican or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)
if since the beginning of such period Novamerican or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Novamerican or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Novamerican and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Novamerican and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)
if since the beginning of such period Novamerican or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)
if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Novamerican or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Novamerican or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Novamerican. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is or was Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of Novamerican and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by Novamerican or the Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments pursuant to Hedging Obligations;

(7)
dividends accrued in respect of all Disqualified Stock of Novamerican and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than Novamerican or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of Novamerican); provided, however, that such dividends will be multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of Novamerican in good faith);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Novamerican or any Restricted Subsidiary; and

(10)
the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Novamerican or any Restricted Subsidiary) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges incurred in connection with any transaction (including any Qualified Receivables Transaction) pursuant to which Novamerican or any Restricted Subsidiary may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets shall be included in Consolidated Interest Expense (to the extent not already included therein).

“Consolidated Net Income” means, for any period, the net income of Novamerican and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than Novamerican) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, Novamerican’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Novamerican or a Restricted

Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) Novamerican’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)
any net income (or loss) of any Person acquired by Novamerican or a Subsidiary of Novamerican in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3)
any net income of any Restricted Subsidiary other than Novamerican Steel Finco if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Novamerican, except that:

(A) subject to the exclusion contained in clause (4) below, Novamerican’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Novamerican or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) Novamerican’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)
any gain (or loss) realized upon the sale or other disposition of any assets of Novamerican, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	extraordinary gains or losses; and

(6)	the cumulative effect of a change in accounting principles,

in each case, for such period. Notwithstanding the foregoing, for purposes of the covenant described under “Certain covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Novamerican or any Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Credit Agent” means (i) JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders or any successor thereto, and (ii) any other Person designated as the “Revolving Credit Agent” pursuant to the Intercreditor Agreement.

“Credit Agreement” means the Credit Agreement entered into by and among Novamerican, Novamerican Steel Finco, Novamerican Steel Holdings, Novamerican Canada, the lenders referred to therein, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and CIT Business Credit Canada Inc. and CIT Group/Business Credit Inc., as Syndication Agents, together with the related documents thereto (including any Guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings then outstanding under such Credit Agreement or a successor Credit Agreement or Incurred pursuant to commitments that replace the commitments under such Credit Agreement, whether by the same or any other lender or group of lenders.

“Credit Agreement Obligations” means (i) the obligations of Novamerican and its Subsidiaries under the Credit Agreement, including without limitation, (A) the due and punctual payment of the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the borrowings thereunder, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made under the Credit Agreement in respect of any bankers’ acceptances issued thereunder, when and as due, (C) each payment required to be made under the

Credit Agreement in respect of any letter of credit issued thereunder, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and any obligation to provide cash collateral and (D) all other monetary obligations of Novamerican and its Subsidiaries under the Credit Agreement, including in respect of fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any monetary obligations Incurred during the pendency of bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (ii) the due and punctual performance of all other obligations of Novamerican and its Subsidiaries under the Credit Agreement and (iii) all Hedging Obligations of Novamerican and its Subsidiaries and all obligations of Novamerican and its Subsidiaries in respect of any treasury management services (including controlled disbursements, zero balance arrangements, cash sweep, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Novamerican or any of its Subsidiaries, in each case secured pursuant to the Credit Agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” prior to the first anniversary after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)
the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “ —Certain covenants—Limitation on sales of assets and subsidiary stock” and “—Certain covenants—Change of control”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Subsidiary” means any Subsidiary of Novamerican other than a Foreign Subsidiary.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	all income tax expense of Novamerican and its consolidated Restricted Subsidiaries; plus

(2)	Consolidated Interest Expense; plus

(3)
depreciation and amortization expense of Novamerican and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); plus

(4)
(x) all other non-cash charges of Novamerican and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), less (y) all non-cash items of income of Novamerican and its consolidated Restricted Subsidiaries (other than accruals of revenue by Novamerican and its consolidated Restricted Subsidiaries in the ordinary course of business), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or otherwise distributed to Novamerican by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Warrants” means the warrants to purchase common stock of Novamerican issued by Novamerican pursuant to the Warrant Agreement dated March 5, 2007 (as amended as of June 21, 2007), between Novamerican and Continental Stock Transfer & Trust Company, as warrant agent, that are outstanding and unexercised on the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by (x) in the case of any asset or property with a Fair Market Value less than $5.0 million, the chief financial officer of Novamerican, and (y) in the case of any other assets or property, the Board of Directors of Novamerican, whose determination will be conclusive and evidenced by a resolution of such Board of Directors; provided, however, that for purposes of clause (a)(3)(B) under “—Certain covenants—Limitation on restricted payments”, if the Fair Market Value of the property or assets in question is so determined to be in excess of $25.0 million, such determination must be confirmed by an Independent Qualified Party.

“First-Priority Assets” means any and all of the following assets and properties, other than any such assets or properties that constitute Second-Priority Assets: (i)(a) Equipment (including fixtures); (b) Documents; (c) General Intangibles (including Intellectual Property); (d) Instruments; (e) Investment Property; (f) Letter of Credit Rights; (g) Commercial Tort Claims; (h) books and records related to foregoing; and (i) Proceeds (including insurance Proceeds) and products of any and all of the foregoing and collateral and security guarantees given by any Person with respect to any of the foregoing, in the case of clauses (i)(a) through (i)(i) above, owned by Novamerican Steel Finco or any Guarantor; (ii)(a) shares of Capital Stock owned by Novamerican Steel Finco or any Guarantor and the certificates representing such Capital Stock (the “Pledged Capital Stock”); provided that (1) the Pledged Capital Stock issued by any CFC will not include more than 66% of the issued and outstanding voting Capital Stock of such CFC and (2) the Pledged Capital Stock will exclude any Capital Stock issued by any Non-Wholly Owned Subsidiary (and any Capital Stock issued by any Special Purpose Holdco with respect to any such Non-Wholly Owned Subsidiary) to the extent the organizational documents of such Non-Wholly Owned Subsidiary or related joint venture or similar agreements would prohibit a pledge of such Capital Stock without the consent of the equityholders thereof (other than Novamerican and its Subsidiaries); (b) debt securities owned by Novamerican Steel Finco or any Guarantor and the promissory note and other instruments evidencing all such debt securities; (c) payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (ii)(a) and (ii)(b) above; and (d) all Proceeds of any of the foregoing; and (iii)(a) each parcel of real property and improvements thereto owned by Novamerican Steel Finco or any Guarantor that has a book or fair market value in excess of $1.0 million and all Proceeds thereof (in the case of any of the foregoing assets or properties, whether owned on the Issue Date or thereafter acquired). Capitalized terms used in this definition but not defined in this “Description of the Notes” have the meanings assigned to such terms in the Collateral Agreement.

“First-Priority Collateral” means any and all of the First-Priority Assets in which the Collateral Agent, for the benefit of the Secured Parties, has a first-priority security interest securing the Notes Obligations.

“First-Priority Obligations” means the Notes Obligations and the Other First-Priority Obligations.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of Novamerican that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)
the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person:

(1)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantor” means Novamerican and each Subsidiary Guarantor.

“Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Guarantor Guarantees Novamerican Steel Finco’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Novamerican or any Restricted Subsidiary shall be a Hedging Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain covenants—Limitation on indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)
the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)
the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)
all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)
all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)
the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)
all obligations of the type referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)
all obligations of the type referred to in clauses (1) through (6) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by Novamerican or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Novamerican.

“Intercompany Loans” means (i) Novamerican Steel Finco’s loan of $125.0 million of the gross proceeds from the sale of the Notes to Novamerican Canada on the Issue Date and (ii) any additional amounts from time to time loaned by Novamerican Steel Finco to Novamerican Canada on or after the Issue Date (excluding loans made in the ordinary course of business in connection with centralized cash management arrangements).

“Intercompany Note” means one or more senior secured demand promissory notes evidencing Intercompany Loans.

“Intercompany Note Assets” means any and all of the following assets and properties owned by Novamerican Canada, whether owned on the Issue Date or thereafter acquired: (i)(a) Canadian ABL Assets; (b) Equipment (including fixtures); (c) Documents; (d) General Intangibles (including Intellectual Property); (e) Instruments; (f) Investment Property; (g) Letter of Credit Rights; (h) Commercial Tort Claims; (i) books and records related to foregoing; and (j) Proceeds (including insurance Proceeds) and products of any and all of the foregoing and collateral and security guarantees given by any Person with respect to any of the foregoing; (ii)(a) shares of Capital Stock and the certificates representing such Capital Stock (excluding any Capital Stock issued by any Subsidiary of Novamerican Canada that is a Non-Wholly Owned Subsidiary and any Capital Stock issued by any Special Purpose Holdco with respect to any such Non-Wholly Owned Subsidiary) to the extent the organizational documents of such Non-Wholly Owned Subsidiary or related joint venture or similar agreements would prohibit a pledge of such Capital Stock without the consent of the equityholders thereof (other than Novamerican and its Subsidiaries)); (b) debt securities and the promissory note and other instruments evidencing all such debt securities; (c) payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (ii)(a) and (ii)(b) above; and (d) all Proceeds of any of the foregoing; and (iii)(a) each parcel of real property and improvements thereto that has a book or fair market value in excess of $1.0 million and all Proceeds thereof. Capitalized terms used in this definition but not defined in this “Description of the Notes” have the meanings assigned to such terms in the Collateral Agreement.

“Intercompany Note Collateral” means the Intercompany Note Assets in which the Canadian Collateral Agent, for the benefit of Novamerican Steel Finco and its successors and assigns, has a security interest securing the Intercompany Obligations.

“Intercompany Note Collateral Account” means an account maintained by Novamerican Canada in the name of the Canadian Collateral Agent into which net cash proceeds in respect of the Intercompany Note Collateral are required to be deposited pursuant to the Indenture, the Intercreditor Agreement, the Intercompany Note Security Documents or the Security Documents.

“Intercompany Note Documents” means the Intercompany Notes, the Intercompany Security Documents and all other instruments, agreements and other documents evidencing or governing the Intercompany Loans evidenced by the Intercompany Notes, and all schedules, exhibits and annexes to each of the foregoing.

“Intercompany Note Security Documents” means one or more security agreements, control agreements, pledge agreements, mortgages, deeds of trust and collateral assignments entered into by Novamerican Canada, the Canadian Collateral Agent or Novamerican Steel Finco, defining the terms of the security interests in the Intercompany Note Collateral securing the Intercompany Obligations.

“Intercompany Obligations” means the obligations of Novamerican Canada under the Intercompany Notes and the Intercompany Note Documents.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the Issue Date, among Novamerican, Novamerican Steel Holdings, Novamerican Steel Finco and certain other Subsidiaries of Novamerican, the Credit Agent and the Trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified or replaced from time to time.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to changes in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If Novamerican or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Novamerican or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “ —Certain covenants—Limitation on restricted payments”, “Investment” shall include:

(1)
the portion (proportionate to Novamerican’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Novamerican at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Novamerican shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Novamerican’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Novamerican’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means November 15, 2007.

“Issue Date Asset Sales” means the sale by certain Subsidiaries of Novamerican of the aircraft and real estate assets identified in the Arrangement Agreement, on the terms and conditions consistent with those set forth in the Arrangement Agreement, for aggregate cash consideration of not less than $15.0 million.

“Issue Date Sale/Leaseback” means the transaction consummated on the Issue Date pursuant to which Novamerican Canada entered into a sale leaseback transaction in respect of its headquarters and certain plant assets identified in the Arrangement Agreement, on terms and conditions consistent with those set forth in the Arrangement Agreement, for aggregate cash consideration of not less than $11.0 million.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lenders” has the meaning assigned to such term in the Credit Agreement.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)
all legal, accounting and investment banking fees, appraisal and title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments required to be made on any Indebtedness that is secured by any assets subject to such Asset

Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, be repaid as a result of such Asset Disposition; provided, however, that in the case of any Asset Disposition subject to paragraph (a) of the covenant described under “—Limitation on sales of assets and subsidiary stock”, for purposes of this clause (2) the aggregate amount of any such payments made with respect to any such Asset Disposition shall not exceed the Fair Market Value of the Second-Priority Assets and the Canadian ABL Assets subject thereto (including, in the case of any Asset Disposition of any shares of Capital Stock of any Restricted Subsidiary, the Fair Market Value of the Second-Priority Assets and the Canadian ABL Assets owned by such Restricted Subsidiary), as determined by the Board of Directors of Novamerican in good faith;

(3)	all payments made on any Indebtedness that are required by applicable law as a result of such Asset Disposition;

(4)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(5)
the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Novamerican or any Restricted Subsidiary after such Asset Disposition; and

(6)
any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to Novamerican or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-ABL Intercompany Note Assets” means Intercompany Note Assets that do not constitute Canadian ABL Assets.

“Non-Wholly Owned Subsidiary” means a Restricted Subsidiary that is not a Wholly Owned Subsidiary.

“Note Guarantee” means a Guarantee by a Guarantor of the obligations of Novamerican Steel Finco with respect to the Notes.

“Notes” means the debt securities of Novamerican Steel Finco issued pursuant to the Indenture on the Issue Date.

“Notes Collateral Account” means an account maintained by Novamerican Steel Finco in the name of the Trustee with any financial institution reasonably designated by the Trustee, after consultation with Novamerican Steel Finco, into which net cash proceeds in respect of the First-Priority Collateral is required to be deposited pursuant to the Indenture.

“Notes Obligations” means (i) the Indebtedness evidenced by the Notes and all Obligations in respect thereof, including principal, premium (if any), interest (including additional interest, if any, and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Novamerican Steel Finco or any Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof, and (ii) any other obligations of Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor under the Indenture, the Notes, the Security Documents and any other document or instrument executed and delivered pursuant to the foregoing.

“Novamerican” means Novamerican Steel Inc., a Delaware corporation.

“Novamerican Canada” means Novamerican Steel Canada Inc., a Canadian corporation.

“Novamerican Steel Finco” means Novamerican Steel Finco Inc., a Delaware corporation.

“Novamerican Steel Holdings” means Novamerican Steel Holdings Inc., a Delaware corporation.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated November 14, 2007, relating to the Notes.

“Officer” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Novamerican Steel Finco or Novamerican, as applicable.

“Officers’ Certificate” means a certificate signed by two Officers; provided that, in the case of certain required compliance certificates, one of such Officers shall be the principal executive, financial or accounting officer of Novamerican Steel Finco.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Novamerican Steel Finco or the Trustee.

“Other First-Priority Obligations” means any Refinancing Indebtedness in respect of the Notes that is designated by Novamerican Steel Finco as “Other First-Priority Obligations” for purposes of the Indenture and all Obligations in respect thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Novamerican Steel Finco or any Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof; provided, however, that, if such Refinancing Indebtedness contains or otherwise has the benefit of provisions effectively requiring that proceeds from sales or transfers of property or assets by Novamerican or any Subsidiary of Novamerican be applied to repay, redeem or retire, or offer to repay, redeem or retire, such Refinancing Indebtedness, the terms thereof shall be no more favorable to the holders of such Refinancing Indebtedness than those set forth in the Indenture for the benefit of the Holders.

“Permitted Factoring Transaction” means any transaction or series of transactions entered into by Novamerican or any of the Restricted Subsidiaries pursuant to which Novamerican or such Restricted Subsidiary sells, conveys or otherwise transfers (or purports to sell, convey or otherwise transfer) Receivables and Related Assets of Novamerican or such Restricted Subsidiary to a non-related third party factor on market terms as determined in good faith by the Board of Directors of Novamerican; provided that (i) no portion of any Indebtedness deemed to exist as a result of such Permitted Factoring Transaction (x) is Incurred by Novamerican or any of the Restricted Subsidiaries, (y) is recourse to Novamerican or any of the Restricted Subsidiaries and (z) is secured (contingently or otherwise) by any Lien on assets of Novamerican or any of the Restricted Subsidiaries (other than by the Receivables and Related Assets to be sold, conveyed or transferred to the third party factor), and (ii) such Permitting Factoring Transaction is consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the sale, purchase or servicing of Receivables and Related Assets on market terms for similar factoring.

“Permitted Investment” means an Investment by Novamerican or any Restricted Subsidiary in:

(1)
Novamerican, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)
another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Novamerican or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)
receivables owing to Novamerican or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Novamerican or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)
payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of Novamerican or such Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Novamerican or any Restricted Subsidiary or in satisfaction of judgments;

(8)
any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” or (ii) a disposition of assets not constituting an Asset Disposition;

(9)
any Person where such Investment was acquired by Novamerican or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Novamerican or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Novamerican or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)
any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Novamerican or any Restricted Subsidiary;

(11)
any Person to the extent such Investments consist of Hedging Obligations or Guarantees of Indebtedness otherwise permitted under the covenant described under “—Certain covenants—Limitation on indebtedness”;

(12)
any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)
Unrestricted Subsidiaries or joint ventures to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) and outstanding on the date such Investment is made, do not exceed $15.0 million;

(14)
an Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; and

(15)
any Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) and outstanding on the date such Investment is made, do not exceed $15.0 million.

“Permitted Liens” means, with respect to any Person:

(1)
pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or other social security laws or regulations in respect of health, disability, retirement or other employee benefits or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person, or deposits of cash or United States government bonds to secure surety, or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, or deposits securing obligations to insurance carriers under insurance or self-insurance arrangements, in each case Incurred in the ordinary course of business;

(2)
Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and similar Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Novamerican in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by Novamerican or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)
Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)
minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)
Liens securing Indebtedness Incurred pursuant to clause (b)(11) of the covenant described under “—Limitation on indebtedness”; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens on Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(8)	Liens existing on the Issue Date;

(9)
Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)
Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary;

(12)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13)
Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided that (A) no Liens may be Incurred pursuant to this clause (13) in respect of First-Priority Collateral, except to the extent the Liens on such First-Priority Collateral are Incurred in connection with any Refinancing Indebtedness that Refinanced Indebtedness that was secured by Permitted Liens described under clauses (6), (9) or (10) hereof and (B) no Liens may be Incurred pursuant to this clause (13) in respect of Intercompany Note Collateral, except to the extent the Liens on such Intercompany Note Collateral are Incurred in connection with any Refinancing Indebtedness that Refinanced Indebtedness that was secured by Permitted Liens described under clauses (6), (9) or (10) hereof; provided, further, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14)
Liens securing Credit Agreement Obligations in respect of any Indebtedness Incurred pursuant to clause (b)(1) of the covenant described under “—Limitation on indebtedness”; provided that (A)(1) any such Liens on First-Priority Assets shall not rank prior to or pari passu with the Liens on the First-Priority Assets securing the Notes Obligations and (2) the holder of such Lien (x) becomes party to the Intercreditor Agreement, or agrees to be bound by the terms of the Intercreditor Agreement, and (y) agrees to have the obligations of the Person that are secured by the property subject to such Lien treated as Junior Obligations (as defined in the Intercreditor Agreement), and (B) any such Liens on Non-ABL Intercompany Note Assets shall not rank prior to or pari passu with the Liens on such Non-ABL Intercompany Note Assets securing the Intercompany Note Obligations;

(15)
Liens securing the Notes Obligations, the Intercompany Obligations and any Other First-Priority Obligations; provided, however, that the Notes Obligations and the Other First-Priority Obligations shall be secured by all such Liens on an equal and ratable basis;

(16)
Liens imposed by Section 107(1) of CERCLA or any analogous state or foreign environmental law for costs or damages that (A) are not due or (B) are imposed on real property where the recourse with respect thereto is limited to the taking of such real property and such real property is not material to the business of Novamerican and its Subsidiaries; provided that the amount of obligations secured thereby shall not exceed $7.5 million in the aggregate;

(17)
Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (B) relating to pooled deposit or sweep accounts of Novamerican and the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of Novamerican and the Restricted Subsidiaries;

(18)	Liens arising from the sale of Receivables and Related Assets pursuant to a Permitted Factoring Transaction; and

(19)
other Liens securing Indebtedness permitted to be Incurred under the covenant described under “—Limitation on indebtedness”; provided that the aggregate principal amount of Indebtedness secured by such Liens pursuant to this clause (19) does not exceed $10.0 million at any time outstanding.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “ —Certain covenants—Limitation on sale of assets and subsidiary stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule 1.1A to the Arrangement Agreement and any amendments or variations made thereto as of the Issue Date, in each case made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Superior Court of Québec.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition or construction by Novamerican or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that such Indebtedness is Incurred within 270 days after such acquisition or construction of such assets.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Capital Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, Guaranteed or advanced by such Person or any Subsidiary of such Person (including in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of Novamerican Steel Finco.

“Qualified Equity Offering” means (x) any public issuance and sale of Novamerican’s common stock by Novamerican or (y) the exercise by the holder or holders thereof of all or any portion of the Existing Warrants; provided, however, that cash proceeds received by Novamerican therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by Novamerican Steel Finco as a contribution to its common equity capital. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1)	any issuance and sale with respect to common stock registered on Form S-4 or Form S-8; or

(2)	any issuance and sale to any Subsidiary of Novamerican.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Novamerican or any Restricted Subsidiary pursuant to which Novamerican or any Restricted Subsidiary may sell, convey, contribute to capital or otherwise transfer to a Receivables Entity, or may grant a security interest in and/or pledge, any Receivables or interests therein and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any Guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the Incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

(1)	one or more sequential transfers of pledges of the same Receivables and Related Assets, or interests therein; and

(2)
periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein; provided that:

(A) the Board of Directors of Novamerican or any Restricted Subsidiary which is party to such Qualified Receivables Transaction shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to Novamerican or such Restricted Subsidiary as applicable, and the Receivables Entity; and

(B) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of Novamerican or any Restricted Subsidiary which is party to such Qualified Receivables Transaction).

The grant of a security interest in any accounts receivable of Novamerican or of any Restricted Subsidiary to secure Indebtedness pursuant to the Credit Agreement shall not be deemed a Qualified Receivables Transaction.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of Novamerican or any Restricted Subsidiary, whether now existing or arising in the future.

“Receivables Entity” means any Person formed for the purposes of engaging in a Qualified Receivables Transaction with Novamerican or a Restricted Subsidiary that engages in no activities other than in connection with the financing of Receivables of Novamerican and the Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Restricted Subsidiary that is the direct parent company of such Receivables Entity, or, if the Receivables Entity is not a Subsidiary of Novamerican, by the Board of Directors of any Restricted Subsidiary participating in such Qualified Receivables Transaction (in each case as provided below), as a Receivables Entity and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A) is Guaranteed by Novamerican or any Restricted Subsidiary other than a Receivables Entity (excluding any Guarantees (other than Guarantees of the principal of, and interest on, Indebtedness and Guarantees of collection on Receivables) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates Novamerican or any Restricted Subsidiary (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of Novamerican or any Restricted Subsidiary other than a Receivables Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

(2)
with which neither Novamerican nor any Restricted Subsidiary other than a Receivables Entity has any material contract, agreement, arrangement or understanding other than on terms which Novamerican reasonably believes to be no less favorable to Novamerican or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Novamerican; and

(3)
to which neither Novamerican nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of such Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Financing” means any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which Novamerican or any Restricted Subsidiary may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of “Qualified Receivables Transaction.”

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Novamerican or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)
such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)
if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

and provided, further, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of Novamerican or (B) Indebtedness of Novamerican or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated November 15, 2007, among Novamerican, Novamerican Steel Holdings, Novamerican Steel Finco, J.P. Morgan Securities Inc. and CIBC World Markets Corp.

“Related Assets” has the meaning assigned to such term in the definition of the term “Qualified Receivables Transaction.”

“Related Business” means any business in which Novamerican or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1)
the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to Novamerican or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary (other than Novamerican Steel Holdings or Novamerican Steel Finco) held by any Affiliate of Novamerican (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Novamerican, Novamerican Steel Holdings or Novamerican Steel Finco that is not Disqualified Stock);

(3)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of Novamerican, Novamerican Steel Finco or any Subsidiary Guarantor (other than (A) from Novamerican or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means Novamerican Steel Holdings, Novamerican Steel Finco and any other Subsidiary of Novamerican that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Novamerican or a Restricted Subsidiary on the Issue Date or thereafter acquired by Novamerican or a Restricted Subsidiary whereby Novamerican or a Restricted Subsidiary transfers such property to a Person and Novamerican or a Restricted Subsidiary leases it from such Person, other than leases between Novamerican and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Second-Priority Assets” means any and all of the following assets and properties owned by Novamerican Steel Finco or any Guarantor, whether owned on the Issue Date or thereafter acquired: (i) Accounts and other rights to payment, in each case for the sale of Inventory or the performance of services, whether or not earned by performance, and related Records; (ii) Chattel Paper; (iii) Deposit Accounts (other than the Notes Collateral Account); (iv) cash, checks and other negotiable instruments, funds and other evidences of payment (excluding any cash or other assets held in the Notes Collateral Account in accordance with the Indenture); (v) all Inventory; (vi) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (i) through (v), Documents, General Intangibles, Instruments, Investment Property and Letter of Credit Rights; (vii) books and records related to the foregoing; (viii) collateral security and guarantees given by any Person with respect to any of the foregoing; and (ix) Proceeds, including insurance Proceeds, of any and all of the foregoing. Capitalized terms used in this definition but not defined in this “Description of the Notes” have the meanings assigned to such terms in the Collateral Agreement.

“Second-Priority Collateral” means any and all of the Second-Priority Assets in which the Trustee, for the benefit of the Secured Parties, has a second-priority security interests securing the Notes Obligations.

“Secured Parties” means (i) the Holders, (ii) the Trustee, (iii) the Collateral Agent, (iv) the Canadian Collateral Agent, (v) each other Person that holds, or is an obligee in respect of, any Notes Obligations and (vi) the successors and assigns of each of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement and one or more other security agreements, control agreements, pledge agreements, mortgages, deeds of trust and collateral assignments entered into by Novamerican Steel Finco, the Guarantors and the Trustee, or any of them, defining the terms of the security interests in the First-Priority Assets and the Second-Priority Assets that secure the Notes Obligations.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)
all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of the Notes of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

	(A)	any obligation of such Person to Novamerican Steel Finco or any Subsidiary of Novamerican Steel Finco;

	(B)	any liability for Federal, state, local or other taxes owed or owing by such Person;

	(C)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

	(D)	any Capital Stock;

(E)	any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(F)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Novamerican within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Special Purpose Holdco” means a Subsidiary of Novamerican that (i) is not engaged in any business or activity other than the ownership of Capital Stock in any Subsidiary that is a Non-Wholly Owned Subsidiary or any Person that is not a Subsidiary, and activities incidental thereto, (ii) does not own any assets other than the Capital Stock referred to in clause (i) above and any contract rights under joint venture or other similar agreements relating thereto and (iii) owes no Indebtedness and has no other liabilities (other than liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by Novamerican or any Subsidiary of Novamerican (other than a Receivables Entity) which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to any Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person,

(2)	such Person and one or more Subsidiaries of such Person or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of Novamerican that executed the Indenture as a Guarantor and each other Subsidiary of Novamerican that thereafter Guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of Novamerican Steel Finco’s obligations with respect to the Notes.

“Symmetry” means Symmetry Holdings Inc., a Delaware corporation.  On December 5, 2007, Symmetry changed its name to Novamerican Steel Inc.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or Canada or any agency thereof or obligations Guaranteed by the United States of America or Canada or any agency thereof;

(2)
investments in demand and time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof, Canada, any province thereof, or any other foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)
repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)
investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Novamerican Steel Finco) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group;

(5)
investments in securities with maturities of six months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.;

(6)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

(7)
in the case of any Foreign Restricted Subsidiary, investments: (a) in direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof); provided that such obligations have a rating of “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), or the equivalent thereof from comparable foreign rating agencies, or (b) of the type and maturity described in clauses (1) through (5) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(8)	investments in mutual funds whose investment guidelines restrict such funds’ investments to those described in clauses (1) through (5) above.

“Trustee” means The Bank of New York until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended from time to time.

“Trust Officer” means any officer of the Trustee having direct responsibility for the administration of the Indenture.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Novamerican that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Novamerican in the manner provided below; and
(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Novamerican may designate any Subsidiary of Novamerican (including any newly acquired or newly formed Subsidiary of Novamerican but excluding Novamerican Steel Finco, Novamerican Canada and Novamerican Steel Holdings) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Novamerican or any other Subsidiary of Novamerican that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “ —Certain covenants—Limitation on restricted payments.”

The Board of Directors of Novamerican may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) Novamerican Steel Finco could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain covenants—Limitation on indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of Novamerican shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of such Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.  Except as described under “Certain covenants—Limitation on indebtedness”, whenever it is necessary to determine whether Novamerican or Novamerican Steel Finco has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying and similar shares) is owned by Novamerican or one or more other Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes as of the date hereof. Except where noted, this summary deals only with Notes that are held as capital assets by holders who purchase the Notes for cash upon original issuance at their initial offering price. As used herein, a “U.S. holder” means a beneficial owner of the Notes that is for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of the Notes (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a person subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a controlled foreign corporation;

•	a passive foreign investment company; or

•	a U.S. expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those summarized below.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding Notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of Notes.  If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the Notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Material tax consequences to U.S. holders

The following is a summary of material U.S. federal income tax consequences that will apply to U.S. holders of the Notes.

Payments of interest

Stated interest on a Note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Market Discount

Any principal payment or gain realized by a U.S. holder on disposition or retirement of a Note will be treated as ordinary income to the extent that there is accrued market discount on the Note. The amount of market discount on your Note will equal the excess of the adjusted issue price of the Note over the initial tax basis of the Note in your hands. Unless a U.S. holder irrevocably elects to accrue market discount under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the U.S. holder has held the Note and the denominator of which is the number of days from the date you acquired the Note until its maturity. A U.S. holder may be required to defer a portion of its interest deductions for a taxable year attributable to any indebtedness incurred or continued to purchase or carry a Note purchased with market discount. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includible in income. If you elect to include market discount in income currently as it accrues on all market discount instruments you acquire in that taxable year or thereafter, the interest deferral described above will not apply. Any such election is terminable only with the consent of the IRS and applies to all market discount bonds acquired during or after the year for which it is made.  You should consult your own tax advisors before making such election.

Sale, exchange, retirement, or other taxable disposition of Notes

Upon the sale, exchange, retirement, or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition (less an amount equal to any accrued qualified stated interest that you did not previously include in income, which will be taxable as interest income) and the adjusted tax basis of the Note. Your adjusted tax basis in a Note will, in general, be your cost for the Note increased by the amount of original issue discount (“OID”), if any, previously included in income.

Except as provided above under “—Market Discount”, any gain or loss you recognize will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the Note has been held for more than one year. Capital gains of noncorporate U.S. holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Original Issue Discount

To the extent the Notes are sold by the selling Noteholders at a discount, we plan to take the position for U.S. federal income tax purposes that the Notes have market discount.  This determination, however, is not binding on the IRS and it is possible that the discount could be recharacterized as OID.  Such OID would be equal to the difference between the stated redemption price at maturity and the issue price of the Notes.  If there is OID on the Notes, you generally will be required to include the OID in gross income on a constant yield basis, in advance of the receipt of cash attributable to that income.  You should consult your tax advisors about the tax consequences to you of any recharacterization of the Notes that would result in OID.

Material tax consequences to non-U.S. holders

The following is a summary of material U.S. federal income tax consequences that will apply to non-U.S. holders of Notes.

U.S. federal withholding tax

The 30% U.S. federal withholding tax will not apply to any payment of interest (including OID, if applicable) on the Notes under the “portfolio interest rule,” provided that:

•	interest paid on the Notes is not effectively connected with your conduct of a trade or business in the United States;

•
you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•
either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest (including OID, if applicable) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•
IRS Form W-8ECI (or other applicable form) certifying interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. federal income tax”).

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a Note.

U.S. federal income tax

If you are engaged in a trade or business in the United States and interest (including OID, if applicable) on the Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to U.S. federal income tax on that interest (including OID, if applicable) on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “—U.S. federal withholding tax” are satisfied) in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest (including OID, if applicable), subject to adjustments.

Any gain realized on the disposition of a Note generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information reporting and backup withholding

U.S. holders

In general, information reporting requirements will apply to certain payments of principal and interest (including OID, if applicable) paid on the Notes and to the proceeds of the sale or other disposition of a Note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding, or if you fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

Generally, we must report to the IRS and to you the amount of interest (including OID, if applicable) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest (including OID, if applicable) on the Notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Material tax consequences to non-U.S. holders—U.S. federal withholding tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of Notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account and arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Notes by an ERISA Plan with respect to which we, the subsidiary guarantors or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provides relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries and other persons considering purchasing the Notes or holding the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the Notes.

PLAN OF DISTRIBUTION

The outstanding original 11.5% Senior Notes due 2015 in the aggregate principal amount of $315.0 million were originally issued and sold by Novamerican Steel Finco on November 15, 2007 to J.P. Morgan Securities Inc. and CIBC World Markets Corp., as initial purchasers, pursuant to a purchase agreement dated November 14, 2007. Novamerican Steel Finco issued and sold the Notes in transactions not registered under the Securities Act in reliance upon an exemption provided by the Securities Act.

We are registering the Notes on behalf of the selling Noteholders pursuant to a registration rights agreement.  We will not receive any proceeds from any sale of the Notes by selling Noteholders, including broker-dealers.  Pursuant to the registration rights agreement, pursuant to which we have filed with the SEC the registration statement of which this prospectus forms a part, we will bear all fees and expenses incurred in connection with the registration of the Notes offered hereby, except that selling Noteholders will pay all broker’s commissions and, in connection with any underwritten offering, underwriting discounts and commissions.  Unless otherwise permitted by law, if the Notes are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling Noteholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b) of the Securities Act or other applicable provision of the Securities Act, amending the list of selling Noteholders to include the pledgee, transferee or other successors in interest as selling Noteholders under this prospectus.

The selling Noteholders and their subsequent transferees, pledges, donees and successors may from time to time offer and sell the Notes offered hereby directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling Noteholders or the purchasers of Notes for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

Notes offered hereby may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions in the following manner:

•	on PORTAL or any other market or national securities exchange or quotation service on which the Notes may be listed or quoted at the time of sale;

•	in the over-the-counter-market;

•	in negotiated transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
through the writing of options (including the issuance by the selling Noteholders of derivative securities), whether these options or such other derivative securities are listed on any options or other exchange or otherwise;

•	through the settlement of short sales;

•	any other method permitted pursuant to applicable law; or

•	a combination of the above methods.

These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with sales of Notes, the selling Noteholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Notes offered hereby in the course of hedging positions they assume with selling Noteholders. The selling Noteholders may sell the Notes short and deliver them to close out such short positions, or loan or pledge the Notes to broker-dealers that in turn may sell these Notes. The selling Noteholders may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Notes, which the broker-dealer or other financial institution may resell pursuant to this prospectus.  The selling Noteholders may also enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

We do not intend to list the Notes for trading on any national securities exchange or for quotation through any automated quotation system. We cannot assure you that an active trading market will develop or continue for the Notes.

In order to comply with the securities laws of some jurisdictions, if applicable, the selling Noteholders may offer and sell the Notes in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the Notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

The aggregate proceeds to the selling Noteholders from the sale of the Notes will be the purchase price of the Notes less discounts and commissions, if any.  Each of the selling Noteholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes to be made directly or through agents.

The selling Noteholders, and any broker-dealers or agents that participate in the sale of Notes offered hereby, may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and thus subject to the prospectus delivery requirements of the Securities Act and statutory liabilities, including under Sections 11, 12 and 17 of the Securities Act.  Any discounts, commissions or concessions they receive, or profit they earn, on any sale of Notes offered hereby may be deemed to be underwriting compensation under the Securities Act.  The selling Noteholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder.  Regulation M of the Exchange Act may limit the timing of purchases and sales of the Notes by the selling Noteholders and any other person.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Notes to engage in market-making activities with respect to the Notes for a period of up to five business days before the distribution. The selling Noteholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.  The selling Noteholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the Notes against certain liabilities, including liabilities arising under the Securities Act.  The selling Noteholders have also advised us that no underwriter, broker-dealer or agent is acting in connection with the sale of Notes by the selling Noteholders, however, the selling Noteholders may enter into agreements, understandings or arrangements with an underwriter, broker-dealer or agent regarding the sale of their Notes in the future.  The following selling Noteholders have identified themselves as broker-dealers and may, therefore, be deemed to be underwriters:  J.P. Morgan Securities Inc. and CIBC World Markets Corp.

A selling Noteholder may decide not to sell any Notes described in this prospectus.  We cannot assure you that any selling Noteholder will use this prospectus to sell any or all of the Notes.  Any Notes covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A, rather than pursuant to this prospectus.  In addition, a selling Noteholder may transfer, devise or gift the Notes by other means not described in this prospectus.

If required, at the time of a particular offering of Notes offered hereby by a selling Noteholder, a supplement to this prospectus will be circulated setting forth the terms of the offering, including the specific Notes to be offered and sold, the names of selling Noteholders, the purchase price, the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

We will file a post effective amendment to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

In connection with the original issuance and sale of the Notes, we entered into a registration rights agreement, dated as of November 15, 2007, with the initial purchasers of the Notes, which provides that, if obligated pursuant to the terms of the registration rights agreement, we will use our reasonable best efforts to cause the shelf registration statement of which this prospectus forms a part to be declared effective by the SEC as soon as practicable after the filing obligation relating thereto arises.  We will be obligated to use our reasonable best efforts to keep the shelf registration statement of which this prospectus forms a part continuously effective, supplemented and amended until the expiration of the holding period contained in Securities Act Rule 144(k) or any similar rule then in force (other than Rule 144A), or such shorter period that will terminate when all Notes covered by the shelf registration statement of which this prospectus forms a part have been sold pursuant thereto.  We may suspend sales under the registration statement upon notice to the selling Noteholders in order to update the registration statement or otherwise comply with federal securities laws.  A selling Noteholder that sells its Notes pursuant to the registration statement of which this prospectus forms a part will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such selling Noteholder (including certain indemnification and contribution obligations).  The registration rights agreement provides for cross indemnification of the selling Noteholders and us and their and our respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of Notes, including liabilities under the Securities Act.  If the selling Noteholders sell Notes offered hereby through any underwriter, the registration rights agreement provides for indemnification by us of those underwriters and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those Notes offered hereby.

Pursuant to the registration rights agreement, we will be required to pay additional interest if a registration default exists. A registration default will exist if, among other things, the shelf registration statement of which this prospectus forms a part is not declared effective by the SEC on or prior to the date specified for effectiveness.  Additional interest will accrue on the principal amount of the Notes (in addition to the stated interest on the Notes) following the date on which a registration default described above has occurred and continue until the Notes become freely tradable under the Securities Act or until a registration default has been cured.  Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and will increase by an additional 0.25% per annum at the end of each subsequent 90-day period while a registration default is continuing, up to a maximum rate of additional interest of 1.00% per annum.  In addition, if the shelf registration statement of which this prospectus forms a part has been declared effective by the SEC and thereafter ceases to be effective (or this prospectus ceases to be usable) at any time during the period in which we are required to maintain the effectiveness of a shelf registration statement, which failure exists for more than 30 days (whether or not consecutive) in any 12-month period, additional interest on the Notes will accrue at a rate of 1.00% per annum commencing on the 31st day in such 12-month period and ending on such date that the shelf registration statement of which this prospectus forms a part has again become effective (or this prospectus again becomes usable).  Because the shelf registration statement was not effective by May 15, 2008, we have experienced a registration default.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is listed as an exhibit to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the offer and sale of Notes pursuant to this prospectus.  This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto.  Statements made in this prospectus concerning the contents of any contract or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts or documents only and are not complete.  If a contract or other document has been filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at l-800-SEC-0330 for further information on the operation of the public reference room.  Information about us, including our SEC filings, is also available on our website at www.novamerican.com; however, that information is not a part of this prospectus.

LEGAL MATTERS

Kelley Drye & Warren LLP, New York, New York and Stamford, Connecticut, will opine for us on whether the Notes and related guarantees are valid and binding obligations of Novamerican and the subsidiary guarantors.  One of our directors and existing stockholders, Mr. Barker, is a partner of Kelley Drye & Warren LLP.  See “Management.”

EXPERTS

The consolidated balance sheet as of November 24, 2007 and related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Company for the period from January 1, 2007 to November 24, 2007 have been audited by Raymond Chabot Grant Thornton LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus and the registration statement of which this prospectus forms a part, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

The financial statements of Symmetry at December 31, 2006, and for the period from April 26, 2006 (date of inception) through December 31, 2006, were audited by Miller, Ellin & Company LLP, an independent registered public accounting firm, as stated in their report (which report expressed an unqualified opinion) appearing elsewhere in this prospectus and the registration statement of which this prospectus forms a part, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets as of November 25, 2006 and November 26, 2005, and the consolidated balance sheet as of November 14, 2007, of Acquired Company and related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended November 25, 2006 and November 26, 2005, and the period from November 26, 2006 to November 14, 2007, have been audited by Raymond Chabot Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere in this prospectus and the registration statement of which this prospectus forms a part, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

The financial statements of Novamerican Steel U.S. Inc. f/k/a Integrated Steel Industries, Inc. as of and for the year ended November 25, 2006, included in this prospectus and elsewhere in the registration statement of which this prospectus forms a part have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all dollars are presented in thousands)

Novamerican Steel Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands of U.S. dollars, except share and per share data)

	August 30, 2008	November 24, 2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,302	$19,638
Trade accounts receivable, net of allowance $1,443 at August 30, 2008 and $896 at November 24, 2007	121,715	111,546
Income taxes receivable	1,877	2,822
Inventories (Note 7)	118,685	149,894
Prepaid expenses and other assets	9,714	1,666
Deferred income taxes	4,080	7,130
	$271,373	$292,696
Investment in a joint venture	2,598	1,999
Property, plant and equipment, net of accumulated depreciation $7,209 at August 30, 2008 and $406 at November 24, 2007	143,790	150,436
Goodwill	150,567	149,360
Intangibles	59,917	68,431
Deferred financing charges	13,338	14,998
Other assets	59	257
Deferred income taxes	-	43
	$641,642	$678,220
LIABILITIES
Current liabilities
Trade accounts payable	$70,051	$81,401
Trade accounts payable to a joint venture (Note 12)	2,220	1,639
Accrued liabilities	38,440	18,028
Deferred income taxes	-	2,921
	110,711	103,989
Long-term debt (Note 8)	372,647	390,588
Deferred income taxes	51,368	58,588
Other long-term liabilities (Note 5)	3,765	3,410
	538,491	556,575

STOCKHOLDERS’ EQUITY
Preferred stock: $0.001 par value; authorized 10,000,000 shares; none issued or outstanding	-	-
Common stock: $0.001 par value; authorized 100,000,000 shares; issued and outstanding 25,642,248 at August 30, 2008 and 21,452,304 at November 24, 2007	25	21
Additional paid-in capital	128,312	128,316
Accumulated deficit	(18,001)	(3,947)
Accumulated other comprehensive loss	(7,185)	(2,745)
	103,151	121,645
	$641,642	$678,220

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial

Novamerican Steel Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands of U.S. dollars, except per share data)

	Three months ended		Nine months ended
	August 30, 2008	September 30, 2007	August 30, 2008	September 30, 2007
	(unaudited)
Net sales	$230,919	$-	$667,884	$-
Cost of sales	183,209	-	543,157	-
Gross margin	47,710	-	124,727	-
Operating expenses
Plant	14,221	-	41,199	-
Delivery	7,345	-	21,834	-
Selling	2,706	-	9,819	-
Administrative and general	9,792	-	28,188	-
Amortization of intangibles	1,901	-	5,906	-
Restructuring costs (Note 14)	4,002	-	8,915	-
Formation and operating costs	-	365	-	945
	39,967	365	115,861	945
Operating income (loss)	7,743	(365)	8,866	(945)

Interest expense	10,169	-	32,398
Interest income	(174)	(1,928)	(475)	(4,261)
Share in income of a joint venture	(209)	-	(599)	-
	9,786	(1,928)	31,324	(4,261)
Income (loss) before income taxes	(2,043)	1,563	(22,458)	3,316
Income tax (benefit) expense (Note 5)	(239)	622	(8,404)	1,258
Net income (loss)	$(1,804)	$941	$(14,054)	$2,058

Net income (loss) per share (Note 6)
Basic	(0.08)	0.04	(0.64)	0.11
Diluted	(0.08)	0.03	(0.64)	0.09

Comprehensive income (loss)
Net income (loss)	(1,804)	941	(14,054)	2,058
Changes in cumulative translation adjustment	(5,635)	-	(4,440)	-
	$(7,439)	$941	$(18,494)	$2,058

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial

Novamerican Steel Inc. and Subsidiaries
Consolidated Statement of Stockholders’ Equity
(unaudited)
(In thousands of U.S. dollars, except share data)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total stockholders’
	Number	Amount	capital	deficit	loss	equity
Balance at November 24, 2007	21,452,304	$21	$128,316	$(3,947)	$(2,745)	$121,645
Net loss				(14,054)		(14,054)
Conversion of 15,964,883 warrants into common shares	4,189,944	4	(4)	-	-	-
Changes in cumulative translation adjustment					(4,440)	(4,440)
Balance at August 30, 2008	25,642,248	$25	$128,312	$(18,001)	$(7,185)	$103,151

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial

Novamerican Steel Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Nine months ended
	August 30, 2008	September 30, 2007
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(14,054)	$2,058
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	10,406	5
Amortization	7,566	-
Deferred income taxes	(5,660)	(1)
Gain on disposal of property, plant and equipment	(236)	-
Share in income of a joint venture	(599)	-
Changes in working capital items
Trade accounts receivable	(15,927)	-
Income taxes receivable	855	-
Inventories	26,322	-
Prepaid expenses and other assets	(8,218)	(148)
Accounts payable	(11,350)	(124)
Accrued liabilities	25,137	196
Accrued income taxes	(40)	260
Other long-term liabilities	803	-
Net cash provided by operating activities	15,005	2,246

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to trust	-	(143,700)
Increase in investments in trust	-	(3,182)
Increase in investments in escrow	-	(1,250)
Proceeds from disposal of property, plant and equipment	304	-
Increase in acquisition	-	(1,134)
Additions to property, plant and equipment	(8,207)	(37)
Net cash used in investing activities	(7,903)	(149,303)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from public offering – common stock and warrants	-	150,000
Gross proceeds from private placements – warrants	-	4,750
Payment of offering costs	-	(6,180)
Proceeds from revolving credit facility	28,249	-
Repayments of revolving credit facility	(39,417)	-
Repayment of note payable to a related party	-	(500)
Refund of deposit	200	-
Net cash (used in) provided by financing activities	(10,968)	148,070
Effect of exchange rate changes on cash and cash equivalents	(470)	-

Net (decrease) increase in cash and cash equivalents	(4,336)	1,013
Cash and cash equivalents, beginning of period	19,638	262
Cash and cash equivalents, end of period	$15,302	$1,275

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Deferred underwriting fees and expenses	-	$6,000
Accrued acquisition costs	-	$1,998
Interest paid	$22,103	$17
Income taxes paid	$3,432	$999

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

1 - INTERIM FINANCIAL PRESENTATION

The accompanying interim financial statements of Novamerican Steel Inc. (“Novamerican,” the “Company” or the “Successor”) should be read in conjunction with the financial statements for the period January 1, 2007 to November 24, 2007 and notes thereto contained in the Company’s Annual Report on Form 10-K as amended for the fiscal year ended November 24, 2007.  The November 24, 2007 amounts were derived from the Company’s audited financial statements.  The financial statements presented herein are unaudited but, in the opinion of management, include all necessary adjustments (which comprise only normal recurring items) required for a fair statement of financial position, results of operations and cash flows for the periods presented.  However, interim results of operations may not be indicative of results for the full fiscal year.  The accompanying interim consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial statements.

Certain amounts in the Consolidated Financial Statements for the three and nine months ended September 30, 2007 have been reclassified to conform with current period presentation.

2 - ORGANIZATION

Symmetry Holdings Inc. (“Symmetry”) was incorporated in Delaware on April 26, 2006, as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. On November 15, 2007, Symmetry completed the acquisition of Novamerican Steel Inc. and its subsidiaries (“Acquired Company” or the “Predecessor”), a corporation incorporated under the laws of Canada (the “Acquisition”). Until November 15, 2007, Symmetry did not engage in any operations and did not generate any revenues, other than interest income earned on the proceeds from its initial public offering and two private placements.

Following completion of the Acquisition on November 15, 2007, Acquired Company became a wholly-owned indirect subsidiary of Symmetry.  On December 5, 2007, Symmetry changed its name to Novamerican Steel Inc. and changed Acquired Company’s name to Novamerican Steel Canada Inc.  On December 7, 2007, the Company’s Board of Directors approved the change of the Company’s fiscal year end from December 31 to the last Saturday of November.

3 - SIGNIFICANT ACCOUNTING POLICIES

The accompanying interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements.

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Fiscal period

On December 7, 2007, the Company changed its fiscal year end from December 31, to the last Saturday of November. Therefore, the Company’s current and future interim quarterly financial statements will be reported on a fiscal year basis with each three month period ending on the last Saturday of February, May and August, respectively.  The Company previously reported its financial results on the basis of calendar quarterly periods ending March 31, June 30 and September 30, 2007. As there were no operating activities of Symmetry prior to the Acquisition of Acquired Company on November 15, 2007, the prior year’s financial statements used for comparative purposes are the historical periods of Symmetry previously filed with the Securities and Exchange Commission.

Basis of consolidation

The consolidated financial statements for the three and nine months ended September 30, 2007 include only the financial results of Symmetry. The financial statements for the three and nine months ended August 30, 2008 include the financial results of Novamerican, its wholly-owned subsidiaries Novamerican Steel Holdings Inc., Novamerican Steel Finco Inc., Novamerican Steel Canada Inc. and Novamerican Steel U.S. Inc.  All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

3 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Translation of foreign currencies

The non-consolidated financial statements of the Company and its subsidiaries are prepared based on their respective functional currencies, which are the U.S. dollar for U.S. operations and the Canadian dollar for Canadian operations. As a result, in the Company’s consolidated financial statements, the financial statements of the Canadian operations are translated into U.S. dollars using the current rate method. Under this method, assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate in effect during the quarter. Gains and losses arising from translation are included in accumulated other comprehensive loss.

Transactions conducted in foreign currencies by the Company are translated as follows: monetary assets and liabilities are translated at the exchange rate in effect at quarter end and revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in the consolidated statements of operations and comprehensive income. Gains amounted to $628,629 and $1,143,429 in the three and nine months ended August 30, 2008, respectively, and zero in the three and nine months ended September 30, 2007.

Restructuring and Other Charges

In April 2008, Novamerican announced a restructuring plan to close its Cambridge, Ontario facility and implement organizational changes, especially in the replenishment, processing, distribution and sales processes. As a result of this plan, the Company has recorded restructuring charges comprised principally of severance and associated employee termination costs related to the reduction of its workforce, plant closure, and contract termination costs related to facility lease obligations. These activities have been accounted for primarily in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred, as opposed to when management commits to an exit plan. SFAS No. 146 also requires that: (i) liabilities associated with exit and disposal activities be measured at fair value; (ii) one-time termination benefits be expensed at the date the entity notifies the employee, unless the employee must provide future service, in which case the benefits are expensed ratably over the future service period; and (iii) costs to terminate a contract (specifically an operating lease) before the end of its term be recognized at the cease use date.  See Note 15 for further information.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and other intangibles, and the provision for income taxes. Actual results could differ from these estimates.

Current and Pending Accounting Changes

Current

Fair Value Measurements

Effective November 25, 2007, the Company adopted SFAS No. 157, Fair Value Measurements, issued by the FASB in September 2006, only for its financial assets and liabilities required or permitted to be stated or disclosed at fair value. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  Accordingly, SFAS No. 157 does not require any new fair value measurements.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

3 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

As of August 30, 2008, the Company did not carry any of its assets or liabilities at fair value on a recurring basis and did not recognize any unrealized amounts in earnings related to changes in fair value for the nine months ended August 30, 2008.  The Company’s fair value measurement disclosure requirements are currently limited to annual fair value disclosure of its financial instruments.

The Company did not adopt SFAS 157 with respect to its non-financial assets and liabilities that do not require fair value statement on a recurring basis.  Under FASB Staff Position (FSP) SFAS 157-2, the Effective Date of SFAS 157 fair value requirements for non-financial assets and liabilities not required to be stated at fair value on a recurring basis are deferred until the fiscal year beginning November 30, 2008.  Primarily this deferral impacts assets such as property, plant and equipment, intangible assets, goodwill upon non-recurring events such as business combinations, asset impairments and goodwill impairment, among others.

Also effective November 25, 2007, the Company adopted SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities, issued by the FASB in April 2007. This statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. Additionally, the statement establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings. Currently, the Company has not elected to treat any of its financial assets or liabilities under the fair value option.

Pending

In February 2008, the FASB issued FSP SFAS 157-2.  This statement defers fair value requirements for non-financial assets and liabilities not required to be stated at fair value on a recurring basis until the fiscal year beginning November 30, 2008. This deferral primarily impacts assets such as property, plant and equipment, intangible assets and goodwill upon non-recurring events such as business combinations, asset impairments and goodwill impairment, among others.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This statement replaces SFAS No. 141, Business Combinations. This statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after the Company’s fiscal year beginning November 29, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after November 29, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. This statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling
(minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company has not yet determined the impact, if any, that SFAS No. 160 will have on its consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning November 29, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivatives and Hedging Activities.  This statement amends SFAS No. 133 to require enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  This statement requires entities to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedging items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  SFAS No. 161 is effective for the Company’s fiscal year beginning November

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

3 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

30, 2008.  The Company has not yet determined the impact, if any, that SFAS No. 161 will have on its consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3, "Determination of the Useful Life of Intangible Assets."  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, "Goodwill and Other Intangible Assets." The intent of this FSP is to improve  the  consistency  between  the useful  life of a  recognized intangible  asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141  (Revised 2007), "Business  Combinations," and other U.S. generally accepted  accounting principles  (GAAP).  This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  Early adoption is prohibited.  The Company does not expect the adoption of FSP No. 142-3 to have a material effect on its results of operations and financial condition.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles", SFAS No. 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's amendments to AU section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company is currently evaluating the impact of SFAS No. 162, but does not expect the adoption of this pronouncement to have a material impact on its financial position, results of operations or cash flows.

4 - BUSINESS ACQUISITION

The following unaudited pro forma financial information for 2007 presents the combined results of operations as if the Acquisition had occurred at January 1, 2007. The pro forma information includes certain adjustments, including depreciation expense, interest expense and certain other adjustments, together with related income tax effects. The pro forma amounts may not be indicative of the results that actually would have been achieved had the Acquisition occurred as of the beginning of the period and are not necessarily indicative of future results of the combined companies:

	Three months ended September 30, 2007	Nine months ended September 30, 2007
	(unaudited)	(unaudited)
Net sales	$191,480	$591,117
Net loss	$(287)	$(1,919)
Loss per share – Basic	$(0.01)	$(0.09)
Loss per share – Diluted	$(0.01)	$(0.09)

5 - INCOME TAXES

Provision for income taxes was a benefit of $239,000 and $8,404,000 for the three and nine months ended August 30, 2008, respectively.  The provision for income taxes was a charge of $622,000 and $1,258,000 for the three and nine months ended September 30, 2007, respectively.

The effective income tax rates were 12% and 37% for the three and nine months ended August 30, 2008, respectively.  The effective income tax rates were 40% and 38% for the three and nine months ended September 30, 2007, respectively.

Income taxes for the three and nine months ended August 30, 2008 and September 30, 2007 reflect an estimated annual effective income tax rate of approximately 35% and 40%, respectively.  The effective income tax rate for the three months ended August 30, 2008 is lower than the estimated rate due to additional tax expense of $255,000 resulting from adjusting certain original estimates to actual from filing the fiscal 2007 U.S. tax returns and the cumulative effect of a lower annual

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

5 - INCOME TAXES (Continued)

effective tax rate.  The effective income tax rate for the nine months ended August 30, 2008 is higher than the estimated rate by approximately $545,000 in net income tax benefit.  The benefit is comprised of $1,310,000 from a statutory rate reduction in Canada, partially offset by the additional $750,000 in tax expense resulting from the filing of the fiscal 2007 U.S. and Canadian tax returns.

Management is required to estimate the annual effective tax rate based upon its estimate of annual pre-tax income for domestic and foreign operations. To the extent that actual pre-tax results for the year differ from the estimates applied at the end of the most recent interim period, the actual tax rate recognized in fiscal 2008 could be materially different from the estimated rate for the nine months ended August 30, 2008.

The Company accrues interest and penalties associated with tax liabilities in income tax expense in the Consolidated Statements of Operations and in other long term liabilities in the Consolidated Balance Sheets. The expense for interest and penalties reflected in the Consolidated Statements of Operations for the three and nine months ended August 30, 2008 was $51,000 and $124,000, respectively. The corresponding liabilities in the Consolidated Balance Sheets were $3,246,000 at August 30, 2008 and $3,410,000 at November 24, 2007, which are included within other long-term liabilities in the Consolidated Balance Sheets.

6 - EARNINGS (LOSS) PER SHARE

The basic loss per share is computed by dividing the net loss applicable to common stock by the weighted average number of common stock outstanding during the period.

The diluted loss per share is computed by dividing the net loss applicable to common stock by the weighted average number of common stock outstanding during the period, plus the effects of dilutive warrants. The diluted loss per share is computed using the treasury method, which assumes that all warrants are exercised at the beginning of the period and that the funds obtained are used to purchase common stock of the Company at the average trading price of the common stock during the period. As a result of the net loss reported for the three and nine months ended August 30, 2008, 9,614,186 warrants outstanding at August 30, 2008 have been excluded from the calculation of diluted loss per share because of their anti-dilutive effect.

The following table provides the reconciliation between basic and diluted income (loss) per share:

	Three months ended		Nine months ended
	August 30, 2008	September 30, 2007	August 30, 2008	September 30, 2007
Net income (loss)	$(1,804)	$941	$(14,054)	$2,058

Weighted average number of common stock outstanding	22,620,418	23,437,500	21,831,911	18,784,722
Effect of dilutive warrants	-	6,401,647	-	4,537,357
Weighted average number of diluted common stock outstanding	22,620,418	29,839,147	21,831,911	23,322,079

Net income (loss) per share
Basic	$(0.08)	$0.04	$(0.64)	$0.11
Diluted	$(0.08)	$0.03	$(0.64)	$0.09

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

7 - INVENTORIES

The following summarizes the Company’s inventories:

	August 30, 2008	November 24, 2007
Raw materials	$79,226	$82,095
Finished goods	39,459	67,799
	$118,685	$149,894

8 - LONG-TERM DEBT

The following summarizes the Company’s long-term debt:

	Maturity	August 30, 2008	November 24, 2007
ABL Credit Facility	2012	$57,647	$75,588
11.5% Senior Secured Notes	2015	315,000	315,000
		$372,647	$390,588

For the three and nine months ended August 30, 2008, the weighted-average interest rates of funds borrowed under the Company’s ABL credit facility (“ABL Credit Facility”) were 5.36% and 5.89%, respectively.

As of August 30, 2008, the aggregate borrowing base was $136,252,000 (including the $15,000,000 availability block), of which $1,883,000 was utilized for letter of credit obligations and approximately $57,647,000 was outstanding under the ABL Credit Facility.  At August 30, 2008, approximately $76,723,000 was available for future borrowings.

9 – ORGANIZATION AND INITIAL PUBLIC OFFERING

In April 2006 and June 2006, in connection with the formation of the Company, the Company issued in a private placement to the founding stockholders, prior to the commencement of any operational activities or the receipt of any other capital or commitments therefor, an aggregate of 937.5 shares of common stock at a purchase price per share equal to the par value per share, or an aggregate purchase price of $4,687.50.  On June 26, 2006, the Company effected a 5,000-to-1 split of its common stock and reduced the par value thereof.  Following the stock split, there were 4,687,500 shares of common stock outstanding, effectively reducing the purchase price paid to $0.001 per share, the post-split par value of its common stock.  The Company’s Board of Directors determined that, since the Company had no assets or operational activities at that time, the fair value for a share was equal to the capital being invested (which was the same as the par value).

On March 12, 2007, the Company consummated an initial public offering of 18,750,000 units at an offering price of $8.00. Each unit consisted of one share of common stock and one warrant (“public warrants”). There were 9,614,186 public warrants outstanding at August 30, 2008. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.50 commencing on March 7, 2008. The public warrants expire on March 7, 2011. The Company may redeem the outstanding public warrants, as well as the warrants that were issued in the private placement (as described in Note 10), in whole, but not in part, at a price of $0.01 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if (and only if), the last sales price of the common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 day trading period ending three business days before the Company sends the notice of redemption. The Company paid the underwriters of the initial public offering fees equal to $10,389,737, including expenses, or 7.0% of the gross proceeds (net of amount reduced for conversion). On December 31, 2007, the Company’s securities began trading on NASDAQ under the symbols TONS for the common stock and TONSW for the warrants. The Company’s units ceased to trade as a separate class of securities and all outstanding units were separated into common stock and warrants.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

10 - PRIVATE PLACEMENTS

Certain of the Company’s founding stockholders purchased an aggregate of 4,166,667 warrants in a private placement, which was consummated on March 5, 2007, at a price of $0.90 per warrant, or an aggregate purchase price of $3,750,000. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable commencing on March 7, 2008 until expiration on March 5, 2011 or earlier upon redemption. The Company’s Board of Directors determined, based on its assessment of historical and then current trading prices of warrants of similarly situated special purpose acquisition corporations, that the fair value for a warrant at that time was equal to such purchase price per warrant.

To further fund the Company’s working capital requirements, an affiliate of the Company’s Chairman purchased on June 21, 2007, in a private placement, 787,402 warrants for $1,000,000 or $1.27 per warrant, being the volume weighted average price for the 20 trading days prior to the placement.  Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and was exercisable commencing March 7, 2008 until expiration on June 21, 2011 or earlier upon redemption. The Company’s Board of Directors determined, based on such average trading price, that the fair value for a warrant at that time was equal to such purchase price per warrant. These warrants are identical to the public warrants, except as otherwise necessary to reflect the fact that they were sold in a private placement, to permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.

On June 21, 2007, in connection with arranging for the financing of the acquisition of Acquired Company, the Company and its Chairman entered into an agreement pursuant to which the Chairman agreed to purchase in a private placement 1,875,000 units for a purchase price of $8.00 per unit, or an aggregate of $15.0 million.  Each unit was substantially the same as the units sold in the Company’s initial public offering at the same purchase price per unit and consisted of one share of its common stock and one warrant.  Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable commencing on March 7, 2008, until expiration on November 15, 2011 or earlier upon redemption.  The Company’s Board of Directors determined, based on purchase price per unit in the Company's initial public offering, the purposes of such offering and the absence of any change in such purposes, as well as the trading prices of the Company’s common stock and warrants at that time, that the fair value for a unit at that time was equal to such purchase price per unit.  On November 15, 2007, the units were issued to affiliates of the Chairman and former special adviser pursuant to such agreement.

11 –WARRANTS

Between August 1, 2008 and August 27, 2008, pursuant to Exchange Agreements between the Company and holders of an aggregate of 15,964,883 warrants to purchase common stock of the Company, the Company issued an aggregate of 4,189,944 shares of common stock to such holders in exchange for their surrender of such warrants, which were cancelled upon such surrender. The exchanges were privately negotiated, and included an aggregate of 1,643,526 shares issued to certain officers and directors of the Company (at an exchange ratio based upon the consolidated closing bid prices for the common stock and warrants of the Company on July 23, 2008, in accordance with Nasdaq regulations) and an aggregate of 2,546,418 shares issued to certain non-affiliates of the Company.  The shares of common stock issued on such exchange are exempt from registration under section 3(a)(9) of the Securities Act of 1933, as amended, as the exchanges were between existing security holders and no commissions or other remuneration was paid or given directly or indirectly for soliciting such exchanges. As of August 30, 2008, 9,614,186 warrants remain outstanding.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

12 - RELATED PARTY TRANSACTIONS

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

	Three months ended		Nine months ended
	August 30, 2008	September 30, 2007	August 30, 2008	September 30, 2007
Processing revenue from a joint venture	$19	-	$155	-
Processing charges paid to a joint venture	$971	-	$3,068	-
Repayment in full of note plus interest charges to a director and a principal stockholder	-	-	-	$517
Consulting fees paid to an entity owned by an officer and director	$505	-	$1,427	$75
Legal fees paid to a firm of which a director is a partner	$88	-	$1,976	$500

At August 30, 2008, the Company had accounts payable and accrued liabilities of $608,000 for legal fees.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

13 - INVESTMENT IN A JOINT VENTURE

The Company holds a 60% equity interest and a 50% voting interest in a joint venture with Mittal Canada, Inc., that processes carbon steel into tubing. The joint venture, Delta Tube and Company, Limited Partnership (“Delta Tube”), is located in LaSalle, Quebec, Canada.

Condensed financial information of the joint venture is summarized below:

	Three months ended August 30, 2008	Nine months ended August 30, 2008
Operations
Net sales	$1,420	$4,135
Operating income	$308	$893

At August 30, 2008, the Company had a trade accounts payable to Delta Tube in the amount of $2,220,000 relating to processing services.

14 - CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF GUARANTOR SUBSIDIARIES

On November 15, 2007, Novamerican Steel Finco Inc. (“Issuer”), a direct, wholly-owned subsidiary of Novamerican Steel Holdings Inc. (“Novamerican Holdings”), issued Senior Secured Notes (“Senior Secured Notes”) in an aggregate principal amount of $315,000,000.  Interest on the notes accrues at the rate of 11.5% per annum.  The Senior Secured Notes mature on November 15, 2015. Novamerican Holdings is a direct, 100%-owned subsidiary of Novamerican Steel Inc. (“Parent” or the “Company”).  The notes are guaranteed on a senior secured basis by Parent, Novamerican Holdings and by the following 100%-owned direct and indirect subsidiaries of Issuer:  Novamerican Steel U.S. Inc. (“Novamerican U.S.”), American Steel and Aluminum Corporation, Nova Tube and Steel, Inc., Novamerican Tube Holdings, Inc. and Nova Tube Indiana, LLC (collectively the “U.S. Guarantor Subsidiaries”).  All of the guarantees are full, unconditional, joint and several. The non-guarantor subsidiaries include all direct and indirect foreign subsidiaries of Issuer (collectively the “Non-Guarantor Subsidiaries”).

The Company accounted for the Acquisition as a purchase and the purchase price was allocated to all tangible and intangible assets based upon a preliminary valuation of their respective fair values.  The preliminary valuation analysis included analyses of historical operating results of the Company, research of the industry in which the Company operates, benchmarking data of prior merger and acquisition activity in the same general industry of the Company, research of publicly traded guideline companies and other economic and financial analyses, where applicable. The Company is in the process of completing valuations for certain of these assets, including plant, property and equipment and certain intangibles, and expects the purchase price allocation to be completed by November 2008. Accordingly, the allocation of the purchase price is subject to refinement.

The following tables contain condensed consolidating balance sheets at November 24, 2007 and August 30, 2008, the condensed consolidating statements of operations for the three and nine months ended September 30, 2007 and August 30, 2008 and the condensed consolidating statement of cash flows for the nine months ended September 30, 2007 and August 30, 2008 of Parent, Issuer, the U.S. Guarantor Subsidiaries and the Non-Guarantor Subsidiaries.

The condensed consolidating financial information for the three and nine months ended September 30, 2007 includes only the financial results of Symmetry.  There were no subsidiaries during this time period and there was no debt outstanding that was guaranteed at September 30, 2007 or at any time during the three and nine months ended September 30, 2007.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Balance Sheet
at November 24, 2007

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation / Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$2,343	$230	$6,077	$10,988	$-	$19,638
Trade accounts receivable, net	-	-	40,716	72,310	(1,480)	111,546
Income taxes receivable	(108)	-	1,177	1,753	-	2,822
Inventories	-	-	74,086	75,808	-	149,894
Prepaid expenses and other assets	138	-	1,101	427	-	1,666
Deferred income taxes	-	1,199	970	4,961	-	7,130
	2,373	1,429	124,127	166,247	(1,480)	292,696

Investment in subsidiaries	122,274	265,608	126,968	-	(514,850)	-
Investment in a joint venture	-	-	-	1,999	-	1,999
Property, plant and equipment, net	29	-	84,104	66,303	-	150,436
Advance to company(s) under common control	-	158,501	6,400	3,186	(168,087)	-
Goodwill	1,712	1,177	105,298	41,173	-	149,360
Intangibles	-	-	28,280	40,151	-	68,431
Deferred financing charges	-	14,998	-	-	-	14,998
Other assets	-	-	257	-	-	257
Deferred income taxes	-	-	-	43	-	43
	$126,388	$441,713	$475,434	$319,102	$(684,417)	$678,220

LIABILITIES
Current liabilities
Trade accounts payable and accrued liabilities	1,898	3,277	26,989	66,626	2,278	101,068
Deferred income taxes			2,562	359	-	2,921
	1,898	3,277	29,551	66,985	2,278	103,989

Long-term debt	-	315,000	-	75,588	-	390,588
Due to parent	101	1,162	33,429	133,395	(168,087)	-
Deferred income taxes	-	-	33,249	24,644	695	58,588
Other long-term liabilities	-	-	-	3,410	-	3,410
	1,999	319,439	96,229	304,022	(165,114)	556,575

STOCKHOLDERS’ EQUITY (DEFICIT)
Capital stock	21	-	-	-	-	21
Additional paid-in capital	128,315	126,968	379,847	20,720	(527,534)	128,316
Retained earnings (deficit)	(3,947)	(4,694)	(642)	(2,895)	8,231	(3,947)
Accumulated other comprehensive loss:
Cumulative translation adjustment	-	-	-	(2,745)	-	(2,745)
	124,389	122,274	379,205	15,080	(519,303)	121,645

	$126,388	$441,713	$475,434	$319,102	$(684,417)	$678,220

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Balance Sheet
at August 30, 2008

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation /Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$24	$481	$7,159	$7,638	$-	$15,302
Trade accounts receivable, net	4		45,704	76,007	-	121,715
Accrued interest	-	3,511	-		(3,511)	-
Income taxes receivable	363	-	706	808	-	1,877
Inventories	-	-	55,284	63,401	-	118,685
Prepaid expenses and other assets	1,002	10,657	(5,411)	3,496	(30)	9,714
Deferred income taxes	-	-	1,191	2,889		4,080
	1,393	14,649	104,633	154,239	(3,541)	271,373

Investment in subsidiaries	107,709	267,540	126,968	-	(502,217)	-
Investment in a joint venture	-	-	-	2,598	-	2,598
Property, plant and equipment	-	-	87,126	56,664	-	143,790
Advance to company(s) under common control	-	158,501	31,610	(13,513)	(176,598)	-
Goodwill	1,712	1,176	105,922	41,757	-	150,567
Intangibles	-	-	26,469	33,448	-	59,917
Deferred financing charges	-	13,338	-	-	-	13,338
Other assets	-	-	59	-	-	59
	110,814	455,204	482,787	275,193	(682,356)	641,642

LIABILITIES
Current liabilities
Trade accounts payable and accrued liabilities	56	11,371	34,724	59,745	4,815	110,711
	56	11,371	34,724	59,745	4,815	110,711

Long-term debt	-	315,000	-	57,647	-	372,647
Due to parent	869	21,124	33,429	125,010	(180,432)	-
Deferred income taxes	(447)	-	31,738	20,077	-	51,368
Other long-term liabilities	-	-	181	3,584	-	3,765
	478	347,495	100,072	266,063	(175,617)	538,491

STOCKHOLDERS’ EQUITY (DEFICIT)
Capital stock	25	-	-	-	-	25
Additional paid-in capital	128,312	126,968	379,847	20,720	(527,535)	128,312
Retained earnings (deficit)	(18,001)	(19,259)	2,868	(4,405)	20,796	(18,001)
Accumulated other comprehensive loss:
Cumulative translation adjustment	-	-	-	(7,185)	-	(7,185)
	110,336	107,709	382,715	9,130	(506,739)	103,151

	$110,814	$455,204	$482,787	$275,193	$(682,356)	$641,642

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Operations
Three months ended September 30, 2007

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation / Eliminations	Consolidated
Operating expenses
Formation and operating costs	$365	$–	$–	$–	$–	$365
	365	–	–	–	–	365
Operating loss	(365)	–	–	–	–	(365)

Interest income	(1,928)	–	–	–	–	(1,928)
Income before income taxes	1,563	–	–	–	–	1,563
Income taxes	622	–	–	–	–	622
Net income	$941	$–	$–	$–	$–	$941

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Operations
Three Months Ended August 30, 2008

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation / Eliminations	Consolidated
Net sales	$-	$-	$112,737	$125,832	$(7,650)	$230,919
Cost of sales	-	-	88,210	102,575	(7,576)	183,209
Gross margin	-	-	24,527	23,257	(74)	47,710

Plant	-	-	6,560	7,661	-	14,221
Delivery	-	-	3,634	3,711	-	7,345
Selling	-	-	1,883	823	-	2,706
Administrative and general	123	329	4,587	4,753	-	9,792
Amortization of intangibles	-	-	589	1,312	-	1,901
Restructuring costs	-	-	1,951	2,051	-	4,002
	123	329	19,204	20,311	-	39,967
						-
Operating income (loss)	(123)	(329)	5,323	2,946	(74)	7,743
Interest expense	-	9,806	423	1,233	(1,293)	10,169
Interest income	(86)	(1,297)	(31)	(53)	1,293	(174)
Share in income of a joint venture	-	-	-	(209)	-	(209)
	(86)	8,509	392	971	-	9,786
Income (loss) before income taxes	(37)	(8,838)	4,931	1,975	(74)	(2,043)
Income taxes	(846)	(2,409)	2,689	327	-	(239)
Equity in the earnings of subsidiaries, net of tax	(2,613)	3,816	-	-	(1,203)	-
Net income (loss)	$(1,804)	$(2,613)	$2,242	$1,648	$(1,277)	$(1,804)

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Operations
Nine months ended September 30, 2007

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation / Eliminations	Consolidated
Operating expenses
Formation and operating costs	$945	$–	$–	$–	$–	$945
	945	–	–	–	–	945
Operating loss	(945)	–	–	–	–	(945)

Interest expense
Interest income	(4,261)	–	–	–	–	(4,261)
Income before income taxes	3,316	–	–	–	–	3,316
Income taxes	1,258	–	–	–	–	1,258
Net income	$2,058	$–	$–	$–	$–	$2,058

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Operations
Nine Months Ended August 30, 2008

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation /Eliminations	Consolidated
Net sales	$-	$-	$306,102	$378,236	$(16,454)	$667,884
Cost of sales	-	-	246,479	313,064	(16,386)	543,157
Gross margin	-	-	59,623	65,172	(68)	124,727

Plant	-	-	17,626	23,573	-	41,199
Delivery	-	-	10,641	11,193	-	21,834
Selling	-	-	6,216	3,603	-	9,819
Administrative and general	633	961	12,271	14,323	-	28,188
Amortization of intangibles	-	-	1,812	4,094	-	5,906
Restructuring costs	-	-	2,407	6,508	-	8,915
Operating expenses	633	961	50,973	63,294		115,861

Operating income (loss)	(633)	(961)	8,650	1,878	(68)	8,866
Interest expense	-	29,840	1,294	6,056	(4,792)	32,398
Interest income	(94)	(4,847)	(115)	(211)	4,792	(475)
Share in income of a joint venture	-	-	-	(599)	-	(599)
	(94)	24,993	1,179	5,246	-	31,324
Income (loss) before income taxes	(539)	(25,954)	7,471	(3,368)	(68)	(22,458)
Income taxes	(1,050)	(9,457)	3,961	(1,858)	-	(8,404)
Equity in the earnings of subsidiaries, net of tax	(14,565)	1,932	-	-	12,633	-
Net income (loss)	$(14,054)	$(14,565)	$3,510	$(1,510)	$12,565	$(14,054)

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Nine months ended September 30, 2007

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation /Eliminations	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,246	$-	$-	$-	$-	$2,246

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to trust	(143,700)	-	-	-	-	(143,700)
Increase in investments in trust	(3,182)	-	-	-	-	(3,182)
Increase in investments in escrow	(1,250)	-	-	-	-	(1,250)
Increase in acquisition	(1,134)	-	-	-	-	(1,134)
Additions to property, plant and equipment	(37)	-	-	-	-	(37)
Net cash used in investing activities	(149,303)	-	-	-	-	(149,303)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from public offering – common stock and warrants	150,000	-	-	-	-	150,000
Gross proceeds from private offering –warrants	4,750	-	-	-	-	4,750
Payment of offering costs	(6,180)	-	-	-	-	(6,180)
Repayment of note payable to a related party	(500)					(500)
Net cash provided by financing activities	148,070	-	-	-	-	148,070

Net increase in cash and cash equivalents	1,013	-	-	-	-	1,013

Cash and cash equivalents at beginning of period	262	-	-	-	-	262
Cash and cash equivalents at end of period	$1,275	$-	$-	$-	$-	$1,275

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Nine Months Ended August 30, 2008

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation /Eliminations	Consolidated
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(3,102)	$(19,710)	$33,091	$4,726	$-	$15,005

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from disposal of property, plant and equipment	15	-	-	289	-	304
Additions to property, plant and equipment	-	-	(7,000)	(1,207)	-	(8,207)
Net cash used in investing activities	15	-	(7,000)	(918)	-	(7,903)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from revolving credit facility	-	15,300	-	12,949	-	28,249
Repayments of revolving credit facility	-	(15,300)	-	(24,117)	-	(39,417)
Refund of deposit	-	-	200	-	-	200
Advances to / from parent subsidiaries	768	19,961	(25,209)	4,480	-	-
Net cash provided by (used in) financing activities	768	19,961	(25,009)	(6,688)	-	(10,968)

Effect of exchange rate changes on cash and cash equivalents	-	-	-	(470)	-	(470)
Net increase (decrease) in cash and cash equivalents	(2,319)	251	1,082	(3,350)	-	(4,336)
Cash and cash equivalents, beginning of period	2,343	230	6,077	10,988	-	19,638
Cash and cash equivalents, end of period	$24	$481	$7,159	$7,638	$-	$15,302

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)
(Unaudited)

15 - RESTRUCTURING CHARGES

In April 2008, the Company announced a limited restructuring program associated with the closure of the Cambridge, Ontario facility and the implementation of organizational changes, especially in the replenishment, processing, distribution and sales processes. The program will result in the termination of certain employees, the possible relocation or reassignment of other employees and other exit costs associated with the closure of the Cambridge facility.

For the three and nine months ended August 30, 2008, the Company recognized a restructuring charge of $4,002,000 and $8,915,000, respectively, relating to this program. The charge is included in the line item “Restructuring costs” in the accompanying Consolidated Statement of Operations.

The following table summarizes the components of the restructuring charge for the nine months ended August 30, 2008:

Severance, payroll and other related costs (1)	$8,534
Lease termination obligations and related costs (2)	294
Other exit costs (3)	87
Total restructuring charge	$8,915

(1)	Represents severance for 116 employees; 53 employees related to the Cambridge plant closing and an additional 63 salaried personnel.
(2)
Represents the remaining fair value of lease obligations for the Cambridge facility, as determined at the cease-use date of the facility, net of estimated sublease income that could be reasonably obtained in the future, and will be paid out over the remaining lease term, which ends in fiscal year 2009. Projected sublease income is based on management's estimates, which are subject to change.

(3)	Consists primarily of cost to relocate inventory from the Cambridge facility to other facilities.

The Company currently expects to complete the program in the first fiscal quarter of 2009 and expects to incur approximately $5.0 million in additional restructuring costs consisting primarily of severance costs for approximately 75 employees.

The following table summarizes the liability related to the 2008 restructuring program:

	Balance at November 24, 2007	Charges	Payments	Other	Balance at August 30, 2008
Severance, payroll and other related costs	$—	$8,534	$(2,821)	$—	$5,713
Lease termination obligations and related	—	294	(66)	—	228
Other facility exit costs	—	87	(62)	—	25
Foreign exchange	—	—	—	(248)	(248)
Total	$—	$8,915	$(2,949)	$(248)	$5,718

The Company also accelerated depreciation expense on property, plant and equipment at the Cambridge facility in the amount of $0 and $518,000 in the three and nine months ended August 30, 2008, respectively.

Table of Contents-Financial

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Novamerican Steel Inc. (formerly Symmetry Holdings Inc.)

We have audited the accompanying consolidated balance sheet of Novamerican Steel Inc. (a Delaware Corporation) and Subsidiaries (the “Company”) as of November 24, 2007 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the period from January 1, 2007 to November 24, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Novamerican Steel Inc. and Subsidiaries as of November 24, 2007, and the results of their operations and their cash flows for the period from January 1, 2007 to November 24, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montreal, Canada

February 20, 2008, except for Note 24, as to which the date is June 9, 2008.

Table of Contents-Financial

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders:

We have audited the accompanying balance sheet of Symmetry Holdings Inc. (a development stage company) (the “Company”) as of December 31, 2006 and the related statements of operations, stockholders’ deficit and cash flows for the period from April 26, 2006 (date of inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of its operations and its cash flows for the period from April 26, 2006 (date of inception) through December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ Miller, Ellin & Company LLP
New York, New York
January 3, 2007

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	November 24, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$19,638	$262
Trade accounts receivable, net (Note 6)	111,546	—
Income taxes receivable	2,822	—
Inventories (Note 7)	149,894	—
Prepaid expenses and other	1,666	9
Deferred income taxes (Note 4)	7,130	—
	292,696	271
Investment in a joint venture (Note 19)	1,999	—
Property, plant and equipment (Note 8)	150,436	—
Goodwill	149,360	—
Intangibles (Note 9)	68,431	—
Deferred financing charges (Note 12)	14,998	—
Deferred offering costs	—	443
Other assets	257	—
Deferred income taxes (Note 4)	43	—
	$678,220	714
LIABILITIES
Current liabilities
Trade accounts payable	64,350	357
Trade accounts payable to a joint venture (Note 19)	1,639	—
Accrued liabilities (Note 10)	35,079	—
Note payable to a related party (Note 11)	—	500
Deferred income taxes (Note 4)	2,921	—
	103,989	857
Long-term debt (Note 12)	390,588	—
Deferred income taxes (Note 4)	58,588	—
Other long term liabilities (Note 4)	3,410	—
	556,575	857
Contingencies and commitments (Notes 20 and 21)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock: $0.001 par value; authorized 10,000,000 shares; none issued or outstanding (Note 16)
Common stock: $0.001 par value; authorized 100,000,000 shares; issued and outstanding 21,452,304 in 2007 and 4,687,500 in 2006 (Note 15)	21	5
Additional paid-in capital	128,316	—
Accumulated deficit	(3,947)	(148)
Accumulated other comprehensive loss	(2,745)	—
	121,645	(143)
	$678,220	$714

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(In thousands of U.S. dollars, except per share data)

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
Net sales	$16,304	$—
Cost of sales	14,792	—
Gross margin	1,512	—
Operating expenses
Plant	1,355	—
Delivery	574	—
Selling	263	—
Administrative and general	2,139	145
Formation and operating costs	2,334	—
	6,665	145
Operating loss	(5,153)	(145)

Transaction expenses (Note 3)	4,438	—
Interest expense	1,290	13
Interest income	(4,797)	(10)
Share in income of a joint venture	(12)	—
	919	3
Loss before income taxes	(6,072)	(148)
Income taxes (Note 4)	(2,273)	—
Net loss	$(3,799)	$(148)

Net loss per share (Note 5)
Basic	(0.20)	(0.03)
Diluted	(0.20)	(0.03)

Comprehensive loss
Net loss	(3,799)	(148)
Changes in cumulative translation adjustment	(2,745)	—
	$(6,544)	$(148)

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(In thousands of U.S. dollars, except share data)

	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ equity
	Number	Amount
Balance at April 26, 2006 (date of inception)
Issuance of common stock	4,687,500	$5	$—	$—	$—	$5
Net loss	—	—	—	(148)	—	(148)
Balance at December 31, 2006	4,687,500	5		(148)		(143)
Issuance of warrants on March 5, 2007	—	—	3,750	—	—	3,750
Issuance of common stock and warrants on March 12, 2007, net of offering expenses	18,750,000	18	138,827	—	—	138,845
Issuance of warrants on June 21, 2007	—	—	1,000	—	—	1,000
Conversion of common stock by public stockholders to cash on November 15, 2007	(3,860,196)	(4)	(30,259)	—	—	(30,263)
Issuance of common stock and warrants on November 15, 2007	1,875,000	2	14,998	—	—	15,000
Net loss	—	—	—	(3,799)	—	(3,799)
Changes in cumulative translation adjustment	—	—	—	—	(2,745)	(2,745)
Balance at November 24, 2007	21,452,304	$21	$128,316	$(3,947)	$(2,745)	$121,645

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,799)	$(148)
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	644	—
Deferred income taxes	(3,114)	—
Gain on disposal of property, plant and equipment	(108)	—
Share in income of a joint venture	(12)	—
Changes in working capital items
Trade accounts receivable	3,724	—
Income taxes receivable	(480)	—
Inventories	2,566	—
Prepaid expenses and other	1,224	—
Accounts payable	(309)	—
Accrued liabilities	(356)	8
Income taxes payable	(5,425)	—
Net cash used for operating activities	(5,445)	(140)

CASH FLOWS FROM INVESTING ACTIVITIES
Business acquisitions, net (Note 3)	(491,110)	—
Proceeds from disposal of property, plant and equipment	15,423	—
Payment of acquisition costs	(2,889)	—
Additions to property, plant and equipment	(72)	—
Net cash used for investing activities	(478,648)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	—	5
Gross proceeds from public offering – common stock and warrants	150,000	—
Gross proceeds from private placements – warrants	4,750	—
Gross proceeds from private placement – common stock and warrants	15,000	—
Conversion of shares into cash	(30,263)	—
Payment of offering costs	(11,159)	(103)
Borrowings from senior secured notes	315,000	—
Borrowings from revolving credit agreement	75,807	—
Proceeds from note payable to a related party	—	500
Payment of debt financing costs	(15,057)	—
Repayment of note payable to a related party	(500)	—
Net cash from financing activities	503,578	402

Effect of exchange rate changes on cash and cash equivalents	(109)	—
Net increase in cash and cash equivalents	19,376	262
Cash and cash equivalents, beginning of year	262	—
Cash and cash equivalents, end of year	$19,638	$262

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$17	—
Income taxes paid	$7,522	—

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

1 - ORGANIZATION AND NATURE OF OPERATIONS

Symmetry Holdings Inc. (“Symmetry”) was incorporated in Delaware on April 26, 2006, as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. On November 15, 2007, Symmetry completed the acquisition of Novamerican Steel Inc. and its subsidiaries (the “Acquired Company”), a corporation incorporated under the laws of Canada.  Symmetry’s activities from April 26, 2006 (inception) through November 15, 2007, were limited to organizational activities, Symmetry’s initial public offering, identifying and evaluating prospective acquisition candidates, general corporate matters and, since April 21, 2007, discussions and negotiations with Acquired Company regarding an initial business combination. Until November 15, 2007, Symmetry did not engage in any operations and did not generate any revenues, other than interest income earned on the proceeds from its initial public offering (as described in Note 13) and two private placements (as described in Note 14).

The registration statement for Symmetry’s initial public offering of units (the “Offering”) was declared effective on March 6, 2007.  On March 7, 2007, the units began trading on the American Stock Exchange (“Amex”) under the symbol SHJ.U. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock.  On March 12, 2007, the Offering of 18,750,000 units was consummated, generating aggregate gross proceeds of $150,000,000.  Net proceeds of $143,700,000, inclusive of deferred underwriting costs were held in a trust account at JPMorgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, as trustee, until the closing of the acquisition of Acquired Company on November 15, 2007. On April 4, 2007, Symmetry’s common stock and warrants began to trade separately on the Amex under the symbols SHJ and SHJ.WS, respectively.

On June 21, 2007, Symmetry and its wholly owned indirect subsidiary, 632422 N.B. LTD., a corporation existing under the laws of the Canadian province of New Brunswick, entered into an arrangement agreement with Acquired Company to acquire all of its outstanding common shares in exchange for cash by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act (the “Acquisition”).

On November 15, 2007, Symmetry completed the Acquisition and the other transactions contemplated by the arrangement agreement after receiving the approval of the stockholders of Acquired Company holding at least 66 2/3% of votes cast at the special meeting of stockholders, the approval of the stockholders of Symmetry pursuant to its amended and restated certificate of incorporation, the approval of the Acquisition pursuant to the Investment Canada Act, the approval of the Acquisition under the Competition Act (Canada), and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Following completion of the Acquisition on November 15, 2007, Acquired Company became a wholly owned indirect subsidiary of Symmetry.

On December 5, 2007, Symmetry changed its name to Novamerican Steel Inc. (“Novamerican Steel” or the “Company”) and changed Acquired Company’s name to Novamerican Steel Canada Inc. (“Novamerican Canada”). On December 7, 2007, the Company’s Board of Directors approved the change of its fiscal year end from December 31 to the last Saturday of November.  On December 28, 2007, the Company’s common stock, warrants and units ceased trading on the Amex and, on December 31, 2007, its common stock and warrants commenced trading on The Nasdaq Capital Market (“Nasdaq”) under the symbols TONS and TONSW, respectively. The Company’s units, which had traded as a separate class of security, ceased to trade as such and all outstanding units were automatically separated into common stock and warrants.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

1 - ORGANIZATION AND NATURE OF OPERATIONS (Continued)

The Company, through its wholly owned, indirect subsidiaries, processes and distributes carbon steel, stainless steel and aluminium products, including carbon steel tubular products, and operates as an intermediary between primary metal producers and manufacturers that require processed metal. The Company also manufactures heavy equipment parts and accessories and produces rolled formed steel sections at its Cresswell facilities. The Company operates 22 facilities, including 11 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and 11 locations in the Canadian provinces of Québec and Ontario.

2 - ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Fiscal period

The Company changed its fiscal year end from December 31 to the last Saturday of November.  The fiscal period ending November 24, 2007 includes financial results from January 1, 2007 and the fiscal period ending on December 31, 2006 includes financial results from April 26, 2006 (the date of inception of the Company).

Basis of consolidation

The consolidated financial statements for the fiscal year ended December 31, 2006 include only the financial results of Symmetry. The financial statements for the period January 1, 2007 through November 24, 2007, include the financial results of Novamerican Steel, its wholly owned subsidiaries Novamerican Steel Holdings Inc. (“Novamerican Holdings”), Novamerican Steel Finco Inc. (“Novamerican Finco”) and ten days of Acquired Company (the period from the date of the Acquisition to the fiscal year end). However, the ten-day results of Acquired Company may not be indicative of results of a full fiscal year. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Joint venture

The Company’s interest in a joint venture is accounted for by the equity method. Accordingly, the Company’s share in income of the joint venture is included in consolidated net income.

Translation of foreign currencies

The non-consolidated financial statements of the Company and its subsidiaries are prepared based on their respective functional currencies, which are the U.S. dollar for U.S. operations and the Canadian dollar for Canadian operations.  As a result, in the Company’s consolidated financial statements, the financial statements of the Canadian operations are translated into U.S. dollars using the current rate method.  Under this method, assets and liabilities are translated using the exchange rate in effect at the balance sheet date.  Revenues and expenses are translated at the average rate in effect during the year.  Gains and losses arising from translation are included in accumulated other comprehensive loss.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Transactions concluded in foreign currencies by the Company are translated into their respective functional currency as follows: monetary assets and liabilities are translated at the exchange rate in effect at year-end and revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in the consolidated statements of operations and comprehensive income. Losses amounted to $46,000 in fiscal 2007 and to nil in fiscal 2006.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and other intangibles, and the provision for income taxes. Actual results could differ from these estimates.

Revenue recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes and revenue is recognized upon delivery of the product at the customer’s destination for both fixed margin contracts and direct sales or at the time services are performed for processing services where the Company is adding value to its customers’ inventory. Direct cost associated with fixed margin contracts and direct sales are recognized in costs of sales upon shipment of the product, direct costs associated with processing services are recognized as part of plant expense when services are complete.  Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

The customer is invoiced for the complete product delivered to the customer’s designated location and shipping and handling charges are not invoiced separately. Shipping and handling costs are recorded under the “Delivery” caption on the consolidated statements of operations and comprehensive loss.

Cash and cash equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents.

Cost of Sales

Cost of sales includes direct and indirect costs associated with our manufactured products.  Direct costs include material, while indirect costs include, but are not limited to, inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs and other costs of our distribution network.

Plant

Plant includes the cost of maintaining our operating facilities, including but not limited to building rent, insurance and other occupancy costs, depreciation, equipment rental, and office expenses. Plant also includes direct labor costs associated with our processing operations.

Delivery

Delivery reflects labor, material handling, and other third party costs (including but not limited to the costs of renting and maintaining trucks and trailers) incurred with the delivery of our products to customers.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Selling

Selling expense includes payroll, commissions, employee benefits and other costs associated with sales and marketing personnel, promotion, travel and auto related expenses, office expenses, and professional services costs not directly associated with the processing, manufacturing, operating or delivery costs of our products.

Trade accounts receivable

Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Trade accounts receivable are stated at amounts due from customers based on agreed upon payment terms net of an allowance for doubtful accounts. Accounts outstanding longer than the agreed upon payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off trade accounts receivable when they are determined to be uncollectible, and any payments subsequently received on such receivables are credited to the bad debt expense.

Inventories

Inventories are stated at the lower of cost or market and include the cost of purchased steel and freight. Cost is determined using the specific identification method or the moving average cost method.

Property, plant and equipment

Property, plant and equipment are stated at cost and are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition are estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, impairment is recognized. Management believes that there has been no impairment of the Company’s property, plant and equipment as at November 24, 2007.

Property, plant and equipment are depreciated over their estimated useful lives using the following methods:

Buildings and building improvements	Straight-line	10 to 40 years
Machinery and equipment	Straight-line	5 to 20 years
Furniture and fixtures	Straight-line	5 to 15 years
Transportation equipment	Straight-line	3 to 7 years
Computer equipment	Straight-line	3 to 5 years
Leasehold improvements	Straight-line	5 to 10 years

No depreciation is recorded on assets under construction.

Machinery and equipment have useful lives over a broad range of useful lives because they include equipment with a broad range of productive uses.  In general, the equipment with a 5 to 10 year useful life is of a lighter gauge (and typically used in the Company’s service centers) and consequently has a shorter useful life; and the equipment with a 10 to 20 year useful life is of a heavier gauge (and typically used in the Company’s processing and manufacturing centers) and consequently has a longer useful life.

Depreciation expense was approximately $374,000, for fiscal 2007 and nil for fiscal 2006.  Gains on disposal of property, plant and equipment were approximately $108,000, for fiscal 2007 and nil for fiscal 2006.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Intangible assets

The intangible assets consist of a trade name, customer relationships and a non-compete agreement acquired in a business acquisition.  The costs are capitalized and amortized based on their estimated useful lives according to the following methods and rates:

Trade name	Indefinite life
Customer relationships	Straight-line over a period not exceeding 12 years
Non-compete agreement	Straight-line over a period not exceeding 2 years

Deferred financing charges

Deferred financing charges are recorded at cost and are related to the issuance of debt and are deferred and amortized over the term of the related debt.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill is not amortized and is tested for impairment annually or more frequently if events or changes in circumstances indicate that it is impaired. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit with its fair value. If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value.

Income taxes

The provision for income taxes is computed on the pre-tax income of the consolidated subsidiaries located within each taxing country based on the current income tax law. Deferred income taxes are provided based upon currently enacted income tax rates for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is more likely than not that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

Taxes have not been provided on undistributed earnings of foreign subsidiaries because our intention is to reinvest these undistributed earnings indefinitely.  To the extent that our circumstances change or future earnings are repatriated, we will provide for income tax on the earnings of the affected foreign subsidiaries.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes.  FIN 48 is an interpretation of Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes. FIN 48 provides interpretive guidance for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 requires the affirmative evaluation that it is more likely than not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in income tax returns. If a tax position does not meet the “more-likely-than-not” recognition threshold, the benefit of that position is not recognized in the financial statements. FIN 48 also requires companies to disclose additional quantitative and qualitative information in their financial statements about uncertain tax positions. FIN 48 was effective for fiscal year beginning January 1, 2007.  There were no significant uncertain tax positions requiring recognition in the financial statements as of January 1, 2007.  As a result of the business acquisition, the Company increased its liability for unrecognized tax benefits by approximately $3,410,000, which was accounted for as an adjustment to goodwill.

Comprehensive loss

Components of comprehensive loss include net loss and changes in cumulative translation adjustment.

Current and pending accounting changes

Current

Effective January 1, 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  Result of initial adoption was nil.  There were no significant uncertain tax positions requiring recognition in the financial statements as of January 1, 2007.

Effective January 1, 2007, the Company adopted SFAS No. 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3. This statement replaces Accounting Policy Board (“APB”) Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

In May 2007, the FASB issued FASB Statement of Position (“FSP”) FIN 48-1, which clarifies when a tax position is considered settled under FIN 48, Accounting for Uncertainty in Income Taxes.  The FSP explains that a tax position can be effectively settled on the completion of an examination by a taxing authority without being legally extinguished.  For tax positions considered effectively settled, an enterprise would recognize the full amount of tax benefit, even if (1) the tax position is not considered more likely than not to be sustained solely on the basis of its technical merits and (2) the statute of limitations remains open.  The guidance in the FSP should be applied on the initial adoption of FIN 48.

Pending

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for the Company at the beginning of fiscal 2008. The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

In April 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities.  This statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions.  Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The new statement establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings.  SFAS No. 159 is effective for the Company as of the beginning the 2008 fiscal year.  The impact resulting from the adoption of SFAS No. 159 has not yet been determined.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations.  This statement replaces SFAS No. 141, Business Combinations.  This statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.  This statement also establishes principles and requirements for how the acquirer:  a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after the Company’s fiscal year beginning November 29, 2009.  While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after November 29, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements.  This statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  The Company has not yet determined the impact, if any, that SFAS No. 160 will have on its consolidated financial statements.  SFAS No. 160 is effective for the Company’s fiscal year beginning November 29, 2009.

3 – BUSINESS ACQUISITION

On November 15, 2007, the Company acquired all of the outstanding common stock of Acquired Company for $56.00 per share. The purchase consideration for the Acquisition was $585,200,000. In addition, the Company incurred acquisition costs of approximately $7,327,000 of which approximately $2,889,000 were direct costs capitalized as part of the purchase price consideration and $4,438,000 were indirect and general costs expensed as incurred.

The nature of the non-operating costs is listed below.

Summary
Severance payment	$1,080
Bridge Financing Facility commitment fee	1,575
Accounting consulting fees	26
Rating agency fees	156
Legal advisory fees	389
Other	151
Symmetry consulting fees	1,061
Total	$4,438

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

3 - BUSINESS ACQUISITION (Continued)

The purchase price was allocated to the assets acquired and liabilities assumed based upon a preliminary valuation of respective fair values. The Company is in the process of completing valuations for certain of these assets, including property, plant and equipment and certain intangibles, and expects the purchase price allocation to be completed by November 1, 2008; thus, the allocation of the purchase price is subject to refinement.  The identifiable intangible assets consisted of a trade name with a value of $17,500,000 (indefinite useful life), customer relationships with a value of $43,600,000 (12 year estimated useful life) and a non-compete agreement with a value of $8,700,000 (2 year useful life).  The excess consideration over fair value recorded as goodwill aggregated to approximately $149,360,000, which is not deductible for tax purposes.  The allocation of purchase consideration to the assets acquired and the liabilities assumed is as follows:

November 15, 2007
Tangible assets acquired
Cash	$94,090
Accounts receivable	117,440
Inventories	154,636
Property, plant and equipment	168,338
Other	7,329
541,833
Liabilities assumed
Accounts payable and accrued liabilities	106,181
Deferred income tax credits and other liabilities	66,981
173,162
Net tangible assets acquired	368,671

Goodwill	149,360
Customer relationships	43,600
Trade name	17,500
Non-compete agreement	8,700
Other	258
Total consideration paid including direct acquisition costs	$588,089

The following unaudited pro forma financial information for 2006 and 2007 presents the combined results of operations as if the acquisition had occurred at January 1, 2006 and January 1, 2007, respectively. The pro forma information includes certain adjustments, including depreciation expense, interest expense and certain other adjustments, together with related income tax effects.  The pro forma amounts may not be indicative of the results that actually would have been achieved had the Acquisition occurred as of the beginning of the period and are not necessarily indicative of future results of the combined companies:

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

3 - BUSINESS ACQUISITION (Continued)

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
	(Unaudited)	(Unaudited)
Net sales	$801,348	$840,798
Net income (loss)	$(3,934)	$14,754
Earnings per share – Basic	$(0.18)	$0.69
Earnings per share – Diluted	$(0.18)	$0.69
4 - INCOME TAXES

The following summarizes the Company’s income taxes on the earnings of its Canadian and U.S. operations.

Loss before income taxes by local jurisdiction:

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
United States	$(1,639)	$(148)
Canada	(4,433)	—
	$(6,072)	$(148)

The income tax provision is composed of the following:

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
Current
United States	$511	$—
Canada	330	—
	$841	$—
Deferred
United States	(1,276)	—
Canada	(1,838)	—
	(3,114)	—
	$(2,273)	$—

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

4 - INCOME TAXES (Continued)

The components of the Company’s net deferred income tax liability are as follows:

	November 24, 2007	December 31, 2006
Assets
Current deferred income taxes
Inventories	$592	$—
Trade accounts receivable	93	—
Net operating losses	6,067	—
Other items	378	—
	7,130	—
Long-term deferred income taxes
Other items	43	60
Gross deferred income tax assets	7,173	60
Less: Valuation allowance	—	(60)
Deferred income tax assets	$7,173	$—

Liabilities
Current deferred income taxes
Inventories	2,606	—
Other	315	—
	2,921	—

Long-term deferred income taxes
Property, plant and equipment	13,505	—
Property, plant and equipment – Step up	21,300	—
Intangibles – Step up	23,753	—
Other	30	—
	58,588	—
Total deferred income tax liabilities	$61,509	$—

Net deferred income tax liability	$(54,336)	$—

Income tax benefit attributable to income from continuing operations differed from the amounts computed by applying the federal income tax rate of 35% to pretax loss from operations as set forth in the following table:

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

4 - INCOME TAXES (Continued)

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
U.S. federal statutory income tax	$(2,125)	$(52)
Impact of rate change on deferred taxes	166	—
Jurisdictional and state rate differential	(80)	(8)
Tax effects of permanent items	(171)	—
Adjustments to deferred income tax asset valuation allowance	(60)	60
Other items	(3)	—
	$(2,273)	$—

On January 1, 2007, the Company adopted the provisions of FIN 48. There were no significant uncertain income tax positions requiring recognition in the financial statements as of January 1, 2007.  As a result of the business acquisition, the Company increased its liability for unrecognized income tax benefits by approximately $3,410,000, which was accounted for as an adjustment to goodwill.

Unrecognized income tax benefits are as follows:

	November 24, 2007
	$
Balance at January 1, 2007		—
Tax positions related to prior years		—
Tax positions related to the current year		3,410
Lapse of applicable statute of limitations		—
Balance at November 24, 2007		$3,410

The total liabilities associated with unrecognized income tax benefits that, if recognized, would impact the effective income tax rates were nil at January 1, 2007 and November 24, 2007.

The Company accrues interest and penalties associated with unrecognized tax benefits in income tax expense in the Consolidated Statements of Operations, and the corresponding liability in income taxes payable or income taxes receivable, net in the Consolidated Balance Sheets. The expense for interest and penalties reflected in the Consolidated Statements of Operations for the year ended November 24, 2007 was nil (interest net of related income tax benefits). The corresponding liabilities in the Consolidated Balance Sheets were $3,410,000 and nil at November 24, 2007 and January 1, 2007, respectively.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various state jurisdictions, Canadian federal jurisdiction and various provincial jurisdictions. The Company is subject to U.S. federal income tax examination for tax years 2003 through 2006. The Company is subject to various state income tax examinations for tax years 2002 through 2006. The Company is subject to Canadian federal income tax examination for tax years 2002 through 2006. The Company is subject to various provincial  income tax examinations for tax years 2001 through 2006.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

5 - EARNINGS PER SHARE

The basic loss per share is computed by dividing the net loss applicable to common stock by the weighted average number of common stock outstanding during the period.

The diluted loss per share is computed by dividing the net loss applicable to common stock by the weighted average number of common stock outstanding during the period, plus the effects of dilutive warrants. The diluted loss per share is computed using the treasury method, which assumes that all warrants are exercised at the beginning of the period and that the funds obtained are used to purchase common stock of the Company at the average trading price of the common stock during the period. As a result of the net loss reported for 2007, 25,579,069 of potential common shares underlying dilutive securities have been excluded from the calculation of diluted loss per share because their effect would reduce the loss per share.

The following table provides the reconciliation between basic and diluted income per share:

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
Net loss	$(3,799)	$(148)

Weighted average number of common stock outstanding	19,375,451	4,687,500
Effect of dilutive warrants	—	—
Weighted average number of diluted common stock outstanding	19,375,451	4,687,500

Net loss per share
Basic	$(0.20)	$(0.03)
Diluted	$(0.20)	$(0.03)

6 - TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following:

	November 24, 2007	December 31, 2006
Trade accounts	$112,442	$—
Allowance for doubtful accounts	(896)	—
	$111,546	$—

The Company was a development stage company at the beginning of the period and accordingly had no estimate for an allowance for doubtful accounts.  The allowance for doubtful accounts of Acquired Company was $896,000 on acquisition and remained unchanged at November 24, 2007.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

7 – INVENTORIES

The following summarizes the Company’s inventories:

	November 24, 2007	December 31, 2006
Raw materials	$82,095	$—
Finished goods	67,799	—
	$149,894	$—

8 - PROPERTY, PLANT AND EQUIPMENT

The following summarizes the Company’s property, plant and equipment:

	November 24, 2007	December 31, 2006
Land	$7,757	$—
Buildings and building improvements	44,641	—
Machinery and equipment	91,168	—
Furniture and fixtures	711	—
Transportation equipment	958	—
Computer equipment	848	—
Leasehold improvements	897	—
Assets under construction	3,862	—
	150,842	—
Accumulated depreciation	406	—
	$150,436	$—

9 - INTANGIBLES

The following summarizes the Company’s intangibles:

	November 24, 2007	December 31, 2006
Trade name	$17,500	$—
Customer relationships	43,600	—
Non-compete agreement	8,700	—
	69,800	—
Accumulated amortization	1,369	—
	$68,431	$—

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

10 - ACCRUED LIABILITIES

	November 24, 2007	December 31, 2006
Accrued expenses	$29,534	$—
Accrued payroll	3,721	—
Sales taxes payable	759	—
Accrued interest	1,006	—
Other	59	—
	$35,079	$—

11 - NOTE PAYABLE TO A RELATED PARTY

The following summarizes the Company’s note payable to a related party:

	November 24, 2007	December 31, 2006
Promissory note from a director and a principal stockholder which bore interest at 4.5% per annum, was secured by the assets of the Company, matured upon consummation of the private placement of warrants to the founding stockholders and was repaid on March 5, 2007.	$—	$500

12 - LONG-TERM DEBT

The following summarizes the Company’s long-term debt:

	Maturity	November 24, 2007	December 31, 2006
Revolving line of credit (a)	2012	$75,588	$—
Senior secured notes (b)	2015	315,000	—
		$390,588	$—

(a)           On November 15, 2007, the Company, Novamerican Finco and Novamerican Canada entered into $175,000,000, five year, asset based revolving credit agreement. Subject to a U.S. borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $175,000,000 is available to Novamerican Finco, as U.S. borrower, in U.S. dollars, and, subject to a U.S. and a Canadian borrowing base consisting of certain eligible accounts receivable and inventory of our Canadian subsidiaries, an amount up to $125,000,000 is available to Novamerican Canada, as Canadian borrower, in U.S. dollars or Canadian dollars. The $175,000,000 available under the credit agreement is subject to a $15,000,000 availability block. The credit agreement includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swingline borrowings. In addition, the Company has the option, subject to certain conditions, to increase the commitments under the credit agreement in aggregate principal amount of up to $50,000,000.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

12 - LONG-TERM DEBT (Continued)

As of November 24, 2007, the aggregate borrowing base was $139,909,000 (including the $15,000,000 availability block), of which $999,000 was utilized for letter of credit obligations, resulting in excess availability of $138,910,000. Of this amount, $75,588,000 ($72,555,600 CAD) was outstanding under the credit agreement at November 24, 2007.

U.S. dollar borrowings will bear interest, at the Company’s option, at a rate equal to a margin over either LIBOR (5.04% at November 24, 2007) or the U.S. base rate (7.50% at November 24, 2007). The applicable margins for borrowings may be reduced or increased depending upon the excess availability under the revolving credit facility. Canadian dollar borrowings will bear interest, at the Company’s option, at Canadian prime rate (6.25% at November 24, 2007) or, in case of borrowings in the form of bankers’ acceptances, a customary bankers’ acceptance discount rate for the contract period relevant to such borrowing plus stamping fees equal to the applicable margin for LIBOR based loans.

The obligations under the credit agreement are guaranteed by the Company’s U.S. subsidiaries and the obligations of Novamerican Canada under the credit agreement are guaranteed by the Canadian subsidiaries of the Company, in each case subject to certain exceptions.  The obligations under the credit agreement are secured by perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of the Company and its U.S. subsidiary guarantors and perfected second priority security interests in substantially all of the remaining assets of the Company and its U.S. subsidiary guarantors.  The obligations of Novamerican Canada under the credit agreement are secured by perfected first priority security interests in substantially all the cash, deposit accounts, accounts receivable and inventory of Novamerican Canada and its subsidiary guarantors and perfected second priority security interests in substantially all of the remaining assets of Novamerican Canada and its subsidiary guarantors.

The credit agreement permits voluntary prepayments (without reducing availability for future revolving borrowings) and voluntary commitment reductions at any time, in each case without premium or penalty.

Under the credit agreement, in general, we are permitted to pay dividends and repurchase common stock so long as after paying such dividend or repurchasing such common stock, at least $65,000,000 is available to be drawn by our subsidiary borrowers under the credit agreement and we would be able to meet certain fixed charge ratio requirements.  In addition, we are permitted to make payments not to exceed $275,000 to redeem outstanding warrants.

The credit agreement contains a number of covenants that restrict our corporate activities.  The covenants may restrict the Company’s ability to repurchase or redeem the senior secured notes. In addition, at any time when excess availability under the credit agreement is less than $20,000,000 for five consecutive business days or there is an event of default under the credit agreement, there will be a sweep of all cash proceeds from U.S. and Canadian bank accounts of the U.S. borrower, the Canadian borrower, Novamerican Steel and the other guarantors of obligations under the credit agreement to repay or cash collateralize any credit extensions outstanding. Such cash sweep would only terminate when excess availability under the credit agreement is greater than $20,000,000 for 30 consecutive days or such event of default is cured. In addition, the credit agreement includes a financial covenant under which the Company will be required to maintain a 1.0 to 1.0 fixed charge coverage ratio whenever excess availability under the credit agreement is less than $20,000,000.

(b)           On November 15, 2007, the Company, through Novamerican Finco, issued senior secured notes in an aggregate principal amount of $315,000,000. Interest on the notes will accrue at the rate of 11.5% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2008.  The senior secured notes mature on November 15, 2015.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

12 - LONG-TERM DEBT (Continued)

The notes are guaranteed on a senior secured basis by Novamerican Steel and by each US subsidiary other than certain inactive subsidiaries and, in the future, with certain exceptions, by subsidiaries which guarantee the obligations under the revolving credit facility (other than foreign subsidiaries which guarantee only the obligations of other foreign subsidiaries) and by foreign subsidiaries which guarantee the debt of Novamerican Steel or any of its US subsidiaries.

The obligations under the senior notes are secured by a second priority lien on the cash, deposit accounts, accounts receivable and inventory of Novamerican Steel, Novamerican Finco and the US subsidiary guarantors and a first priority lien on the remaining assets of each guarantor, including, subject to certain limitations, an intercompany demand promissory notes issued by Novamerican Canada to Novamerican Finco which are secured by a second priority lien on the cash, deposit accounts, accounts receivable and inventory of Novamerican Canada and by a first priority lien on substantially all of its remaining assets.

Under the indenture for the notes, in general, we are permitted to pay dividends and repurchase common stock if certain consolidated interest coverage ratio requirements are satisfied plus, regardless of compliance with such ratio requirements, an amount of up to the sum of 50% of certain consolidated net income (cumulative from the beginning of fiscal year 2008), plus 100% of net cash proceeds from certain sales of common stock and certain investment returns.  In addition, we are permitted to make payments not to exceed $275,000 to redeem outstanding warrants.

On and after November 15, 2011, the Company will be entitled at its option to redeem all or a portion of the notes upon not less than 30 and not more than 60 days’ notice, at 105.750% if redeemed during the 12-month period commencing on November 15, 2011, at 102.875% if redeemed during the 12-month period commencing on November 15, 2012, and at par if redeemed during the 12-month period commencing on November 15, 2013 and thereafter, plus accrued and unpaid interest on such notes to the redemption date. In addition, any time prior to November 15, 2010, the Company will be entitled at its option on one or more occasions to redeem notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price of 111.5%, plus accrued and unpaid interest on such notes to the redemption date.

13 – ORGANIZATION AND INITIAL PUBLIC OFFERING

In April 2006 and June 2006, in connection with the formation of the Company, the Company issued in a private placement to the founding stockholders, prior to the commencement of any operational activities or the receipt of any other capital or commitments therefor, an aggregate of 937.5 shares of common stock at a purchase price per share equal to the par value per share, or an aggregate purchase price of $4,687.50.  On June 26, 2006, the Company effected a 5,000-to-1 split of its common stock and reduced the par value thereof.  Following the stock split, there were 4,687,500 shares of common stock outstanding, effectively reducing the purchase price paid to $0.001 per share, the post-split par value of its common stock.  The Company’s Board of Directors determined that, since the Company had no assets or operational activities at that time, the fair value for a share was equal to the capital being invested (which was the same as the par value).

On March 12, 2007, the Company consummated the Offering of 18,750,000 units at an offering price of $8.00.  Each unit consisted of one share of common stock and one warrant (“public warrants”). There were 18,750,000 of public warrants outstanding at November 24, 2007.  Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.50 commencing on March 7, 2008.  The public warrants expire on March 7, 2011.  The Company may redeem the outstanding public warrants, as well as the warrants that were issued in the private placement (as described in Note 14), in whole, but not in part, at a price of $0.01 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if (and only if), the last sales price of the common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 day trading period ending three business days before the Company sends the notice of redemption.  The Company paid the underwriters of the Offering fees equal to $10,389,737, including expenses, or 7.0% of the gross proceeds (net of amount reduced for conversion).  On December 31, 2007, the Company’s securities began trading on Nasdaq under the symbols TONS for the common stock and TONSW for the warrants.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

13 – ORGANIZATION AND INITIAL PUBLIC OFFERING (Continued)

The Company’s units ceased to trade as a separate class of securities and all outstanding units were separated into common stock and warrants.

The public warrants will not be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the underlying common stock has been registered or qualified, or is exempt therefrom under the securities laws of the state of residence of the holder of the warrants.  Under the terms of the warrant agreement, the Company has agreed to use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants.  In no event shall the Company be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied or (b) any net cash settlement or other consideration in lieu of physical settlement in securities.  The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, and in such event the warrants may expire worthless. The Company intends to make the prospectus current during the second quarter.

14 - PRIVATE PLACEMENTS

Certain of the Company’s founding stockholders purchased an aggregate of 4,166,667 warrants in a private placement, which was consummated on March 5, 2007, at a price of $0.90 per warrant, or an aggregate purchase price of $3,750,000. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable commencing on March 7, 2008 until expiration on March 5, 2011 or earlier upon redemption. The Company’s Board of Directors determined, based on its assessment of historical and then current trading prices of warrants of similarly situated special purpose acquisition corporations, that the fair value for a warrant at that time was equal to such purchase price per warrant.

To further fund the Company’s working capital requirements, an affiliate of the Company’s Chairman purchased, on June 21, 2007, in a private placement, 787,402 warrants for $1,000,000, or $1.27 per warrant, the volume-weighted average price for the 20 trading days prior to the placement.  Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable commencing on March 7, 2008 until expiration on June 21, 2011 or earlier upon redemption. The Company’s Board of Directors determined, based on such average trading price, that the fair value for a warrant at that time was equal to such purchase price per warrant.

These warrants are identical to the public warrants, except as otherwise necessary to reflect the fact that they were sold in a private placement, to permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.  Subject to limited exceptions (such as a transfer to relatives and trusts and controlled entities for estate and tax planning purposes), these warrants were not transferable until consummation of the Company’s initial business combination.  The underwriters did not receive any underwriting discounts or commissions on the sale of these warrants.

On June 21, 2007, in connection with arranging for the financing of the acquisition of Acquired Company, the Company and its Chairman entered into an agreement pursuant to which the Chairman agreed to purchase in a private placement 1,875,000 units for a purchase price of $8.00 per unit, or an aggregate of $15.0 million.  Each unit was substantially the same as the units sold in the Company's initial public offering at the same purchase price per unit and consisted of one share of its common stock and one warrant.  Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable commencing on March 7, 2008, until expiration on November 15, 2011 or earlier upon redemption.  The Company’s Board of Directors determined, based on purchase price per unit in the Company's initial public offering, the purposes of such offering and the absence of any change in such purposes, as well as the trading prices of the Company’s common stock and warrants at that time, that the fair value for a unit at that time was equal to such purchase price per unit.  On November 15, 2007, the units were issued to affiliates of the Chairman and former special adviser pursuant to such agreement.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

15 - COMMON STOCK

At November 24, 2007, the Company had reserved 25,579,069 shares of common stock for issuance upon exercise of warrants.

Stock splits

On June 26, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to (i) increase the number of shares of its common stock authorized by 99,999,000 shares to a total number of authorized shares of 100,000,000, (ii) effect a stock split of its common stock on a 5,000 for 1 basis, (iii) create a new class of preferred stock, consisting of 10,000,000 shares, par value $0.001, (iv) designate the rights and preferences of the common stock and the preferred stock; and (v) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

On October 3, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to, among other things, (i) effect a reverse stock split of its common stock on a 4 for 5 basis, resulting in 3,750,000 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

On October 13, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to, among other things, (i) effect a reverse stock split of its common stock on a 5 for 6 basis, resulting in 3,125,000 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

On January 12, 2007, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware in order to, among other things, (i) effect a stock split of its common stock on a 3 for 2 basis, resulting in 4,687,500 shares issued and outstanding, and (ii) integrate into one instrument all provisions of its amended and restated certificate of incorporation, as amended.  All amounts have been restated for all periods presented.

Exercise of conversion rights

Pursuant to the Company’s amended and restated certificate of incorporation, a public stockholder who voted against the Acquisition at the Company’s special meeting of stockholders held on October 25, 2007 was entitled to request that the Company convert each of his shares into cash equal to the conversion price per share. Public stockholders of the Company owning 3,860,196 shares of common stock (out of 25,312,500 issued and outstanding on October 25, 2007) voted against the Acquisition and converted these shares into cash at a conversion price per share of $7.84 or $30,263,936 in the aggregate.

On November 24, 2007, the Company had 21,452,304 shares of common stock outstanding, representing 4,687,500 shares issued to the founding stockholders, plus 18,750,000 shares issued as part of the units in the Offering, plus 1,875,000 shares issued as part of the units in the private placement consummated on November 15, 2007, less 3,860,196 shares converted to cash as part of the stockholders’ approval of the Acquisition.

On November 24, 2007, the Company had 25,579,069 warrants outstanding, representing 18,750,000 warrants issued as part of the units in the Offering, plus 4,166,667 warrants issued in the private placement consummated on March 5, 2007, plus 787,402 warrants issued in the private placement consummated June 21, 2007, plus 1,875,000 warrants issued as part of the units in the private placement consummated on November 15, 2007.

16 - PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

17 - RELATED PARTY TRANSACTIONS

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
Processing revenue from a joint venture	$18	$—
Processing charges paid to a joint venture	200	—
Interest charges paid to a director and a principal stockholder	17	—
Consulting fees paid to an entity owned by an officer and director	75	—

18 - FINANCIAL INSTRUMENTS

Fair value of financial instruments

The fair value of financial instruments has been estimated using data which management considers the best available methodology deemed suitable for the pertinent category of financial instruments as follows:

–
Due to their short-term maturity, the carrying value of certain financial instruments was assumed to approximate their fair value. These financial instruments include cash and cash equivalents, trade accounts receivable, trade accounts payable and accrued liabilities, trade accounts payable to a joint venture and note payable to a related party.

–
The carrying value of the revolving credit facility approximates fair value because it bears interest at variable rates. The fair value of the senior secured notes is based on market prices for similar debt instruments of companies in similar industries with similar debt structures:

	November 24, 2007		December 31, 2006
	Carrying amount	Fair value	Carrying amount	Fair value
Revolving credit facility	$75,588	75,588	$—	$—
Senior secured notes	315,000	291,911	—	—
	$390,588	367,499	$—	$—

Exchange rate risk

Although the Company’s financial results are reported in U.S. dollars, a substantial portion of the Company’s revenues is received in, and expenses are incurred in, Canadian dollars. The Company may in the future utilize forward exchange contracts to hedge its exposure to exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars by certain of its Canadian subsidiaries. At November 24, 2007 and December 31, 2006, the Company had no such forward foreign currency contracts outstanding.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

18 - FINANCIAL INSTRUMENTS (Continued)

Interest rate risk

The Company’s exposure to interest rate risk is as follows:

Cash and cash equivalents	Floating rate
Trade accounts receivable	Non-interest bearing
Accounts payable and accrued liabilities	Non-interest bearing
Income and other taxes	Non-interest bearing
Long-term debt	Fixed rate:	$315,000,000
	Floating rate:	$75,588,000

Concentration risk

The Company does not have a concentration of available sources of supply, labor, service or other rights that, if suddenly eliminated, could severely impact its operations.

Financial instruments which potentially subject the Company to a concentration risk principally consist of cash and cash equivalents. The Company has its cash and cash equivalents placed with high quality, financial institutions. The balances at such institutions at November 24, 2007 and periodically throughout the year are in excess of federally insured limits. As part of its cash management process, the Company performs periodic evaluation of the relative credit standing of these institutions.  The Company has not experienced any losses related to this concentration of risk.  At November 24, 2007, the amount in excess of federal insured limits was approximately $12,840,000 for the U.S. Subsidiaries and $12,450,000 for the Canadian Subsidiaries.  At November 24, 2007, a portion of this amount was invested by a financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $9,506,000.

Credit risk

Concentration of credit risk with respect to sales and accounts receivable is limited due to the large number of customers comprising the Company’s customer base and their dispersion across different geographies, except for one customer that accounted for 12.6% of sales in 2007. No customer accounted for more than 10% of sales in 2006. No customer accounted for more than 10% of trade accounts receivable in fiscal 2007 and 2006. The Company generally does not require collateral or other security to support customer receivables.

Commodity price risk

In the normal course of business, the Company is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products. The Company’s market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

19 - INVESTMENT IN A JOINT VENTURE

The Company holds a 60% equity interest and a 50% voting interest in a joint venture with Mittal Canada, Inc., that processes carbon steel into tubing. The joint venture, Delta Tubes and Company, Limited Partnership (“Delta Tube”), is located in LaSalle, Québec, Canada.

Condensed financial information of the joint venture is summarized below:

	Period from January 1, 2007 to November 24, 2007	Period from April 26, 2006 to December 31, 2006
Operations
Net sales	$106	$—
Operating income	$(19)	$—

	November 24, 2007	December 31, 2006
Balance sheet
Assets
Current assets	$2,368	$—
Property, plant and equipment	1,727	—
	$4,095	$—
Liabilities
Current liabilities	368	—

Joint venture investment
Capital contributions	2,504	—
Undistributed earnings	628	—
Accumulated other comprehensive income	595	—
	$4,095	$—

At November 24, 2007, the Company had a trade accounts payable to Delta Tube in the amount of $1,639,000, relating to processing services.

20 – CONTINGENCIES

During 2006, the Company’s subsidiary American Steel and Aluminum Corporation settled its alleged liability for all claims for past and future response and oversight costs in connection with a Remedial Investigation/Feasibility Study under the Comprehensive Environmental Response Compensation and Liability Act for a waste disposal facility in Cumberland, RI.  However, the settlement does not address further remediation costs and the Company does not believe it is currently possible to estimate its share, if any, of such costs, should claims for their recovery be pursued against the Company.

The Company is involved in various other lawsuits, claims, demands, and other legal proceedings and investigations arising out of or incidental to the conduct of its business.  While it is not possible to determine the ultimate disposition of each of these matters, the Company does not believe that their ultimate disposition will have a material adverse effect on its financial position, results of operations or cash flows.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

21 – COMMITMENTS

The Company has entered into operating leases for certain facilities and equipment which expire at various dates until 2019. The following schedule outlines the future minimum rental payments under these commitments as at November 24, 2007:

2008	$4,973
2009	4,369
2010	3,189
2011	2,949
2012	1,726
Thereafter	6,675
Total minimum payments	$23,881

Rental expense under the operating leases amounted to approximately $248,000 for the period ended November 24, 2007 and nil for the period ended December 31, 2006.

22 - RETIREMENT PLAN

A U.S. subsidiary makes available to substantially all of its employees a defined contribution plan under the Internal Revenue Code Section 401(k). The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. Investment elections are made at the discretion of the employees and the plan is administered by an independent third party. The U.S. subsidiary matches a percentage of the employee contributions up to a certain limit. Costs incurred under the 401(k) plan amounted to approximately $15,200 for the period ended November 24, 2007 and nil for the period ended December 31, 2006.

A Canadian subsidiary makes available to all of its employees a defined contribution plan.  The Canadian subsidiary contributes a percentage of the employees’ salaries to the plan. Investment elections are made at the discretion of the employees and the plan is administered by an independent third party.  Costs incurred under the plan amounted to approximately $20,000 for the period ended November 24, 2007 and nil for the period ended December 31, 2006.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

23 - INFORMATION ABOUT GEOGRAPHIC AREAS

The Company has determined that it has one operating segment as an intermediate processor and distributor of carbon steel, stainless steel and aluminum products.  In making operating decisions and assessing performance, the Company’s chief operating decision-maker reviews financial information on a consolidated basis. The Company does not aggregate and has not aggregated operating segments. The Company aggregates all the revenue from its products and services into one amount in its financial statements.

The Company operates in one reportable segment as an intermediate processor and distributor of carbon steel, stainless steel and aluminum products. Sales are attributed to countries based on the location of the external customer.

The following table summarizes the Company’s financial information by geographic area:

	United States	Canada	Total
2007
Net sales
Domestic	$6,362	$9,013	$15,375
Export	228	701	929
Total	$6,590	$9,714	$16,304

Operating loss	$(3,602)	$(1,551)	$(5,153)

Depreciation	$158	$216	$374

Long-lived assets	$269,099	$114,383	$383,482
2006
Net sales
Domestic	—	—	—
Export	—	—	—
Total	$—	$—	$—

Operating loss	$(145)	$—	$(145)

Depreciation	$—	$—	$—

Long-lived assets	$—	$—	$—

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

24 - CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF GUARANTOR SUBSIDIARIES

On November 15, 2007, Novamerican Steel Finco Inc. (“Issuer”), a direct, wholly-owned subsidiary of Novamerican Steel Holdings Inc. (“Novamerican Holdings”), issued senior secured notes in an aggregate principal amount of $315,000,000.  Interest on the notes accrues at the rate of 11.5% per annum.  The senior secured notes mature on November 15, 2015.   Novamerican Holdings is a direct, 100%-owned subsidiary of Novamerican Steel Inc. (“Parent” or the “Company”).  The notes are guaranteed on a senior secured basis by Parent, Novamerican Holdings and by the following 100% owned direct and indirect subsidiaries of Issuer:  Novamerican Steel U.S. Inc. (“Novamerican U.S.”), American Steel and Aluminum Corporation, Nova Tube and Steel, Inc., Novamerican Tube Holdings, Inc. and Nova Tube Indiana, LLC (collectively the “U.S. Guarantor Subsidiaries”).  All of the guarantees are full, unconditional, joint and several. The non-guarantor subsidiaries include all direct and indirect foreign subsidiaries of Issuer (collectively the “Non-Guarantor Subsidiaries”).

The Company accounted for the Acquisition as a purchase and the purchase price was allocated to all tangible and intangible assets based upon a preliminary valuation of their respective fair values.  The preliminary valuation analysis included analyses of historical operating results of the Company, research of the industry in which the Company operates, benchmarking data of prior merger and acquisition activity in the same general industry of the Company, research of publicly traded guideline companies and other economic and financial analyses, where applicable. The Company is in the process of completing valuations for certain of these assets, including plant, property and equipment and certain intangibles. Accordingly, the allocation of the purchase price is subject to refinement.

The following tables contain condensed consolidating balance sheets at December 31, 2006 and November 24, 2007 and condensed consolidating statements of operations and cash flows for the periods then ended December 31, 2006 and November 24, 2007 of Parent, Issuer, the U.S. Guarantor Subsidiaries and the Non-Guarantor Subsidiaries.

The condensed consolidating financial information for the fiscal year ended December 31, 2006 include only the financial results of Symmetry.  There were no subsidiaries during this time period and there was no debt outstanding that was guaranteed at December 31, 2006 or at any time during the fiscal year ended December 31, 2006.

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Balance Sheet
at December 31, 2006

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation /Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$262	$—	$—	$—	$—	$262
Prepaid expenses and other	9	—	—	—	—	9
	271	—	—	—	—	271

Other assets	443	—	—	—	—	443
	$714	$—	$—	$—	$—	$714

LIABILITIES
Current liabilities
Trade accounts payable	357	—	—	—	—	357
Note payable to a related party	500	—	—	—	—	500
	857	—	—	—	—	857
						—
STOCKHOLDERS’ DEFICIT	(143)	—	—	—	—	(143)
	$714	$—	$—	$—	$—	$714

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Balance Sheets
at November 24, 2007

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation/ Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$2,343	$230	$6,077	$10,988	$-	$19,638
Trade accounts receivable, net	-	-	40,716	72,310	(1,480)	111,546
Income taxes receivable	(108)	-	1,177	1,753	-	2,822
Inventories	-	-	74,086	75,808	-	149,894
Prepaid expenses and other assets	138	-	1,101	427	-	1,666
Deferred income taxes	-	1,199	970	4,961	-	7,130
	2,373	1,429	124,127	166,247	(1,480)	292,696
					-
Investment in subsidiaries	122,274	265,608	126,968	-	(514,850)	-
Investment in a joint venture	-	-	-	1,999	-	1,999
Property, plant and equipment, net	29	-	84,104	66,303	-	150,436
Advance to company(s) under common control	-	158,501	6,400	3,186	(168,087)	-
Goodwill	1,712	1,177	105,298	41,173	-	149,360
Intangibles	-	-	28,280	40,151	-	68,431
Deferred financing charges	-	14,998	-	-	-	14,998
Other assets	-	-	257	-	-	257
Deferred income taxes	-	-	-	43	-	43
	$126,388	$441,713	$475,434	$319,102	$(684,417)	$678,220

LIABILITIES
Current liabilities
Trade accounts payable and accrued liabilities	1,898	3,277	26,989	66,626	2,278	101,068
Deferred income taxes	-	-	2,562	359	-	2,921
	1,898	3,277	29,551	66,985	2,278	103,989

Long term debt	-	315,000	-	75,588	-	390,588
Due to parent	101	1,162	33,429	133,395	(168,087)	-
Deferred income taxes	-	-	33,249	24,644	695	58,588
Other long-term liabilities	-	-	-	3,410	-	3,410
	1,999	319,439	96,229	304,022	(165,114)	556,575

STOCKHOLDERS’ EQUITY (DEFICIT)
Capital stock	21	-	-	-	-	21
Additional paid-in capital	128,315	126,968	379,847	20,720	(527,534)	128,316
Retained earnings (deficit)	(3,947)	(4,694)	(642)	(2,895)	8,231	(3,947)
Accumulated other comprehensive loss:
Cumulative translation adjustment	-	-	-	(2,745)	-	(2,745)
	124,389	122,274	379,205	15,080	(519,303)	121,645

	$126,388	$441,713	$475,434	$319,102	$(684,417)	$678,220

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Operations
Period from April 26, 2006 to December 31, 2006

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation /Eliminations	Consolidated
Operating expenses
Administrative and general	$145	$—	$—	$—	$—	$145

Operating loss	(145)	—	—	—	—	(145)

Interest expense	13	—	—	—	—	13
Interest income	(10)	—	—	—	—	(10)
	3	—	—	—	—	3

Loss before income taxes	(148)	—	—	—	—	(148)
Income taxes	—	—	—	—	—	—
Net loss	$(148)	$—	$—	$—	$—	$(148)

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Operations
Period from January 1, 2007 to November 24, 2007

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation / Eliminations	Consolidated
Net sales	$-	$-	$6,641	$9,820	$(157)	$16,304
Cost of Sales	-	-	6,474	8,507	(189)	14,792
Gross margin	-	-	167	1,313	32	1,512
						-
Plant	-	-	398	957	-	1,355
Delivery	-	-	269	305	-	574
Selling	-	-	209	54	-	263
Administrative and general	-	59	318	2,999	(1,237)	2,139
Formation and operating costs	2,334	-	-	-	-	2,334
Operating expenses	2,334	59	1,194	4,315	(1,237)	6,665

Operating income (loss)	(2,334)	(59)	(1,027)	(3,002)	1,269	(5,153)

Transaction expenses	1,426	1,872	-	1,140	-	4,438
Interest expense	-	1,006	46	284	(46)	1,290
Interest income	(5,105)	(3)	(11)	(37)	359	(4,797)
Share in income of a joint venture	-	-	-	(12)	-	(12)
	(3,679)	2,875	35	1,375	313	919
Income (loss) before income taxes	1,345	(2,934)	(1,062)	(4,377)	956	(6,072)
Income taxes	451	(1,199)	(421)	(1,481)	377	(2,273)
Equity in the earnings of subsidiaries, net of tax	(4,693)	(2,959)	-	-	7,652	-
Net income (loss)	$(3,799)	$(4,694)	$(641)	$(2,896)	$8,231	$(3,799)

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Period from April 26, 2006 to December 31, 2006

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation /Eliminations	Consolidated
NET CASH USED FOR OPERATING ACTIVITIES	$(140)	$—	$—	$—	$—	$(140)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	5	—	—	—	—	5
Payment of offering costs	(103)	—	—	—	—	(103)
Proceeds from note payable to a related party	500	—	—	—	—	500
Net cash from financing activities	402	—	—	—	—	402

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—	—
Net increase in cash and cash equivalents	262	—	—	—	—	262
						—
Cash and cash equivalents at beginning of year	—	—	—	—	—	—
Cash and cash equivalents at end of year	$262	$—	$—	$—	$—	$262

Table of Contents-Financial
Novamerican Steel Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

Novamerican Steel Inc. and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Period from January 1, 2007 to November 24, 2007

	Parent	Issuer	U.S. Guarantor Subsidiaries	Non Guarantor Subsidiaries	Consolidation / Eliminations	Consolidated
NET CASH PROVIDED (USED FOR) OPERATING ACTIVITIES	$2,869	$402	$(12,416)	$(80)	$3,780	$(5,445)

CASH FLOWS FROM INVESTING ACTIVITIES

Business acquisitions, net	-	-	-	(491,110)	-	(491,110)
Intercompany investment transactions	(126,968)	(268,568)	(126,968)	-	522,504	-
Proceeds from disposal of property, plant and equipment	-	-	-	15,423	-	15,423
Payment of acquisition costs	(1,712)	(1,177)	-	-	-	(2,889)
Additions to property, plant and equipment	(37)	-	-	(35)	-	(72)
Net cash used for investing activities	(128,717)	(269,745)	(126,968)	(475,722)	522,504	(478,648)

CASH FLOW FROM FINANCING ACTIVITIES
Gross proceeds from public offering - common stock and warrants	150,000	-	-	-	-	150,000
Gross proceeds from private placements -warrants	4,750	-	-	-	-	4,750
Gross proceeds from private placements - common stock and warrants	15,000	-	-	-	-	15,000
Conversion of shares into cash	(30,263)	-	-	-	-	(30,263)
Payment of offering costs	(11,159)	-	-	-	-	(11,159)
Intercompany financing transactions	-	126,968	118,433	280,883	(526,284)	-
Borrowings from senior secured notes	-	315,000	-		-	315,000
Borrowings from revolving credit agreement	-	-	-	75,807	-	75,807
Payment of debt financing costs	-	(15,057)	-	-	-	(15,057)
Repayment of note payable to related party	(500)	-	-	-	-	(500)
Advances to / from parent subsidiaries	101	(157,338)	27,028	130,209	-	-
Net cash from financing activities	127,929	269,573	145,461	486,899	(526,284)	503,578
						-
Effect of exchange rate changes on cash and cash equivalents	-	-	-	(109)	-	(109)
Net increase in cash and cash equivalents	2,081	230	6,077	10,988	-	19,376
Cash and cash equivalents, beginning of period	262	-	-	-	-	262
Cash and cash equivalents, end of period	$2,343	$230	$6,077	$10,988	$-	$19,638

Table of Contents-Financial

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Novamerican Steel Inc. (formerly Symmetry Holdings Inc.)

We have audited the accompanying consolidated balance sheet of Novamerican Steel Inc. (a Canadian Corporation) and Subsidiaries (the “Company”, the “Predecessor” or the “Acquired Company”) as of November 14, 2007 and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the period from November 26, 2006 to November 14, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Novamerican Steel Inc. and Subsidiaries as of November 14, 2007, and the results of their operations and their cash flows for the period from November 26, 2006 to November 14, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Raymond Chabot Grant Thornton LLP
Chartered Accountants

Montreal, Canada
April 17, 2008

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Statement of Operations and Comprehensive Income
(In thousands of U.S. dollars, except share and per share data)

Period from November 26, 2006 to November 14, 2007
Net sales	$785,045
Cost of sales	638,813
Gross margin	146,232

Operating expenses
Plant	41,668
Delivery	24,115
Selling	13,630
Administrative and general	36,126
115,539
Operating income	30,693

Interest expense	383
Interest income	(2,533)
Share in income of a joint venture	(238)
(2,388)
Income before income taxes	33,081
Income taxes (Note 4)	12,676
Net income	$20,405

Net income per share—basic and diluted	$1.95

Weighted average shares outstanding –basic and diluted	10,450,000

Comprehensive income
Net income	20,405
Changes in cumulative translation adjustment	30,117
$50,522

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Statement of Shareholders’ Equity
(In thousands of U.S. dollars, except share data)

	Common shares		Retained	Accumulated other comprehensive	Total shareholders’
	Number	Amount	earnings	income	equity
Balance at November 25, 2006	10,450,000	$38,904	$266,018	$23,624	328,546
Net income			20,405		20,405
Dividends paid ($1.50 per share)			(15,675)		(15,675)
Changes in cumulative translation adjustment				30,117	30,117
Balance at November 14, 2007	10,450,000	$38,904	$270,748	$53,741	363,393

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Statement of Cash Flows
(In thousands of U.S. dollars)

Period from November 26, 2006 to November 14, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,405
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	10,401
Deferred income taxes	(3,683)
Loss on disposal of property, plant and equipment	228
Share of income of a joint venture	(238)
Changes in working capital items
Trade accounts receivable	4,297
Income taxes receivable	(2,133)
Inventories	29,319
Prepaid expenses and other assets	(623)
Accounts payable and accrued liabilities	14,997
Income taxes payable	3,608
Net cash from operating activities	76,578

CASH FLOWS FROM INVESTING ACTIVITIES
Short term investment disposal	37,541
Additions to property, plant and equipment	(12,158)
Proceeds from disposal of property, plant and equipment	12,224
Other assets	(39)
Net cash from investing activities	37,568

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in bank indebtedness	(540)
Dividends paid	(15,675)
Repayment of long-term debt	(41,337)
Net cash used for financing activities	(57,552)

Effect of exchange rate changes on cash and cash equivalents	6,480
Net increase in cash and cash equivalents	63,074
Cash and cash equivalents, beginning of period	31,016
Cash and cash equivalents, end of period	$94,090

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$2,498
Income taxes paid	$15,490

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Balance Sheet
(In thousands of U.S. dollars)

November 14, 2007
ASSETS
Current assets
Cash and cash equivalents	$94,090
Trade accounts receivable, net (Note 5)	117,440
Income taxes receivable	2,409
Inventories (Note 6)	146,802
Prepaid expenses and other	2,934
Deferred income taxes (Note 4)	4,012
367,687
Investment in a joint venture	1,986
Property, plant and equipment (Note 7)	104,637
Goodwill	12,994
Other assets	258
$487,562
LIABILITIES
Current liabilities
Trade accounts payable	67,110
Trade accounts payable to a company controlled by a director	1,179
Trade accounts payable to a joint venture (Note 12)	1,686
Accrued liabilities	36,203
Income taxes payable	5,424
111,602
Deferred income taxes (Note 4)	12,567
124,169
Contingencies and commitments (Notes 13 and 14)

SHAREHOLDERS’ EQUITY
Preferred shares, no par value: Unlimited number of shares authorized; none issued or outstanding
Common shares, no par value: Unlimited number of shares authorized; 10,450,000 shares issued and outstanding	38,904
Retained earnings	270,748
Accumulated other comprehensive income	53,741
363,393
$487,562

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

1 - GOVERNING STATUTES AND NATURE OF OPERATIONS

Novamerican Steel Inc. (“Novamerican”) was incorporated under the Canada Business Corporations Act. Novamerican processes and distributes, through its 22 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario, carbon steel, stainless steel and aluminum products, including carbon steel tubular products, and operates as an intermediary between primary metal producers and manufacturers that require processed metal.

On June 21, 2007, Symmetry Holdings Inc. (“Symmetry”) and its wholly owned indirect subsidiary, 632422 N.B. LTD., a corporation existing under the laws of the Canadian province of New Brunswick, entered into an arrangement agreement with Novamerican to acquire all of its outstanding common shares in exchange for cash by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act (the “Acquisition”).

2 - SUBSEQUENT EVENT

On November 15, 2007, Symmetry acquired all of the outstanding common stock of  Novamerican for $56.00 per share.  The purchase consideration for the Acquisition was $585,200,000. In addition, Novamerican incurred selling costs of approximately $2,092,000, which were indirect and general costs expensed as incurred. Novamerican’s stock ceased trading as of November 14, 2007.

Symmetry completed the Acquisition and the other transactions contemplated by the arrangement agreement after receiving the approval of the stockholders of Novamerican holding at least 66 2/3% of votes cast at the special meeting of stockholders, the approval of the stockholders of Symmetry pursuant to its amended and restated certificate of incorporation, the approval of the Acquisition pursuant to the Investment Canada Act, the approval of the Acquisition under the Competition Act (Canada), and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Following completion of the Acquisition on November 15, 2007, Novamerican became a wholly owned indirect subsidiary of Symmetry.

3 - ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the reporting currency is the United States of America dollar (“U.S. dollar”).

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Basis of consolidation

The consolidated financial statements include the accounts of Novamerican and its wholly-owned subsidiaries (collectively, the “Company”, “Acquired Company” or the “Predecessor”). All intercompany balances and transactions have been eliminated.

Joint venture

The Company’s interest in a joint venture is accounted for by the equity method. Accordingly, the Company’s share in income of the joint venture is included in consolidated net income.

Fiscal year

The Company operated on a fiscal period that ended on the last Saturday of November. As a result of the Acquisition on November 15, 2007, the financial statements included herein are presented as of November 14, 2007 and for the period from November 26, 2006 to November 14, 2007. For presentation purposes, the period from November 26, 2006 to November 14, 2007 is referred to as the fiscal 2007 period.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

3 - ACCOUNTING POLICIES (Continued)

Translation of foreign currencies

Transactions concluded in foreign currencies by the Company are translated into their respective functional currency as follows: monetary assets and liabilities are translated at the exchange rate in effect at period end; revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in net sales in the consolidated statements of operations and comprehensive income. Foreign exchange losses amounted to $1,451,000 for the fiscal 2007 period.

The financial statements of the Company’s Canadian subsidiaries are translated from their functional currency, the Canadian dollar, into the reporting currency, the U.S. dollar, as follows: assets and liabilities are translated at the exchange rate in effect at the end of the period; revenues and expenses are translated at the average exchange rate for the period. All cumulative translation gains or losses are included in accumulated other comprehensive income in the consolidated balance sheet.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and the provision for income taxes. Actual results could differ from these estimates.

Revenue recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes and revenue is recognized upon delivery of the product at the customer’s destination. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

The customer is invoiced for the complete product delivered to the customer’s designated location and shipping and handling charges are not invoiced separately. Shipping and handling costs are recorded under the “Delivery” caption on the consolidated statements of operations and comprehensive income.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and term deposits which are short-term, highly liquid investments with original maturities of three months or less.

Trade accounts receivable

Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Trade accounts receivable are stated at amounts due from customers based on agreed upon payment terms net of an allowance for doubtful accounts. Accounts outstanding longer than the agreed upon payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off trade accounts receivable when they are determined to be uncollectible, and any payments subsequently received on such receivables are credited to the bad debt expense.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

3 - ACCOUNTING POLICIES (Continued)

Inventories

Inventories are stated at the lower of cost or market and include the cost of purchased steel and freight. Cost is determined using the specific identification method or the moving average cost method.

Property, plant and equipment

Property, plant and equipment are stated at cost and are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition are estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, impairment is recognized. Management believes that there has been no impairment of the Company’s property, plant and equipment as of November 14, 2007.

Property, plant and equipment are depreciated over their estimated useful lives using the following methods:

Buildings and building improvements	Straight-line	10 to 40 years
Machinery and equipment	Straight-line	5 to 20 years
Furniture and fixtures	Straight-line	5 to 15 years
Transportation equipment	Straight-line	3 to 7 years
	Diminishing balance	or 30%
Computer equipment	Straight-line	3 to 5 years
	Diminishing balance	or 30%
Leasehold improvements	Straight-line	5 to 10 years

 No depreciation is recorded on assets under construction.

Depreciation expense was approximately $10,292,000 for the fiscal 2007 period.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that it is impaired. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit with its fair value. If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value. In connection with the Acquisition of the Company as discussed in Note 2, Subsequent Event, the Company did not complete an impairment assessment for the 2007 fiscal period as the purchase price paid for the Company’s net assets, including goodwill, indicated that there was no impairment of the recorded goodwill at November 14, 2007.

Other assets

Other assets are recorded at cost and are composed primarily of expenses incurred in issuing long-term debt, cash deposits and the cash surrender value of certain life insurance policies.  Debt issuance costs were fully amortized during the year with repayment of the long-term debt. Amortization expense was approximately $109,000 for the fiscal 2007 period.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

3 - ACCOUNTING POLICIES (Continued)

Income taxes

The provision for income taxes is computed on the pretax income of the consolidated subsidiaries located within each taxing country based on the current income tax law. Deferred income taxes are provided based upon currently enacted income tax rates for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is more likely than not that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

The Company has not provided for Canadian income taxes or foreign withholding taxes on the remaining undistributed earnings of its American subsidiaries which are considered to be permanently reinvested.  Under current Canadian income tax law, the Company may repatriate undistributed earnings of such foreign subsidiaries without any income tax effect. However, should the Company repatriate part or all of the undistributed earnings of its American subsidiaries, a 5% withholding tax would be assessable on that amount. At this time, the Company does not intend to repatriate any earnings of American subsidiaries.

Comprehensive income

Components of comprehensive income include net income and changes in cumulative translation adjustment.

Current and pending accounting changes

Current

Effective fiscal year 2007, the Company adopted “SFAS” No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. This statement replaces Accounting Principles Board (“APB”) Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  The adoption of SFAS No. 154 had no impact on the preparation of the consolidated financial statements.

Pending

In 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.    FIN 48 is effective for the Company at the beginning of the 2008 fiscal year including interim periods.  The impact resulting from the adoption of FIN 48 has not yet been determined.

In May 2007, the FASB issued FASB Statement of Position ("FSP") FIN 48-1, which clarifies when a tax position is considered settled under FIN 48, Accounting for Uncertainty in Income Taxes. The FSP explains that a tax position can be effectively settled on the completion of an examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an enterprise would recognize the full amount of tax benefit, even if (1) the tax position is not considered more likely than not to be sustained solely on the basis of its technical merits and (2) the statute of limitations remains open. The guidance in the FSP should be applied on the initial adoption of FIN 48.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

3 - ACCOUNTING POLICIES (Continued)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for the Company as of the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

In April 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement's objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The new statement establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity's election on its earnings. SFAS No. 159 is effective for the Company as of the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 159 has not yet been determined.

4 - INCOME TAXES

The following summarizes the Company’s income taxes on the earnings of its Canadian and U.S. operations.

Income before income taxes by local jurisdiction:

Fiscal 2007 period
Canada	$10,011
United States	23,070
$33,081

The income tax provision is composed of the following:

Fiscal 2007 period
Current
Canada	$5,318
United States	11,041
16,359
Deferred
Canada	(731)
United States	(2,952)
(3,683)
$12,676

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

4 - INCOME TAXES (Continued)

The components of the Company’s net deferred income tax liability are as follows:

November 14,
2007
Assets
Current deferred income taxes
Inventories	$383
Trade accounts receivable	289
Non deductible reserves	378
Net operating loss	3,278
4,328
Long-term deferred income taxes
Non capital losses	999
Investment in a partnership	1,890
Other items	42
2,931
Less: Valuation allowance	(1,890)
Net deferred tax asset	$5,369

Liabilities
Current deferred income taxes
Prepaid expenses	316

Long-term deferred income taxes
Property, plant and equipment	13,608
Total deferred tax liability	13,924

Net deferred tax liability	$(8,555)

Deferred income tax assets and liabilities are classified on a net current and non-current basis within each tax jurisdiction.  Net current deferred income tax assets are separately stated as deferred income taxes in the amount of $4,012,000 at November 14, 2007.  Net non-current deferred tax liabilities are separately stated as deferred income taxes in the amount of $12,567,000 at November 14, 2007.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

4 - INCOME TAXES (Continued)

The reconciliation between the Canadian statutory income tax rate and the Company’s effective income tax rate is as follows:

Fiscal 2007 period
Canadian statutory income tax rate	32.0%
Difference in jurisdictional rates	3.4
Rate change impact of deferred taxes	(1.8)
Adjustment to valuation allowance	5.1
Other Items	(0.4)
Effective income tax rate	38.3%

5 - TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following:

November 14,
2007
Trade accounts	$118,359
Allowance for doubtful accounts	(919)
$117,440

Changes in the Company’s allowance for doubtful accounts are as follows:

November 14,
2007
Balance at beginning of period	$3,707
Bad debt expense	571
Accounts written off	(1,557)
Recoveries	(1,802)
Balance at end of period	$919

6 - INVENTORIES

November 14,
2007
Raw materials	$82,139
Finished goods	64,663
$146,802

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

7 - PROPERTY, PLANT AND EQUIPMENT

November 14,
2007
Land	$11,063
Buildings and building improvements	55,324
Machinery and equipment	102,633
Furniture and fixtures	1,398
Transportation equipment	3,426
Computer equipment	4,217
Leasehold improvements	1,694
Assets under construction	3,862
183,617
Accumulated depreciation	78,980
$104,637

8 - BANK INDEBTEDNESS

The bank indebtedness of the Company’s Canadian subsidiaries consisted of various demand revolving credit facilities available by either prime rate loans or bankers’ acceptances, bearing interest at a Canadian bank’s prime rate (actual rate 6.25% at November 14, 2007), or bankers’ acceptance rates, plus a premium varying from 0% to 0.5% (actual rate 6.50% at November 14, 2007), and secured by inventories, movable hypothecs covering the universality of present and future book debts and a negative pledge on certain assets of the Canadian subsidiaries. There were no cross collateralizations among the various facilities. The agreement was terminated on November 14, 2007.

9 - LONG-TERM DEBT

On May 8, 2007, a U.S. subsidiary entered into a revolving credit agreement with a U.S. bank, which provides for borrowings, based upon a formula, of up to $50,000,000 through May 8, 2012. At November 14, 2007, there was $1,000,000 in outstanding letters of credit and  $49,000,000 in available borrowings. There were no outstanding balances under this agreement at November 14, 2007.  The interest rate of borrowings under the credit agreement is the bank’s prime rate, currently 7.50%, less 1% , or LIBOR, currently 4.88% plus 0.875%.   Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of November 14, 2007.  Borrowings are collateralized by all assets of the U.S. subsidiary having a carrying value of $196,423,000.

Mortgage loan, amounting to nil at November 14, 2007, bearing interest at a rate of 5.75%, maturing on October 22, 2018, repayable in monthly capital installments of $36,000 in 2007 (CA$41,675), secured by a first hypothec on land and building having a carrying value of $9,141,000 (CA$8,782,000) as of November 14, 2007. The company repaid the remaining balance of the loan on April 20, 2007.

A U.S. subsidiary entered into a $53,000,000 term loan agreement with a group of banks, as amended, of which an amount of nil was outstanding at November 14, 2007.  On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007 and the group of banks became one bank.  The interest rate on the term loan is the bank’s prime rate, currently 7.25%, plus a margin varying from 0.125% to 1.375%, or LIBOR, currently 4.88%, plus a margin varying from 1.375% to 2.625%. Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of November 14, 2007.  The term loan is collateralized by all assets of the U.S. subsidiary having a carrying value of $196,423,000.  On December 7, 2006, the U.S. subsidiary repaid all amounts due under the $53,000,000 term loan agreement.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

10 - RELATED PARTY TRANSACTIONS

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

Fiscal 2007 Period
Processing revenue from a joint venture	$188
Management fees from a joint venture	54
Processing charges paid to a joint venture	2,971
Rental charges paid to companies controlled by a director	1,386
Rental charges paid to companies jointly controlled by a director	436
Freight charges paid to a company controlled by a director	10,809

11 - FINANCIAL INSTRUMENTS

Fair value of financial instruments

The fair value of financial instruments has been estimated using data which management considers the best available methodology deemed suitable for the pertinent category of financial instruments as follows:

Due to their short-term maturity, the carrying value of certain financial instruments was assumed to approximate their fair value. These financial instruments include cash and cash equivalents, trade accounts receivable, trade accounts payable and accrued liabilities, trade accounts payable to a joint venture and trade accounts payable to a company controlled by a director.

Exchange rate risk

Although the Company's financial results are reported in U.S. dollars, a substantial portion of the Company's revenues is received in, and expenses are incurred in, Canadian dollars. The Company may in the future utilize forward exchange contracts to hedge its exposure to exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars by certain of its Canadian subsidiaries. At November 14, 2007, the Company had no such forward foreign currency contracts outstanding.

Interest rate risk

The Company's exposure to interest rate risk is as follows:

Cash and cash equivalents	Floating rate
Trade accounts receivable	Non-interest bearing
Trade accounts payable and accrued liabilities	Non-interest bearing
Income and other taxes	Non-interest bearing

Concentration risk

The Company does not have a concentration of available sources of supply, labor, service or other rights that, if suddenly eliminated, could severely impact its operations.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

11 - FINANCIAL INSTRUMENTS (Continued)

Financial instruments which potentially subject the Company to a concentration risk principally consist of cash and cash equivalents. The Company has its cash and cash equivalents placed with high quality, financial institutions. The balances at such institutions at November 14, 2007 and periodically throughout the year are in excess of federally insured limits. As part of its cash management process, the Company performs periodic evaluation of the relative credit standing of these institutions. The Company has not experienced any losses related to this concentration of risk. At November 14, 2007, the amount in excess of federal insured limits was approximately $19,918,000 for the U.S. subsidiaries and $29,257,000 for the Canadian Subsidiaries. At November 14, 2007, a portion of this amount was invested by a financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $13,166,000.

Credit risk

Concentration of credit risk with respect to sales and accounts receivable is limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographies, except for one customer that accounted for 12.4% of sales in the fiscal 2007 period. No customer accounted for more than 10% of trade accounts receivable in the fiscal 2007 period. The Company generally does not require collateral or other security to support customer receivables.

Commodity price risk

In the normal course of business, the Company is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products. The Company's market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

12 - JOINT VENTURE

The Company holds a 60% equity interest and a 50% voting interest in a joint venture that processes carbon steel into tubing.  The joint venture, Delta Tube and Company, Limited Partnership (“Delta Tube”) is located in LaSalle, Québec, Canada.

Condensed financial information of the joint venture is summarized below:

Fiscal 2007 Period
Operations
Net sales	$4,516
Operating income	380

November 14, 2007
Balance sheet
Assets
Current assets	$2,405
Property, plant and equipment	1,794
$4,199
Liabilities
Current liabilities	386
Joint venture investment
Capital contributions	2,504
Undistributed earnings	603
Accumulated other comprehensive income	706
$4,199

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

12 - JOINT VENTURE (Continued)

At November 14, 2007, the Company had a trade account payable to Delta Tube in the amount of $1,686,000.

13 - CONTINGENCIES

In October 2001, the Company’s subsidiary, American Steel and Aluminum Corporation (“ASA”), was named as one of 57 defendants in an action brought by two private parties under the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA, to recover costs incurred and to be incurred in connection with a waste disposal facility in Cumberland, Rhode Island which has been categorized as a Superfund site by federal authorities.  During 2006, ASA entered into a settlement with the plaintiffs, with the approval of the United States Environmental Protection Agency, or EPA, resolving its alleged liability for all claims for past and future response and oversight costs in connection with the Remedial Investigation/Feasibility Study for the site.  The litigation remains pending against the non-settling defendants.

The settlement does not address future remediation costs and the Company does not believe it is currently possible to estimate its share, if any, of such costs should claims for their recovery be pursued against ASA.

The Company is involved in various other lawsuits, claims, demands, and other legal proceedings and investigations arising out of or incidental to the conduct of its business.  While it is not possible to determine the ultimate disposition of each of these matters, the Company does not believe that their ultimate disposition will have a material adverse effect on its financial position, results of operations or cash flows.

14 - COMMITMENTS

The Company has entered into operating leases for certain facilities and equipment which expire at various dates until 2013. The following schedule outlines the future minimum rental payments under these commitments as at November 14, 2007:

2008	$4,083
2009	3,493
2010	2,290
2011	2,049
2012	802
Thereafter	162
Total minimum payments	$12,879

Rental expense under the operating leases amounted to approximately $4,827,000 for the fiscal 2007 period.

15 - RETIREMENT PLAN

A U.S. subsidiary makes available to substantially all of its employees a defined contribution plan under the Internal Revenue Code Section 401(k). The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. A percentage of such contribution, up to a certain limit, is matched by the employer. Investment elections are made at the discretion of the employees and the plan is administered by an independent third party. Costs incurred under the 401(k) plan amounted to approximately $537,000 for the fiscal 2007 period.

All Canadian subsidiaries make available to all of their employees a defined contribution plan.  The Canadian subsidiaries contribute a percentage of the employees’ salaries to the plan.  Investment elections are made at the discretion of the employees and the plan is administered by an independent third party.  Costs incurred under the plan amounted to approximately $685,000 for the fiscal 2007 period.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
 (In U.S. dollars; tabular amounts in thousands of U.S. dollars)

16 - FINANCIAL INFORMATION BY GEOGRAPHIC AREA

The Company operates in one reportable segment as an intermediate processor and distributor of carbon steel, stainless steel and aluminum products. Sales are attributed to countries based on the location of the external customer.

The following table summarizes the Company’s financial information by geographic area:

	United States	Canada	Total
Net sales
Domestic	$338,632	$400,405	$739,037
Export	608	45,400	46,008
Total	$339,240	$445,805	$785,045
Operating income	$17,846	$12,846	$30,692
Depreciation	$3,882	$6,410	$10,292
Long-lived assets	$60,285	$57,604	$117,889

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Statement of Operations and Comprehensive Income
(in thousands of U.S. dollars except share and per share data)
(unaudited)

	Three Months Ended August 25, 2007	Nine Months Ended August 25, 2007

Net sales	$191,480	$591,117
Cost of sales	155,019	478,295
Gross margin	36,461	112,822

Operating expenses
Plant	10,517	31,742
Delivery	5,762	17,964
Selling	3,305	10,480
Administrative and general	5,838	19,717
	25,422	79,903
Operating income	11,039	32,919

Interest expense	52	565
Other income	(402)	(1,483)
Share in income of a joint venture	(39)	(133)
	(389)	(1,051)
Income before income taxes	11,428	33,970
Income taxes (Note 3)	4,063	11,349
Net income	$7,365	$22,621

Net income per share – basic and diluted	0.70	2.16

Weighted average number of shares outstanding – basic and diluted	10,450,000	10,450,000

Comprehensive income
Net income	7,365	22,621
Changes in cumulative translation adjustment	4,715	13,342
	$12,080	$35,963

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Statement of Cash Flows
(in thousands of U.S. dollars)
(unaudited)

Nine Months Ended August 25, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$22,621
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	7,947
Share in income of a joint venture	(133)
Deferred income taxes	(441)
Loss on disposal of property, plant and equipment	(5)
Changes in working capital items
Accounts receivable	7,295
Income taxes receivable	81
Inventories	15,070
Prepaid expenses and other assets	(1,388)
Accounts payable and accrued liabilities	(1,915)
Income taxes payable	(2,357)
Net cash provided by operating activities	46,775

CASH FLOWS FROM INVESTING ACTIVITIES
Repayment of loan to a corporation	37,541
Additions to property, plant and equipment	(10,474)
Proceeds from disposal of property, plant and equipment	357
Other assets	(66)
Net cash provided by investing activities	27,358

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in bank indebtedness	(532)
Repayment of long-term debt	(41,346)
Net cash used in financing activities	(41,878)

Effect of exchange rate changes on cash and cash equivalents	2,958
Net increase in cash and cash equivalents	35,213
Cash and cash equivalents, beginning of period	31,016
Cash and cash equivalents, end of period	$66,229

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$216
Income taxes paid	$14,877

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars; tabular amounts in thousands of U.S. dollars)
(unaudited)

1 - INTERIM FINANCIAL PRESENTATION

The accompanying interim financial statements of Novamerican Steel Inc. and its subsidiaries (“Acquired Company” or the “Predecessor”) should be read in conjunction with the consolidated financial statements for the fiscal year ended November 25, 2006 and notes thereto contained in Acquired Company’s annual report.  The financial statements presented herein are unaudited but, in the opinion of management, include all necessary adjustments (which comprise only normal recurring items) required for a fair statement of results of operations and cash flows for the periods presented.  However, interim results of operations may not be indicative of results for the full fiscal year.  The accompanying interim consolidated financial statements of Acquired Company have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial statements.

Fiscal period

The Acquired Company operates on the basis of a fiscal year that ends on the last Saturday of November. Quarterly financial periods end on the last Saturday of February, May and August.

2 - SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements.

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Basis of consolidation

The accompanying consolidated financial statements include the accounts of Acquired Company and all its wholly-owned subsidiaries.  All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Translation of foreign currencies

The non-consolidated financial statements of Acquired Company and its subsidiaries are prepared based on their respective functional currencies, which are the U.S. dollar for U.S. operations and the Canadian dollar for Canadian operations. As a result, in Acquired Company’s consolidated financial statements, the financial statements of the Canadian operations are translated into U.S. dollars using the current rate method. Under this method, assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate in effect during the quarter. Gains and losses arising from translation are included in accumulated other comprehensive income.

Transactions concluded in foreign currencies by Acquired Company are translated into their respective functional currency as follows: monetary assets and liabilities are translated at the exchange rate in effect at quarter end and revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in the consolidated statements of operations and comprehensive income. Losses of approximately $723,000 were recorded in the three months ended August 25, 2007 and losses for the nine months ended August 25, 2007 were approximately $356,100.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and the provision for income taxes. Actual results could differ from these estimates.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars; tabular amounts in thousands of U.S. dollars)
(unaudited)

Current and Pending Accounting Changes

Current

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.  This statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle.  It applies to all voluntary changes in accounting principle.  It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  This statement is effective for Acquired Company at the beginning of the 2007 fiscal year, including interim periods.  The adoption of SFAS No. 154 had no impact on the preparation of the consolidated financial statements.

Pending

The FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, in June 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for Acquired Company at the beginning of the 2008 fiscal year, including interim periods. The impact resulting from the adoption of FIN 48 on the consolidated financial statements has not yet been determined.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not impose fair value measurements on items not already accounted for at fair value; rather it applies, with certain exceptions, to other accounting pronouncements that either require or permit fair value measurements. SFAS 157 is effective for Acquired Company at the beginning of the 2008 fiscal year, including interim periods. The impact resulting from the adoption of SFAS 157 on the consolidated financial statements has not yet been determined.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.   SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS 159 is effective for Acquired Company at the beginning of the 2008 fiscal year including interim periods. The impact resulting from the adoption of SFAS 159 on the consolidated financial statements has not yet been determined.

3 - INCOME TAXES

For the three and nine months ended August 25, 2007, Acquired Company recognized pretax income of $11,428,000 and $33,970,000 and tax expense of $4,063,000 and $11,349,000, respectively.

Income taxes for the three and nine months ended August 25, 2007 reflect an effective income tax rate of 36% and 33%, respectively.  The effective income tax rate for the twelve months ended November 25, 2006 was 36%.  The effective income tax rate decreased in the nine months ended August 25, 2007 due primarily to the recognition of a prior period tax benefit and a reduction to a Canadian provincial tax rate.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars; tabular amounts in thousands of U.S. dollars)
(unaudited)

4 - RELATED PARTY TRANSACTIONS

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

	Three months ended August 25, 2007	Nine months ended August 25, 2007
Processing revenue from a joint venture	$40	$169
Processing charges paid to a joint venture	$765	$2,143
Rental charges paid to companies controlled by a director	$263	$1,059
Rental charges paid to companies jointly controlled by a director	$2	$185
Freight charges paid to a company controlled by a director	$2,823	$7,784

5 - INVESTMENT IN A JOINT VENTURE

Acquired Company holds a 60% equity interest and a 50% voting interest in a joint venture with Mittal Canada, Inc., that processes carbon steel into tubing. The joint venture, Delta Tube and Company, Limited Partnership (“Delta Tube”), is located in LaSalle, Quebec, Canada.

Condensed financial information of the joint venture is summarized below:

	Three months ended August 25, 2007	Nine months ended August 25, 2007

Operations
Net sales	$1,157	$3,328
Operating income	$65	$225

Table of Contents-Financial

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Novamerican Steel Inc.

We have audited the accompanying consolidated balance sheets of Novamerican Steel Inc. (a Canadian Corporation) and Subsidiaries (the “Company” or the “Acquired Company”) as of November 25, 2006 and November 26, 2005 and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the two years in the period ended November 25, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Novamerican Steel Inc. and Subsidiaries as of November 25, 2006 and November 26, 2005 and the results of their operations and their cash flows for each of the two years in the period ended November 25, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montréal, Canada
December 19, 2006

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(In thousands of U.S. dollars, except per share data)

	Years ended
	November 25, 2006	November 26, 2005
Net sales	$840,798	$834,689
Cost of sales	655,659	664,134
Gross margin	185,139	170,555
Operating expenses
Plant	45,233	43,210
Delivery	25,586	23,371
Selling	13,886	13,562
Administrative and general	31,034	30,326
	115,739	110,469
Operating income	69,400	60,086
Interest expense	1,139	3,892
Share in income of a joint venture	(743)	(720)
	396	3,172
Income before income taxes	69,004	56,914
Income taxes (Note 3)	24,706	19,976
Net income	$44,298	$36,938
Net income per share (Note 4)
Basic	$4.26	$3.70
Diluted	$4.25	$3.58
Comprehensive income
Net income	44,298	36,938
Changes in cumulative translation adjustment	3,134	3,736
Changes in fair value of interest rate swap, net of deferred income taxes of $29 ($275 in 2005)	42	395
	$47,474	$41,069

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Statements of Shareholders’ Equity
(In thousands of U.S. dollars, except share data)

	Common shares		Retained	Accumulated other comprehensive	Total shareholders’
	Number	Amount	earnings	Income	equity
Balance at November 27, 2004	9,786,089	$29,609	$184,782	$16,317	$230,708
Options exercised	370,137	5,182			5,182
Net income			36,938		36,938
Changes in cumulative translation adjustment				3,736	3,736
Changes in fair value of interest rate swap, net of deferred income taxes of $275				395	395
Balance at November 26, 2005	10,156,226	34,791	221,720	20,448	276,959
Options exercised	293,774	4,113			4,113
Net income			44,298		44,298
Changes in cumulative translation adjustment				3,134	3,134
Changes in fair value of interest rate swap, net of deferred income taxes of $29				42	42
Balance at November 25, 2006	10,450,000	$38,904	$266,018	$23,624	$328,546

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Years ended
	November 25, 2006	November 26, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$44,298	$36,938
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	10,697	9,936
Share in income of a joint venture	(743)	(720)
Deferred income taxes	(795)	(359)
Gain on disposal of property, plant and equipment	(995)	(69)
Changes in working capital items
Trade accounts receivable	15,310	4,339
Income taxes receivable	2,858	(2,666)
Inventories	(34,234)	46,181
Prepaid expenses and other	(634)	(611)
Accounts payable and accrued liabilities	(21,098)	(4,744)
Income taxes payable	696	(18,648)
Net cash from operating activities	15,360	69,577
CASH FLOWS FROM INVESTING ACTIVITIES
Repayment of loan to a Corporation	17,621
Loan to a Corporation	37,885	(16,443)
Acquisition of minority interest		(205)
Distribution from a joint venture	1,132	846
Additions to property, plant and equipment	(22,581)	(5,359)
Proceeds from disposal of property, plant and equipment	10,877	514
Other assets	(67)	(255)
Net cash used for investing activities	(30,903)	(20,902)
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in bank indebtedness	(2,236)	(802)
Issue of common shares	4,113	5,182
Advances due to an employee		(730)
Repayment of long-term debt	(3,670)	(16,756)
Net cash used for financing activities	(1,793)	(13,106)
Effect of exchange rate changes on cash and cash equivalents	547	774
Net increase (decrease) in cash and cash equivalents	(16,789)	36,343
Cash and cash equivalents, beginning of year	47,805	11,462
Cash and cash equivalents, end of year	$31,016	$47,805
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	2,444	4,053
Income taxes paid	24,738	40,259

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	November 25, 2006	November 26, 2005
ASSETS
Current assets
Cash and cash equivalents	$31,016	$47,805
Trade accounts receivable, net (Note 5)	109,609	121,626
Loans receivable (Note 6)	37,670	17,132
Income taxes receivable		2,778
Inventories (Note 7)	163,060	127,316
Prepaid expenses and other	2,096	2,736
Deferred income taxes (Note 3)	1,957	1,815
	345,408	321,208
Investment in a joint venture	1,748	2,137
Property, plant and equipment (Note 8)	106,309	102,794
Goodwill (Note 9)	12,994	12,994
Deferred income taxes (Note 3)	2,260	1,767
Other assets	328	683
	$469,047	$441,583
LIABILITIES
Current liabilities
Current portion of long-term debt	38,642	3,078
Bank indebtedness (Note 10)	513	2,676
Trade accounts payable and accrued liabilities	79,302	97,750
Trade accounts payable to a company controlled by a director	677	873
Trade accounts payable to a joint venture	592	977
Advances due to related parties (Note 11)	192	113
Income taxes payable	1,703	998
Deferred income taxes (Note 3)	290	338
	121,911	106,803
Long-term debt (Note 12)	2,645	41,782
Fair value of interest rate swap (Note 15)		71
Deferred income taxes (Note 3)	15,945	15,968
	140,501	164,624
Contingencies and commitments (Notes 17 and 18)
SHAREHOLDERS’ EQUITY
Preferred shares, no par value: Unlimited number of shares authorized; none issued or outstanding
Common shares, no par value: Unlimited number of shares authorized; issued and outstanding shares: 10,450,000 in 2006 and 10,156,226 in 2005	38,904	34,791
Retained earnings	266,018	221,720
Accumulated other comprehensive income	23,624	20,448
	328,546	276,959
	$469,047	$441,583

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

1 - GOVERNING STATUTES AND NATURE OF OPERATIONS

Novamerican Steel Inc. (Novamerican) was incorporated under the Canada Business Corporations Act. The Company processes and distributes, through its 23 locations in the Northeastern, Mid-Atlantic and Mid-Western United States and the Canadian provinces of Québec and Ontario, carbon steel, stainless steel and aluminum products, including carbon steel tubular products, and operates as an intermediary between primary metal producers and manufacturers that require processed metal.

2 - ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the reporting currency is the United States of America dollar (U.S. dollar).

A summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Basis of consolidation

The consolidated financial statements include the accounts of Novamerican and all its wholly owned subsidiaries (collectively, the “Company”, “Acquired Company” or the “Predecessor”). All intercompany balances and transactions have been eliminated.

Joint venture

The Company’s interest in a joint venture is accounted for by the equity method. Accordingly, the Company’s share in income of joint venture is included in consolidated net income.

Fiscal year

The fiscal year-end of the Company is the last Saturday of November. The fiscal years ending November 25, 2006 and November 26, 2005 include 52 weeks of operations.

Translation of foreign currencies

Transactions concluded in foreign currencies by the Company are translated into their respective functional currency as follows: monetary assets and liabilities are translated at the exchange rate in effect at year-end; revenues and expenses are translated at the average exchange rate for the month in which they occur. Exchange gains and losses arising from transactions denominated in foreign currencies are included in net sales in the consolidated statements of operations and comprehensive income. Gains (losses) amounted to $(469,000) in 2006 and $101,000 in 2005.

The financial statements of the Company’s Canadian subsidiaries are translated from their functional currency, the Canadian dollar, into the reporting currency, the U.S. dollar, as follows: assets and liabilities are translated at the exchange rate in effect at year-end; revenues and expenses are translated at the average exchange rate for the year. All cumulative translation gains or losses are included in accumulated other comprehensive income in the consolidated balance sheets.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based on currently available information. Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and the provision for income taxes. Actual results could differ from these estimates.

Revenue recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable. Title to the product generally passes and revenue is recognized upon delivery of the product at the customer’s destination. Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

The customer is invoiced for the complete product delivered to the customer’s designated location and shipping and handling charges are not invoiced separately. Shipping and handling costs are recorded under the “Delivery” caption on the consolidated statements of operations and comprehensive income.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and term deposits which are short-term, highly liquid investments with original maturities of three months or less.

Trade accounts receivable

Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Trade accounts receivable are stated at amounts due from customers based on agreed upon payment terms net of an allowance for doubtful accounts. Accounts outstanding longer than the agreed upon payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off trade accounts receivable when they are determined to be uncollectible, and any payments subsequently received on such receivables are credited to the bad debt expense.

Inventories

Inventories are stated at the lower of cost or market and include the cost of purchased steel and freight. Cost is determined using the specific identification method or the moving average cost method.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Property, plant and equipment

Property, plant and equipment are stated at cost and are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition are estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, impairment is recognized. Management believes that there has been no impairment of the Company’s property, plant and equipment as at November 25, 2006.

Property, plant and equipment are depreciated over their estimated useful lives using the following methods:

Buildings and building improvements	Straight-line	10 to 40 years
Machinery and equipment	Straight-line	5 to 20 years
Furniture and fixtures	Straight-line	5 to 15 years
Transportation equipment	Straight-line	3 to 7 years
	Diminishing balance	or 30%
Computer equipment	Straight-line	3 to 5 years
	Diminishing balance	or 30%
Leasehold improvements	Straight-line	5 to 10 years
Aircraft	Straight-line	15 years

No depreciation is recorded on assets under construction.

Depreciation expense was approximately $10,492,000 and $9,327,000 for the years ended November 25, 2006 and November 26, 2005, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it is impaired. Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit with its fair value. If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value.

The Company determined the fair value of goodwill based on a discounted cash flow income approach. The income approach indicates the fair value of a business enterprise based on the discounted value of the cash flows that the business can be expected to generate in the future. This analysis is based upon projections prepared by the Company and data from sources of publicly available information available at the time of preparation. These projections are based on a strategic plan using financial projections for a 3 to 5 year time horizon and represent management’s best estimate of future results. In making these projections, the Company considered its markets, the competitive environment and its advantages.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

There will usually be differences between estimated and actual results as events and circumstances frequently do not occur as expected, and those differences may be material.

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets, the Company performed an annual impairment test of goodwill for fiscal years 2006 and 2005. No impairment charge resulted from these tests.

Other assets

Other assets are recorded at cost and are composed primarily of expenses incurred in issuing long-term debt which are deferred and amortized over the term of the related debt. Amortization expense was approximately $205,000 and $609,000 for the years ended November 25, 2006 and November 26, 2005, respectively.

Income taxes

The provision for income taxes is computed on the pretax income of the consolidated subsidiaries located within each taxing country based on the current income tax law. Deferred income taxes are provided based upon currently enacted income tax rates for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Deferred income taxes include the benefit of losses carried forward when it is more likely than not that future profits will result. Should the opportunity to realize the benefit of these losses expire, such amounts would result in additional deferred income tax expense.

No provision has been made for deferred income taxes that may result from future remittance of approximately $89,227,000 of undistributed tax paid earnings of the foreign subsidiaries as of November 25, 2006. Under current Canadian income tax law, the Company may repatriate undistributed earnings of such foreign subsidiaries without any income tax effect. However, should the Company repatriate part or all of the undistributed earnings of its foreign subsidiaries, a 5% withholding tax would be assessable on that amount. At this time, the Company does not intend to repatriate any earnings of foreign subsidiaries.

Comprehensive income

Components of comprehensive income include net income, changes in cumulative translation adjustment and changes in fair value of interest rate swap net of deferred income taxes.

Stock-based compensation

The Company has established a stock-based compensation plan, described in Note 13. The Company did not recognize compensation expense when stock options were granted to plan participants during fiscal year 1997. As of November 30, 2002, all options outstanding were vested. As of November 25, 2006, all options outstanding were exercised. Any consideration paid by plan participants on the exercise of stock options is credited to share capital. The Company has not issued any stock options since fiscal year 1997.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Current and pending accounting changes

Current

Effective November 27, 2005, the Company adopted revised SFAS No.123 (“SFAS No. 123 (R)”), Share-Based Payment, which requires all entities to recognize the fair value of share-based payment awards (stock compensation) classified in equity. The adoption of SFAS No. 123 (R) did not have an initial impact on the consolidated financial statements.

Effective November 27, 2005, the Company adopted SFAS No. 151, Inventory Costs, which clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of production facilities. The adoption of SFAS No. 151 did not have a material impact on the consolidated financial statements.

Effective November 27, 2005, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result to the exchange. The adoption of SFAS No. 153 did not have a material impact on the consolidated financial statements.

Effective November 25, 2006, the Company adopted Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements issued by the U.S. Securities and Exchange Commission. SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements. There have been two widely-used methods for quantifying the effects of financial statement misstatements. The “roll-over” method quantifies the amount by which the current year income statement is misstated and can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The “iron curtain” method quantifies the error as the cumulative amount by which the current year balance sheet is misstated and can result in disregarding the effects of errors in the current year income statement that result from the correction of an error existing in previously issued financial statements. The Company used the roll-over method for quantifying identified financial statement misstatements. SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the Company’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.

SAB 108 allows registrants to initially apply the dual approach either by retroactively adjusting prior financial statements as if the dual approach had always been used or by recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of November 27, 2005 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The adoption of SAB 108 had no impact on the preparation of the consolidated financial statements.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

2 - ACCOUNTING POLICIES (Continued)

Pending

The FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, in June 2006. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of FIN 48 has not yet been determined.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for the Company at the beginning of the 2008 fiscal year. The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. This statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for the Company at the beginning of the 2007 fiscal year.

Reclassification

Certain fiscal year 2005 amounts have been reclassified to conform to fiscal year 2006 presentation.

3—INCOME TAXES

The following summarizes the Company’s income taxes on the earnings of its Canadian and U.S. operations.

Income before income taxes by local jurisdiction:

	Years ended
	November 25,	November 26,
	2006	2005
Canada	$34,284	$31,567
United States	34,720	25,347
	$69,004	$56,914

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

3 - INCOME TAXES (Continued)

The income tax provision is composed of the following:

	Years ended
	November 25,	November 26,
	2006	2005
Current
Canada	$11,638	$10,015
United States	13,863	10,320
	25,501	20,335
Deferred
Canada	(655)	(218)
United States	(140)	(141)
	(795)	(359)
	$24,706	$19,976

The components of the Company’s net deferred income tax liability are as follows:

	November 25,	November 26,
	2006	2005
Assets
Current deferred income taxes
Inventories	$770	$819
Trade accounts receivable	1,187	956
Other items		40
	$1,957	$1,815
Long-term deferred income taxes
Fair value of interest rate swap		29
Unrealized capital loss on translation of advances to subsidiaries	1,162	1,424
Other items	1,098	314
	$2,260	$1,767
Liabilities
Current deferred income taxes
Investment in a joint venture	$290	$338
Long-term deferred income taxes
Property, plant and equipment	15,933	15,914
Investment in a joint venture	11	54
Intangibles	1
	$15,945	$15,968

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

3 - INCOME TAXES (Continued)

The reconciliation between the Canadian statutory income tax rate and the Company’s effective income tax rate is as follows:

	Years ended
	November 25,	November 26,
	2006	2005
Canadian statutory income tax rate	34.4%	30.5%
United States statutory income tax rate difference	3.2	5.5
Provincial incentive for manufacturing and processing activities	(0.5)	(0.5)
Other items	(1.3)	(0.4)
Effective income tax rate	35.8%	35.1%

4 - EARNINGS PER SHARE

The basic income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year.

The diluted income per share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the year, plus the effects of dilutive stock options. The diluted income per share is computed using the treasury method, which assumes that all stock options are exercised at the beginning of the year and that the funds obtained are used to purchase common shares of the Company at the average trading price of the common shares during the period.

The following table provides the reconciliation between basic and diluted income per share:

	Years ended
	November 25,	November 26,
	2006	2005
Net income	$44,298	$36,938
Weighted average number of common shares outstanding	10,391,891	9,993,337
Effect of dilutive stock options	58,109	326,292
Weighted average number of diluted common shares outstanding	10,450,000	10,319,629
Net income per share
Basic	$4.26	$3.70
Diluted	$4.25	$3.58

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

5 - TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following:

	November 25,	November 26,
	2006	2005
Trade accounts	$113,316	$125,025
Allowance for doubtful accounts	(3,707)	(3,399)
	$109,609	$121,626

Changes in the Company’s allowance for doubtful accounts are as follows:

	November 25,	November 26,
	2006	2005
Balance at beginning of year	$3,399	$3,622
Bad debt expense	1,739	1,585
Accounts written off	(1,184)	(1,283)
Recoveries	(247)	(525)
Balance at end of year	$3,707	$3,399

6 - LOANS RECEIVABLE

Loans receivable consist of the following:

	November 25,	November 26,
	2006	2005
Loan to a Canadian Corporation, bearing interest at 3.12%, maturing December 23, 2005, secured by a Canadian chartered bank	$	$17,132
Loan to a U.S. Corporation, bearing interest at 4.23%, maturing December 4, 2006, secured by a Canadian chartered bank	37,670
	$37,670	$17,132

7 - INVENTORIES

	November 25,	November 26,
	2006	2005
Raw materials	$91,429	$75,138
Finished goods	71,631	52,178
	$163,060	$127,316

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

8 - PROPERTY, PLANT AND EQUIPMENT

	November 25,	November 26,
	2006	2005
Land	$10,033	$7,090
Buildings and building improvements	48,033	45,819
Machinery and equipment	91,798	87,315
Furniture and fixtures	1,098	985
Transportation equipment	2,717	2,053
Computer equipment	3,651	3,203
Leasehold improvements	2,138	1,932
Aircraft	12,870	11,650
Assets under construction	391	266
	172,729	160,313
Accumulated depreciation	66,420	57,519
	$106,309	$102,794

9 - GOODWILL

	November 25,	November 26,
	2006	2005
Balance at beginning of year	$12,994	$12,789
Goodwill acquired during the year		205
Balance at end of year	$12,994	$12,994

10 - BANK INDEBTEDNESS

The bank indebtedness of the Company’s Canadian subsidiaries consists of various demand revolving credit facilities available by either prime rate loans or bankers’ acceptances, bearing interest at a Canadian bank’s prime rate, currently 6.00% (4.75% in 2005), or bankers’ acceptance rates, plus a premium varying from 0% to 0.5% in both years (actual rate 6.25% and 5.25% at November 25, 2006 and November 26, 2005, respectively), and secured by inventories, movable hypothecs covering the universality of present and future book debts and a negative pledge on certain assets of the Canadian subsidiaries. There are no cross collateralizations among the various facilities. These facilities are renegotiated on an annual basis.

The Company’s Canadian subsidiaries have approximately $43,802,000 in 2006 and $42,830,000 in 2005 (CA$50,000,000 in both years) of revolving credit facilities from two Canadian financial institutions, of which approximately $43,062,064 (CA$49,155,346) was available at November 25, 2006 and $41,691,000 (CA$48,670,000) was available at November 26, 2005. As of November 25, 2006 and November 26, 2005, the bank had issued guarantees and letters of credit for the Company’s Canadian subsidiaries amounting to $182,742 (CA$208,600) and $99,400 (CA$116,000), respectively.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

11 - ADVANCES DUE TO RELATED PARTIES

	November 25,	November 26,
	2006	2005
Advance due to a major shareholder, without interest and repayment terms	$124	$103
Advance due to a director, without interest and repayment terms		10
Advance due to a company controlled by an officer, without interest and repayment terms	68
	$192	$113

12 - LONG-TERM DEBT

		November 25,	November 26,
	Maturity	2006	2005
Revolving line of credit(a)	2007	$	$
Mortgage loan(b) (CA$3,518,735; CA$4,676,560 in 2005)	2018	3,083	4,006
Term loan(c)	2007	38,204	40,854
		41,287	44,860
Less: Current portion of long-term debt		38,642	3,078
		$2,645	$41,782

(a)           A U.S. subsidiary entered into a revolving credit agreement with a group of banks, as amended, which provides for borrowings, based upon a formula, of up to $40,000,000 through April 7, 2006. On November 22, 2005, the term of the agreement was extended for one additional year through April 7, 2007 and the group of banks became one bank. At November 25, 2006, there was an amount of $39,000,564 ($38,948,238 in 2005) in available borrowings, of which there were no outstanding balances under this agreement at November 25, 2006 and November 26, 2005. The interest rate on borrowings under the credit agreement is the bank’s prime rate, currently 8.25% (7.00% in 2005), plus a margin varying from 0% to 1.25% in both years, or LIBOR, currently 5.32% (4.21% in 2005), plus 1.25% in both years (actual rate 5.32% and 4.19% at November 25, 2006 and November 26, 2005, respectively). Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of November 25, 2006. Borrowings are collateralized by all assets of the U.S. subsidiary having a carrying value of $208,099,000.

(b)           Mortgage loan, amounting to $3,083,000 (CA$3,518,735) in 2006 and $4,006,000 (CA$4,676,560) in 2005, bearing interest at a rate of 5.75% in both years, maturing on October 22, 2018, repayable in monthly capital instalments of $36,000 in 2006 and $35,000 in 2005 (CA$41,675 in both years), secured by a first hypothec on land and building having a carrying value of $8,590,000 (CA$9,805,000) as of November 25, 2006. The Company has the option of prepaying 15% of the outstanding loan balance each year.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

12 - LONG-TERM DEBT (Continued)

(c)           A U.S. subsidiary entered into a $53,000,000 term loan agreement with a group of banks, as amended, of which an amount of $38,204,000 and $40,854,000 was outstanding at November 25, 2006 and November 26, 2005, respectively. On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007 and the group of banks became one bank. The interest rate on the term loan is the bank’s prime rate, currently 8.25% (7.00% in 2005), plus a margin varying from 0.125% to 1.375% in both years, or LIBOR, currently 5.32% (4.21% in 2005), plus a margin varying from 1.375% to 2.625% in both years (actual rate 6.79% and 5.67% at November 25, 2006 and November 26, 2005, respectively). Monthly principal payments of $221,000 are due through April 7, 2007 with the balance of the loan of $37,321,000 due April 7, 2007. Among the restrictive financial covenants contained in the agreement are ratios as to fixed charges, tangible capital base and senior liabilities to tangible capital base, all of which were respected as of November 25, 2006. The term loan is collateralized by all assets of the U.S. subsidiary having a carrying value of $208,099,000. On December 7, 2006, the Company repaid all amounts due under the $53,000,000 term loan agreement.

As required by the term loan agreement, the U.S. subsidiary has entered into an interest rate swap agreement to fix the interest rate at 5.27% plus the applicable margin on borrowings of up to $20,000,000 through April 16, 2006. The agreement expired on April 16, 2006. As of November 26, 2005, the interest rate on $20,000,000 was 6.65% and the effective interest rate on the excess was 5.68%.

Aggregate maturities of long-term debt are as follows:

Fiscal years
2007	$38,642
2008	438
2009	438
2010	438
2011	438
Thereafter	893

13 - SHARE OPTION PLAN

On September 24, 1997, Novamerican’s Board of Directors adopted the Novamerican Steel Inc. 1997 Share Option Plan which provides for the grant of incentive stock options (ISOs) as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, non-qualified stock options (NSOs) and Other Rights (collectively, Awards) to key employees and directors of the Company. Options will be exercisable in instalments pursuant to a vesting schedule during the period specified in each option agreement. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the common shares). The exercise price for ISOs granted under the Share Option Plan may be no less than the fair market value of the common shares at the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the common shares). The exercise price for NSOs and all other Awards will be at the discretion of the Compensation Committee. Stock Appreciation Rights (SARs) may be granted to Share Option Plan participants separately or in connection with ISOs and NSOs. Upon exercise of a SAR, the holder is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of common shares for which the SAR is exercised, over the exercise price for such common shares under a related option, or if there is no related option, over an amount per common share stated in the written agreement setting forth the terms and conditions of the SAR. The Company has reserved 1,500,000 common shares for issuance under the Share Option Plan. Since its inception, 750,000 common shares have been issued under this plan.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

13 - SHARE OPTION PLAN (Continued)

On September 24, 1997, ISOs were granted to three executive officers of the Company to purchase 750,000 common shares at an exercise price equivalent to the initial public offering price of $14.00 per common share. One-fifth of the ISOs could be exercised at each anniversary date of the grant except for 300,000 ISOs of which 40% could be exercised after the second anniversary date only and 20% at each anniversary date thereafter. The Company has not issued any SARs as of November 25, 2006.

A summary of stock option activity and related information for 2005 and 2006 follows:

	Shares	Weighted average exercise price
Outstanding—November 26, 2005	293,774	$14.00
Granted	—	—
Exercised	293,774	14.00
Forfeited	—	—
Outstanding—November 25, 2006	—	—
Exercisable at end of year
2005	293,774	14.00
2006	—	—

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

14 - RELATED PARTY TRANSACTIONS

The following transactions with related parties were concluded in the normal course of business and were measured at their respective exchange values, which are the amounts established and agreed to by the related parties:

	Years ended
	November 25,	November 26,
	2006	2005
Processing revenue from a joint venture	$200	$183
Management fees from a joint venture	53	49
Processing charges paid to a joint venture	3,645	3,254
Rental charges paid to companies controlled by a director	1,780	1,350
Rental charges paid to companies jointly controlled by a director	394	722
Freight charges paid to a company controlled by a director	10,525	7,458
Interest paid to a major shareholder		111
Interest paid to a director		43
Interest paid to an employee of a subsidiary		36

15 - FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Fair value of financial instruments

The fair value of financial instruments has been estimated using data which management considered the best available methodology deemed suitable for the pertinent category of financial instruments. The estimation methodologies are as follows:

•
Due to their short-term maturity, the carrying value of certain financial instruments was assumed to approximate their fair value. These financial instruments include cash and cash equivalents, trade accounts and loans receivable, bank indebtedness, trade accounts payable and accrued liabilities, trade accounts payable to a company controlled by a director, trade accounts payable to a joint venture and advances due to related parties.

•
The fair value of long-term debt, including the portion due within one year, is determined by discounting future cash flows using Government of Canada bonds effective interest rates increased by a risk premium; and

•	The fair value of the interest rate swap agreement used for hedging purposes is estimated by obtaining quotes from the Company’s banker.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

15 - FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Fair value of financial instruments:

	November 25, 2006		November 26, 2005
	Carrying amount	Fair value	Carrying amount	Fair value
Long-term debt	$41,287	$41,924	$44,860	$44,910
Interest rate swap			71	71

The fair value of the interest rate swap represents the amount that would have been required to settle the contract as of November 26, 2005 had the contract been terminated. The notional amount of the swap was $20,000,000 as of November 26, 2005 and expired on April 16, 2006.

Exchange rate risk

Although the Company’s financial results are reported in U.S. dollars, a substantial portion of the Company’s revenues is received in, and its expenses are incurred in Canadian dollars. The Company utilizes, from time to time, forward exchange contracts to hedge its exposure to exchange rate fluctuations in connection with future sales and purchases denominated in U.S. dollars by certain of its Canadian subsidiaries. At November 25, 2006 and November 26, 2005, the Company had no such forward foreign currency contracts outstanding.

Interest rate risk

The Company’s exposure to interest rate risk is as follows:

Cash and cash equivalents	Floating rate: $16,577,000
Non-interest bearing: $14,439,000
Trade accounts receivable	Non-interest bearing
Loans receivable	Fixed rate
Bank indebtedness	Floating rate
Accounts payable and accrued liabilities	Non-interest bearing
Income and other taxes	Non-interest bearing
Long-term debt	Fixed rate: $3,083,000
Floating rate: $38,204,000

Concentration risk

The Company does not have a concentration of available sources of supply, labor, service or other rights that, if suddenly eliminated, could severely impact its operations.

The Company’s customer base is widely diversified and is involved in various industries. Therefore, the Company believes that no material concentrations of credit risk exist. To reduce credit risk, the Company performs evaluations of its customers’ creditworthiness and accordingly does not generally require collateral.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

15 - FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Commodity price risk

In the normal course of business, the Company is exposed to market risk or price fluctuations related to the purchase, production or sale of steel products. The Company’s market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

Credit risk

The U.S. subsidiaries maintain their cash in bank deposit accounts at local financial institutions in the United States, which at times during the year may exceed federal insured limits. At November 25, 2006, the amount in excess of federal insured limits was approximately $14,452,000. The U.S. subsidiaries have not experienced any losses in the accounts. The Company believes it is not exposed to any significant credit risk in cash accounts located in the United States. At November 25, 2006, a portion of this amount was invested by a financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $6,869,000 and a portion was invested in money market funds approximating $5,578,000.

16 - JOINT VENTURE

The Company holds a 60% equity interest and a 50% voting interest in a joint venture that processes carbon steel into tubing.

Condensed financial information of the joint venture is summarized below:

	Twelve-month periods ended
	November 25,	November 26,
	2006	2005
Operations
Net sales	$5,725	$4,944
Operating income	1,289	1,147

	November 25, 2006	November 26, 2005
Balance sheet
Assets
Current assets	$1,479	$1,728
Property, plant and equipment	1,650	2,018
	3,129	3,746
Liabilities
Current liabilities	286	404
Joint venture investment
Capital contributions	2,504	2,921
Undistributed earnings	216	330
Accumulated other comprehensive income	123	91
	$3,129	$3,746

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

17 - CONTINGENCIES

The Company is contingently liable under claims issued in the normal course of business and with respect to claims and litigation that arise from time to time. In the opinion of management, any uninsured liability, which may arise from such contingencies, would not have a material adverse effect on the consolidated financial statements.

On March 3, 2006, Dana Corporation (“Dana”), a primary customer of one of the U.S. subsidiaries, and 40 of its subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. At the time of Dana’s bankruptcy filing, the Company had an account receivable balance of approximately $5,055,000 and an account payable balance of approximately $3,192,000. Accordingly, the net pre-petition receivable owed by Dana approximated $1,863,000 (the “Dana Receivable”). Because Dana has yet to propose a plan for reorganizing its businesses, it is too early to assess whether the Company will be able to recover all or any portion of the Dana Receivable. After performing an internal analysis of the collectibility of the Dana Receivable based on the information available to the Company at this time, the Company concluded that a provision was necessary for amounts that it may ultimately not collect from Dana. This provision is based on the Company’s current expectation of amounts it may recover through the Dana bankruptcy proceedings and is subject to change as the Company obtains new information. While the Company has recorded a provision for uncollectible amounts owed by Dana as of November 25, 2006, it will continue to actively seek reimbursement through the bankruptcy process and any other means, including discussions with Dana.

18 - COMMITMENTS

The Company has entered into operating leases for certain facilities and equipment which expire at various dates until 2013. The following schedule outlines the future minimum rental payments under these commitments as at November 25, 2006:

2007	$3,515
2008	2,888
2009	2,166
2010	1,811
2011	1,642
Thereafter	628
Total minimum payments	$12,650

Rental expense under the operating leases amounted to approximately $4,168,000 and $4,079,000 for the years ended November 25, 2006 and November 26, 2005, respectively.

19 - RETIREMENT PLAN

A U.S. subsidiary makes available to substantially all of its employees a defined contribution plan under the Internal Revenue Code Section 401(k). The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. A percentage of such contribution, up to a certain limit, is matched by the employer. Investment elections are made at the discretion of the employees and the plan is administered by an independent third party. The U.S. subsidiary matches a percentage of the employee contributions up to a certain limit. Costs incurred under the 401(k) plan amounted to approximately $552,000 for each of the years ended November 25, 2006 and November 26, 2005.

Table of Contents-Financial
Acquired Company and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars; tabular amounts in thousands of U.S. dollars, except share and per share data)

20 - FINANCIAL INFORMATION BY GEOGRAPHIC AREA

The Company operates in one reportable segment as an intermediate processor and distributor of carbon steel, stainless steel and aluminum products. Sales are attributed to countries based on the location of the external customer.

The following table summarizes the Company’s financial information by geographic area:

	United States	Canada	Total
2006
Net sales
Domestic	$359,057	$440,845	$799,902
Export	463	40,433	40,896
Total	$359,520	$481,278	$840,798
Operating income	$29,840	$39,560	$69,400
Depreciation	$3,802	$6,690	$10,492
Long-lived assets	$66,936	$52,367	$119,303
2005
Net sales
Domestic	$344,354	$456,473	$800,827
Export	456	33,406	33,862
Total	$344,810	$489,879	$834,689
Operating income	$20,169	$39,917	$60,086
Depreciation	$3,725	$5,602	$9,327
Long-lived assets	$65,118	$50,670	$115,788

Table of Contents-Financial
Integrated Steel and Subsidiaries
Consolidated Statement of Operations (unaudited)
(in U.S. dollars)

Period from November 26, 2006 to November 14, 2007

Net sales	$341,936,200
Cost of sales	272,953,502
Gross margin	68,982,698

Operating expenses
Plant	15,864,469
Delivery	11,077,201
Selling	8,010,357
Administrative and general	12,436,436
47,388,463
Other operating income	2,031,352
Operating income	23,625,587

Interest expense	2,240,019
Other income	(810,001)
Other income, net	(874,176)
555,842
Income before income taxes	23,069,745
Income taxes (Note 4)	8,088,670
Net income	$14,981,075

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Consolidated Statement of Stockholder’s Equity (unaudited)
(in U.S. dollars, except share data)

	Common shares		Additional paid-in	Retained	Total Stockholder’s
	Number	Amount	capital	Earnings	Equity
Balance at November 25, 2006	1,000	$10	$11,999,990	$89,226,877	$101,226,877
Net income				14,981,075	14,981,075
Balance at November 14, 2007	1,000	$10	$11,999,990	$104,207,952	$116,207,952

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Consolidated Statement of Cash Flows (unaudited)
(in U.S. dollars)

Period from November 26, 2006 to November 14, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,981,075
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,882,311
Amortization of deferred financing costs	109,432
Deferred income taxes	(2,951,338)
Loss on sale of property, plant and equipment	148,467
Provision for doubtful accounts	(685,000)
Provision for inventory	(490,000)
Changes in working capital items
Accounts receivable	7,571,152
Inventories	14,348,341
Prepaid expenses	(305,399)
Due from affiliate	(768,487)
Accounts payable and accrued expenses	1,343,159
Due to affiliates for inventory purchases and other	(6,042,670)
Current due to affiliate	(9,621,573)
Income taxes payable	5,232,126
Net cash from operating activities	26,751,596

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(8,810,965)
Proceeds from disposal of property, plant and equipment	11,689,625
Other assets	(2,367)
Net cash from investing activities	2,876,293

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred financing fees	(59,032)
Advance to affiliate	(6,400,000)
Borrowings under demand note due to affiliate	45,000,000
Repayment of demand note due to affiliate	(11,600,000)
Repayment of long-term debt due to affiliate	(45,204,167)
Repayment of due to affiliate for funding of acquisition of joint venture	(2,261,873)
Net cash used for financing activities	(20,525,072)

Net increase in cash and cash equivalents	9,102,817
Cash and cash equivalents, beginning of period	7,718,993
Cash and cash equivalents, end of period	$16,821,810

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$1,401,287
Income taxes paid	$5,807,880

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Consolidated Balance Sheet (unaudited)
(in U.S. dollars)

November 14, 2007
ASSETS
Current assets
Cash and cash equivalents	$16,821,810
Trade accounts receivable, net (Note 5)	40,237,106
Inventories (Note 6)	69,204,812
Prepaid expenses	1,163,979
Due from affiliate	8,071,382
Deferred income taxes (Note 4)	638,977
136,138,066
Property, plant and equipment (Note 7)	49,512,300
Goodwill (Note 8)	10,514,684
Other assets	257,734
Total	$196,422,784

LIABILITIES
Current liabilities
Demand note, due to affiliate (Note 10)	$33,400,000
Trade accounts payable	23,335,631
Accrued liabilities	8,897,212
Due to affiliates for inventory purchases and other	1,191,028
Income taxes payable	5,169,444
Total current liabilities	71,993,315
Due to affiliate for funding of acquisition of joint venture (Note 10)	28,581
Deferred income taxes (Note 4)	8,192,936
80,214,832
Contingencies and commitments (Notes 13 and 14)

STOCKHOLDERS’ EQUITY
Common stock: $.01 par value; 3,000 shares authorized; 1000 shares issued and outstanding	10
Additional paid-in capital	11,999,990
Retained earnings	104,207,952
116,207,952
$196,422,784

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

1 - NATURE OF OPERATIONS

Integrated Steel Industries, Inc. and its Subsidiaries (the “Company”) is a regional distributor of sheet, coil and other steel, aluminum and stainless steel products serving a diversified customer base throughout the Northeast and Mid-Atlantic states.  In addition to flat-rolled processing, including slitting, blanking and cutting to length, the Company also produces steel tubing used for a variety of markets such as the structural and automotive markets.  The Company is a wholly-owned subsidiary of Novamerican Steel Inc. (“Novamerican”) headquartered in Quebec, Canada.

On June 21, 2007, Symmetry Holdings Inc. (“Symmetry”) and its wholly owned indirect subsidiary, 632422 N.B. LTD., a corporation existing under the laws of the Canadian province of New Brunswick, entered into an arrangement agreement with Novamerican to acquire all of its outstanding common shares in exchange for cash by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act (the “Acquisition”).

Basis of preparation

The financial statements for the period from November 26, 2006 to November 14, 2007 have not been audited or reviewed by an independent registered public accounting firm.

2 - SUBSEQUENT EVENT

On November 15, 2007 Symmetry acquired all of the outstanding shares of Novamerican for $56.00 per share.  Following the completion of the Acquisition on November 15, 2007, Novamerican became a wholly owned indirect subsidiary of Symmetry.

3 -SUMMARY OF ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of Integrated Steel Industries, Inc. and all its wholly-owned subsidiaries (American Steel and Aluminum Corporation, Nova Tube and Steel, Inc., Nova Tube Indiana, LLC and Novamerican Tube Holdings, Inc.).  All material intercompany accounts and transactions have been eliminated in consolidation.

Fiscal year

The Company’s fiscal year, conforming with that of Novamerican, ends on the last Saturday of November.  As a result of the acquisition on November 15, 2007, the financial statements included herein are presented as of November 14, 2007 and for the period from November 26, 2006 to November 14, 2007.  For presentation purposes, the period from November 26, 2006 to November 14, 2007 is referred to as the fiscal 2007 period.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

3 - SUMMARY OF ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an ongoing basis, management reviews its estimates based on currently available information.  Management believes the most sensitive estimates include the allowance for doubtful accounts, the recoverability of goodwill and the provision for income taxes.  Actual results could differ from these estimates.

Revenue recognition

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, the amount is fixed or determinable, delivery of the product to the customer has occurred, there are no uncertainties surrounding product acceptance and collection of the amount is considered probable.  Title to the product generally passes and revenue is recognized upon delivery of the product at the customer’s destination.  Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

Shipping and handling costs

The Company includes shipping and handling costs in operating expenses.  Shipping costs generally comprise of payments to lease and maintain the Company’s fleet of delivery equipment, to truck drivers employed by the Company, and to third party shippers for the transportation of the Company’s products.  Handling costs are costs incurred to move and prepare the products for shipment.  Shipping and handling costs were approximately $11,100,000 for the fiscal 2007 period.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and term deposits which are short-term, highly liquid investments with original maturities of three months or less.

Trade accounts receivable

Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required.  Trade accounts receivable are stated at amounts due from customers based on agreed upon payment terms net of an allowance for doubtful accounts.  Accounts outstanding longer that the agreed upon payment terms are considered past due.  The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole.  The Company writes off trade accounts receivable when they are determined to be uncollectible, and any payments subsequently received on such receivables are credited to the bad debt expense.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

3 - SUMMARY OF ACCOUNTING POLICIES (continued)

Inventories

Inventories are stated at the lower of cost or market and include the cost of purchased steel and freight.  Cost is determined using the specific identification method or the moving average cost method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  Major renewals and betterments are capitalized, while maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred.  When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in income.

Depreciation for financial reporting purposes is provided on a straight-line basis over the estimated useful lives of buildings and building improvements (10 to 40 years), machinery and equipment (10 to 20 years), transportation equipment (3 to 7 years), aircraft (15 years) and information system and office equipment (5 to 15 years).  Accelerated depreciation methods are generally used for income tax purposes.

No depreciation is recorded on assets under construction.

Depreciation expense was approximately $3,882,000 for the fiscal 2007 period.

Intangibles

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired.  In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that it is impaired.  Goodwill is allocated to reporting units and any potential goodwill impairment is identified by comparing the carrying amount of a reporting unit with its fair value.  If any potential impairment is identified, it is quantified by comparing the carrying amount of goodwill to its fair value.  In connection with the Acquisition of Novamerican as discussed in Note 2, Subsequent Event, the Company did not complete an impairment assessment for the 2007 fiscal period as the purchase price paid for Novamerican’s net assets, including goodwill, indicated that there was no impairment of the recorded goodwill at November 14, 2007.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

3 - SUMMARY OF ACCOUNTING POLICIES (continued)

Other assets

Other assets are recorded at cost and are composed primarily of expenses incurred in issuing long-term debt, cash deposits and the cash surrender value of certain life insurance policies.  Debt issuance costs were fully amortized during the year with repayment of the long-term debt.  Amortization expense was approximately $109,000 for the fiscal 2007 period.

Income Taxes

Deferred income taxes are provided, based upon currently enacted tax rates, for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Current and pending accounting changes

Current

Effective fiscal year 2007, the Company adopted SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3.  This statement replaces APB Opinion 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle.  It applies to all voluntary changes in accounting principle.  It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The adoption of SFAS No. 154 had no impact on the preparation of the consolidated financial statements.

Pending

In 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes.  This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return.  It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for the company at the beginning of the 2008 fiscal year including interim periods.  The impact resulting from the adoption of FIN 48 has not yet been determined.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

3 - SUMMARY OF ACCOUNTING POLICIES (continued)

Current and pending accounting changes (continued)

Pending

In May 2007, the FASB issued FASB Statement of Position (“FSP”) FIN 48-1, which clarifies when a tax position is considered settled under FIN 48, Accounting for Uncertainty in Income Taxes.  The FSP explains that a tax position can be effectively settled on the completion of an examination by a taxing authority without being legally extinguished.  For tax positions considered effectively settled, an enterprise would recognize the full amount of tax benefit, even if (1) the tax position is not considered more likely than not to be sustained solely on the basis of its technical merits and (2) the statute of limitations remains open.  The guidance in the FSP should be applied on the initial adoption of FIN 48.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  It applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, SFAS No. 157 does not require any new fair value measurements.  SFAS No. 157 is effective for the Company at the beginning of the 2008 fiscal year.  The impact resulting from the adoption of SFAS No. 157 has not yet been determined.

In April 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  This statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions.  Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The new statement establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings.  SFAS No. 159 is effective for the Company as of the beginning of the 2008 fiscal year.  The impact resulting from the adoption of SFAS No. 159 has not yet been determined.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

4 - INCOME TAXES

The components of the total provision for income taxes are as follows:

Fiscal 2007 Period

Current
Federal	$10,726,633
State	313,375

Current income tax provision	11,040,008

Deferred
Federal	(2,460,157)
State	(491,181)

Deferred income tax provision	(2,951,338)

Total provision for income taxes	$8,088,670

The components of the Company’s net deferred income tax liability are as follows:

November 14, 2007
Assets
Current deferred income taxes
Inventories	$383,328
Trade accounts receivable	193,408
Current assets/liabilities	62,241
Gross deferred tax asset	638,977

Liabilities
Long-term deferred income taxes
Depreciation of property, plant and equipment	8,192,936

Gross deferred income tax liability	8,192,936

Net deferred tax liability	$7,553,959

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

4 - INCOME TAXES (continued)

As of November 14, 2007, the net deferred income tax liability of $7,553,959 is presented in the balance sheet as current deferred income tax asset of $638,977 and non-current deferred income tax liability of $8,192,936.

A reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate is as follows:

Fiscal 2007 period
Statutory federal income tax rate	35%
State income taxes, net of federal income tax effect	6%
Rate change impact from outcome of state tax appeal	-5%
Permanent items	—
Nondeductible expenses and other	-1%
35%

5 - TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consist of the following:

November 14, 2007

Trade accounts	$40,718,106
Allowance for doubtful accounts	(481,000)
$40,237,106

Changes in the Company’s allowance for doubtful accounts are as follows:

November 14, 2007
Balance at beginning of period	$1,166,000
Bad debt provision	(541,112)
Accounts written off	(430,527)
Recoveries	286,639
Balance at end of period	$481,000

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

6 – INVENTORIES

November 14, 2007
Raw materials	$9,448,787
Work in process	1,726,750
Finished products	58,029,275

$69,204,812

7 - PROPERTY, PLANT AND EQUIPMENT

The following table sets forth the major classifications of property, plant and equipment:

November 14, 2007
Land	$4,564,609
Buildings	30,436,289
Machinery and equipment	31,152,379
Information system and office equipment	2,297,419
Transportation equipment	1,581,945
Assets under construction	3,862,088
73,894,727
Accumulated depreciation	(24,382,427)
$49,512,300

Depreciation expense was approximately $3,882,000 for the fiscal 2007 period and is included in Operating Expenses.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

8 - INTANGIBLES

At November 14, 2007, intangible assets consist of the following:

	Goodwill	Deferred Financing Costs and Other Deferred Charges	Total

Cost	$12,525,468	$1,545,228	$14,070,696
Less accumulated amortization	(2,010,784)	(1,545,228)	(3,556,012)

Net book value	$10,514,684	$—	$10,514,684

Amortization expense of deferred financing costs and other deferred charges was approximately $109,000 in the fiscal 2007 period.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

9 - LONG TERM DEBT

On May 8, 2007, the Company entered into a revolving credit agreement with a U.S. bank, which provides for borrowings, based upon a formula, of up to $50,000,000 through May 8, 2012.  At November 14, 2007 there was $1,000,000 in outstanding letters of credit and $49,000,000 in available borrowings.  There were no outstanding balances under this agreement at November 14, 2007. The interest rate of borrowings under the credit agreement is the bank’s prime rate, currently 7.5%,  less 1%, or LIBOR , currently 4.88% plus .875%.  Among the restrictive financial covenants contained in the credit agreement are ratios as to fixed charges, tangible capital base, and senior liabilities to tangible capital base.  Borrowings are collateralized by all the Company’s assets.

On April 5, 2001, the Company entered into a $60,000,000 term loan agreement with a related party, as amended, of which an amount of nil was outstanding at November 14, 2007.  On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007.  On December 6, 2006 the Company repaid $45,204,167, the full amount due under the term loan agreement. The interest rate on the term loan was at the stated rates of prime plus a margin as defined (.125% for the 2007 period) or LIBOR plus a margin (1.375% for the 2007 period). Among the restrictive financial covenants contained in the agreement were ratios as to fixed charges, tangible capital and senior liabilities to tangible capital base. The note was collateralized by all of the Company’s assets.

10 - RELATED PARTY TRANSACTIONS

On December 5, 2006, the Company borrowed $45,000,000 from its parent, Novamerican, evidenced by two Demand Promissory Notes.  The interest rate on the notes is Canadian prime rate at November 14, 2007, (6%), minus 1% and is payable in U.S. Dollars.  Interest is payable monthly in arrears.  On December 6, 2006, the Company used the proceeds toward repayment of the $45,204,167 due under the term loan agreement (see Note 9).  On November 9, 2007, the Company repaid $11,600,000 and the balance outstanding under this agreement at November 14, 2007 is $33,400,000.

In November 2003, Novamerican had advanced funds to the Company for the acquisition of Nova Tube Indiana, LLC.  The amount of this advance was $2,290,454 as of November 25, 2006.  On November 14, 2007, the Company repaid $2,261,873 and the balance outstanding at November 14, 2007 is $28,581.  The advance is non-interest bearing and is classified as non-current because the parent has expressed its intention not to require payment for at least one year.

In November 2003, Novamerican had advanced funds to the Company for paying off a bank note, purchasing an aircraft and other business purposes in the amount of $10,886,327.  The Company made payments during fiscal year 2005 bringing the balance down to $7,197,455 as of November 26, 2005.  During fiscal year 2006, Novamerican advanced funds to the Company for purchasing an aircraft, net of trade-in value for the old plane, and other business purposes bringing the balance to $9,621,573 as of November 25, 2006.   On November 14, 2007, the Company sold the aircraft for $11,662,000 and used a portion of the proceeds to pay off most of this advance.  The balance on November 14, 2007 is $28,601.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

10 - RELATED PARTY TRANSACTIONS (continued)

The Company purchased material from affiliates costing approximately $8,477,000 in the fiscal 2007 period.  The purchases are paid for under normal credit terms.

The Company sold material to affiliates costing approximately $2,697,000 in the fiscal 2007 period.

The Company’s aircraft was sold on November 14, 2007 which resulted in a loss of approximately $159,000 and is included in operating expense.  It was used by the Company and its Canadian affiliates.  Operating expenses associated with the aircraft were approximately $2,000,000 in the fiscal 2007 period.  The Company invoices Novamerican for all operating expenses associated with the airplane.  This income from the parent is included in other operating income.  Novamerican assessed management fees to the affiliates and the Company.  Total management fees in the fiscal 2007 period are approximately $1,700,000 and are included in operating expense.

11 - FINANCIAL INSTRUMENTS

Fair value of financial instruments

The fair value of financial instruments has been estimated using data which management considered the best available methodology deemed suitable for the pertinent category of financial instruments as follows:

Due to their short-term maturity, the carrying value of certain financial instruments was assumed to approximate their fair value.  These financial instruments include cash and cash equivalents, trade accounts receivable, trade accounts payable and accrued liabilities.

Interest rate risk

The Company’s exposure to interest rate risk is as follows:

Cash and cash equivalents	Floating rate
Trade accounts receivable	Non-interest bearing
Due from affiliate	Non-interest bearing
Demand note due to affiliate	Fixed rate
Accounts payable and accrued liabilities	Non-interest bearing
Due to affiliates for inventory purchases and other	Non-interest bearing
Income and other taxes	Non-interest bearing
Due to affiliate for funding of acquisition of joint venture	Non-interest bearing

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

11 - FINANCIAL INSTRUMENTS (continued)

Concentration risk

The Company does not have a concentration of available sources of supply, labor service or other rights that, if suddenly eliminated, could severely impact its operations.

The Company’s customer base is widely diversified and is involved in various industries.  Therefore, the Company believes that no material concentrations of credit risk exist.  To reduce credit risk, the Company performs evaluations of its customers’ creditworthiness and accordingly does not generally require collateral.  Refer to Note 15 for significant customer.

Financial instruments which potentially subject the Company to a concentration risk principally consist of cash and cash equivalents.  The Company has its cash and cash equivalents placed with high quality, financial institutions.  The balances at such institutions at November 14, 2007, and periodically throughout the year, are in excess of federally insured limits.  As part of its cash management process, the Company performs periodic evaluation of the relative credit standing of these institutions.  The Company has not experienced any losses related to this concentration of risk.  At November 14, 2007, the amount in excess of federal insured limits was approximately $19,918,000.  At November 14, 2007, a portion of this amount was invested by a financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $13,166,000.

Credit Risk

Concentration of credit risk with respect to sales and accounts receivable is limited due to the large number of customers comprising the Company’s customer base and their dispersion across different geographies, except for one customer that accounted for 7% of sales in 2007.  At November 14, 2007, one customer accounted for 10% of trade accounts receivable.  See Note 15.  The Company generally does not require collateral or other security to support customer receivables.

Commodity price risk

In the normal course of its business, the Company is exposed to market risk and price fluctuations related to the purchase, production or sales of steel products.  The Company’s market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

12 - CONTINGENCIES

In October 2001, the Company was named as one of 57 defendants in an action brought by two private parties under the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA, to recover costs incurred and to be incurred in connection with a waste disposal facility in Cumberland, Rhode Island which has been categorized as a Superfund site by federal authorities.  During 2006, the Company entered into a settlement with the plaintiffs, with the approval of the United States Environmental Protection Agency, or EPA, resolving its alleged liability for all claims for past and future response and oversight costs in connection with the Remedial Investigation/Feasibility Study for the site.  The litigation remains pending against the non-settling defendants.

The settlement does not address future remediation costs and the Company does not believe it is currently possible to estimate its share, if any, of such costs, should claims for their recovery be pursued against the Company.

The Company is involved in various other lawsuits, claims, demands, and other legal proceedings and investigations arising out of or incidental to the conduct of its business.  While it is not possible to determine the ultimate disposition of each of these matters, the Company does not believe that their ultimate disposition will have a material adverse effect on its financial position, results of operations or cash flows.

13 - COMMITMENTS

Leases

Total rent expense under cancelable and non-cancellable operating leases, generally on transportation equipment and office equipment, amounted to approximately $ 1,727,000 in the fiscal 2007 period.  These leases expire at various dates through 2014.

The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of November 14, 2007:

2008	$1,793,736
2009	1,542,261
2010	1,153,018
2011	965,257
2012	573,566
Thereafter	161,545
Total	$6,189,383

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(In U.S. dollars)
(unaudited)

13- COMMITMENTS (continued)

Collective bargaining agreements

Union representation and local associations are in place for warehouse and truck drivers at seven of the Company’s eleven operating locations, involving approximately 37% of the Company’s work force.  The related contracts have initial terms of three to five years and expire at varying dates from December 31, 2007 to December 31, 2010.

14 - RETIREMENT PLAN

The Company makes available to substantially all employees a defined contribution plan under Internal Revenue Code Section 401(k).  The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines.  Investment elections are made at the discretion of the employees and the plan is administered by an independent third party.  The Company matches a percentage of the employee contributions up to a certain limit.  Costs incurred under the defined contribution plan amounted to approximately $537,000 for the fiscal 2007 period.

15 - SIGNIFICANT CUSTOMER

As of November 14, 2007, Nova Tube Indiana, LLC’s (“NTI”) primary customer was Dana Corporation (“Dana”).  Under a Steel Tube Supply Agreement (the “Agreement”), Dana agreed to purchase from NTI all steel tube used for certain applications as required by the customer, as defined, in connection with a specific automotive program of the Ford Motor Company (“Ford”).  Subject to certain payments, as defined, Dana can cancel the Agreement in the event Ford cancels their agreement with Dana.  Declines in the U.S. consumer confidence measures, among other factors, have created some cause for concern about reduced future vehicle demand which may cause disruption in the demand for steel tubing.  The recoverability of the Company’s investment in and advances to NTI is dependent upon the retention of Dana as a customer.  As of November 14, 2007, the Company had outstanding receivables from Dana of approximately $4,072,000.  During the fiscal 2007 period, the Company had revenues of approximately $22,980,000 from Dana.

Table of Contents-Financial

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Sole Stockholder
Integrated Steel Industries, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Integrated Steel Industries, Inc. (a wholly-owned subsidiary of Novamerican Steel Inc.) and subsidiaries (the “Company”) as of November 25, 2006 and the related consolidated statements of income, stockholder’s equity, and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Steel Industries, Inc. and subsidiaries as of November 25, 2006 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Boston, Massachusetts
December 19, 2006

Table of Contents-Financial
Integrated Steel and Subsidiaries
Consolidated Balance Sheet
(in U.S. dollars)

ASSETS

November 25, 2006
CURRENT ASSETS
Cash	$7,718,993
Accounts receivable, less allowance for doubtful accounts of $1,166,000	47,123,258
Inventories	83,063,153
Prepaid expenses	858,580
Income tax receivable	62,682
Due from affiliate	902,895
Deferred income taxes	1,127,146
Total current assets	140,856,707
PROPERTY, PLANT AND EQUIPMENT – at cost	78,162,273
Less – accumulated depreciation	(21,740,535)
56,421,738
OTHER ASSETS
Intangibles – net	10,565,084
Other assets	255,367
Total other assets	10,820,451
Total	$208,098,896

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of long-term note, due to affiliate	$45,204,167
Accounts payable	22,661,409
Accrued expenses	8,228,275
Due to affiliates for inventory purchases	7,233,698
Current due to affiliate	9,621,573
Total current liabilities	92,949,122
Due to affiliate for funding of acquisition of joint venture	2,290,454
Deferred income taxes	11,632,443
Total liabilities	106,872,019

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY
Common stock, $0.01 par value; 3,000 shares authorized; 1,000 shares issued and outstanding	10
Additional paid-in capital	11,999,990
Retained earnings	89,226,877
Accumulated other comprehensive loss	—
Total stockholder’s equity	101,226,877
Total	$208,098,896

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Consolidated Statement of Income
(in U.S. dollars)

November 25, 2006

Net sales	$362,924,317

Cost of sales	279,490,976

Gross margin	83,433,341

Operating expenses	(48,914,192)

Gain on sale of property, plant, and equipment	1,088,063

Operating income	35,607,212

Other income, net	2,332,005

Interest income	864,432

Interest expense	(3,483,158)

Income before provision for income taxes	35,320,491

Provision for income taxes	14,139,377

Net income	$21,181,114

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Consolidated Statement of Changes in Stockholder’s Equity
(in U.S. dollars, except share data)

	Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholder’s Equity
Balance at November 26, 2005	1,000	$10	$11,999,990	$68,045,763	$(70,560)	$79,975,203
Net income – fiscal year 2006	-	-		21,181,114	-	21,181,114
Settlement of interest rate swap	-	-	-	-	70,560	70,560
Balance at November 25, 2006	1,000	$10	$11,999,990	$89,226,877	$-	$101,226,877

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Consolidated Statement of Cash Flows
(in U.S. dollars)

November 25, 2006
Cash flows from operating activities
Net income	$21,181,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,940,494
Provision for doubtful accounts	466,000
Provision for inventory	769
Gain on sale of property, plant, and equipment	(1,088,063)
Deferred income taxes	200,419

Changes in assets and liabilities:
Accounts receivable	(6,578,513)
Inventories	(24,686,601)
Prepaid expenses	(214,407)
Due from affiliate	84,859
Accounts payable and accrued expenses	6,347,829
Due to affiliate for inventory purchases	(951,962)
Current due to affiliate	2,424,118
Income taxes payable	(139,603)
Net cash provided by operating activities	986,453

Cash flows from investing activities
Purchases of property, plant and equipment	(14,928,681)
Proceeds from sale of property, plant and equipment	10,612,100
Other assets	(2,134)
Net cash used in investing activities	(4,318,715)

Cash flows from financing activities
Deferred financing fees	(39,603)
Repayment of long-term debt due to affiliate	(2,650,000)
Borrowings under revolving credit agreement	5,972,043
Repayments under revolving credit agreement	(5,972,043)
Repayment of subordinated note and note due to affiliate, net	(10,000,000)
Net cash used in financing activities	(12,689,603)
Net decrease in cash	(16,021,865)
Cash, beginning of year	23,740,858
Cash, end of year	$7,718,993

Supplemental Disclosures of Cash Flow Information

Cash paid during the year for:
Income taxes	$14,084,214
Interest	$2,585,230

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents-Financial
Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE A - NATURE OF OPERATIONS

Integrated Steel Industries, Inc. and Subsidiaries (the “Company”) is a regional distributor of sheet, coil and other steel, aluminum and stainless steel products serving a diversified customer base throughout the Northeast and Mid-Atlantic states.  In addition to flat-rolled processing, including slitting, blanking and cutting to length, the Company also produces steel tubing used for a variety of markets such as the structural and automotive markets.  The Company is a wholly-owned subsidiary of Novamerican Steel Inc. (“Novamerican”) headquartered in Quebec, Canada.

NOTE B - SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all its wholly-owned subsidiaries (American Steel and Aluminum Corporation, Nova Tube and Steel, Inc., Nova Tube Indiana, LLC and Novamerican Tube Holdings, Inc.).  All material intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year, conforming with that of Novamerican, ends on the last Saturday of November.  These financial statements are for the fiscal year ending November 25, 2006, which includes 52 weeks.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Management believes the most sensitive estimates include the allowance for doubtful accounts, the net realizable value of inventory and the recoverability of intangibles, including goodwill.  Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition.  Product revenue is recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, delivery of the product to the customer has occurred and the Company has determined that collection of the fee is probable.  Title to the product generally passes upon shipment of the product.  Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE B - SUMMARY OF ACCOUNTING POLICIES – continued

Shipping and Handling Costs

The Company includes shipping and handling costs in operating expenses.  Shipping costs generally comprise of payments to lease and maintain the Company’s fleet of delivery equipment, to truck drivers employed by the Company, and to third party shippers for the transportation of the Company’s products.  Handling costs are costs incurred to move and prepare the products for shipment.  Shipping and handling costs were approximately $11,400,000 for 2006.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  This includes investments in U.S. Government backed securities.

Accounts Receivable

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance.  We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence.  Bad debts are written off against the allowance when identified.

Inventories

Inventories are costed using the moving average cost method or the specific identification method which management believes approximates FIFO.  Inventories are stated at the lower of cost or market and include the cost of purchased steel and freight.

The following table sets forth the major classifications of inventory:

2006
Raw materials	$12,335,431
Work-in-process	1,917,937
Finished products	68,809,785
$83,063,153

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  Major renewals and betterments are capitalized, while maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred.  When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in income.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE B - SUMMARY OF ACCOUNTING POLICIES – continued

Property, Plant and Equipment continued

Depreciation for financial reporting purposes is provided on a straight-line basis over the estimated useful lives of buildings and building improvements (10 to 40 years), machinery and equipment (10 to 20 years), transportation equipment (3 to 7 years), aircraft (15 years) and information system and office equipment (5 to 15 years).  Accelerated depreciation methods are generally used for income tax purposes.

Intangibles

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired.

In accordance with SFAS No. 142, the Company performed annual impairment tests of goodwill for fiscal year 2006.  No impairment charge resulted from these tests.

The Company determined the fair value based on a discounted cash flow income approach.  The income approach indicates the fair value of a business enterprise based on the discounted value of the cash flows that the business can be expected to generate in the future.  This analysis is based upon projections prepared by the Company and data from sources of publicly available information available at the time of preparation.  These projections are based on a strategic plan using financial projections for a 3 to 5 year time horizon and represented management’s best estimate of future results.  In making these projections, the Company considered its markets, the competitive environment and its advantages.  There will usually be differences between estimated and actual results as events and circumstances frequently do not occur as expected, and those differences may be material.

Costs incurred to obtain debt financing are amortized over the expected term of the related debt.  Amortization of deferred financing costs is recorded as interest expense.

Due to Affiliate for Funding of Acquisition of Joint Venture

Amounts due to affiliate for funding of acquisition consists of payments for remaining 50% interest in joint venture (now known as Nova Tube Indiana, LLC) in 2003.  See note I.

Income Taxes

Deferred income taxes are provided, based upon currently enacted tax rates, for temporary differences in the recognition of assets and liabilities on the financial statements and for income tax purposes.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE B - SUMMARY OF ACCOUNTING POLICIES – continued

Retirement Plan

The Company makes available to substantially all employees a defined contribution plan under Internal Revenue Code Section 401(k).  The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines.  Investment elections are made at the discretion of the employees and the plan is administered by an outside party.  The Company matches a percentage of the employee contributions up to a certain limit.

Financial Instruments - Derivatives

The Company uses interest rate swap agreements (the “derivatives”) to hedge its exposure to interest rate risk related to the term loans (see note E).  On the date the derivatives contracts were entered into, the Company designated the derivatives as cash flow hedges.  The Company formally documents all relations between the hedging instruments and the hedged items, as well as its risk management objectives and strategy for undertaking the hedge transactions.  The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items.  In a cash flow hedge that is highly effective, the derivative is recognized on the balance sheet at its fair value with the offsetting amount recognized in accumulated other comprehensive loss.

Concentration Risk

The Company does not have a concentration of available sources of supply, labor service or other rights that, if suddenly eliminated, could severely impact its operations.

The Company’s customer base is widely diversified and is involved in various industries.  Therefore, the Company believes that no material concentrations of credit risk exist.  To reduce credit risk, the Company performs evaluations of its customers’ creditworthiness and accordingly does not generally require collateral.  Refer to Note L for significant customer.

Commodity Price Risk

In the normal course of its business, the Company is exposed to market risk and price fluctuations related to the purchase, production or sales of steel products.  The Company’s market risk strategy has generally been to obtain competitive prices for its products and services and allow operating results to reflect market price movements dictated by supply and demand.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE B - SUMMARY OF ACCOUNTING POLICIES – continued

Fair Value of Financial Instruments

Fair values have been estimated using data which management considered the best available methodology deemed suitable for the pertinent category of financial instrument.  Due to their short-term maturity, the carrying values of certain financial instruments were assumed to approximate their fair values.  These financial instruments include accounts receivable, accounts payable and accrued expenses.

Comprehensive Income

As of November 25, 2006, the components of other comprehensive income consisted of fair value adjustments of $70,560, related to the derivatives (see note E).  Comprehensive income was $21,251,674 for the year ended November 25, 2006.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4. SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities.  SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  Adoption of SFAS No. 151 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS No. 154) which replaces APB Opinion No. 20, Accounting Changes (APB No. 20), and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections.  Specifically, this statement requires “retrospective application” of the direct effect for a voluntary change in accounting principle to prior periods’ financial statements, if it is practicable to do so.  SFAS No. 154 also strictly redefines the term “restatement” to mean the correction of an error by revising previously issued financial statements.  SFAS No. 154 replaces APB No. 20, which required that most voluntary changes in accounting principles be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  SFAS No. 154 will become effective at the beginning of the 2007 fiscal year.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE B - SUMMARY OF ACCOUNTING POLICIES – continued

Recent Accounting Pronouncements continued

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN48”).  FIN 48 is an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes.  In addition, FIN 48 requires expanded disclosure with respect to the uncertainty in income taxes and is required to be adopted for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the impact, if any, that FIN 48 will have on its financial statements.

NOTE C - PROPERTY, PLANT AND EQUIPMENT

The following table sets forth the major classifications of property, plant and equipment:

2006
Land	$4,564,609
Buildings	27,619,475
Machinery and equipment	29,368,656
Information system and office equipment	2,121,823
Transportation equipment	1,527,010
Aircraft	12,870,052
Construction-in-process	90,648
78,162,273
(21,740,535)

$56,421,738

Depreciation expense was approximately $3,803,000 for the year ended November 25, 2006 and is included in operating expenses.

In September 2006, the Company traded an aircraft for a new aircraft with a purchase price of approximately $12,870,000 which resulted in a gain of approximately $1,100,000 and is included in operating income.  See Note I.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE D - INTANGIBLES

Intangible assets consist of the following:

	Goodwill	Deferred Financing Costs and Other Deferred Charges	Total
2006
Cost	$12,525,468	$1,486,196	$14,011,664
Less accumulated amortization	(2,010,784)	(1,435,796)	(3,446,580)
Net book value	$10,514,684	$50,400	$10,565,084

Amortization expense was approximately $138,000 for the year ended November 25, 2006.

The estimated remaining amortization expense is as follows:

2007	$50,400
Total	$50,400

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE E - LONG-TERM DEBT

All long-term debt is payable in U.S. dollars.  An analysis of long-term debt is as follows:

2006
Long-term note, due to affiliate	$45,204,167
Due to affiliate for funding of acquisition of joint venture and advances (Note I)	2,290,454
Sub-total	47,494,621
Less current portion of long-term note due to affiliate	(45,204,167)
$2,290,454

Long-Term Note, Due to Affiliate

On April 5, 2001, the Company entered into a $60,000,000 term loan agreement with a related party.  Monthly interest payments are due at the stated rates of prime plus a margin as defined (.125% for 2006) or LIBOR plus a margin as defined (1.375% for 2006) (actual rate 6.79% at November 25, 2006).  On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007.  Monthly principal payments of approximately $220,833 are due through April 7, 2007 with the loan balance of $44,100,000 due April 7, 2007.  Among the restrictive financial covenants contained in the note are ratios as to fixed charges, tangible capital, and senior liabilities to tangible capital.  The note is collateralized by all the Company’s assets.

The Company entered into an interest rate swap agreement to fix the interest rate (before the applicable margin) at 5.27% on borrowings of $40,000,000 through April 16, 2003, thereafter borrowings up to $30,000,000 through April 18, 2005, thereafter borrowings up to $20,000,000 through April 16, 2006.  The agreement expired on April 16, 2006.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE E - LONG-TERM DEBT - continued

Revolving Credit Agreement

On April 5, 2001, the Company entered into a revolving credit agreement with a group of banks which provides for borrowings, based upon a formula, of up to $40,000,000 through April 7, 2006 subject to events of default, and other matters, as defined.  On November 22, 2005, the term of the agreement was extended for one year through April 7, 2007, At November 25, 2006, there was $39,000,564 in available borrowings, of which there were no outstanding balances at year end.  Monthly interest payments are due at the bank’s rate (8.25% at November 25, 2006) or the LIBOR rate plus 1.25% for 2006.  (5.32% at November 25, 2006).  Among the restrictive financial covenants contained in the note are ratios as to fixed charges, tangible capital, and senior liabilities to tangible capital.  Borrowings are collateralized by all the Company’s assets.

Debt, including affiliate (See note I), matures as follows:

2007	$45,204,167
2008	2,290,454
$47,494,621

NOTE F- RETIREMENT PLAN

The Company has a defined contribution plan under Internal Revenue Code Section 401(k) covering substantially all employees.  Costs incurred under the defined contribution plan amounted to approximately $552,000 for 2006.

NOTE G - INCOME TAXES

The components of the total provision for income taxes are as follows

2006
Current
Federal	$10,969,033
State	2,969,925
Current income tax provision	13,938,958
Deferred
Federal	90,808
State	109,611
Deferred income tax provision	200,419
Total provision for income taxes	$14,139,377

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE G – INCOME TAXES - continued

The components of the net deferred tax asset and liability are as follows:

2006
Deferred income tax asset
Inventory	$631,486
Current assets/liabilities	495,660
Gross deferred income tax asset	1,127,146
Deferred income tax liability
Depreciation of property, plant and equipment	11,632,443
Gross deferred income lax liability	11,632,443

Net deferred income tax liability	$10,505,297

As of November 25, 2006, the net deferred income tax liability of $10,505,297 is presented in the balance sheet as current deferred income tax asset of $1,127,146 and non-current deferred income tax liability of $11,632,443.

A reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate is as follows:

2006
Statutory federal income tax rate	35%
State income taxes, net of federal income tax effect	6%
Permanent items	(1)%
40%

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE H - COMMITMENTS AND CONTINGENCIES

Leases

Total rent expense under cancelable and noncancellable operating leases, generally on transportation equipment and office equipment, amounted to approximately $1,566,000 in fiscal year 2006.  These leases expire at various dates through 2013.

The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of November 25, 2006:

2007	$1,336,823
2008	1,039,076
2009	929,880
2010	895,865
2011	759,240
Thereafter	447,508
Total	$5,408,392

Collective Bargaining Agreements

Union representation and local associations are in place for warehouse and truck drivers at seven of the Company’s eleven operating locations, involving approximately 38% of the Company’s work force.  The related contracts have initial terms of three to five years and expire at varying dates from 2007 to 2010.

Contingencies

The Company is contingently liable under claims issued in the normal course of business and with respect to claims and litigation that arise from time to time.  In the opinion of management, any uninsured liability that may arise from such contingencies would not have a material adverse effect on the financial statements of the Company.

The Company has been released from all claims for past and future response and oversight costs in connection with the Remedial Investigation and Feasibility Study (“RI/FS”) at the J.M. Mills site (see below), and all costs of any work Plaintiffs are required to perform under the Amended Administrative Order (“AOC”) under the action filed on October 15, 2001.

Additionally, the Company is one of 57 defendants in the action, brought under provisions of the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) to recover certain response costs incurred and to be incurred in connection with the J.M. Mills landfill portion of the Peterson/Puritan Superfund Site in Cumberland, Rhode Island (the “Site”).  The action was filed on October 15, 2001.  It seeks recovery from all of the defendants, jointly and severally, of past response costs of approximately $600,000, together with a declaration that the defendants are also liable, either jointly and severally or in proportional shares, for all future response costs to be incurred at the Site.  Future investigative costs are estimated at $6 million to be shared by all parties.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE H - COMMITMENTS AND CONTINGENCIES - continued

Contingencies continued

No estimate has been, or can at this point, be made of the Company’s share of future remediation costs.

At this stage in the proceedings, it is not possible to evaluate with any reasonable degree of accuracy the likelihood of any unfavorable outcome or to make an estimate of the amount or range of potential loss.

NOTE I- RELATED PARTY TRANSACTIONS (See note E)

A subordinated note payable to Novamerican for $10,000,000 was executed during fiscal 1999 and the outstanding balance was due September 30, 2009.  The note was paid in full on March 15, 2006.  The interest rate on the note was Canadian prime rate (4.75% at November 26, 2005) minus 1% and was payable in U.S. dollars.  Interest was payable quarterly beginning November 29, 2002.

On December 5, 2006, the Company borrowed $45,000,000 from its parent, Novamerican, evidenced by two Demand Promissory Notes.  The interest rate on the notes is Canadian prime rate (6.0% at December 5, 2006) minus 1% and is payable in U.S. Dollars.  Interest is payable monthly in arrears.  On December 6, 2006, the Company used the proceeds to repay in full all amounts due under the $60,000,000 term loan due to a related party.  (See Note E).

At November 2003, Novamerican had advanced funds to the Company for the acquisition of the Joint Venture and advances.  The amount of this advance is $2,290,454 as of November 25, 2006.  The advance is non-interest bearing and is classified as non-current because the parent has expressed its intention not to require payment for at least one year.

At November 2003, Novamerican had advanced funds to the Company for paying off a bank note, purchasing an aircraft and other business purposes in the amount of $10,886,327.  The Company made payments during fiscal year 2005 bringing the balance down to $7,197,455 as of November 26, 2005.  During fiscal year 2006, Novamerican advanced funds to the Company for purchasing an aircraft, net of trade-in value for the old plane, and other business purposes bringing the balance to $9,621,573 as of November 25, 2006.

The Company purchased material from affiliates costing approximately $10,403,770 in fiscal year 2006.  The purchases are paid for under normal credit terms.

The Company sold material to affiliates costing approximately $3,404,616 in fiscal year 2006.

The Company’s aircraft is used by the Company and its Canadian affiliates.  Operating expenses associated with the aircraft were approximately $1,800,000 in fiscal year 2006.  The Company invoices Novamerican for all operating expenses associated with the airplane.  This income from the parent is included in “Other Income”.  Novamerican assessed management fees to the affiliates and the Company.  Total management fees in 2006 were approximately $1,700,000 and are included in operating expense.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value of financial instruments:

	November 25, 2006
	Carrying Value	Fair Value
Long-term debt due to affiliate	$45,204,167	$45,204,167

As of November 26, 2005 the Company’s unfavorable position in an interest rate swap agreement contract, reflecting the instrument’s estimated fair value liability, was ($70,560).  This fair value represents the amount that would have been required to settle the contract as of year-end were the contract to be terminated.  This amount was reflected as a component of comprehensive loss as management assessed the swap a highly effective cash flow hedge.  The contract expired on April 16, 2006.

NOTE K - CREDIT RISK

The Company maintains its cash in bank deposit accounts at local financial institutions, which at times during the year may exceed federal insured limits.  At November 25, 2006, the amount in excess of federal insured limits was approximately $14,452,000.  The Company has not experienced any losses in the accounts.  The Company believes it is not exposed to any significant credit risk in its cash accounts.  A portion of this amount was invested by the financial institution in overnight daily deposit in pooled U.S. Government backed securities approximating $6,869,000 and a portion was invested in money market funds approximating $5,578,000 at November 25, 2006.

NOTE L - SIGNIFICANT CUSTOMER

As of November 25, 2006, Nova Tube Indiana, LLC’s (“NTI”) primary customer was Dana Corporation (“Dana”).  Under a Steel Tube Supply Agreement (the “Agreement”), Dana agreed to purchase from NTI all steel tube used for certain applications as required by the customer, as defined, in connection with a specific automotive program of the Ford Motor Company (“Ford”).  Subject to certain payments, as defined, Dana can cancel the Agreement in the event Ford cancels their agreement with Dana.  Declines in the U.S. consumer confidence measures among other factors have created some cause for concern about reduced future vehicle demand which may cause disruption in the demand for steel tubing.  The recoverability of the Company’s investment in and advances to NTI is dependent upon the retention of Dana as a customer.  As of November 25, 2006, the Company had outstanding receivables from Dana of approximately $10,760,000.  During the fiscal year ended November 25, 2006, the Company had revenues of approximately $23,220,000 from Dana.

Integrated Steel and Subsidiaries
Notes to Consolidated Financial Statements
(in U.S. dollars)

NOTE L - SIGNIFICANT CUSTOMER - continued

On March 3, 2006, Dana, and 40 of its U.S. subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the Southern District of New York.  At the time of Dana’s bankruptcy filing, Dana owed NTI approximately $5,055,000 and NTI owed Dana approximately $3,192,000.  Accordingly, the net pre-petition receivable owed by Dana to NTI approximated $1,863,000 (the “Dana Receivable”).  As a general matter, efforts by creditors to recover outstanding pre-petition receivables owed to them by Dana were stayed by the bankruptcy filing.  As such, the Dana Receivable remains due and owing as of the date hereof.  Since the bankruptcy filing, Dana and NTI have continued to do business and Dana has made payments on any post-petition net receivables owed to NTI in the ordinary course.  In addition, in accordance with the procedures and deadlines set forth by the Code and the Bankruptcy Court, NTI has filed a proof of claim against Dana in an effort to recover the Dana Receivable, a receivable which includes what NTI maintains are reclamation claims within the meaning of Section 546(c) of the Bankruptcy Code.  Dana has objected to all of the reclamation claims filed by creditors in the bankruptcy case, including NTI’s reclamation claims, on various legal grounds.  Those objections are being litigated in the Bankruptcy Court pursuant to a procedure established by the Court.  In addition to the foregoing, to the extent that the Agreement is determined to be an executory contract subject to assumption or rejection by Dana pursuant to Section 365 of the Code, Dana may attempt to assume or reject the Agreement at any time.

Because Dana has yet to propose a plan for reorganizing its businesses, it is too early to assess whether NTI will be able to recover all or any portion of the Dana Receivable or whether Dana will attempt to assume or reject the Agreement.  After performing an internal analysis of the collectibility of the Dana Receivable based on the information available to the Company at this time, the Company concluded that a reserve was necessary for amounts that it may ultimately not collect from Dana.  The remaining net balance represents the Company’s best estimate of the amount it is likely to recover from Dana; it is included in accounts receivable on the Company’s consolidated balance sheet as of November 25, 2006.  This estimate is based on the Company’s current expectation of amounts it may recover through the Dana bankruptcy proceedings or through future discussions with Dana regarding the Agreement.  This estimate is subject to change as the Company obtains new information.

While the Company has recorded the above provision for uncollectible amounts owed by Dana as of November 25, 2006, it will continue to actively seek reimbursement through the bankruptcy process and any other means, including discussions with Dana.

In the event of the loss of Dana as a customer or unfavorable developments in the business practices of Dana, the Company does not expect such loss to have a material adverse impact on its financial statements.

NOTE M - SUBSEQUENT EVENTS

On December 5, 2006, the Company borrowed $45,000,000 from its parent, Novamerican, evidenced by two Demand Promissory Notes (See Note I).  On December 6, 2006, the Company used the proceeds to repay in full all amounts due under the $60,000,000 long term note due to affiliate.

UNTIL • 200[8], ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

NOVAMERICAN STEEL INC.
And Certain of its Subsidiaries, as Guarantors

NOVAMERICAN STEEL FINCO INC.,
as Issuer

$315 million aggregate principal amount of 11.5% Senior Secured Notes due 2015  CUSIP No.  66987Y AA1

_____________________

PROSPECTUS

_____________________

Dated • 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the sale and distribution of the securities being registered hereunder, other than fees, discounts, commissions and expenses to be paid or allowed to underwriters, dealers, brokers, agents or remarketers. All amounts set forth are estimated and subject to change, except for the SEC registration fee. No portion of these expenses will be paid by the selling Noteholders. The expenses shall be paid by the Registrants.

SEC registration fee	$12,379.50
Blue sky fees and expenses	5,000.00
Legal fees and expenses	100,000.00
Accounting fees and expenses	150,000.00
Printing and engraving costs	30,000.00
Miscellaneous costs	5,000.00

Total	$302,379.50

Item 14.  Indemnification of Directors and Officers.

Registrants that are Delaware Corporations

As authorized by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the respective charter documents for each of the Registrants that are Delaware corporations (including Articles VIII and IX of the Amended and Restated Certificate of Incorporation of Novamerican Steel Inc. (“Novamerican”)) provide that a director of each such Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL (and the charter documents of all of such Registrants other than Nova Tube and Steel, Inc. and Novamerican Tube Holdings, Inc. also provide for exceptions (i) for any breach of the duty of loyalty of a director to such Registrant or the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and (iii) for any transaction from which such director derives an improper personal benefit).  While the charter documents provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty.  Accordingly, the charter documents will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of such director’s duty of care.  The charter documents of each of the Registrants incorporated in Delaware also provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, each of the Registrants incorporated in Delaware will indemnify any and all of its officers, directors, employees and agents.

The By-Laws of the Registrants that are Delaware corporations (including Article V of the Amended and Restated By-Laws of Novamerican), provide that each such Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of the Registrant or an officer of such Registrant elected by the Board of Directors or, while a director of the Registrant or an officer of such Registrant elected by the Board of Directors, is or was serving at the request of the Registrant as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in the By-Laws, Registrants that are Delaware corporations shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Registrant.

With respect to Registrants incorporated in Delaware, Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•
expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate;

•
to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

•
for purposes of Section 145, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under Section 145 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

•
for purposes of Section 145, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in Section 145;

•
the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person;

•
The Delaware Court of Chancery is vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under Section 145 or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees);

•
the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; and

•
a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the Registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.  Each of the Registrants incorporated in Delaware may similarly indemnify their employees and agents.

Under Section 102(b)(7) of the DGCL, the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions no in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iii) for any transaction from which the director derived an improper personal benefit.  Section 102(b)(7) does not allow any such provision to eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective; and all references to a director in Section 102(b)(7) are also deemed to refer to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by the DGCL.

Registrant that is a Delaware Limited Liability Company

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify any member or manager or other person from and against any and all claims whatsoever.  The limited liability company agreement of Nova Tube Indiana, LLC (“Nova Indiana LLC”), a Registrant formed under the laws of Delaware, provides that Nova Indiana LLC shall indemnify each member, manager, officer, employee and agent, from and against any loss, liability, damage, cost or expense incurred as a result of any act or omission concerning the business or activities of Nova Indiana LLC, except that such covered person shall be liable to the extent of any such loss, damage or claim incurred by reason of such person’s willful misfeasance, bad faith or gross negligence.  Nova Indiana LLC may purchase and maintain insurance for those persons as, and to the fullest extent, not prohibited by law.  As authorized by Section 18-303 of the Delaware Limited Liability Company Act, the operating agreement of Nova Indiana LLC provides that neither the member nor any officer shall be obligated personally for any debt, obligation or liability of Nova Indiana LLC solely by reason of being a member of officer of Nova Indiana LLC.

Registrant that is a Massachusetts Corporation

Section 8.51 of the Massachusetts Business Corporation Act (the “MBCA”) permits a corporation to indemnify a director of the corporation against liability if the director (1)(i) conducted himself in good faith, (ii) reasonably believed their conduct was in, or at least not opposed to, the best interests of the corporation, and (iii) in the case of a criminal proceeding, had no reason to believe their conduct was unlawful; or (2) engaged in conduct for which indemnification is provided for under the corporation’s certificate of incorporation.  Under Section 8.52 of the MBCA, corporations are required to indemnify the reasonable expenses of directors who are wholly successful in the defense of proceedings to which they were a party because they are a director of the corporation.  Section 8.56 of the MBCA permits a corporation to indemnify an officer of the corporation to the same extent as a director, and if such officer is not a director of the corporation, to such further extent as may be provided in the corporation’s articles of organization, bylaws, board resolution or contract provided that officers may not be indemnified for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.  Subsection (c) of Section 8.56 of the MBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent as a director.

The Articles of Organization and By-Laws of American Steel and Aluminum Corporation (“ASA”), a Registrant incorporated in Massachusetts, provide that, to the extent legally permissible, ASA will indemnify, subject to certain limitations, each of its current or former directors or officers (and any person who serves at its request as a director or officer of another corporation, or as a trustee, partner or officer of a trust partnership, limited liability company or association, or who serves in any capacity with respect to any employee benefit plan) against expenses and liabilities incurred in connection with any proceeding by reason of his or her being or having been such an officer, trustee, partner or director or by any alleged act of omission by him or her in such capacity or in serving with respect to any employee benefit plan.  Notwithstanding the foregoing, no indemnification shall be provided unless such indemnification shall have been approved: (1) by holders of the shares of ASA’s capital stock; (2) by a majority of disinterested directors; or, if there are no independent directors, (3) by independent legal counsel selected by ASA.  ASA will not indemnify any such person if they are adjudged to be liable for failure to act in good faith in the reasonable belief that their actions were in the best interest of the corporation.

Other

Novamerican maintains, at its expense, a director’s and officer’s liability insurance policy that indemnifies its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances.  The Registration Rights Agreement dated November 15, 2007 among Novamerican Steel Finco Inc. (“Novamerican Steel Finco”), the guarantors signatory thereto including Novamerican, and J.P. Morgan Securities Inc. and CIBC World Markets Corp., as the Initial Purchasers relating to the Senior Secured Notes described therein provides for indemnification of directors and officers of Novamerican Steel Finco and the guarantors including Novamerican, by each Holder (including any initial purchaser if it is a Holder), against certain liabilities.  In addition, the Registration Rights Agreement, dated March 5, 2007 among Novamerican and Novamerican’s founding stockholders provides for indemnification of Novamerican’s directors and officers by Novamerican against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

During the past three years, Novamerican Steel Inc. sold securities to the following individuals without registration under the Securities Act of 1933.

Common Stock

In June 2006, Novamerican Steel Inc. issued an aggregate of 4,687,500 shares at a purchase price of $.001 per share, as follows:

Name of Beneficial Owner	Number of Shares

Corrado De Gasperis	1,875,000
Gilbert E. Playford(1)	1,172,500
Domenico Lepore	700,000
M. Ridgway Barker	235,000
Scott C. Mason	235,000
Robert W. Ramage, Jr. (2)	235,000
Donald C. Bailey	235,000

_________________
(1)
All such shares are held directly by Playford SPAC Portfolio Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Accordingly, Mr. Playford is the beneficial owner of such shares.

(2)
Mr. Ramage acquired his shares from certain existing stockholders on November 29, 2006 for $0.001 per share, the price per share paid by existing stockholders of Novamerican Steel Inc., after giving effect to the June 26, 2006 stock split described below.

Except as described in the footnotes above, the foregoing shares were issued to existing stockholders of Novamerican Steel Inc. on April 26, 2006 and June 1, 2006 in connection with its organization.  Such issuances were exempt from registration under the Securities Act pursuant to Section 4(2) because they were made in transactions not involving a public offering.

The shares issued to the individuals above were sold for an aggregate offering price of $4,687 at an average purchase price of $5.00 per share. On June 26, 2006, Novamerican Steel Inc. effected a 5,000 to 1 stock split of its common stock, effectively reducing the purchase price to approximately $0.001 per share. Following the stock split, there were 4,687,500 shares of common stock outstanding. No underwriting discounts or commissions were paid with respect to such sales. On October 3, 2006, Novamerican Steel Inc. filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, in order to effect a reverse stock split of its common stock on a 4 for 5 basis, resulting in 3,750,000 shares issued and outstanding.  On October 13, 2006, Novamerican Steel Inc. filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, in order to effect a reverse stock split of its common stock on a 5 for 6 basis, resulting in 3,125,000 shares issued and outstanding.  On January 12, 2007, Novamerican Steel Inc. filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, in order to, among other things, (i) effect a stock split of its common stock on a 3 for 2 basis, resulting in 4,687,500 shares issued and outstanding, and (ii) integrate into one instrument all of the provisions of its amended and restated certificate of incorporation, as amended.

Warrants

On March 5, 2007, certain founding stockholders of Novamerican Steel Inc. purchased 4,166,667 warrants for $.90 per warrant, an aggregate purchase price of $3.75 million, in a private placement. The following table sets forth the number of such warrants purchased by them.

Existing Stockholder	Number of Warrants

Gilbert E. Playford (1)	3,222,222
Donald C. Bailey	555,556
Corrado De Gasperis	277,777
M. Ridgway Barker	55,556
Scott C. Mason	55,556

______________
(1)
These warrants were purchased by Playford SPAC Portfolio Ltd., a limited partnership of which Mr. Playford is the sole limited partner, directly owning 99.8% of the outstanding partnership interests. The remaining .2% of the outstanding partnership interests is owned by the general partner of such limited partnership, Playford SPAC Management Corp., of which Mr. Playford is the sole beneficial and record owner. Accordingly, Mr. Playford is the beneficial owner of such warrants.

Each warrant consists of the right to purchase one share of common stock, par value $.001 per share, at $5.50 per share.  Each warrant is exercisable from March 7, 2008 until expiration four years after the date of Novamerican Steel Inc.’s initial public offering or earlier upon redemption.  The warrants are identical to the public warrants, except as otherwise necessary to reflect the fact that they were sold in a private placement, permit delivery of unregistered shares upon exercise and permit net cashless exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.  The proceeds of the private placement were used to fund expenses of Novamerican Steel Inc. prior to its initial business combination.  The warrants were sold pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors.

On June 21, 2007, an affiliate of the Chairman of Novamerican Steel Inc. purchased in a private placement 787,402 warrants for $1,000,000, or $1.27 per warrant, the volume-weighted average price for the 20 trading days prior to the placement. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and is exercisable commencing March 7, 2008 until expiration on June 21, 2011 or earlier upon redemption.  The securities were sold pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to an accredited investor.

On November 15, 2007, affiliates of the Chairman and a former special advisor of Novamerican Steel Inc., purchased in a private placement an aggregate of 1,875,000 units for $15.0 million, or $8.00 per unit.  Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $5.50 and was exercisable commencing on March 7, 2008 until expiration four years from the issue date or earlier upon redemption. The purchasers may not transfer any of the securities prior to two years after the issue date other than to any estate, family member, family company or partnership or similar related persons.  The securities were sold pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors.

No underwriting discounts or commissions were paid with respect to such sales.

Recent Exchanges of Warrants for Shares of Common Stock

On August 8, 2008, Novamerican Steel Inc. issued an aggregate of 1,643,526 shares of its common stock in multiple privately-negotiated exchanges with various holders of outstanding warrants to purchase its common stock, pursuant to exchange agreements dated July 24, 2008.  Each of such holders agreed to exchange warrants held by such holder in exchange for our common stock at a ratio of one share of Common Stock issued for each 4.115384615 warrants surrendered, which exchange ratio was based upon the consolidated closing bid prices for common stock and warrants of Novamerican Steel Inc. on July 23, 2008, in accordance with Nasdaq regulations.  The exchanging holders consisted of certain officers and directors of Novamerican Steel Inc.

Between August 1, 2008 and August 8, 2008, Novamerican Steel Inc. issued an aggregate of 1,938,864 shares of its common stock in multiple privately-negotiated exchanges with various holders of an aggregate of 7,074,706 outstanding warrants to purchase its common stock, pursuant to exchange agreements dated either July 24, 2008 or July 30, 2008.  Such holders consisted of certain non-affiliates of Novamerican Steel Inc.

Between August 12, 2008 and August 27, 2008, Novamerican Steel Inc. issued an aggregate of 607,554 shares of its common stock in multiple privately-negotiated exchanges with various holders of an aggregate of 2,126,439 outstanding warrants to purchase its common stock, pursuant to exchange agreements dated August 11, 2008.  Such holders consisted of certain non-affiliates of Novamerican Steel Inc.

On October 23, 2008, Novamerican Steel Inc. agreed to issue 59,023 shares of common stock in a privately-negotiated exchange with a holder of 206,580 outstanding warrants to purchase its common stock, pursuant to an exchange agreement dated October 23, 2008 between Novamerican Steel Inc. and such holder of warrants.  Such warrant holder is a non-affiliate of Novamerican Steel Inc.

In addition, on October 24, 2008, Novamerican Steel Inc. agreed to issue an aggregate of 594,511 shares of its common stock, in multiple privately-negotiated exchanges with various holders of an aggregate of 2,348,749 outstanding warrants to purchase its common stock.  Pursuant to exchange agreements dated October 24, 2008 between Novamerican Steel Inc. and each of the holders of such warrants, each of such holders agreed to exchange warrants held by it in exchange for common stock of Novamerican Steel Inc. at a ratio of one share of common stock issued for each 3.55 warrants surrendered.  The exchange ratio was based upon the consolidated closing bid prices for the common stock and warrants of Novamerican Steel Inc. on October 23, 2008, in accordance with Nasdaq regulations.  The exchanging holders consist of affiliates of one of the directors of Novamerican Steel Inc.

The issuance of such shares of common stock to such holders was or will be exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, as the exchanges were or will be between Novamerican Steel Inc. and existing security holders and no commission or other remuneration was or will be paid or given directly or indirectly for soliciting such exchanges.  Novamerican Steel Inc. may from time to time and at any time, as allowed under its ABL credit facility and the Notes, continue to repurchase its debt or equity securities, for cash, common stock or other securities or a combination thereof, in open market or privately negotiated transactions, opportunistically and on terms that Novamerican Steel Inc. believes to be favorable.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit
Number	Description of Document

3.1.1(1)	Amended and Restated Certificate of Incorporation of Novamerican Steel Inc.
3.1.2(2)	Certificate of Ownership and Merger, dated December 5, 2007 relating to Novamerican Steel Inc.
3.1.3*	Certificate of Incorporation of Novamerican Steel Finco Inc. f/k/a Lone Star Finco Inc.
3.1.4*	Certificate of Incorporation of Novamerican Steel Holdings Inc. f/k/a Lone Star Holdings Inc.
3.1.5*	Certificate of Incorporation of Novamerican Steel U.S. Inc. f/k/a Integrated Steel Industries, Inc.
3.1.6*	Certificate of Incorporation of Novamerican Tube Holdings, Inc
3.1.7*	Certificate of Incorporation of Nova Tube and Steel, Inc. f/k/a Novatlantic Steel and Tube Corporation
3.1.8*	Certificate of Incorporation of American Steel and Aluminum Corporation
3.1.9*	Certificate of Formation of Nova Tube Indiana, LLC f/k/a BethNova Tube, LLC
3.2.1(7)	Amended and Restated By-Laws of Novamerican Steel Inc., as amended on December 7, 2007
3.2.2*	By-Laws of Novamerican Steel Finco Inc. f/k/a Lone Star Finco Inc.
3.2.3*	By-Laws of Novamerican Steel Holdings Inc. f/k/a Lone Star Holdings Inc.
3.2.4*	By-Laws of Novamerican Steel U.S. Inc. f/k/a Integrated Steel Industries, Inc.
3.2.5*	By-Laws of Novamerican Tube Holdings, Inc.
3.2.6*	By-Laws of Nova Tube and Steel, Inc. f/k/a Novatlantic Steel and Tube Corporation
3.2.7*	By-Laws of American Steel and Aluminum Corporation
3.2.8*	Limited Liability Operating Company Agreement of Nova Tube Indiana, LLC f/k/a BethNova Tube, LLC
4.1(1)	Specimen certificate representing common stock of Novamerican Steel Inc.
4.2(1)	Specimen certificate representing warrants issued in initial public offering of Novamerican Steel Inc.
4.3(1)	Specimen certificate representing warrants issued in the private placement of Novamerican Steel Inc.
4.4(3)	Warrant Agreement, dated March 5, 2007, between Continental Stock Transfer & Trust Company, as warrant agent, and Novamerican Steel Inc.
4.5*	Amendment to Warrant Agreement, dated as of June 21, 2007, between Continental Stock Transfer & Trust Company, as warrant agent, and Novamerican Steel Inc.
4.6.1(7)
Indenture, dated as of November 15, 2007, among Novamerican Steel Inc., Novamerican Steel Finco Inc., the Subsidiary Guarantors party thereto, and The Bank of New York, as Trustee, relating to the issuance by Novamerican Steel Finco Inc. of 11.5% Senior Secured Notes due 2015

4.6.2(7)	First Supplemental Indenture, dated as of December 3, 2007, to Indenture

5.1*	Opinion of Kelley Drye & Warren LLP with respect to the Notes and related guarantees of all of the subsidiary guarantors
5.2*	Opinion of Nutter, McClennen & Fish LLP relating to American Steel and Aluminum Corporation
10.1.1(4)
ABL Credit Agreement, dated as of November 15, 2007, among Novamerican Steel Inc., Novamerican Steel Finco Inc., Novamerican Steel Canada Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and CIT Business Credit Canada Inc. and The CIT Group/Business Credit, Inc., as Syndication Agents

10.1.2(7)	Amendment No. 1, dated December 14, 2007, to Credit Agreement
10.2(4)
Guarantee and Collateral Agreement (ABL), dated as of November 15, 2007, among Novamerican Steel Inc., Novamerican Steel Finco Inc.,  Novamerican Steel Canada Inc., other subsidiaries of Novamerican Steel Inc. identified therein, and JPMorgan Chase Bank, N.A., as Administrative Agent

10.3(4)
Canadian Guarantee and Collateral Agreement (ABL), dated as of November 15, 2007, among Novamerican Steel Canada Inc., other subsidiaries of Novamerican Steel Canada Inc. identified therein, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent

10.4(4)
Lien Subordination and Intercreditor Agreement, dated as of November 15, 2007, among Novamerican Steel Inc., Novamerican Steel Finco Inc., Novamerican Steel Canada Inc., other subsidiaries of Novamerican Steel Inc. identified therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and The Bank of New York, as Collateral Agent

10.5(4)	Purchase Agreement (Senior Notes), dated November 14, 2007, among Novamerican Steel Finco Inc., the guarantors signatory thereto, and J.P. Morgan Securities Inc. on behalf of the Initial Purchasers
10.6(4)
Collateral Agreement (Senior Notes), dated as of November 15, 2007, among Novamerican Steel Inc., Novamerican Steel Finco Inc., other subsidiaries of Novamerican Steel Inc. identified therein, and The Bank of New York, as Collateral Agent

10.7(4)
Registration Rights Agreement dated November 15, 2007, among Novamerican Steel Finco Inc., the guarantors signatory thereto, and J.P. Morgan Securities Inc. and CIBC World Markets Corp., as the Initial Purchasers

10.8(4)	Intercompany Notes, dated as of November 15, 2007
10.9(4)	Canadian Collateral Agreement (Intercompany Notes), dated as of November 15, 2007, between Novamerican Steel Inc. and BNY Trust Company of Canada, as Canadian Collateral Agent
10.10(5)	Warrant Subscription Agreement, dated June 21, 2007, by and between Novamerican Steel Inc. and Gilbert E. Playford
10.11(5)	Unit Subscription Agreement, dated June 21, 2007, by and between Novamerican Steel Inc. and Gilbert E. Playford
10.12(5)	Arrangement Agreement, dated as of June 21, 2007, among Symmetry Holdings Inc., 632422 N.B. Ltd. and Novamerican Steel Inc.
10.13(5)	Lock-Up Agreement, dated as of June 21, 2007, among Novamerican Steel Inc., 632422 N.B. Ltd., D. Bryan Jones and Scott B. Jones
10.14(5)	Non-Competition Agreement, dated as of June 21, 2007, among Novamerican Steel Inc., Acquired Company, 632422 N.B. Ltd. and Scott B. Jones
10.15(5)	Non-Competition Agreement, date as of June 21, 2007, among Novamerican Steel Inc., Acquired Company, 632422 N.B. Ltd. and D. Bryan Jones
10.16(6)	Registration Rights Agreement, dated March 5, 2007 among Novamerican Steel Inc. and the signatories thereto
10.17*	Amendment dated as of November 15, 2007, to Registration Rights Agreement, dated March 5, 2007, among Novamerican Steel Inc. and the signatories thereto
10.18(6)	Stock Escrow Agreement, dated March 12, 2007 between Continental Stock Transfer & Trust Company, as escrow agent, and Novamerican Steel Inc.
10.19*	Amendment dated as of November 15, 2007, to Stock Escrow Agreement, dated March 12, 2007, among Novamerican Steel Inc. and the signatories thereto
10.20(1)	Services Agreement, dated June 15, 2006, between Novamerican Steel Inc. and ILUT, Srl
10.21(1)	Trademark License Agreement, dated September 15, 2006, between Novamerican Steel Inc. and Domenico Lepore
10.22(8)	Employment Agreement, dated as of January 1, 2008, between Novamerican Steel Inc. and Corrado De Gasperis
10.23(8)	Employment Agreement, dated as of January 1, 2008, between Novamerican Steel Inc. and Domenico Lepore

10.24(8)	Employment Agreement, dated as of January 1, 2008, between Novamerican Steel Inc. and Karen Narwold
10.25(9)	Form of Exchange Agreement (Affiliates)
10.26(9)	Form of Exchange Agreement (Non-Affiliates)
12.1**	Computation of Ratio of Earnings to Fixed Charges
21.1(7)	List of Subsidiaries of Novamerican Steel Inc.
23.1**	Consent of Raymond Chabot Grant Thornton LLP
23.2**	Consent of Miller, Ellin & Company LLP
23.3**	Consent of Grant Thornton LLP
23.4*	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1)
23.5*	Consent of Nutter, McClennen & Fish LLP (included in Exhibit 5.2)
24.1*	Powers of Attorney (contained on signature page)
24.2*	Power of Attorney of Carl A. Rojas
25.1*
Statement of Eligibility of The Bank of New York on Form T-1 relating to 11.5% Senior Secured Notes due 2015 issued by Novamerican Steel Finco Inc. and guaranteed by Novamerican Steel Inc. and certain of its subsidiaries

*  Previously filed.
**  Filed herewith.
_______________________
(1) Incorporated by reference to the Registration Statement of Novamerican Steel Inc. on Form S-1 (Registration No. 333-135353).
(2) Incorporated by reference to the Current Report of Novamerican Steel Inc. on Form 8-K filed on December 6, 2007 (SE File No. 001-33342).
(3) Incorporated by reference to the Quarterly Report of Novamerican Steel Inc. on Form 10-Q for the quarter ended March 31, 2007 (File No. 001-33342).
(4) Incorporated by reference to the Current Report of Novamerican Steel Inc. on Form 8-K filed November 20, 2007 (File No. 001-33342).
(5) Incorporated by reference to the Quarterly Report of Novamerican Steel Inc. on Form 10-Q for the quarter ended June 30, 2007 (File No. 001-33342).
(6) Incorporated by reference to the Quarterly Report of Novamerican Steel Inc. on Form 10-Q for the quarter ended March 31, 2007 (File No. 001-33342).
(7) Incorporated by reference to the Report of Form 10-K of Novamerican Steel Inc. for the fiscal year ended November 24, 2007 of Novamerican Steel Inc. (File No. 001-33342).
(8) Incorporated by reference to the Quarterly Report of Novamerican Steel Inc. on Form 10-Q for the quarter ended February 23, 2008 (File No. 001-33342).
(9) Incorporated by reference to the Quarterly Report of Novamerican Steel Inc. on Form 10-Q for the quarter ended August 30, 2008 (File No. 001-33342).

(b) Supplemental Financial Statement Schedules:

None.

Item 17.   Undertakings

(a)	The Registrants hereby undertake:

(1)           To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use;

(5)           That, for purposes of determining liability of any of the Registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of any of the undersigned Registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of such Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of such Registrant or used or referred to by such Registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about such Registrant or its securities provided by or on behalf of such Registrant; and

(iv)           Any other communication that is an offer in the offering made by such Registrant to the purchaser; and

(6)           That, for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by any of the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall deemed to be part of this registration statement as of the time it was declared effective.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any of the Registrants pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any of the Registrants of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on October 29, 2008.

NOVAMERICAN STEEL INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Titles	Date

*	Chairman of the Board	October 29, 2008
Gilbert E. Playford

/s/ Corrado De Gasperis	Chief Executive Officer and Director	October 29, 2008
Corrado De Gasperis	(Principal Executive Officer and Principal Financial Officer)

*	President and Director	October 29, 2008
Domenico Lepore

*	Controller	October 29, 2008
Carl A. Rojas	(Principal Accounting Officer)

*	Director	October 29, 2008
M. Ridgway Barker, Jr.

*	Director	October 29, 2008
Scott C. Mason

*	Director	October 29, 2008
Robert W. Ramage, Jr.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis, as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on October 29, 2008.

NOVAMERICAN STEEL HOLDINGS INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis President (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Titles	Date

/s/ Corrado De Gasperis	President, Treasurer and Director	October 29, 2008
Corrado De Gasperis	(Principal Executive Officer and Principal Financial Officer)

*	Vice President, Secretary and Director	October 29, 2008
Karen G. Narwold

*	Controller	October 29, 2008
Carl A. Rojas	(Principal Accounting Officer)

By:	/s/ Corrado De Gasperis
Corrado De Gasperis, as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on October 29, 2008.

NOVAMERICAN STEEL FINCO INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis President (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Titles	Date

/s/ Corrado De Gasperis	President, Treasurer and Director	October 29, 2008
Corrado De Gasperis	(Principal Executive Officer and Principal Financial Officer)

*	Vice President, Secretary and Director	October 29, 2008
Karen G. Narwold

*	Controller	October 29, 2008
Carl A. Rojas	(Principal Accounting Officer)

By:	/s/ Corrado De Gasperis,
Corrado De Gasperis, as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on October 29, 2008.

NOVAMERICAN STEEL U.S. INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis President (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Titles	Date

/s/ Corrado De Gasperis	President, Treasurer and Director	October 29, 2008
Corrado De Gasperis	(Principal Executive Officer and Principal Financial Officer)

*	Vice President, Secretary and Director	October 29, 2008
Karen G. Narwold

*	Controller	October 29, 2008
Carl A. Rojas	(Principal Accounting Officer)

By:	/s/ Corrado De Gasperis
Corrado De Gasperis, as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on October 29, 2008.

AMERICAN STEEL AND ALUMINUM CORPORATION

By:	/s/ Corrado De Gasperis
Corrado De Gasperis President (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Titles	Date

/s/ Corrado De Gasperis	President, Treasurer and Director	October 29, 2008
Corrado De Gasperis	(Principal Executive Officer and Principal Financial Officer)

*	Vice President, Secretary and Director	October 29, 2008
Karen G. Narwold

*	Controller	October 29, 2008
Carl A. Rojas	(Principal Accounting Officer)

By:	/s/ Corrado De Gasperis
Corrado De Gasperis, as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on October 29, 2008.

NOVAMERICAN TUBE HOLDINGS, INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis President (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Titles	Date

/s/ Corrado De Gasperis	President, Treasurer and Director	October 29, 2008
Corrado De Gasperis	(Principal Executive Officer and Principal Financial and Accounting Officer)

*	Vice President, Secretary and Director	October 29, 2008
Karen G. Narwold

*	Controller	October 29, 2008
Carl A. Rojas	(Principal Accounting Officer)

By:	/s/ Corrado De Gasperis
Corrado De Gasperis, as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwold, Commonwealth of Massachusetts, on October 29, 2008.

NOVA TUBE AND STEEL, INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis President (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Titles	Date

/s/ Corrado De Gasperis	President, Treasurer and Director	October 29, 2008
Corrado De Gasperis	(Principal Executive Officer and Principal Financial Officer)

*	Vice President, Secretary and Director	October 29, 2008
Karen G. Narwold

*	Controller	October 29, 2008
Carl A. Rojas	(Principal Accounting Officer)

By:	/s/ Corrado De Gasperis
Corrado De Gasperis, as Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on October 29, 2008.

NOVAMERICAN TUBE INDIANA, LLC
By:	NOVAMERICAN TUBE HOLDINGS, INC. its Sole Member
By:	/s/ Corrado De Gasperis
Corrado De Gasperis President of Novamerican Tube Holdings, Inc. President of Nova Tube Indiana, LLC (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Titles	Date

/s/ Corrado De Gasperis	President and Treasurer of Novamerican Tube Holdings, Inc.	October 29, 2008
Corrado De Gasperis	President of Nova Tube Indiana, LLC
(Principal Executive Officer and Principal Financial Officer)

*	Vice President and Secretary of Novamerican Tube Holdings, Inc.	October 29, 2008
Karen G. Narwold	Vice President and Secretary of Nova Tube Indiana, LLC

*	Controller of Novamerican Tube Holdings, Inc.	October 29, 2008
Carl A. Rojas	Controller of Nova Tube Indiana, LLC.
(Principal Accounting Officer)

By:	/s/ Corrado De Gasperis
Corrado De Gasperis, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document

12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Raymond Chabot Grant Thornton LLP
23.2	Consent of Miller, Ellin & Company LLP
23.3	Consent of Grant Thornton LLP